Loncor GOLD INC.

Minecon Resources

TECHNICAL REPORT SUMMARY ON THE MINERAL RESOURCES OF THE IMBO PROJECT IN THE DEMOCRATIC REPUBLIC OF THE CONGO S-K 1300 REPORT

Prepared for
LONCOR GOLD INC.

Prepared by
MINECON RESOURCES AND SERVICES LIMITED

QUALIFIED PERSONS:

Contributing Engineer/Author:

Peter Kersi
Snr. Manager, Resource Development
MBA (Project Management), B.Sc. Hons (Geol.),
MAusIMM, FWAIMM, MGhIG,

Effective Date of Report:
November 17, 2021

CAUTIONARY NOTES

This report contains forward-looking information which addresses activities, events or developments that are believed, expected or anticipated will or may occur in the future (including, without limitation, statements regarding upside potential at Adumbi, mineral resource estimates, potential underground mineral resources, potential mineralisation, potential gold discoveries, drill targets, potential mineral resource increases, estimated exploration costs, exploration results, and future exploration and development plans) are forward-looking information. This forward-looking information reflects current expectations or beliefs based on information currently available and is subject to a number of risks and uncertainties that may cause the actual results to differ materially from those discussed in the forward-looking information. Even if such actual results are realised or substantially realised, there can be no assurance that they will have the expected consequences to, or effects. Factors that could cause actual results or events to differ materially from current expectations include, among other things, the possibility that future exploration (including drilling) or development results will not be consistent with the expectations of Loncor Gold Inc. ("Loncor" or the "Company"), the possibility that drilling or development programmes will be delayed, activities of the Company may be adversely impacted by the continued spread of the widespread outbreak of respiratory illness caused by a novel strain of the coronavirus (COVID-19), including the ability of the Company to secure additional financing, risks related to the exploration stage of the Company's properties, uncertainties relating to the availability and costs of financing needed in the future, failure to establish estimated mineral resources (the Company's mineral resource figures are estimates and no assurances can be given that the indicated levels of gold will be produced), changes in world gold markets or equity markets, political developments in the Democratic Republic of the Congo, gold recoveries being less than those indicated by the metallurgical test work carried out to date (there can be no assurance that gold recoveries in small-scale laboratory tests will be duplicated in large tests under on-site conditions or during production), fluctuations in currency exchange rates, inflation, changes to regulations affecting the Company's activities, delays in obtaining or failure to obtain required project approvals, the uncertainties involved in interpreting drilling results and other geological data and the other risks disclosed under the heading "Risk Factors" and elsewhere in the Company's annual report on Form 20-F dated April 29, 2022,  filed on EDGAR at www.sec.gov. Forward-looking information speaks only as of the date on which it is provided and, except as may be required by applicable securities laws, any intent or obligation to update any forward-looking information, whether as a result of new information, future events or results or otherwise, is hereby disclaimed. Although the Company believes that the assumptions inherent in the forward-looking information are reasonable, forward-looking information is not a guarantee of future performance and accordingly undue reliance should not be put on such information due to the inherent uncertainty therein.

The mineral resource figures referred to in this report are estimates and no assurances can be given that the indicated levels of gold will be produced. Such estimates are expressions of judgment based on knowledge, mining experience, analysis of drilling results and industry practices. Valid estimates made at a given time may significantly change when new information becomes available. While it is believed that the mineral resource estimates included in this report are well established, by their nature mineral resource estimates are imprecise and depend, to a certain extent, upon statistical inferences which may ultimately prove unreliable. If such estimates are inaccurate or are reduced in the future, this could have a material adverse impact on the Company.

Mineral resources are not mineral reserves and do not have demonstrated economic viability. There is no certainty that mineral resources can be upgraded to mineral reserves through continued exploration.

Due to the uncertainty that may be attached to inferred mineral resources, it cannot be assumed that all or any part of an inferred mineral resource will be upgraded to an indicated or measured mineral resource as a result of continued exploration. Confidence in the estimate is insufficient to allow meaningful application of the technical and economic parameters to enable an evaluation of economic viability worthy of public disclosure (except in certain limited circumstances). Inferred mineral resources are excluded from estimates forming the basis of a feasibility study.

TABLE OF CONTENTS

CAUTIONARY NOTES	3
LIST OF UNITS	47
LIST OF ABBREVIATIONS	49
1 EXECUTIVE SUMMARY	56
1.1 Introduction	56
1.2 Property Description and Location	56
1.3 Mineral Rights and Land Ownership	57
1.4 Accessibility, Climate, Local Resources, Physiography and Infrastructure	57
1.5 Exploration History	58
1.6 Geological Setting and Gold Mineralisation	59
1.7 Deposit Types	60
1.8 Exploration	61
1.9 Drilling	61
1.10 Sample Preparation, Analyses and Security	62
1.11 Mineral Processing and Metallurgical Testing	62
1.12 Mineral Resources	63
1.13 Mineral Inventory	66
1.14 Adjacent Properties	66
1.15 Interpretation and Conclusions	67
1.15.1 Introduction	67
1.15.2 Geology and Mineralisation	67
1.15.3 Exploration, Drilling and Analytical Data Collection in Support of Mineral Resource Estimation	68
1.15.4 Mineral Resource Methodology and Estimation	68
1.15.5 Open-Pit Optimisation and Mineral Inventory	68
1.16 Recommendations	68
2 INTRODUCTION	70
2.1 Qualifications of Qualified Persons	70
2.2 Terms of Reference and Purpose	71
2.3 Sources of Information	72
2.4 Scope of the Opinion	72
2.5 Qualified persons Declaration and Statement of Independence	72
2.6 Personal Inspection	73
3 RELIANCE ON INFORMATION PROVIDED BY LONCOR	73
4 PROPERTY DESCRIPTION	75
4.1 Location	76
4.2 Property Ownership	79
4.3 Land Tenure	79
4.4 Imbo Exploitation Permit	79
4.5 Permits	81
4.6 Environmental Liabilities and Permitting	81
4.7 Surface Usage/Land Lease	81
5 ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY	82
5.1 Accessibility	82

5.2 Climate	83
5.3 Local Resources	83
5.4 Physiography	85
6 HISTORY	86
6.1 Prior Ownership	86
6.2 Exploration History	86
6.3 Development and Production History	88
6.4 Historical Resource Estimates	89
7 GEOLOGICAL SETTING AND MINERALISATION	94
7.1 Regional Geology	94
7.2 Local Geology	96
7.3 Property Geology	98
7.3.1 Adumbi	98
7.3.2 Kitenge	102
7.3.3 Manzako	104
7.4 Mineralisation	105
7.4.1 2020 to 2021 Drill Assay Results	107
7.4.2 Relationship Between Sulphides ± Silicification and Gold Grades	110
7.4.3 Range of Classifications	126
7.4.4 Visible Gold (VG)	126
7.5 Structures	128
7.5.1 Imbo Project Structural Data Analysis	128
7.5.2 Structural Interpretation from 2020 to 2021 Drilling Programme at Adumbi	139
8 DEPOSIT TYPES	143
9 EXPLORATION	144
9.1 Summary of Pre-2014 Exploration	144
9.1.1 Soil Sampling	144
9.1.2 Geological Mapping	145
9.1.3 Trenching	145
9.1.4 Underground Exploration	146
9.1.5 Airborne Geophysical Survey	146
9.2 Post-2014 to 2020 Exploration	147
9.2.1 Soil Sampling	147
9.2.2 Regional BLEG Survey	147
9.2.3 Geological Mapping	154
9.2.4 Trenching	156
9.2.5 Pitting	157
9.2.6 Topographical Survey	158
9.2.7 Underground Exploration	162
9.2.8 Airborne Geophysics Survey	162
9.2.9 Induced Polarisation (IP) Surveys	162
9.2.10 Gradient Array Data	166
9.2.11 LiDAR Survey	172
9.2.12 Relative Density (RD) Measurements	173
9.3 2020 To 2021 Exploration	178
10 DRILLING	181

10.1 Pre-2014 Drilling	181
10.1.1 Collar Surveys	186
10.1.2 Drillhole Downhole Survey	186
10.1.3 Drillhole Database	187
10.2 2014 to 2017 Drilling	187
10.2.1 Planning	187
10.2.2 Drilling	189
10.2.3 Core Logging	189
10.2.4 Sampling and Assaying	189
10.2.5 Core Re-Logging of All Core	190
10.2.6 Analytical Results	191
10.3 2020 to 2021 Drilling	193
10.3.1 Drillhole Nomenclature	194
10.3.2 Downhole Survey	194
10.3.3 Core Orientation and Structural measurements	195
10.3.4 Rig Monitoring, Core Recovery and RQD Measurements	196
10.3.5 Drillhole Collar Survey	197
10.3.6 Core Logging	199
10.3.7 Core Photography	218
10.3.8 Geotechnical Logging	219
10.3.9 Core Cutting and Sampling	222
10.4 2020 to 2021 Drilling - Mambo Bado	223
11 SAMPLE PREPARATION, ANALYSES AND SECURITY	227
11.1 Sample Preparation and Analyses	227
11.1.1 Sample Preparation Procedure	227
11.1.2 Sample Analysis	229
11.1.3 BLEG Samples	229
11.1.4 Stream Sediments	229
11.2 Quality Assurance and Quality Control	229
11.2.1 QA/QC Programme	230
11.2.2 Accepting or Rejecting Assay Data using Standard Results	232
11.2.3 Blanks	233
11.3 2014 to 2017 QA/QC ProgramME	235
11.3.1 Adumbi Deposit Standards Performance	240
11.3.2 Blanks	246
11.3.3 Duplicates	248
11.3.4 Inter-Laboratory Checks	249
11.3.5 Review of External Laboratory Internal QA/QC Programme	249
11.4 Security OF SAMPLES	250
11.5 2020 to 2021 QA/QC Programme	250
11.5.1 Adumbi Deposit Standards Performance	255
11.5.2 Blanks	259
11.5.3 Duplicates	262
11.5.4 Inter-Laboratory Checks	263
11.5.5 Sample Preparation Laboratory External Independent Audit	264
11.5.6 Review of External Laboratory Internal QA/QC Programme	265
11.6 Recommendations	265

12 DATA VERIFICATION	266
12.1 Site Visit	266
12.2 DrillHole, Trench and Adit Data	267
12.3 Independent Audit and Witness Sampling	268
12.4 Discussion	268
12.5 Recommendations	268
13 MINERAL PROCESSING AND METALLURGICAL TESTING	270
13.1 Introduction	270
13.2 Summary	270
14 MINERAL RESOURCE ESTIMATES	275
14.1 Approach	275
14.2 Resource Database	276
14.3 Bulk Density	280
14.4 Wireframe and 3D Modelling	280
14.4.1 Geological Wireframe and Modelling	280
14.4.2 Digital Terrain Model	284
14.4.3 Redox Surfaces and Modelling	284
14.5 Assay Capping	284
14.6 Assay Interval Compositing	288
14.7 Mineralisation Continuity and Variography	290
14.8 Block Models	292
14.9 Interpolation Search Parameters and Grade Interpolation	292
14.10 Historical and Artisanal Mining Depletion	293
14.11 Resource Classification	294
14.12 Cut-off Grade Parameters	295
14.13 Model Validation	299
14.14 Mineral Resource Reporting	304
14.15 Discussion	306
14.16 Recommendations for Further Work	307
15 MINERAL RESERVE ESTIMATES	309
16 ADJACENT PROPERTIES	317
16.1 Ngayu Belt Exploration (2010 to 2016)	317
16.2 Ngayu Exploration (2016 to 2021)	319
17 OTHER RELEVANT DATA AND INFORMATION	322
17.1 DRC Political and Economic Climate	322
17.2 DRC Community and Social Aspects	323
17.3 Status of the DRC Minerals Industry	324
17.4 DRC Minerals Industry Policies	325
17.4.1 Available Mining Rights	325
17.4.2 Royalties and Taxes	325
17.4.3 Contracting Requirements	326
17.4.4 Other Notable Amendments	326
17.5 DRC Political Risk	326
18 INTERPRETATION AND CONCLUSIONS	328
18.1 Introduction	328
18.2 Geology and Mineralisation	328

18.3 Exploration, Drilling and Analytical Data Collection in Support of Mineral Resource Estimation	328
18.4 Mineral Resource Methodology and Estimation	328
18.5 Metallurgical Test Work	329
18.6 Open-Pit Optimisation and Mineral Inventory	329
18.7 Possible Risks and Uncertainties to the Future Development of Adumbi	329
19 RECOMMENDATIONS	330
20 REFERENCES	333
DATE AND SIGNATURE PAGE	336
CERTIFICATE OF QUALIFIED PERSON - DANIEL BANSAH	337
CERTIFICATE OF QUALIFIED PERSON - CHRISTIAN BAWAH	339

LIST OF TABLES

Table 1.1: Adumbi Metallurgical Test Work Results	31
Table 1.2: Flotation Results	32
Table 1.3: Adumbi Deposit Indicated and Inferred Mineral Resources (Effective Date: November 17, 2021)	33
Table 1.4: Adumbi Mineral Resources by Material Type (Effective Date: November 17, 2021)	33
Table 2.1: Summary of the Qualifications and Responsibilities of the QPs	39
Table 4.1: Coordinates of the Imbo Exploitation Permit (PE9691)	46
Table 6.1: Summary of Imbo Project Historical Alluvial Gold Production (1927 to 1951)	55
Table 6.2: Summary of Kitenge-Maiepunji Mines Historical Gold Production (1938 to 1955)	56
Table 6.3: Summary of Adumbi Mine Historical Gold Production (1952 to 1959)	56
Table 6.4: Adumbi Historical Mineral Resources (1988)	57
Table 6.5: Adumbi Historical Mineral Resources (April 2012)	57
Table 6.6: Mineral Resource Estimate of Adumbi, Kitenge and Manzako Deposits (Effective Date: December 31, 2013)	58
Table 6.7: Inferred Mineral Resource of the Adumbi Deposit (Effective Date: April 17, 2020)	58
Table 6.8: Inferred Mineral Resources for the Imbo Project (Effective Date: April 17, 2020)	58
Table 6.9: Adumbi Deposit Inferred Mineral Resource by Material Type (Effective Date: April 27, 2021)	59
Table 6.10: Inferred Mineral Resource for the Imbo Project (Effective Date: April 27, 2021)	59
Table 7.1: Significant Mineralised Intercepts from Completed Drillholes.	74
Table 7.2: Relationship between Sulphides ± Silicification and Gold Grades in LADD001	77
Table 7.3: Relationship between Sulphides ± Silicification and Gold Grades in LADD003	79
Table 7.4: Relationship between Sulphides ± Silicification and Gold Grades in LADD004	81
Table 7.5: Relationship between Sulphides ± Silicification and Gold Grades in LADD006	82
Table 7.6: Relationship between Sulphides ± Silicification and Gold Grades in LADD007	85
Table 7.7: Relationship between Sulphides ± Silicification and Gold Grades in LADD008	87
Table 7.8: Relationship between Sulphides ± Silicification and Gold Grades in LADD009	88
Table 7.9: Relationship between Sulphides ± Silicification and Gold Grades in LADD012	90
Table 7.10: Relationship between Sulphides ± Silicification and Gold Grades in LADD013	91

Table 7.11: Range of Classification of Sulphides, Silicification and Gold Grades	93
Table 9.1: Summary of Soil Sampling by Kilo on the Imbo Project	111
Table 9.2: Summary of Significant Trench Intercepts at Adumbi, Kitenge and Manzako	112
Table 9.3: Significant Underground Sample Results at Adumbi	113
Table 9.4: Summary of Sample Types and Analytical Methods, Phases 1 and 2	118
Table 9.5: Association of Elements in the Phase 1 and 2 BLEG Survey Areas	120
Table 9.6: Summary of Mapping and Pitting Programmes in the Adumbi and Adumbi West Areas	122
Table 9.7: Adumbi Prospect Survey Control Points	125
Table 9.8: LiDAR Classification Values	140
Table 9.9: Summary of all RD Measurements on Adumbi Core	142
Table 9.10: Summary of RD Measurements in Mineralised and Unmineralised Rock	142
Table 9.11: Average RDs for the Different Lithologies at Adumbi	144
Table 9.12: Average RD Measurements for Mineralised Zones 1, 2, 3 and 4 (RP Zone not yet separated)	145
Table 9.13: Summary of Previous and Reviewed Mineralised Average RD Measurements	145
Table 9.14: Summary of Imbo East Exploration Statistics (2020 to 2021)	146
Table 10.1: 2010 to 2013 Drill Programme Summary of Imbo Project	148
Table 10.2: Significant Drill Intercepts from the Adumbi Deposit	149
Table 10.3: Significant Drill Intercepts from the Kitenge Deposit	151
Table 10.4: Significant Drill Intercepts from the Manzako Deposit	152
Table 10.5: Summary of Significant Drill Intercepts from the 2017 Adumbi Deep Hole Drilling	159
Table 10.6: Initial Planned Adumbi Diamond Drillholes with Sequence of Drilling	160
Table 10.7: Adumbi Deposit Survey Control Coordinate Points in UTM	164
Table 10.8: Drill Collars of Adumbi Completed Boreholes	166
Table 10.9: Summary of the Lithological Units Intercepted within the Mineralised Package of LADD025 and Composition of the Alteration Mineral Assemblage	175
Table 10.10: Summary of Geotechnical Log of Drillhole LADD001 along Depth	187
Table 10.11: Hardness of Lithological Units	187
Table 10.12: RMR Report for LADD001	188
Table 10.13: Mambo Bado Planned Drillholes	192
Table 10.14: Drill Collars of Mambo Bado Completed Boreholes	193
Table 10.15: Significant Mineralised Intercepts from Drillhole LBDD002	193
Table 11.1: Summary of RPA 2014 QA/QC Review of the Database	197
Table 11.2: Summary of Drill Core Samples, Standards and Blanks Submitted for Assay from the Adumbi, Kitenge and Manzako Deposits	198
Table 11.3: Standards Submitted with Kilo Drill Core Samples	198
Table 11.4: Summary of the Samples in the 2014 to 2017 Exploration Period	202
Table 11.5: Summary of Drilling Undertaken in 2016 to 2017	203
Table 11.6: Summary of Performance of QA/QC Materials Inserted in 2014 to 2017	203
Table 11.7: Source, Type, and Grade of Various Standards used in 2014 to 2017	203
Table 11.8: Distribution of Standards Across the Imbo Project	204
Table 11.9: Summary of Overall Performance of Standards Used	204
Table 11.10: Summary of Overall Performance of Standards by Prospects	204

Table 11.11: Basic Statistics of Blanks Submitted as Part of 2014 to 2017 QA/QC Programme	207
Table 11.12: Summary of Standards used in QA/QC Programme for Adumbi Deposit	208
Table 11.13: Summarised Performance of Standards Used in QA/QC Programme for Adumbi Deposit	208
Table 11.14: Results for Batch Testing of Blanks	213
Table 11.15: Results of Failed Blanks	214
Table 11.16: Summary of Samples sent to the Sample Preparation Laboratory for Processing	217
Table 11.17: Summary of Drilling Undertaken in 2020 to 2021	218
Table 11.18: Summary of Performance of QA/QC Materials Inserted in 2020 to 2021	218
Table 11.19: Source, Type, and Grade of Various Standards used in 2020 to 2021	218
Table 11.20: Distribution of Standards Across the Imbo Project	219
Table 11.21: Summary of Overall Performance of Standards Used	219
Table 11.22: Basic Statistics of Blanks Submitted as Part of 2020 to 2021 QA/QC Programme	222
Table 11.23: Summary of Standards used in QA/QC Programme for Adumbi Deposit	222
Table 11.24: Summarised Performance of Standards Used in QA/QC Programme for Adumbi Deposit	222
Table 11.25: Results for Batch Testing of Blanks	226
Table 11.26: Results of Failed Blanks	228
Table 11.27: Inter-Laboratory Comparison: SGS Mwanza vs ALS Chemex, RSA	231
Table 11.28: QC Materials Inserted by SGS in Samples Analysed for Loncor in 2020 to 2021	232
Table 13.1: Summary of the Test Work Results	238
Table 14.1: Significant Intercepts from Drillholes Drilled in 2020 to 2021	241
Table 14.2: Basic Statistics of All Adumbi Samples and Selected Samples within Wireframe Model	244
Table 14.3: Distribution of Mineral Intercepts over Various Lithologies at Adumbi	245
Table 14.4: Relative Density used for Minecon Resource Estimation	245
Table 14.5: Descriptive Statistics of Selected and 2 m Composite and Capped Samples within Mineralised Zones	253
Table 14.6: Descriptive Statistics of Selected Samples within Mineralised Zones from Wireframes	254
Table 14.7: Variogram Model Parameters	257
Table 14.8: Adumbi Block Model Origin and Block Size	257
Table 14.9: Adumbi Model Limits	257
Table 14.10: Ellipsoidal Search Parameters	257
Table 14.11: Adumbi Block Model Prototype	258
Table 14.12: Adumbi Mineral Resource Sensitivity by Cut-Off Grade	263
Table 14.13: Statistical Comparison of Block Model and Selected Samples within Wireframe	267
Table 14.14: Model vs Ore Wireframe Extent Comparison	268
Table 14.15: Adumbi Deposit Indicated and Inferred Mineral Resources (Effective Date: November 17, 2021)	269
Table 14.16: Adumbi Mineral Resources by Material Type (Effective Date: November 17, 2021)	270

Table 14.17: Inferred Mineral Resource for the Imbo Project (Effective Date: November 17, 2021)	270
Table 26.1: Proposed Budget for Follow-Up Work on the Adumbi Deposit and Imbo Project	288

LIST OF FIGURES

Figure 1.1: Location of the Imbo Project in East Africa	24
Figure 4.1: Locality Map of the Imbo Project in Africa	42
Figure 4.2: Location of Imbo Project within the DRC	43
Figure 4.3: Locality Map of Imbo Project	44
Figure 4.4: Imbo Project Simplified Geology	46
Figure 5.1: Accessibility and Locality Map	49
Figure 7.1: Main Gold Projects and Prospects within the Ngayu Greenstone Belt	62
Figure 7.2: Imbo Project - Simplified Geology	63
Figure 7.3: Adumbi Deposit - Geological Map	65
Figure 7.4: Adumbi Deposit - Geological Cross Section	65
Figure 7.5: Adumbi Deposit - Interpretation of BIF Package	67
Figure 7.6: Kitenge Deposit - Surface Geological Map	68
Figure 7.7: Manzako Deposit - Geological Map	70
Figure 7.8: Kitenge Deposit - Cross Section through Drillholes SKDD0002 and SKDD0025	72
Figure 7.9: Manzako Deposit - Cross Section through Drillholes SMDD0017 and SNDD0038	73
Figure 7.10: Relationship between Sulphides ± Silicification and Gold in Drillhole LADD001	77
Figure 7.11: Relationship between Sulphides ± Silicification and Gold in Drillhole LADD003	79
Figure 7.12: Relationship between Sulphides ± Silicification and Gold in Drillhole LADD004	81
Figure 7.13: Relationship between Sulphides ± Silicification and Gold in Drillhole LADD006	83
Figure 7.14: Relationship between Sulphides ± Silicification and Gold in Drillhole LADD007	85
Figure 7.15: Relationship between Sulphides ± Silicification and Gold in Drillhole LADD008	87
Figure 7.16: Relationship between Sulphides ± Silicification and Gold in Drillhole LADD009	88
Figure 7.17: Relationship between Sulphides ± Silicification and Gold in Drillhole LADD012	90
Figure 7.18: Relationship between Sulphides ± Silicification and Gold in Drillhole LADD013	91
Figure 7.19: Visible Gold in Unsplit Core and Split Core	93
Figure 7.20: Visible Gold in Drillhole LADD026	93
Figure 7.21: Imbo Project - Bedding, Foliation and Quartz Veins with Stereonet Plots	95

Figure 7.22: Adumbi Deposit - Geology from Underground Mapping Bedding Planes (Insert of Stereonet Plot for Bedding)	97
Figure 7.23: Adumbi Deposit - Geology from Underground Mapping Bedding Planes (Insert of Stereonet Plot for Foliation)	98
Figure 7.24: Adumbi Deposit - Geology from Underground Mapping, Quartz Veins (Insert of Stereonet Plot for Quartz Veins)	99
Figure 7.25: Adumbi Deposit - Geology from Underground Mapping (Inserts of Stereonet Plots for Selected Domains (Blocks 1 to 4))	100
Figure 7.26: Adumbi Deposit - Geology Foliations (Inserts of Stereonet Plots for Foliations at Senegal, Kitenge and Senegal-Kitenge Area)	102
Figure 7.27: Manzako Deposit - Geology, Foliations, Quartz Veins (Inserts of Stereonet Plot for Foliations and Quartz Veins)	104
Figure 7.28: Stereonet Plot for Bedding Planes from Completed 2020 to 2021 Drillholes	105
Figure 7.29: Stereonet Plot for Foliation Planes from Completed 2020 to 2021 Drillholes	106
Figure 7.30: Stereonet Plot for Quartz Veins from Completed 2020 to 2021 Drillholes	107
Figure 7.31: Stereonet Plot for Intersection Lineation of Bedding and Foliation from Completed 2020 to 2021 Drillholes	107
Figure 7.32: Stereonet Plot for Intersection Lineation of Foliation and Quartz Veins from Completed 2020 to 2021 Drillholes	108
Figure 9.1: Location of BLEG Catchment Areas and Sampling Sites on the Imbo Project	114
Figure 9.2: Imbo Project - Location of BLEG Catchment Areas, Sampling Points and Drainage Channels on the 5 m Image	115
Figure 9.3: Phase 1 and 2 BLEG Results for Au showing Catchments Recommended for Follow-Up	118
Figure 9.4: Geological Map of Adumbi and Adumbi West Areas showing Artisanal Activities	122
Figure 9.5: Adumbi West Prospect - Trench Mapping and Sampling	123
Figure 9.6: Adumbi Deposit - Survey of Drillhole Collars	125
Figure 9.7: Comparison of Drillhole Collar Locations using Old and New Survey	126
Figure 9.8: Adumbi Deposit - Adit Locations Map	127
Figure 9.9: Adumbi Deposit - Adit Surveying	128
Figure 9.10: Pole-Dipole Voxels for Adumbi and Adumbi West	131
Figure 9.11: Pole-Dipole Results and the Adumbi, Mabele Mokonzi and Adumbi West Areas, Overlain on the Magnetics (Reduced-to-Pole)	132
Figure 9.12: Gradient Array IP Layout	133
Figure 9.13: IP Coverage on the Imbo Project	134
Figure 9.14: Gradient Array IP Maps for the Adumbi-Kitenge Area	135
Figure 9.15: Gradient Array Anomalies Superimposed on the PDP at the 500 m RL	137
Figure 9.16: Imbo Project - Locality Map	138
Figure 9.17: Comparison of Relative Densities from Laboratories for Drillhole SADD0019	140
Figure 9.18: Comparison of the RPA Oxidation Levels with the Current Study	142
Figure 9.19: Soil Geochemical Trends with Colonial/Artisanal Workings and Channel Samples	146
Figure 10.1: Location of Drill Targets on the Imbo Project (Adumbi South, Adumbi West and Kitenge Extension)	154
Figure 10.2: Plan of the Interpreted Mineralised Zones	157

Figure 10.3: Longitudinal Section of Adumbi Showing the Down Dip/Plunge, Potential and Proposed Drillholes	158
Figure 10.4: Sandvik DE 710 Rig, Drilling LADD001	160
Figure 10.5: Atlas Copco CS 14 Rig, Drilling LADD004	160
Figure 10.6: Bedding in BIF Unit of LADD001, from 153.20 m to 153.45 m	161
Figure 10.7: Foliation in QCS Unit of LADD003, from 100.80 m to 101.02 m	161
Figure 10.8: Quartz Veining in QCS Unit of LADD001, from 340.67 m to 340.87 m	161
Figure 10.9: Use of a Kenometer to Measure Alpha (α) and Beta (β) Angles of an Oriented Core	162
Figure 10.10: Core Tray showing BOHL, Metre Marks and Driller's Metre Blocks	163
Figure 10.11: Trimble R10 GNSS Survey Control Points and Rover Receiver Surveying Drillhole Collar	163
Figure 10.12: Adumbi Planned and Completed Drillholes with Access Roads	164
Figure 10.13: Senior Geologists Logging Core from LADD001	166
Figure 10.14: Strater Log for LADD023 - Page 1	167
Figure 10.15: Strater Log for LADD023 - Page 2	168
Figure 10.16: Strater Log for LADD023 - Page 3	169
Figure 10.17: Strater Log for LADD023 - Page 4	170
Figure 10.18: Strater Log for LADD023 - Page 5	171
Figure 10.19: Strater Log for LADD023 - Page 6	172
Figure 10.20: Strater Log for LADD023 - Page 7	173
Figure 10.21: Quartz-Carbonate Schist, LADD014, 153.75 m to 154.00 m	178
Figure 10.22: Carbonaceous Schist, LADD012, 767.07 m to 767.27 m	179
Figure 10.23: Banded Iron Formation, LADD013, 378.67 m to 378.87 m	179
Figure 10.24: Dolerite, LADD012, from 939.20 m to 939.31 m	179
Figure 10.25: Distal Alteration: Ankerite Replacement of Magnetite, LADD013, 430.97 m to 431.12 m	180
Figure 10.26: Magnetite Bands Totally Replaced by Sulphides and Quartz, LADD013, 426.18 m to 426.33 m	180
Figure 10.27: Proximal Alteration resulting in Complete Recrystallisation and Replacement of the BIF, LADD013, 425.07 m to 425.23 m	181
Figure 10.28: Adumbi Surface Geology Showing Section Lines through LADD009, LADD012 and LADD025	181
Figure 10.29: Cross Section through Drillhole LADD009	182
Figure 10.30: Cross Section through Drillhole LADD012	183
Figure 10.31: Cross Section through Drillhole LADD025	184
Figure 10.32: Improvised Fixed Environment for Core Photography	185
Figure 10.33: Marked Line in Red along which Core cutting is Done	188
Figure 10.34: Adumbi Mining Staff cutting Core from LADD001	188
Figure 10.35: Senior Geologist Sampling Core from LADD001	189
Figure 10.36: Mambo Bado Plan Map showing Location of Planned Drillholes, Channel and Bedrock Workings	190
Figure 11.1: Standard Control Sheet Showing Assay Values, Mean and Control Limits for Standard OxN49	198
Figure 11.2: Assay and Re-Assay Results Sheets	199
Figure 11.3: Standard Control Performance Chart for Oxi96, Imbo Project	204
Figure 11.4: Standard Control Performance Chart for SK62, Imbo Project	205

Figure 11.5: Standard Control Performance Chart for HiSilP1, Imbo Project	205
Figure 11.6: Standard Control Performance Chart for OxP91, Imbo Project	206
Figure 11.7: Standard Control Performance Chart for OxG98, Adumbi Deposit Only	208
Figure 11.8: Standard Control Performance Chart for Oxi96, Adumbi Deposit Only	208
Figure 11.9: Standard Control Performance Chart for HiSilK2, Adumbi Deposit Only	209
Figure 11.10: Standard Control Performance Chart for SK62, Adumbi Deposit Only	209
Figure 11.11: Standard Control Performance Chart for HiSilP1, Adumbi Deposit Only	210
Figure 11.12: Standard Control Performance Chart for OxP91, Adumbi Deposit Only	210
Figure 11.13: Standard Control Performance Chart for SQ48, Adumbi Deposit Only	211
Figure 11.14: Performance Chart of all Blanks Inserted in the 2014 to 2017 Programme	214
Figure 11.15: Standard Control Performance Chart for HiSilK2, Imbo Project	219
Figure 11.16: Standard Control Performance Chart for SK62, Imbo Project	219
Figure 11.17: Standard Control Performance Chart for HiSilP1, Imbo Project	220
Figure 11.18: Standard Control Performance Chart for SQ48, Imbo Project	220
Figure 11.19: Standard Control Performance Chart for HiSilK2, Adumbi Deposit Only	222
Figure 11.20: Standard Control Performance Chart for SK62, Adumbi Deposit Only	223
Figure 11.21: Standard Control Performance Chart for HiSilP1, Adumbi Deposit Only	223
Figure 11.22: Standard Control Performance Chart for SQ48, Adumbi Deposit Only	224
Figure 11.23: Performance Chart for All Blanks Inserted in the 2020 to 2021 Programme	227
Figure 11.24: Original Versus Duplicate Assay Plots for Duplicates Inserted in the 2020 to 2021 Programme	229
Figure 11.25: 2021 Inter-Laboratory Assay Comparison: SGS_MWZ vs ALS	230
Figure 14.1: Adumbi Deposit - 3D of Lithological Model	245
Figure 14.2: Sections through SADD0005, 0049, 0053, LADD0015, 001, 004 and 009 showing 2020-21 Interpreted Mineralised Outlines	246
Figure 14.3: Flitch at RL560 showing Interpreted 2021 Ore Outline	247
Figure 14.4: 3D View of Adumbi Mineralisation Wireframe	247
Figure 14.5: Sections through Adumbi Model showing Relative Location of Redox Surfaces used by Minecon in April 2021 vs November 2021	248
Figure 14.6: Plot of Adumbi Selected Sample Grades vs Sample Lengths	249
Figure 14.7: Histogram of Selected Au Distribution	250
Figure 14.8: Frequency vs Log Grade Plot of Selected Samples	250
Figure 14.9: Probability Plot of all the Selected Gold Assays	251
Figure 14.10: Select Sample Length vs Count	253
Figure 14.11: Histogram of the resulting 2 m Composite Lengths at MODE=1	254
Figure 14.12: Adumbi Variograms and Models in Different Directions	255
Figure 14.13: Section through Model Coloured on KEF Values and Classified as Indicated and Inferred Resource	259
Figure 14.14: Adumbi Model Section showing the US$1,500/oz April 2021 Inferred Resource Pit Shell and the US$1,600/oz November 2021 Pit Shell	260
Figure 14.15: Adumbi Section showing Resource Model with Holes coloured on Grade and the US$1,500/oz April 2021 Pit Shell and the US$1,600/oz November Pit Shell	261
Figure 14.16: Adumbi Block Model coloured by Material Type: Oxide, Transition and Fresh	261
Figure 14.17: 3D Grade Model showing the April 2021 US$1,500/oz and November 2021 US$1,600/oz Pit Shell	262
Figure 14.18: Grade-Tonnage Curve for Adumbi Mineral Resource	263

Figure 14.19: Adumbi Deposit Model Flitch at RL560 Coloured on Grade US$1,500/oz April 2021 Pit Shell and US$1,600/oz November 2021 Pit Shell	264
Figure 14.20: Adumbi Model Section showing the US$1,500/oz April 2021 Inferred Resource Pit Shell and the US$1,600/oz November 2021 Pit Shell	265
Figure 14.21: Adumbi Section showing Resource Model with Holes Coloured on Grade and the US$1,500/oz April 2021 Pit Shell and the US$1,600/oz November Pit Shell	266
Figure 14.22: Cross-Validation Graph	267
Figure 14.23: Search Ellipsoid Orientation for Grade Interpolation	268
Figure 14.24: Adumbi Deposit Long Section with Existing and Recommended Drillholes	272
Figure 23.1: Main Gold Projects and Prospects within the Ngayu Greenstone Belt	273

LIST OF UNITS

Unit	Description
°	degree
'	minutes
%	percentage
% m/m	percentage mass by mass
% w/v	percentage weight by volume
% w/w	percentage weight by weight
μg	microgram
μm	micrometre (micron)
μS	microsiemens
°C	degree Celsius
a	annum
bbl	barrels
cal	calorie
cfm	cubic feet per minute
cm	centimetre
cm2	square centimetre
C$	Canadian dollar
d	day
dB	decibel
dia.	diameter
dmt	dry metric tonne
dwt	deadweight tonne
°F	degree Fahrenheit
g	gram
G	giga (billion)
g/cm3	gram per cubic centimetre
g/L	gram per litre
g/t	gram per metric tonne
Ga	billion years (10[9] years)
h	hour
ha	hectare
k	kilo (thousand)
kg	kilogram
km	kilometre
km2	square kilometre
koz	thousand troy ounces

Unit	Description
kt	thousand metric tonnes
kt/a	thousand metric tonnes per annum
L	litre
L/s	litre per second
lb	pound
m	metre
m2	square metre
m3	cubic metre
m/s	Metre per second
MASL	metre above sea level
min	minute
mm	millimetre
Mm3	million cubic metres
Moz	million troy ounces
MPa	megapascal
Mt	million metric tonnes
N	newton
Nm	newton metre
oz	troy ounce
Pa	pascal
Pa s	pascal second
ppb	part per billion
ppm	part per million
RL	relative elevation
s	second
s-1	reciprocal second
t	metric tonne
t/a	metric tonne per annum
t/m3	metric tonne per cubic metre
US$	United States dollar
wmt	wet metric tonne
wt%	weight percentage

It is noted that, throughout the report, table columns might not add up due to rounding.

LIST OF ABBREVIATIONS

Abbreviation	Description
AA	Atomic Absorption
AARL	Anglo American Research Laboratory
AACE	Association for the Advancement of Cost Engineering
AAS	Atomic absorption spectroscopy
ABA	Acid-base accounting
ACSA	Albite-Carbonate-Silica Alteration
Ai	Abrasion index
ALS	ALS Laboratories
AMTEC	AMTEC Laboratories
ANSUL	Fire Suppression Supply Company
ARD	Acid rock drainage
ASM	Artisanal and small-scale mining
AusIMM	Australasian Institute of Mining and Metallurgy
BBWi	Bond ball work index
BESS	Battery energy storage system
BFA	Bench face angle
BHID	Borehole identification
BIF	Banded Iron Formation
BLEG	Bulk leach extractable gold
BM	Block model
BMP	Biodiversity Management Plan
BOCO	Base of complete oxidation
BOQ	Bill of quantities
BRGM	French Geological Survey
BRWi	Bond rod work index
BRT	Bottle roll test
C&I	Control and instrumentation
CA	Confidentiality Agreement
CAGR	Compound annual growth rate
CAMI	Cadastre Minier
CBS	Carbonaceous schist
CCTV	Closed-circuit television
CDF	Co-disposal facility
CHK	Central Hospital Kibali
CIL	Carbon in leach

Abbreviation	Description
CIM	Canadian Institute of Mining, Metallurgy and Petroleum
CIP	Carbon in pulp
CMT	Constant money terms
COS	Coarse ore stockpile
CP	Competent Person
CPE	Standing Committee of Evaluation
CRM	Certified reference material
CSR	Community Social Relations
CSS	Closed side setting
CTSF	Cyanide tailings storage facility
COV	Coefficient of variation
CWi	Crushability work index
DC	Direct Current
DCF	Discounted cash flow
DD/DDH	Diamond drillhole
DFS	Definitive Feasibility Study
DMR	South African Department of Mineral Resources
DRC	Democratic Republic of the Congo
DTM	Digital terrain model
DTP	DTP Company, subsidiary of Bouygues
EC	European Commission
ECSA	Engineering Council of South Africa
EDA	Estimation Data Analysis
EGRG	Extended gravity recoverable gold
EM	Electromagnetic
EOH	End of hole
EOM	End of month
EOY	End of year
EP	Equator Principle
EU	European Union
EW	Electrowinning
FA	Fire assay
FGO	Full grade ore
FoS	Factor of safety
FR	Fresh rock
FRM	Société Internationale Forestière et Minière du Congo
FS	Feasibility Study

Abbreviation	Description
G&A	General and administration
GA	General arrangement
GC	Grade control
GDP	Gross domestic product
GHG	Greenhouse Gas Emissions
GIIP	Good international industry practice
GIS	Geographic information system
GISTM	Global Industry Standard on Tailings Management
GPS	Global positioning system
GT	Grade tonnage
HAS	High arsenic
HAZOP	Hazard and operability
HDPE	High-density polyethylene
HQ	Core size (63.3 mm)
HR	High recovery
HR	Human resources
HW	Hanging wall
HY	High yield
I/O	Input/output
IBC	Intermediate bulk container
ICMC	International Cyanide Management Code
ICP	Inductively coupled plasma
ICP-AES	Inductively coupled plasma - atomic emission spectroscopy
ICP-MS	Inductively coupled plasma - mass spectrometry
ID	Inverse distance
IEC	International Electrotechnical Commission
IFC	International Finance Corporation
ILR	Intensive leach reactor
IP	Induced polarisation
IRR	Internal rate of return
ISO	International Organization for Standardization
IT	Information technology
IUCN	International Union for Conservation of Nature
JORC	Joint Ore Reserves Committee (of the Australasian Institute of Mining and Metallurgy, Australian Institute of Geoscientists and the Minerals Council of Australia)
JV	Joint Venture

Abbreviation	Description
KCD	Karagba Chauffeur Durba Orebody
KE	Kriging Efficiency
Kilo	Kilo Goldmines Ltd
KMS	Kibali Mining Services
KZ	KZ Structure
LAN	Local area network
LAS	Low arsenic
LBMA	London Bullion Market Association
LCT	Locked cycle test
LiDAR	Light detection and ranging
LIMS	Laboratory Information Management System
LME	London Metal Exchange
Loncor	Loncor Gold Inc.
LR	Low recovery
LV	Low voltage
MAS	Medium arsenic
MBA	Master of Business Administration
MCC	Motor control centre
MCE	Maximum Considered Earthquake
MCF	Mine Call Factor
MCP	Meta-Conglomerate Package
MG	Medium grade
MIA	Mining industrial area
MIBC	Methyl isobutyl carbinol
MIMMM	Member of the Institute of Materials, Minerals and Mining
Minecon	Minecon Resources and Services Limited
MO	Marginal Ore
MRMM	Mining Rock Mass Model
MRP	Mitigation and Rehabilitation Plan
MSI 3D	Mine Surveying International Limited
MSS	Metasediments
MTO	Material take-off
NAG	Net acid generating
NGL	Natural ground level
NGO	Non-Governmental Organisation
NI 43-101	Canadian Securities Administrators' National Instrument (NI) 43-101
NQ	Core size (47.6 mm)

Abbreviation	Description
ODBC	Open database connectivity
OFS	Optimised Feasibility Study
OK	Ordinary Kriging
OKIMO	DRC Governmental Entity
OMC	Orway Mineral Consultants
OP	Open Pit
OREAS	Ore Research and Exploration Pty Ltd (CRM Manufacturer)
ORP	Operational Readiness Plan
P&G	Preliminary and general
PAG	Potentially acid generating
PAS	Process automation system
PAX	Potassium amyl xanthate
PFS	Pre-Feasibility Study
PGA	Peak ground acceleration
PLC	Programmable logic controller
PM	Particulate matter
PQ	Core size (85.0 mm)
PSA	Pressure swing adsorption
PSD	Particle size distribution
PV	Photovoltaic
Q-Q	Quantile-quantile
QA	Quality assurance
QC	Quality control
QCS	Quartz carbonate schist
QG	QG Australia Pty Ltd
QP	Qualified Person
R&R	Rest and relaxation
RAB	Rotary air blasted
RC	Reverse circulation
RD	Relative density
RED	Reducing
RES	Resource domain
RMCA	Royal Museum for Central Africa
RMR/MRMR	Rock mass rating/mining rock mass rating
ROM	Run of mine
RP	Replaced rock
RPA	Roscoe Postle Associates Inc.

Abbreviation	Description
RQD	Rock quality designation
RWD	Return water dam
SAG	Semi-autogenous grinding
SAIMM	Southern African Institute of Mining and Metallurgy
SAMREC	South African Code for the Reporting of Exploration Results, Mineral Resources and Mineral Reserves
SAP	Saprolite or German Company
SCADA	Supervisory control and data acquisition
SCH	Schist
SEC	United States Securities and Exchange Commission
SEDAR	System for Electronic Document Analysis and Retrieval
SG	Specific gravity
SGS	SGS laboratories
SHE	Safety Health Environmental
S-K 1300

SEC's Modernized Property Disclosure Requirements for Mining Registrants as described in Subpart 229.1300 of Regulation S-K, Disclosure by Registrants Engaged in Mining Operations (including Item 601 (b)(96) Technical Report Summary)

SLTO	Social Licence to Operate
SMBS	Sodium metabisulphite
SMC	SAG Mill Comminution
SMPP	Structural, mechanical, plate work and piping
SOKIMO	Société Minière de Kilo-Moto
SOP	Standard operating procedure
SOX	Sarbanes Oxley Act
SQL	Structured Query Language Database
SR	Slope of Regression
SRK	Steffen Roberts and Kirsten, Engineering Company
STD/StdDev	Standard deviation
SWATH	One-dimensional analysis graph in a specific direction of interest
TDS	Total dissolved solids
TOFR	Top of fresh rock
TSS	Total suspended solids
TSX	Toronto Stock Exchange
UC	Uniform conditioning
UCS	Uniaxial compressive strength
UPS	Uninterruptible power supply
UTM	Universal Transverse Mercator

Abbreviation	Description
VG	Visible gold
WAD	Weak acid dissociable (cyanide)
WAIMM	West African Institute of Mining, Metallurgy and Petroleum
WHO	World Health Organisation
XRF	X-ray fluorescence

1 EXECUTIVE SUMMARY

1.1 INTRODUCTION

Minecon Resources and Services Limited (Minecon) was engaged by Loncor Gold Inc. (Loncor) to prepare an independent Technical Report Summary (TRS) with respect to Loncor's Imbo Project in the Democratic Republic of the Congo (DRC) The purpose of this TRS is to support the inclusion of the Imbo Project's Mineral Resource estimates in Loncor's Form 20-F annual report for the fiscal year ended December 31, 2021 being filed with the United States Securities and Exchange Commission (SEC).  This TRS conforms to the SEC's Modernized Property Disclosure Requirements for Mining Registrants as described in Subpart 229.1300 of Regulation S-K, Disclosure by Registrants Engaged in Mining Operations (S-K 1300) (including Item 601 (b)(96) Technical Report Summary).

1.2 PROPERTY DESCRIPTION AND LOCATION

Loncor's Imbo Project is located in the Mambasa District of the Ituri Province, in the northeastern region of the DRC, 260 km west of Bunia, the capital of the Ituri Province, and 225 km northwest of the city of Beni. The Adumbi base camp within the Imbo exploitation permit area is located at latitude 1º 43' 58.76" N and longitude 27º 52' 4.01" E or 596,522 m E and 191,570 m N (WGS 84 UTM Zone 35N) (see Figure 1.1).

Figure 1.1: Location of the Imbo Project in East Africa

The Imbo Project covers Exploitation Permit Number 9691, has a total area of 122 km2 and encompasses the known gold mineral deposits of Adumbi, Kitenge and Manzako and several prospects including Canal, Bagbaie, Adumbi West, Amuango, Monde Arabe, Vatican and Imbo East. Adumbi is located approximately 220 km by air southwest from the large operating gold mine of Kibali, operated by Barrick Gold, which in 2020 produced 808,134 oz.

1.3 MINERAL RIGHTS AND LAND OWNERSHIP

Loncor is a publicly listed Canadian gold exploration company and holds 84.68 % interest in the Imbo Project through its subsidiary Adumbi Mining S.A., with the minority shareholders holding 15.32% (including the 10 % free-carried interest held by the Government of the DRC). The Imbo exploitation permit is valid until February 2039.

Minecon relied on a letter on land tenure, licences, and permits dated June 8, 2020, from MBM-Conseil, one of the leading firms practising mining law in the DRC. The Imbo Project comprises a Permis d'Exploitation (PE 9691) or Exploitation Licence held by Adumbi Mining S.A., granted for the period February 23, 2009, to February 22, 2039 (and renewable for an additional 15 years), for gold and diamonds and covering a total of 122 km2.

Under an agreement signed in April 2010 with the minority partners of Adumbi Mining S.A., Loncor agreed to finance all the activities of Adumbi Mining S.A., until the filing of a bankable feasibility study, by way of loans which bear interest at a rate of 5 % per annum. Within thirty days of the receipt of a bankable feasibility study, the minority partners may collectively elect to exchange their equity participation for either a 2 % net smelter royalty or a 1 % net smelter royalty plus an amount equal to €2/oz of Proven Ore Reserves.

The DRC 2018 Mining Code imposes a royalty tax payable to the State on the sale of minerals, at a rate of 3.5 % for precious metals.

1.4 ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, PHYSIOGRAPHY AND INFRASTRUCTURE

Located approximately 225 km by air southeast of the Adumbi deposit, Beni is the nearest major population centre to the Imbo Project and has a population of approximately 230,000. Loncor maintains an administrative office in Beni. The city has a lateritic airstrip with scheduled internal flights to other towns in DRC such as Goma, Bunia, Isiro, Kisangani and Kinshasa. The Isiro airstrip is approximately 200 km by lateritic road to the Imbo Project. From Beni, the Imbo Project is accessible via 322 km of lateritic road to Nia-Nia (where there is a lateritic airstrip), then to Village 47 (47 km north of Nia-Nia) and then via 7 km of lateritic roads to the Adumbi base camp.

The nearest international airport is located at Entebbe in western Uganda and linked by 440 km of paved road to the Kasindi Uganda-DRC border, followed by 80 km of unpaved lateritic roads to Beni. Entebbe has international scheduled flights to South Africa, Europe and Asia and is also linked to other African countries as well as the in-country towns of Kinshasa and Lubumbashi via Nairobi (Kenya).

The climate in the Imbo area is typically tropical and is characterised by a long wet season and short dry season of up to three months from mid-December to mid-March. The average annual rainfall is approximately 2,000 mm to 2,500 mm, with the highest rainfall generally occurring in October. Temperatures are uniformly high throughout the year, and there is little diurnal variability, varying between 19 °C and 23 °C, with daily lows and highs of 16 °C and 33 °C, respectively. Humidity is high throughout the year (75 % to 99%).

The Imbo Project is located in the Ituri tropical rainforest within the upper reaches of the Congo River Basin. The project area topographically consists of an undulating terrain that varies from approximately 600 m above sea level to 800 m above sea level. Most of the surface area is covered with dense evergreen forests with a closed canopy; however, the hills tend to have relatively steep slopes, and the valley floors within the areas of the linear hills are relatively narrow.

The Imbo Project is drained by numerous creeks and streams, which flow into the Upper Ituri river and its main tributaries: the Epulu, Nepoko, Nduye, Lenda, Ebiena, and Ngayu rivers, which form part of the upper reaches of the Congo River Basin. The closest hydroelectric power station is situated near Kisangani together with the hydroelectric stations supplying power to Barrick Gold/AngloGold Ashanti's Kibali Gold Mine. The towns of Isiro and Beni are potential sources of skilled manpower, and there is sufficient local unskilled manpower in the surroundings of Adumbi.

Given its exploration stage of development, there is limited infrastructure currently available at Adumbi. Presently, infrastructure is composed of an exploration camp (the Adumbi base camp) with associated helicopter landing pad, administration building, accommodation buildings and facilities, field office, core logging and storage facilities, diesel generators and solar power generation, and a sample preparation laboratory.

1.5 EXPLORATION HISTORY

Belgian prospectors were the first to discover gold on the Imbo Project in the early 1900s, with gold production focusing on alluvial deposits until the late 1930s. Primary gold mineralisation was later discovered in the bedrock of the alluvial zones and was exploited in shallow pits and trenches. This was later followed by mining from deep trenches and underground galleries. From the mid-1970s to mid-1980s, the French Geological Survey (BRGM) undertook geological investigations of the Imbo Project area.

The mining rights for the mineral concessions in the Imbo Project area were initially held by Société Internationale Forestière et Minière du Congo (FORMINIÈRE or FRM) from the 1920s to the late 1950s. The Belgian colonial state was co-owner of a 50 % stake in FRM, with the remainder held by American interests. The Société Minière de la Tele (SMT), a subsidiary of FRM, oversaw development and exploitation. Following political independence in 1960, ownership has changed hands multiple times.

Highlights of the reported historical exploration include the following:

  1980 to 1981: BRGM mapped and sampled the Adumbi and Bagbaie deposits on surface and in the historical underground openings. BRGM also drilled three holes at Adumbi and confirmed that (i) mineralisation extended at depth below the water table, (ii) other mineralised zones, parallel to the main one, also existed, and (iii) gold at depth was associated with sulphides.
  1988: Bugeco International (Bugeco) produced a report on the property entitled "Gold Potential in the Ngayu Mining District Haut Zaire: the Adumbi and Yindi Old Mines".

  2009: Kilo acquired the property and carried out extensive exploration activities including major drilling campaigns from 2010.
  By November 2013, Kilo had completed 167 diamond drillholes totalling 35,400 m on the Imbo Project.
  2014: An independent engineering group Roscoe Postle Associates Inc. (RPA) completed technical studies, outlined an Inferred mineral resource, and made various technical recommendations to be executed by Kilo.
  2014 to 2017: Kilo completed 63 drillholes totalling approximately 8,900 m to test gold-in-soil and magnetic anomalies at the Adumbi South, Adumbi West and Kitenge Extension targets.
  2017: Four deeper core holes were drilled below the previously outlined RPA Inferred resource over a strike length of 400 m and to a maximum depth of 450 m below surface. All four holes intersected significant gold mineralisation in terms of widths and grades.
  2018 to 2019: Negligible exploration groundwork was undertaken by Kilo due to financial constraints.
  In September 2019, Loncor initially acquired a 71.25 % interest in the Imbo Project, which was subsequently increased to 84.68 % in 2020.
  April 2020: An Inferred mineral resource of 2.19 Moz (28.97 Mt at 2.35 g/t Au) was determined, constrained within a US$1,500/oz pit shell at Adumbi.
  October 2020: Loncor commenced a core drilling programme at Adumbi to increase and upgrade mineral resources within a US$1,600/oz open-pit shell and at depth. A total of 24 core holes (10,071 m) were drilled during this programme as part of the study.

1.6 GEOLOGICAL SETTING AND GOLD MINERALISATION

The Adumbi gold deposit is found within the Ngayu Archean greenstone belt, one of a number of Archean-aged, granite-greenstone belts that extend from northern Tanzania into northeastern DRC and then into the Central African Republic. The greenstone belt terrain in northeastern DRC has a number of major gold belts including Moto (Kibali), Kilo, Mambasa, Ngayu and Isiro.

The majority of the gold occurrences within the Ngayu belt are located close to the contact of the Banded Ironstone Formation (BIF). Historically, only two deposits were exploited on any significant scale, namely Yindi and Adumbi. Styles of gold mineralisation within the Ngayu belt include shears within the BIF or on the BIF contacts, disseminated mineralisation, and shears within basalts and schists, resulting in discrete auriferous gold veins. Artisanal mining of weathered gold mineralisation preserved as elluvial or colluvial material is widespread throughout the belt.

Within the Imbo Project area, there is a strong association between gold mineralisation and the presence of the BIF, with the BIF constituting the host rock (e.g., Adumbi) or forming a significant part of the local stratigraphy in the Imbo Project area. The BIF forms both physical and chemical traps for mineralising hydrothermal fluids. The iron-rich BIF is a chemically reactive rock, the main interaction with hydrothermal fluids involving the reduction of magnetite to pyrite, resulting in the precipitation of gold. Mineralisation on the Imbo Project (PE9691) is known to occur at Bagbaie (referred to as Adumbi North), Adumbi, Kitenge, Manzako, Monde Arabe, Maiepunji and Vatican.

Adumbi is currently the most explored deposit within the Imbo Project. Adumbi forms a topographic high (Adumbi Hill) and incorporates the Canal prospect, which is the southeastern continuation of Adumbi. Based on examined drillholes, the rocks at Adumbi mainly comprise a subvertical sequence of metamorphosed clastic sediments (pelites, siltstones and greywacke) interbedded with units of BIF of varying width. The grade of metamorphism is probably lower greenschist facies, and the clastic units are petrographically classified as schists. Foliation is usually clearly defined in hand specimens although sedimentary features such as bedding are frequently preserved.

The Adumbi deposit displays five distinct geological domains with the BIF unit attaining a thickness of up to 130 m in the central part. There is a higher-grade zone of gold mineralisation termed the "replaced rock zone" (RP zone) associated with alteration and structural deformation that has completely destroyed the primary host lithological fabric. The RP zone occurs in the lower part of the Upper BIF package and in the Lower BIF package, and transgresses the Carbonaceous Marker, located between the Upper and Lower BIF packages, both along strike and down dip. The geological interpretation from the Loncor drill intersections demonstrates that the mineralised BIF increases in thickness with depth and thus confirms the existence of significant underground potential at Adumbi below the mineral resources within the open-pit shell.

The detailed logging of the mineralised cores indicated a direct relationship between gold values and the percentage of sulphide mineralisation and intensity of silicification. In general, pyrite is the dominant sulphide followed by pyrrhotite, then arsenopyrite. When pyrite and pyrrhotite are associated with arsenopyrite, the gold values are very significant, compared to when pyrite is associated with pyrrhotite only. Silica is associated with the highest degree of hydrothermal alteration within the zones and serves as a marker of mineralisation; however, without sulphides, the gold values are insignificant. Specks of visible gold are occasionally found, generally within fractures and are present in white to grey, glassy, weak to moderately brecciated quartz veins.

1.7 DEPOSIT TYPES

Gold deposits within the Imbo Project are associated with the globally important Neo-Archean orogenic gold deposits, examples of which are found in most Neo-Archean cratons around the world. Gold mineralisation is associated with the epigenetic mesothermal style of mineralisation. This style of mineralisation is typical of gold deposits in Neo-Archean greenstone terranes and is generally associated with regionally metamorphosed rocks that have experienced a long history of thermal and deformational events. These deposits are invariably structurally controlled.

Mineralisation in this environment is commonly of the fracture and vein type in brittle fracture to ductile dislocation zones. At the Adumbi deposit, the gold mineralisation is generally associated with quartz and quartz-carbonate-pyrite ± pyrrhotite ± arsenopyrite veins in a BIF horizon.

Examples of similar type BIF hosted gold deposits to Adumbi include Geita in Tanzania, Kibali in northeastern DRC, Tasiast in Mauritania, Homestake (U.S.A.), Lupin (Canada) and Moro Velho in Brazil.

1.8 EXPLORATION

The Imbo Project has been explored since the early 1900s by Belgian prospectors and more recently by Kilo and then Loncor. During the period 2010 to 2012, 44 trenches totalling 4,753 m were excavated over the Adumbi, Kitenge and Manzako targets. Accessible adits and underground workings were also geologically mapped and sampled at Adumbi; however, those at Kitenge and Manzako were not accessible. In all, a total of 907 m was sampled.

By November 2013, Kilo had completed 167 diamond drillholes totalling 35,400 m on the Imbo Project. Kilo outsourced sample preparation and analysis to independent assayers ALS Geochemistry (ALS). Drill core sample preparation was conducted at ALS Mwanza (Tanzania) from 2010 to August 2011, and then at an on-site purpose-built container facility supplied and managed by ALS Minerals. Analyses were undertaken by ALS Johannesburg (South Africa) and ALS Vancouver (Canada).

In February 2014, independent consultants RPA completed an independent NI 43-101 technical report on the Imbo Project and estimated 1.675 Moz (20.78 Mt grading 2.5 g/t Au) of Inferred Mineral Resources on the three separate deposits of Adumbi, Kitenge and Manzako.

RPA made several recommendations on Adumbi, which were addressed in subsequent exploration programmes. In September 2020, Loncor signed a management service agreement with Minecon to manage the infill and extension drilling programme on the Adumbi deposit.

1.9 DRILLING

The more recent drilling on the Imbo Project has been carried out by Kilo and then Loncor using contract drilling companies. The drilling programmes have been carried out in phases:

  2010 to 2013 (Kilo)
  2014 to 2017 (Kilo)
  2020 to 2021 (Loncor)

As of November 15, 2013, Kilo had completed 167 diamond drillholes totalling 35,400 m on the Imbo Project. During the 2014 to 2017 drilling programme, 63 drillholes totalling 8,900 m were drilled.

The 2020 to 2021 drilling campaign was carried out by Orezone Drilling and a total of 24 holes totalling 10,071.44 m were drilled at Adumbi. The drill core was systematically logged and photographed before cutting and sampling. Reflex Act II orientation survey equipment was used for core orientation at every run of 3 m in competent material to aid in structural measurements. Structural measurements taken during the routine logging were from bedding, foliation, and quartz veins whereas structural measurements from lithological contacts, joints and shears were captured in detail under a separate geotechnical logging programme.

1.10 SAMPLE PREPARATION, ANALYSES AND SECURITY

During the 2014 to 2017 exploration activity, sample preparation and analyses were outsourced to the SGS laboratory in Mwanza, Tanzania (which is independent of Loncor). The SGS laboratory operates a quality system that is accredited in accordance with ISO/IEC 17025:2017 and SANAS (South African National Accreditation System). The SGS laboratory acted as an umpire laboratory even while ALS Chemex was the principal laboratory; hence, correlational studies between the two laboratories have been undertaken.

As part of the 2020 to 2021 drilling programme, Loncor started using the on-site sample preparation laboratory. This has helped with the enforcement of stricter QA/QC policing on the analytical laboratory. Laboratory procedures have been documented and reviewed by Minecon senior management, and internal quality control measures have been taken. Based on the documentation and discussions with the laboratory management, Minecon's senior management does not have any concerns regarding the sample preparation for all Loncor samples.

Sample pulps are sent for analyses to SGS Mwanza, which serves as the primary laboratory. SGS is internationally accredited and utilises conventional sample preparation, sample analysis and associated quality control protocols. Once the samples are received at the SGS laboratory, the samples go through checking and reconciliation procedures, followed by the SGS sample preparation procedure (SGS Code PRP87).

Drill core, trench, adit, pit, rock chip and channel samples were analysed for gold at the SGS Mwanza laboratory using fire assay (FA) with flame atomic absorption spectrometry (AAS) to measure the gold (SGS Code FAA505), and the analyses were carried out on 50 g aliquots. The effective range for FAA505 is 0.01 ppm Au to 100 ppm Au. In addition, check assays were carried out by the screen fire assay method to verify higher-grade sample assays obtained by fire assay. Internationally recognised standards and blanks were inserted at the Adumbi sample preparation laboratory as part of internal QA/QC analytical procedures.

1.11 MINERAL PROCESSING AND METALLURGICAL TESTING

Metallurgical test work (comminution and gold recovery) was performed by Maelgwyn Mineral Services Laboratory in Johannesburg on the Adumbi mineralised samples to evaluate the process route required to obtain the highest gold recoveries that can be achieved.

Table 1.1 shows a summary of the Adumbi metallurgical test work results.

Table 1.1: Adumbi Metallurgical Test Work Results

Parameters	Unit	Oxide	Transition	Fresh
Bond Rod Work Index	kWh/t	12.7	13.6	14.6
Bond Ball Work Index	kWh/t	11.8	13.7	14.2
Abrasion Index		0.19	0.25	0.34
Diagnostic Leach Carbon in Leach (CIL) Recovery	%	90.76	87.53	89.9

The average diagnostic leach recovery for the fresh (sulphide) material was the weighted mean of the RP and BIF lithologies relative to the volume of their occurrence (20 % RP:80 % BIF) in the fresh material. Diagnostic leach recoveries of 80.10 % for RP and 92.37 % for BIF were realised for the fresh (sulphide) material.

Comminution results indicated that both the oxide and transition material are medium hard while the fresh material indicated that it is slightly hard.

In order to optimise the gold recovery, further test work was conducted on the fresh and transition material whereby gravity was followed by flotation on the gravity tails. The results showed that most of the gold can be floated into float concentrates as summarised in Table 1.2.

Table 1.2: Flotation Results

Sample ID	Rougher Concentrate
	Gold		Sulphur
	Grade (g/t)	Recovery (%)	Grade (%)	Recovery (%)
Fresh - RP	9.57	95.06	25.07	93.03
Fresh - BIF	8.30	87.16	17.90	85.13
Transition	11.82	81.31	15.80	95.52

The concentrate samples that were generated were not sufficient to enable further processing routes such as the following:

  Fine milling followed by leaching with oxygen addition
  Fine milling followed by partial oxidation using high shear reactors and leaching
  Albion process
  Pressure oxidation
  Bio leaching
  Roasting

These recovery processes will be investigated during the next phase of the project to optimise the gold recovery in the transition and fresh ore types.

1.12 MINERAL RESOURCES

During Q3 of 2021, Loncor commissioned Minecon to re-evaluate and quantify the exploration work including drilling undertaken during the period 2020 to 2021. This has resulted in Minecon updating the Mineral Resource estimate of Adumbi. This follows a previous mineral resource estimate undertaken by Minecon in April 2021.

Compared to the Inferred Mineral Resource of 3.15 Moz of gold (41.316 Mt grading 2.37 g/t Au) outlined in April 2021 (see Loncor press release dated April 27, 2021), the additional drilling information and the increased gold price have contributed significantly to the increased mineral resources of the Adumbi deposit with improved confidence to 1.88 Moz (28.185 Mt grading 2.08 g/t Au) of gold in the Indicated category and 1.78 Moz (20.828 Mt grading 2.65 g/t Au) of gold in the Inferred category.

Table 1.3 summarises the Adumbi Indicated and Inferred Mineral Resources based on an in-situ block cut-off grade at a 0.52 g/t Au for oxide, 0.57 g/t Au for transition and 0.63 g/t Au for fresh material, and constrained within a US$1,600/oz optimised pit shell. A total of 84.68 % of the Adumbi mineral resources are attributable to Loncor via its 84.68 % interest in the Imbo Project.

Table 1.3: Adumbi Deposit Indicated and Inferred Mineral Resources
(Effective Date: November 17, 2021)

Mineral Resource Category	Tonnage (t)	Grade (g/t Au)	Contained Gold (oz)
Indicated	28,185,000	2.08	1,883,000
Inferred	20,828,000	2.65	1,777,000
NOTES: 1. Mineral resources are not mineral reserves and do not have demonstrated economic viability. 2. Numbers might not add up due to rounding.

Table 1.4 summarises the Adumbi Indicated and Inferred category mineral resources in terms of material type.

Table 1.4: Adumbi Mineral Resources by Material Type
(Effective Date: November 17, 2021)

Material Type	Indicated Mineral Resource			Inferred Mineral Resource
	Tonnage (t)	Grade (g/t Au)	Contained Gold (oz)	Tonnage (t)	Grade (g/t Au)	Contained Gold (oz)
Oxide	3,169,000	2.05	208,000	458,000	3.39	49,000
Transition	3,401,000	2.51	274,000	280,000	2.74	24,000
Fresh (Sulphide)	21,614,000	2.02	1,400,000	20,089,000	2.64	1,703,000
TOTAL	28,185,000	2.08	1,883,000	20,828,000	2.65	1,777,000

NOTES:

1. Mineral resources were estimated at a block cut-off grade of 0.52 g/t Au for oxide, 0.57 g/t Au for transition and 0.63 g/t Au for fresh material constrained by a Whittle pit.

2. Mineral Resources for Adumbi were estimated using a long-term gold price of US$1,600/oz.

3. A minimum mining width of 32 m horizontal was used.

4. A maximum of 4 m internal waste was used.

5. Adumbi bulk densities of 2.45 for oxide, 2.82 for transition and 3.05 for fresh rock were used.

6. High gold assays were capped at 18 g/t Au for Adumbi, prior to compositing at 2 m intervals.

7. Numbers might not add up due to rounding.

The Imbo Project Indicated and Inferred Mineral Resource for the combined Adumbi, Manzako and Kitenge deposits now respectively totals 1.88 Moz of gold (28.19 Mt grading 2.08 g/t Au) and 2.09 Moz of gold (22.50 Mt grading 2.89 g/t Au). The total Inferred Resource is summarised in Table 1.5.

Table 1.5: Inferred Mineral Resource for the Imbo Project
(Effective Date: November 17, 2021)

Deposit	Tonnage (t)	Grade (g/t Au)	Contained Gold (oz)
Adumbi	20,828,000	2.65	1,777,000
Kitenge	910,000	6.60	191,000
Manzako	770,000	5.00	122,000
TOTAL	22,508,000	2.89	2,090,000
NOTES:
1. Mineral resources were estimated at a block cut-off grade of 0.52 g/t Au for oxide, 0.57 g/t Au for transition and 0.63 g/t Au for fresh material constrained by a Whittle pit.
2. Mineral Resources for Adumbi were estimated using a long-term gold price of US$1,600/oz.
3. A minimum mining width of 32 m horizontal was used.
4. A maximum of 4 m internal waste was used.
5. Adumbi bulk densities of 2.45 for oxide, 2.82 for transition and 3.05 for fresh rock were used. For Kitenge and Manzako, reference is made to the RPA Technical Report, where bulk densities of 1.7 for oxide, 2.2 for  transition and 2.7 for sulphide material were used.
6. High gold assays were capped at 18 g/t Au for Adumbi, prior to compositing at 2 m intervals. For Kitenge and
      Manzako, reference is made to the RPA Technical Report where assays were capped at 50 g/t Au, prior to compositing at
      2 m intervals.
7. Estimated historical mining has been removed.
8. Numbers might not add up due to rounding.

A total of 84.68% of the Imbo Project mineral resources are attributable to Loncor via its 84.68% interest in the Imbo Project.

1.13 MINERAL INVENTORY

The Mineral Inventory Statement is reported in accordance with the SEC's S-K 1300 requirements as well as NI 43-101 requirements.

Table 1.4 shows a summary of the Adumbi Mineral Inventory for the various material types (oxide, transition and fresh) contained within the Adumbi practical pit designs.

The following summarises the pit optimisation assumptions and parameters used to constrain the depth extent of the geological model to generate the mineral inventory of the open pit for the Adumbi deposit:

  A gold price of US$1,600/oz
  A block size of 16 m × 16 m × 8 m
  A 32 m minimum mining width and a maximum of 4 m of internal waste was applied
  A mining dilution of 100 % of the tonnes at 95 % of the grade
  An ultimate slope angle of 45°
  An average mining cost of US$3.29/t mined
  Metallurgical recoveries of 91 % for oxide, 88 % for transition and 90 % for fresh
  An average general and administration (G&A) cost of US$4.20/t
  Mineral resources were estimated at a block cut-off grade of 0.52 g/t Au for oxide, 0.57 g/t Au for transition and 0.63 g/t Au for fresh materials, constrained by a US$1,600/oz optimised pit shell
  Transport of gold and refining costs equivalent to 4.5 % of the gold price

The results from the Adumbi Whittle pit optimisation for the gold price of US$1,600/oz allowed for the selection of the optimised final pit shell (Pit Shell 40) based on the maximum undiscounted cash flow for the practical pit design. The practical pit designs were prepared using the optimised pit shells as templates. The relevant Whittle pit shells were exported from the GEMS to Surpac software, where the practical pit designs were prepared. The practical pit design incorporates the ramps together with the appropriate inter-ramp slope angles. No practical pit design was prepared for the Final Pit; hence, the optimised pit shell (Pit 40) was used to define Cut 3 for the blocks to be scheduled.

The Qualified Person (QP) has performed an independent verification of the block model tonnage and grade, and in the QP's opinion, the process has been carried out to industry standards.

1.14 ADJACENT PROPERTIES

In addition to the Imbo Project, there have been other mineral exploration activities in the Ngayu Greenstone Belt in recent times, and mineral resources have been defined within the belt. Since 2010, Loncor has been the largest permit holder in the Ngayu belt and has been exploring a number of prospects on its own since 2010 or in joint venture with Barrick Gold Congo SARL (formerly Randgold Resources Congo SARL) (Barrick Gold) from 2016 to 2021.

Loncor undertook exploration over priority target areas at Yindi, Makapela, Itali, Matete, Nagasa, Mondarabe, Anguluku and Adumbi West prospects with airborne magnetic and radiometric surveys, geological mapping, stream sediment sampling, soil and rock sampling, trenching, augering and ground geophysical surveys. During the period 2010 to 2013, Loncor undertook drilling programmes on a number of prospects in Ngayu and outlined mineral resources at Makapela in the west of the belt. At Makapela, a total of 56 core holes (18,091 m) were completed in the vicinity of the Main and North pits, and 15 holes (3,594 m) were drilled at nearby Sele Sele. In April 2013, Loncor announced mineral resource estimates for Makapela with an Indicated Mineral Resource of 0.61 Moz of gold (2.20 Mt grading at 8.66 g/t Au) and an Inferred Mineral Resource of 0.55 Moz of gold (3.22 Mt grading at 5.30 g/t Au). The deposit at Makapela is open down plunge and along strike.

Besides Makapela, Loncor drilled other prospects, and significant intersections were obtained at Yindi (21.3 m grading 3.3 g/t Au, 24.0 m grading 1.5 g/t Au and 10.3 m grading 4.1 g/t Au) and at Itali (38.82 m at 2.66 g/t Au, 14.70 m at 1.68 g/t Au and 3.95 m at 19.5 g/t Au). Further exploration including drilling is warranted on other prospects within the Ngayu belt including Yambenda, Mokepa and Mongaliema.

In terms of producing gold mines, the Kibali Gold Mine, approximately 220 km northeast by air from the Imbo Project, is located within the Archean-aged Moto greenstone belt and commenced gold production in September 2013. The mine is owned by Kibali Goldmines SA (Kibali), which is a joint venture company with 45 % owned by Barrick Gold, 45 % by AngloGold Ashanti, and 10 % by Société Minière de Kilo-Moto (SOKIMO). Barrick Gold is the operator and in 2020, Kibali produced 808,134 oz of gold at an AISC of US$778/oz of gold. Kibali had Measured and Indicated Mineral Resources of 15.5 Moz of gold, Inferred Mineral Resources of 1.5 Moz and Proven and Probable ore reserves at the end of 2020 of 9.33 Moz (from Barrick Gold 2020 Annual Report). Kibali is Africa's largest producing gold mine.

1.15 INTERPRETATION AND CONCLUSIONS

1.15.1 Introduction

The Qualified Persons (QPs) note the following interpretations and conclusions based on the review of the information available for this technical report.

1.15.2 Geology and Mineralisation

The Imbo Project is found within the Ngayu Archean greenstone belt, one of a number of Archean-aged, granite-greenstone belts that extend from northern Tanzania, into northeastern DRC and then into the Central African Republic. These gold belts contain a number of major gold mines including Kibali (DRC) and Geita, North Mara and Bulyanhulu (Tanzania). Gold deposits within these belts are associated with the globally important Neo-Archean orogenic gold deposits, examples of which are found in most Neo-Archean cratons around the world.

At the Adumbi deposit, the gold mineralisation is generally associated with quartz and quartz-carbonate-pyrite ± pyrrhotite ± arsenopyrite veins in a BIF unit. Examples of similar type BIF hosted gold deposits to Adumbi include the major Geita mine in Tanzania and Kibali mine in northeastern DRC.

1.15.3 Exploration, Drilling and Analytical Data Collection in Support of Mineral Resource Estimation

Systematic exploration has been conducted on the Adumbi deposit and Imbo Project area, including airborne LiDAR (light detection and ranging) and geophysical surveys, gridding, geological mapping, soil, trench, adit and auger sampling together with a number of core drilling programmes. Sampling, sample storage, security, sample preparation and geochemical analyses and verification are considered appropriate for the resource estimate at Adumbi.

1.15.4 Mineral Resource Methodology and Estimation

The Mineral Inventory Statement is reported in accordance with the SEC's S-K 1300 requirements as well as NI 43-101 requirements. The Adumbi Mineral Inventory for the various material types (oxide, transition and fresh) contained within the Adumbi practical pit designs consists of 1.883 Moz (28.185 Mt grading 2.08 g/t Au) of Indicated mineral resources and 1.777 Moz (20.828 Mt grading 2.65 g/t Au) of Inferred mineral resources. The data used for the resource estimate and methods employed are considered reasonable for the level of study by the QP.

1.15.5 Open-Pit Optimisation and Mineral Inventory

Pit optimisation assumptions and parameters used to constrain the depth extent of the geological model to generate the mineral inventory of the open pit for the Adumbi deposit are considered appropriate for its location and infrastructural setting with appropriate metallurgical recoveries used from the test work and a gold price of US$1,600/oz, which is below current levels.

In the QP's opinion, the parameters used in the Mineral Resource to Mineral Inventory conversion process are reasonable.

1.16 RECOMMENDATIONS

Further work is warranted at Adumbi to advance the project up the value curve. A number of opportunities have been identified to increase the mineral resources at Adumbi. It is recommended that Loncor follow up on these opportunities, which include the following:

  Increasing and Upgrading Mineral Resources at Adumbi and within the Imbo Project

There is excellent exploration potential to further increase the mineral resources at Adumbi and within the Imbo Project. At Adumbi, the mineralised BIF host sequence increases in thickness below the open-pit shell, and wide-spaced drilling has already intersected grades and thicknesses amenable to underground mining. Further drilling is required to initially outline a significant underground Inferred Mineral Resource which can then be combined with the open-pit mineral resource so that studies can be undertaken for a combined open-pit and underground mining scenario at Adumbi. It is also recommended that infill drilling be undertaken in the deeper part of the open-pit shell to upgrade the current Inferred resources into the Indicated category. Besides increasing the resource base, a combined open-pit/underground project could increase grade throughput and reduce strip ratios with the higher grade, deeper mineral resources being mined more economically by underground mining methods, which could increase annual gold production and drive down operating costs. Minecon also recommends that further studies should be undertaken to assist in estimating historical depletions and depletions by recent artisanal mining.

Additional deposits and prospects occur close to Adumbi and have the potential to add mineral resources and feed to the Adumbi operation. Along trend from Adumbi, the Manzako and Kitenge deposits have Inferred Mineral Resources of 313,000 oz of gold (1.68 Mt grading 5.80 g/t Au) and remain open along strike and at depth. Further drilling is warranted on these two deposits

  Along the structural trend, 8 km to 13 km to the southeast across the Imbo River and within the Imbo Project, four prospects (Esio Wapi, Paradis, Museveni and Mungo Iko) with similar host lithologies to Adumbi have been outlined with soil, rock and trench geochemical sampling. An initial shallow, scout drilling programme should be undertaken on these four prospects to determine their mineral resource potential.
  Additional Mineral Resources within the Ngayu Greenstone Belt

Additional feed for the Adumbi processing plant could also come from Loncor's 100 % owned high-grade Makapela deposit, where Indicated Mineral Resources of 2.20 Mt grading 8.66 g/t Au (614,200 oz of gold) and Inferred Mineral Resources of 3.22 Mt grading 5.30 g/t Au (549,600 oz of gold) have been outlined to date with the high-grade material being able to be transported economically to Adumbi.

  Additional geotechnical investigations

Additional geotechnical investigations including drilling are recommended to optimise and potentially steepen pit slopes especially for the competent fresh BIF host rock which could reduce the strip ratio and thereby lower mining costs at Adumbi.

  Further metallurgical test work

Additional metallurgical test work, including additional flotation and petrographic studies, is recommended to confirm recoveries and reagent consumptions, and to optimise the flowsheet design.

2 INTRODUCTION

Minecon Resources and Services Limited (Minecon) was engaged by Loncor Gold Inc. (Loncor) to prepare an independent Technical Report Summary (TRS) with respect to Loncor's Imbo Project in the Democratic Republic of the Congo (DRC).  The purpose of this TRS is to support the inclusion of the Imbo Project's Mineral Resource estimates in Loncor's Form 20-F annual report for the fiscal year ended December 31, 2021 being filed with the United States Securities and Exchange Commission (SEC).  This TRS conforms to the SEC's Modernized Property Disclosure Requirements for Mining Registrants as described in Subpart 229.1300 of Regulation S-K, Disclosure by Registrants Engaged in Mining Operations (S-K 1300) (including Item 601 (b)(96) Technical Report Summary).

2.1 QUALIFICATIONS OF QUALIFIED PERSONS

The relevant sections of this Technical Report were compiled by the Qualified Persons, as this term is defined in SK-1300 and in NI 43-101. The certificates of the Qualified Persons (QPs) are set out after the Date and Signature Page at the end of the report. A summary of their qualifications and responsible sections is given in Table 2.2.

Table 2.2: Summary of the Qualifications and Responsibilities of the QPs

QP	Qualification	Company	Site Visit	Responsibility (Section of Report)
Daniel Bansah	MSc (MinEx), MAusIMM (CP), FWAIMM, MGhIG	Minecon	Yes	Sections 1 to 5, and Sections 11 to 20
Christian Bawah	BSc (Hons) Geology, MBA (Finance) MAusIMM (CP), MMCC, FWAIMM, MGhIG	Minecon	Yes	Sections 6 to 10

Minecon used the additional drilling data from the drilling completed since the previous resource estimates of April 2021 to update the mineral resources on the Adumbi deposit.

Loncor is a Canadian gold exploration company with a substantial footprint in the DRC. Loncor's shares trade on the Toronto Stock Exchange. This report will be publicly filed by Loncor and may also be filed on Loncor's website.

2.2 TERMS OF REFERENCE AND PURPOSE

This technical report describes the Adumbi deposit (as well as other properties within the Imbo Project) in terms of its historical and recent exploration (infill and extension drilling), and summarises the results of the updated mineral resources completed on the Adumbi deposit. The resource modelling and estimations were restricted to the Adumbi deposit due to the significant implications of the drilling work carried out on the mineral resources of Adumbi.

Loncor is a Canadian gold exploration company focused on the Ngayu Greenstone Belt in the DRC. The Loncor team has over two decades of experience of operating in the DRC. Ngayu has numerous positive indicators based on the geology, artisanal activity, encouraging drill results and an existing gold resource base. The area is 220 km southwest of the Kibali Gold Mine, which is operated by Barrick Gold (Congo) SARL (Barrick). In 2020, Kibali produced 808,134 oz of gold at all-in sustaining costs of US$778/oz.

Resolute Mining Limited (ASX/LSE: RSG) owns 23 % of the outstanding shares of Loncor and holds a pre-emptive right to maintain its pro rata equity ownership interest in Loncor following the completion by Loncor of any proposed equity offering.

The Imbo Project, in which the Adumbi and the two neighbouring deposits of Kitenge and Manzako are situated, is located within the Mambasa District of the Ituri Province in the northeastern region of the DRC, 250 km west of Bunia, the capital of the Ituri Province, and 225 km northwest of the city of Beni. The Adumbi base camp is located at latitude 1° 43' 58.76" N and longitude 27° 52' 4.01" E or 596,522 m E and 191,570 m N (WGS 84 UTM Zone 35N). Loncor holds an 84.68 % interest in the Imbo Project, and the balance is held by minority shareholders, including a 10 % free-carried interest owned by the DRC Government.

2.3 SOURCES OF INFORMATION

Minecon relied upon various reports and information provided by Loncor and other experts. The document references are summarised in Section 27 and include internal documents compiled by Loncor and the previous owner of the Imbo Project, Kilo Goldmines Ltd (Kilo) . Minecon particularly relied on the Roscoe Postle Associates Inc. (RPA) NI 43-101 Technical report of February 28, 2014, including its recommendations as well as technical information provided by Loncor on all the work carried out between 2014 to date by Loncor and previously by Kilo. In particular, the results of Loncor's 2020 to 2021 drilling programme have been utilised in developing the new estimates. Additionally, digital maps and information available in the public domain, such as company websites and public library documents, have been utilised.

Loncor openly provided a hard drive containing all material information which, to the best of its knowledge and understanding, is complete, accurate and true, having made due enquiry. Neither Minecon nor SENET is aware of any current or pending litigation or liabilities attached to the Imbo Project.

2.4 SCOPE OF THE OPINION

This report has been compiled to incorporate all currently available and material information that will enable the reader to make a reasoned and balanced judgement regarding the updated mineral resources of the Adumbi deposit.

The Qualified Persons involved in the preparation of this report are members in good standing with their respective professional institutions.

This work has been based upon technical information which has been supplied by Loncor and its contractors, and Minecon carried out independent due diligence on the information, where possible.

Minecon confirms that, to the best of their knowledge and having taken all reasonable care to ensure that such is the case, the information contained in this report is in accordance with the facts and contains no omission likely to affect its import.

The Mineral Resource estimates on Kitenge and Manzako were prepared by RPA in 2014. These estimates have not been updated.

2.5 QUALIFIED PERSONS DECLARATION AND STATEMENT OF INDEPENDENCE

This report has been compiled by Minecon. Minecon has extensive experience in preparing technical, competent/qualified persons', technical and valuation reports for mining and exploration companies. The information in this report is based on information compiled by the Qualified Persons: Daniel Bansah and Christian Bawah. The Qualified Persons' certificates are set out after the Date and Signature Page at the end of the report. The Qualified Persons have sufficient experience relevant to the style of mineralisation and type of deposit under consideration and to the activity which they are undertaking to qualify as a Qualified Person, as defined in S-K 1300 and in NI 43-101.

Neither Minecon nor its staff and consulting engineers have, or have had, any interest in any of Loncor's projects capable of affecting their ability to give an unbiased opinion and have not received, and will not receive, any pecuniary or other benefits in connection with this assignment, other than normal geological, mining and environmental consulting fees. Neither Minecon nor its personnel involved in the preparation of this report have any material interest in Loncor or in any of the properties described herein.

Minecon was remunerated a fixed fee amount for the preparation of this report, with no part of their fees contingent on the conclusions reached or the content of this report. Except for these fees, Minecon has not received, and nor will they receive, any pecuniary or other benefit whether direct or indirect for or in connection with the preparation of this report.

2.6 PERSONAL INSPECTION

A site visit was carried out by Daniel Bansah, Chairman and Managing Director of Minecon, in September 2021, together with Minecon's environmental and social scientists. During the visit, Daniel spent time reviewing all the field geological activities undertaken on the Adumbi deposit, the geological logging and the sampling procedures, including the sampling preparation protocols carried out in the sample preparation laboratory. Christian Bawah was also on site for a period of 8 weeks from October to November 2020. Christian was accompanied by Peter Kersi, Minecon's Mineral Resources Manager, and a contributing engineer to this report. The following Minecon geologists and technical personnel: Bel Mapendo, chief geologist, Patient Zamakulu and Jean-Alain Chish, both senior geologists, and three of Minecon's laboratory technical and operational staff were on site for a period of 16 weeks, providing technical supervision and management of the 2020 to 2021 drilling programme and the management of the on-site sample preparation facility.

Tasks undertaken during the visit included a technical inspection of the site (proposed waste dump and other infrastructural sites including but not limited to six artisanal villages that could be impacted by the mine infrastructure), an inspection of the old drill core and a review of all the technical work carried out. In addition, the team reviewed the sampling and drill site protocols and security including QA/QC issues, and the on-site sample preparation facility.

Gordon France, Minecon's Database, GIS and IT Manager visited the Adumbi site for seven weeks from June to July 2021. The scope of work during the visit was to ensure that the Adumbi database was migrated onto a centralised data repository (the Century Database System).

The Minecon team worked in collaboration with Fabrice Matheys, Loncor's General Manager and geologist with +25 years of experience in the DRC and the African region.

3 RELIANCE ON INFORMATION PROVIDED BY LONCOR

Minecon has prepared this technical report and, in so doing, have utilised information provided by Loncor and its contractors as to its operational methods, conclusions, opinions, estimates and forecasts. Where possible, this information has been reviewed by independent sources with due enquiry in terms of all material issues that are a prerequisite to comply with S-K 1300 and NI 43-101.

The authors of this report are not qualified to provide extensive commentary on legal matters associated with Loncor's right to the Imbo Project. The authors have therefore relied on the legal opinion of MBM-Conseil of Kinshasa Gombe, DRC, dated June 8, 2020, which has provided certain information in preparing this report which, to the best of Loncor's knowledge and understanding, is complete, accurate and true, and Loncor acknowledges that Minecon has relied on such information, in preparing this report. No warranty or guarantee, be it express or implied, is made by the authors with respect to the completeness or accuracy of the said legal matters.

Except as provided under applicable Canadian and US securities laws, any use of this report by any third party is at that party's sole risk.

4 PROPERTY DESCRIPTION

4.1 LOCATION

The 122 km2 Imbo Project is located within the Mambasa Territory in the Ituri Province in the northeastern region of the DRC, 325 km northeast of the main cities of Kisangani and 225 km northwest of Beni (see Figure 4.1). The Imbo Project is found within Imbo Exploitation Permit PE 9691, which is valid until February 2039.

Bunia is the provincial capital of the Ituri Province and is situated approximately 260 km east by air from the Imbo Project. The village of Nia-Nia is approximately halfway between Beni and Kisangani and situated approximately 45 km south, by road, of the Adumbi base camp. The Adumbi base camp is located at latitude 1° 43' 58.76" N and longitude 27° 52' 4 01" E or 596,522 m E and 191,570 m N in WGS 84 UTM Zone 35N (see Figure 4.2 and Figure 4.3).

Figure 4.1: Locality Map of the Imbo Project in Africa

Figure 4.2: Location of Imbo Project within the DRC

300000 mN
500000 mE
650000 mE
N
Pawa
Badudu
Angali
Sondo
Wamba
Makapela
Malabwana
Batsumoni
Bavombo
Baita
Bafwasengi
Imbo
Azapamba
Bomili
Bafwasele
Yindi
Bafwakge
Nia-Nia
Adusa
Epini
150000 mN
Bafwabili
Bafwapoka
Bafwatebu
Balika
Bafwatongono
Bafwasende
Bigbulu
0
12.5
25
50
kilometres
650000 mE
LEGEND
Towns
Rivers
Roads
Reserve de faune Okapi
Loncor 84.68% - Imbo (Adumbi)
Former Loncor / Barrick JV Boundary
Loncor – 100%

Figure 4.3: Locality Map of Imbo Project

4.2 PROPERTY OWNERSHIP

Loncor is a publicly listed Canadian company which owns 84.68 % of the Imbo Exploitation Permit through its subsidiary Adumbi Mining S.A. (Adumbi Holdco). The minority shareholders hold 15.32% (including the 10 % free-carried interest owned by the DRC Government).

4.3 LAND TENURE

In accordance with the Mining Regulations of the DRC, the surface area of an exploitation permit is measured in a unit known as a "carré" (in English, a square), which is defined as an area that measures 30 s on each side. The sides must be oriented north-south and east-west. A square carré has an area of 84.955 ha or 0.84955 km2. The word "quadrangle" is used as the unofficial English translation of the word carré.

4.4 IMBO EXPLOITATION PERMIT

Minecon has relied on a letter on land tenure, licences and permits dated June 8, 2020, from MBM-Conseil, one of the leading firms practising mining law in the DRC.

The Imbo Exploitation Licence (PE 9691) lies between X 594500 and 596000 and Y 191500 and 193100 (WGS 84 Zone 35N UTM coordinates). Table 4.1 lists the carré corners for the Imbo Exploitation Permit in longitude and latitude.

Table 4.1: Coordinates of the Imbo Exploitation Permit (PE9691)

Corner	Longitude	Latitude
1	27º 50' 00"	01º 41' 00"
2	27º 50' 00"	01º 47' 00"
3	27º 53' 00"	01º 47' 00"
4	27º 53' 00"	01º 44' 30"
5	27º 56' 00"	01º 44' 30"
6	27º 56' 00"	01º 44' 00"
7	27º 59' 00"	01º 44' 00"
8	27º 59' 00"	01º 41' 00"

The Imbo Licence covers a total area of 122 km2 (12,234 ha) and consists of 144 carrés.

The deposits and prospects on the Imbo Exploitation Permit, from northwest to southeast as shown in Figure 4.4, include the following:

  Adumbi Deposit, including Canal
  Bagbaie (previously known as Adumbi North) Prospect
  Adumbi West Prospect
  Amuango Prospect
  Monde Arabe Prospect
  Vatican Prospect

  Kitenge Deposit, including Senegal
  Manzako Deposit, including Lion
  Imbo East (previously termed Maiepunji) Prospects, including Paradis, Museveni, Esio Wapi and Mungo Iko

Adumbi is currently the most explored deposit within the Imbo Permit. The Kitenge deposit is located approximately 4 km southeast from Adumbi. The Senegal prospect has been incorporated into the Kitenge deposit as it is the probable fault-offset northwest continuation along strike of Kitenge.

Manzako is located 1.5 km northeast of Kitenge. The previously named Lion prospect is now considered to be the southeastern portion of Manzako which incorporates a series of sub parallel shear structures.

The Monde Arabe and Vatican prospects are located east of Adumbi. Amuango is situated west of Adumbi, and the Imbo East prospects are located approximately 5 km southeast of Manzako.

Figure 4.4: Imbo Project Simplified Geology

4.5 PERMITS

Adumbi Holdco does not have a work permit précis; however, they have provided Minecon with a copy of a DRC "attestation de travail", which is a document confirming that the Imbo Exploitation Permit is in order.

4.6 ENVIRONMENTAL LIABILITIES AND PERMITTING

DRC law imposes environmental obligations on an exploitation permit holder which must be performed during the exploitation of the mine. Pursuant to its decision dated April 2, 2013, the Directorate of Environment has approved the Environmental Impact Study (EIS) and Environmental Management Plan of the Project (EMPP). Furthermore, the Mitigation and Rehabilitation Plan (MRP) was approved on April 2, 2013.

4.7 SURFACE USAGE/LAND LEASE

Article 64 of the DRC 2002 Mining Code provides that the exploitation permit entitles its holder to the exclusive right to carry out, within the perimeter over which it has been granted, and during its term of validity, exploration, development, construction and exploitation works in connection with the mineral substances for which the permit has been granted, and associated substances if the holder has applied for an extension. According to Article 280 of the Mining Code, the holder or lessee must compensate for the damages caused by the works it carries out in connection with its mining activities, even if they are authorised.

In order to maintain the validity of the permit, the holder must pay the annual surface fees per quadrangle for each subsequent year before the end of the first quarter of the calendar year. The surface annual fees for the Imbo Permit have been paid for the year 2021.

Minecon is not aware of any environmental liabilities on the property. Loncor has all the required licences and permits to conduct the proposed work on the property. Minecon is not aware of any other significant factors, other than potential political and related safety risks described in Section 24 that may affect access, title, or the right or ability to perform the proposed work programme on the property.

5 ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

5.1 ACCESSIBILITY

The Imbo Project is located within the Mambasa Territory in the Ituri Province of the DRC. Bunia is the provincial capital of the Ituri Province and is situated approximately 260 km east by air from the Imbo Project. Located approximately 225 km by air southeast of the property, Beni is the nearest major population centre to the Imbo Project and has a population of approximately 230,000. Loncor maintains an administrative office in Beni. The city is a United Nations MONUSCO base and has a lateritic airstrip with scheduled internal flights to other towns such as Goma, Bunia, Isiro, Kisangani and Kinshasa. The Isiro airstrip is approximately 200 km by lateritic road to the Imbo Project. From Beni, the Imbo Project is accessible via 322 km of lateritic road to Nia-Nia, then to Village 47 (47 km north of Nia-Nia) and then 7 km via lateritic roads to the Adumbi base camp. On the property, access is via trails using Mine Mule utility and four-wheel drive vehicles in addition to motorcycles. Away from areas of habitation and artisanal activity, access is on foot through the dense forest growth.

The nearest international airport is located at Entebbe in western Uganda and linked by 440 km of paved road to the Kasindi Uganda-DRC border, followed by 80 km of unpaved lateritic roads to Beni. Entebbe has international scheduled flights to South Africa, Europe and Asia and is also linked to other African countries as well as the in-country towns of Kinshasa and Lubumbashi via Nairobi (Kenya). Ethiopian airlines have direct flights between Addis-Ababa and Goma. In addition, Entebbe is linked to the DRC border points of Arua, Mahagi and Kasindi by paved highway from the deep seaport of Mombasa (Kenya). Due to security issues and the poorly maintained roads in the DRC, the preferred road from Kampala to access the property is via Arua/Aru to Doko (Kibali Mine) to Faradje to Dungu and Isiro. Rail links between Mombasa and Kasese (Uganda) are being upgraded to standard gauge.

At Nia-Nia, 52 km southwest of the Imbo Project, there is a 1,200 m long grass-covered, laterite base airstrip which can accommodate propeller-driven, charter aircraft including medium-sized cargo planes.

The large operating gold mine of Kibali is located approximately 220 km by air northeast of the Imbo Project (see Figure 5.1).

Figure 5.1: Accessibility and Locality Map

5.2 CLIMATE

The climate is typically tropical and is characterised by a long, wet season and a short dry season of up to three months from mid-December to mid-March. The average annual rainfall is approximately 2,000 mm to 2,500 mm, with the highest rainfall generally occurring in October. Even in the driest months, rainfall totals more than 50 mm. Temperatures are also uniformly high throughout the year, and there is little diurnal variability, varying between 19 °C and 23 °C, with daily lows and highs of 16 °C and 33 °C, respectively. Humidity is high throughout the year (75 % to 99%).

The climate facilitates exploration and mining activities all year round although exploration is more challenging during the wettest months as roads can deteriorate as they are poorly maintained. Torrential downpours of rain are experienced; however, they are not generally long lasting. The prevailing wind direction is from the southeast, with the maximum wind velocity and average daily wind velocities being relatively low, approximately 12 m/s and 0.5 m/s, respectively. Notwithstanding, the area can be hit with severe storms. Climatic conditions have generally not affected exploration activities.

5.3 LOCAL RESOURCES

The land around the Imbo Project is mainly equatorial rainforest, with very tall trees and grass. A few small villages exist around the project area. Some wild animals exist in and around the project area, but most have been hunted out by the local population. Natural water sources are abundant. Recent water wells drilled in the community and inside the Adumbi base camp have produced high yields, confirming the groundwater potential in the project area. The closest hydroelectric power station is situated near Kisangani, together with hydroelectric stations supplying power to Barrick/AngloGold Ashanti's Kibali mine. Isiro and Beni are potential sources of skilled manpower, but there is sufficient local unskilled manpower in the surroundings of Adumbi.

Regional migration from the colonial period has resulted in an amalgam of people from different ethnic Bantu groups, along with indigenous populations of pygmies, residing in areas immediately adjacent to and along key transit routes to the Imbo Project.

Within the immediate area of the property, there are several small villages that generally consist of fewer than 300 residents. The estimated total population within 10 km of the surrounding area is approximately 8,500 who rely on subsistence farming, organised artisanal mining, and harvesting of wood. These villages are accessed by motorcycle, bicycle and on foot via unmaintained roads and trails. The nearest community to the Adumbi base camp is the Adumbi village. In general, the project enjoys the support of local communities.

Exploration supplies are generally sourced within the country or further afield in Uganda, Kenya, Tanzania or South Africa. Wherever possible, food and consumables are locally sourced. Manpower at the Adumbi base camp is sourced from the local area. Technical manpower consists of senior staff expatriates supplied by Minecon in addition to Congolese staff. Security is maintained by a private security agency as well as contracted posted DRC police officers.

There is a significant local labour pool available for training and recruitment for any envisioned mining operation. The local area would however not be capable of supplying sufficient materials other than timber to support any potential mine-site infrastructure. Although some main roads dissect the area, upgraded and additional access roads, including bridges, will be required for any potential large-scale mining operations.

There is no electrical distribution system within the local area, and diesel generators and solar power are relied upon. There are a number of potential locations for hydroelectric development located within the Imbo Project area. In September 2021, Knight Piésold carried out an orientation visit to the sites, and based on a positive outlook, they have recommended detailed site investigation studies.

At the time of Minecon's site visit in September 2021, infrastructure at the Adumbi base camp included the following:

  A fenced and gated compound that is patrolled by security and covers an area of approximately 8.5 ha
  A helicopter landing pad and privately operated weather station
  A brick-constructed administrative office building
  A wood-constructed first-aid post
  A brick-constructed kitchen and mess hall
  A brick-constructed washroom and shower facility
  Two private brick-constructed units for accommodations for nine people
  Private tented bedroom accommodations on concrete pads
  An outdoor recreational area with barbecue and satellite television
  Security office and camp support staff accommodation

  Gated and fenced core processing area consisting of the following:
  Brick-constructed exploration office
  Outdoor roofed open core logging areas
  Outdoor roofed open core sawing area
  Container storage for pulps and duplicates
  Core storage racks
  Gated and fenced sample preparation facility
  Brick-constructed office and storerooms for drillers

The power supply at the site is provided by diesel generators with solar power also used for lighting. Water is taken from a natural spring located just outside the camp boundary. For any future development activities, it will be necessary to build all-weather access roads and bridges as well as infrastructure for sufficient power and water supplies. The Imbo Project surface rights allow sufficient areas for potential processing plant sites, tailings storage areas, and waste disposal areas.

5.4 PHYSIOGRAPHY

The Imbo Project is located in the Ituri tropical rainforest within the upper reaches of the Congo River Basin. The project area topographically consists of an undulating terrain that varies from approximately 600 m above sea level to approximately 800 m above sea level. Most of the landscape is covered with dense evergreen forests with a closed canopy; however, the hills tend to have relatively steep slopes, and the valley floors within the areas of the linear hills are relatively narrow. In most places, the overburden (in general less than 1 m to approximately 50 m in thickness) is oxidised sandy clay or sandy clay loam, ranging in colour from reddish brown through ochre to yellowish brown. The soils are acidic in nature, and the layer of humus is thin.

The property is drained by numerous creeks and streams. Almost all the landscape belongs to the Congo Basin and is covered with a dense network of permanent watercourses which flow into the Upper Ituri and its main tributaries: the Epulu, Nepoko, Nduye, Lenda, Ebiena, and Ngayu rivers.

The Adumbi deposit is well situated for potential mining development as it is located on a topographical high amenable to low strip ratios for initial mining access. The Kitenge and Manzako deposits are located in areas of less relief.

6 HISTORY

This section summarises the work completed on the Imbo licence area and in particular the drilling activities completed on the Adumbi deposit since the last update. The history of past exploration activity on the Imbo Project was originally summarised in the RPA NI 43-101 technical report entitled "Technical Report on the Somituri Project, Imbo Licence, Democratic Republic of the Congo" and dated February 28, 2014 (available from SEDAR at www.sedar.com).

Kilo contracted the Royal Museum for Central Africa (RMCA) in December 2006 to carry out a compilation of the RMCA archives on gold in the region of the Adumbi Project in the DRC. The historical exploration and historical gold production on the Imbo Project area outlined below is therefore based on the 2007 RMCA compiled report (RMCA, 2007). Most of the data available to the RMCA was from prior to the 1960 independence of the DRC.

6.1 PRIOR OWNERSHIP

The mining rights for the mineral concessions in the Imbo Project area were held by the Société Internationale Forestière et Minière du Congo (FORMINIÈRE or FRM) from the 1920s to the late 1950s. The colonial state was co-owner of a 50 % stake in FRM, with the remainder held by American interests. The Société Minière de la Tele (SMT), a subsidiary of FRM, oversaw development and exploitation. Following political independence in 1960, ownership changed hands multiple times. A Zairian company, Zafrimines, held the property licences from April 17, 1987. In 1997, Rhodes Mining NL of Australia entered a joint venture agreement with Busico of Uganda (20%) and the DRC (20%) and held the property licences from May 17, 1997, until August 2, 1998, when Kilo acquired the property.

6.2 EXPLORATION HISTORY

Belgian prospectors were the first to discover gold on the Imbo Project in the early 1900s, with gold production focusing on alluvial deposits until the late 1930s. Primary gold mineralisation was later discovered in the bedrock of the alluvial zones and was exploited in shallow pits and trenches. This was later followed by mining from deep trenches and underground galleries. From the mid-1970s to mid-1980s, the French Geological Survey (BRGM) undertook geological investigations of the Imbo Project area. Artisanal miners in organised groups in recent years have been exploiting alluvial and eluvial deposits, as well as oxidised mineralisation from deep trenches (up to 10 m), and the underground sill drifts and pillars at Adumbi.

Highlights of the reported historical exploration include the following:

  1925: FRM completed the evaluation of interesting sites, and SMT was granted the rights for exploitation. It is reported that, during the Belgian exploitation, no geological maps were produced, and the operators mainly looked for mineralisation in quartz veins. Shallow exploration shafts or pits were systematically sited along the veins to facilitate delineation of the mineralisation.
  1948: Manzako surface trenches and underground exploration discovered mineralised veins. It is reported that underground exploration drifts were driven at levels of −11 m, −16 m, −30 m and −40 m below surface. Exploration on the −16 m level encountered generally low average grades with local high grades of 202.0 g/t Au (30 cm quartz) and 47.9 g/t Au (20 cm quartz and schists).

  1940 to 1950: SMT conducted extensive surface and underground exploration in the Adumbi Hill area. BHP (1989) reports that trenching was undertaken on the surface and that adits, tunnels, and crosscuts were developed on three levels underground (the 721, 771, and 821 levels). Channel sampling was undertaken at 1 m intervals.
  1973 to 1975: BRGM's Northern Zaire Project studied the geology of the area in detail. In 1975, BRGM conducted stream sediment and alluvial prospecting and produced a summary report. Arsenic anomalies were found to surround the historical mined areas, especially around Kitenge. BRGM noted that the quartz veins were irregular, erratically distributed, and returned low grades of mineralisation.
  1980 to 1981: BRGM mapped and sampled the Adumbi and Bagbaie deposits on surface and in the historical underground openings. BRGM also drilled three holes at Adumbi and confirmed that (i) mineralisation extended at depth below the water table, (ii) other mineralised zones, parallel to the main one, also existed, and (iii) gold at depth was associated with sulphides.
  1984: BRGM completed an assessment of the mineral potential at Adumbi.
  1988: Bugeco International (Bugeco) produced a report on the property entitled "Gold Potential in the Ngayu Mining District Haut Zaire: the Adumbi and Yindi Old Mines".
  1989: BHP Utah Minerals International carried out a property review of Kitenge and Adumbi.
  1990: Genmin of South Africa carried out a property review of Kitenge and Adumbi.
  2009: Kilo acquired the property and carried out extensive exploration activities including major drilling campaigns.
  By November 2013, Kilo had completed 167 diamond drill holes totalling 35,400 m on the Imbo Project.
  2014: RPA completed technical studies and made various technical recommendations to be executed by Kilo.
  2014 to 2017: Kilo completed 63 drillholes totalling approximately 8,900 m. A drilling programme was planned to test gold-in-soil and magnetic anomalies at the Adumbi South, Adumbi West and Kitenge Extension targets. This drilling programme was carried out by Orezone Drilling SARL based in Watsa in the DRC.
  2017: RPA recommended additional drilling at Adumbi to test the down dip/plunge extent of the mineralisation. In 2017, four deeper core holes were drilled below the previously outlined RPA Inferred Resource over a strike length of 400 m and to a maximum depth of 450 m below surface. All four holes intersected significant gold mineralisation in terms of widths and grades.
  2018 to 2019: Negligible exploration groundwork was undertaken by Kilo due to financial constraints.
  In September 2019, Loncor initially acquired a 71.25 % interest in the Imbo Project, which was subsequently increased to 84.68 % in 2020.
  In Q1 2020, Loncor commissioned independent consultants Minecon Resources and Services Limited (Minecon) to review, assess and quantify the 2017 exploration results.
  Q3 2020: Loncor engaged Minecon to manage its 12 deep hole 7,000 m drilling programme on the Adumbi deposit.

6.3 DEVELOPMENT AND PRODUCTION HISTORY

The first gold discoveries by Belgian prospectors on the Imbo Project occurred in the early 1900s, and early gold production was focused on alluvial deposits until the late 1930s. Gold was discovered in the bedrock of the alluvial zones, and these eluvial deposits were exploited in shallow pits and trenches. Primary gold deposits were later mined in deep trenches and underground galleries.

Kilo, via its agreement with Somituri SPRL, was granted the exploration licences for the project area in February 2009, and in September 2019, Loncor acquired Kilo.

Commercial alluvial gold production on the Imbo Project was undertaken from 1927 to 1951 on the Amuango River. The Amuango River covers the drainage basin from the west side of Adumbi to the area of Bagbaie, located north of Adumbi. Eluvial gold was also exploited over Adumbi Hill, and Kilo believes that this was also considered part of Amuango. The alluvial M'Boro-Adumbi and Amuango exploitations were made in the hydrographical system on the slopes of a ridge of which Adumbi Hill is the summit. A total of 83,000 oz (2.581 t) of gold were exploited during the period (see Table 6.1).

Table 6.1: Summary of Imbo Project Historical Alluvial Gold Production (1927 to 1951)

Deposit	Contained Gold (t)	Contained Gold (oz)
M'Boro-Adumbi	1.334	42,800
Amuango	0.846	27,200
Amuango	0.059	2,000
Maiepunji	0.342	11,000
Total	2.581	83,000
NOTES:
1. Sourced from the Royal Museum for Central Africa (RMCA, 2007).
2. This estimate is considered to be historical in nature and should not be relied upon; however, it does give an indication of the mineralisation on the property.
3. Numbers might not add up due to rounding.

From 1938 to 1955, surface and underground mining was also carried out on the Kitenge-Maiepunji and Adumbi mines. When underground mining began in 1943, a processing facility was built, "Usine de Kitenge", and commissioned in 1944. By the early 1950s, production had declined rapidly at Kitenge-Maiepunji due to the lack of defined mineral reserves. By 1955, production had declined at the Adumbi mine due to metallurgical challenges, the depth of the mine coupled with lack of energy for milling operations, and poor recovery in the amalgamation mills resulting in exorbitant processing costs. It is reported that a total of 86,400 oz (2.688 t) of gold was exploited at the Kitenge-Maiepunji mines between 1938 and 1955 (see Table 6.2). In addition, 177,500 oz (5.520 t) of gold was exploited from the surface and underground workings of the Adumbi mine between 1952 and 1959 (see Table 6.3). It is reported that Adumbi-Bagbaie closed in 1959, prior to the political independence. Recent exploitation has been carried out by artisanal mining operations, which have mined and recovered gold from most of the easily accessible processable gold.

Table 6.2: Summary of Kitenge-Maiepunji Mines Historical Gold Production
(1938 to 1955)

Type	Mined (t)	Gold Grade (g/t)	Contained Gold (t)	Contained Gold (oz)
Surface and Underground	297	9.05	2.688	86,400
Total	297	9.05	2.688	86,400
NOTES:
1. Sourced from the Royal Museum for Central Africa (RMCA, 2007).
2. This estimate is considered to be historical in nature and should not be relied upon; however, it does give an indication of the mineralisation on the property.
3. Numbers might not add up due to rounding.

Table 6.3: Summary of Adumbi Mine Historical Gold Production (1952 to 1959)

Ore Type	Mined (t)	Gold Grade (g/t)	Contained Gold (t)	Contained Gold (oz)
Underground Quartz Veins	445	11.37	5.058	162,600
Surface Eluvial and Quarry	161	2.87	0.462	14,900
Total	606	9.11	5.520	177,500
NOTES:
1. Sourced from the Royal Museum for Central Africa (RMCA, 2007).
2. This estimate is considered to be historical in nature and should not be relied upon; however, it does give an indication of the mineralisation on the property.
3. Numbers might not add up due to rounding.

It is noted in historical documentation that there was a significant drop in production from 1955 as a result of processing only veins coupled with metallurgical challenges (non-amalgamable gold in less altered rocks). BRGM also reported that the refractory gold content in tailings increased with the mining depth, which corresponds with the reported increasing tailings grade (from 2.3 g/t Au in 1954 to 5.7 g/t Au in 1957). BRGM reported that Adumbi-Bagbaie closed in 1959, just prior to political independence, due to lack of energy for milling operations, exorbitant processing costs, and poor recovery in the amalgamation mills.

The old Belgian workings at Manzako were extended to 2.2 km following field activities. Thus, the northern continuation of the workings was extended by 600 m to the northwest of Drillhole SMDD0002. The old workings indicate the presence of multiple parallel mineralised zones, which were exploited by the Belgians and more recently by artisanal miners. In the southeast of the deposit, the mineralised zones are between 80 m and 150 m apart; however, in the northwest (based on the evidence of the old workings), they appear to be only 20 m apart.

The Kitenge old workings focused on shear zone hosted auriferous quartz vein(s) approximately 1 m to 2 m wide.

6.4 HISTORICAL RESOURCE ESTIMATES

In a 1984 study, BRGM estimated the Adumbi deposit potential to be 1.9 Mt at 19 g/t Au, equivalent to approximately 20 t or 643,000 oz of gold. This estimate was based on an extension of the main 5 m wide vein in a strike length of 900 m (700 m exploited on Adumbi Hill and 200 m to the north towards Bagbaie), in addition to a vertical extension of approximately 200 m below the water table. Minecon notes that this estimate pre-dates the 2014 NI 43-101, cannot be relied upon, and is quoted for historical purposes only.

In 1988, Bugeco concluded that the remaining mineral resources in the Adumbi "main zone", after mine closure in 1959, were approximately 929,880 oz of gold. Bugeco further concluded that an additional 5 t of gold (approximately 160,750 oz) could be hosted outside the main zone within the remaining alluvium and other adjacent mineralised horizons at Adumbi. The total Bugeco mineral resource was estimated at 1,090,630 oz of gold as presented in Table 6.4. Minecon notes that this estimate pre-dates the 2014 NI 43-101, cannot be relied upon, and is quoted for historical purposes only.

Table 6.4: Adumbi Historical Mineral Resources (1988)

Zone	Type	Tonnage (t)	Grade (Au g/t)	Contained Gold (oz)
Main	Oxide	1,000,000	9.8	315,050
	Sulphide	2,225,000	8.5	614,830
Main Subtotal				929,880
Outside				160,750
Total				1,090,630
NOTES:
1. Sourced from the Royal Museum for Central Africa (RMCA, 2007) and the Bugeco Report 1988 Mission (Bugeco, 1988).
2. Minecon notes that this estimate pre-dates the 2014 NI 43-101, cannot be relied upon, and is quoted for historical purposes only.
3. A qualified person has not done sufficient work to classify the historical estimate as current mineral resources or mineral reserves.
4. Minecon is not treating the historical estimate as current mineral resources or mineral reserves.
5. Numbers might not add up due to rounding.

It is assumed that recent artisanal mining operations have recovered most of the easily processable gold.

In April 2012, The Mineral Corporation (TMC) (which had been engaged by Kilo to carry out geological modelling and updated resource estimates of the Adumbi deposit) completed an independent NI 43-101 technical report on the Adumbi deposit. At a cut-off grade of 0.5 g/t Au, TMC outlined an Inferred Resource of 1.87 Moz (35.66 Mt grading 1.63 g/t Au) (see Table 6.5).

Table 6.5: Adumbi Historical Mineral Resources (April 2012)

Material Type	Tonnage (t)	Grade (g/t Au)	Contained Au (Moz)
Oxide	12,310,549	1.61	0.64
Transition	4,763,163	1.66	0.25
Sulphide	18,581,569	1.63	0.98
Total	35,655,280	1.63	1.87

In February 2014, independent consultants RPA completed for Kilo an independent NI 43-101 technical report on the Imbo Project and estimated 1.675 Moz (20.78 Mt grading 2.5 g/t Au) of Inferred Mineral Resources on the three separate deposits of Adumbi, Kitenge and Manzako (see Table 6.6).

Table 6.6: Mineral Resource Estimate of Adumbi, Kitenge and Manzako Deposits
(Effective Date: December 31, 2013)

Deposit	Tonnage (Mt)	Gold Grade (g/t Au)	Contained Gold (Moz)
Adumbi	19.11	2.20	1.362
Kitenge	0.91	6.60	0.191
Manzako	0.77	5.00	0.122
Total	20.78	2.50	1.675

An assessment of the 2017 drilling and the results of various technical reviews by Minecon (which had been engaged by Loncor) resulted in Minecon outlining 2.19 Moz (28.97 Mt at 2.35 g/t Au) of Inferred Mineral Resources constrained within a US$1,500/oz pit shell at Adumbi (see Table 6.7). To allow Minecon to compare its estimates with those of the RPA 2014 model, a block cut-off of 0.9 g/t Au was applied to the model.

Table 6.7: Inferred Mineral Resource of the Adumbi Deposit
(Effective Date: April 17, 2020)

Material Type	Tonnage (t)	Grade (g/t Au)	Contained Gold (oz)
Oxide	3,820,000	2.44	300,000
Transitional	3,320,000	2.69	290,000
Sulphide	21,820,000	2.28	1,600,000
TOTAL	28,970,000	2.35	2,190,000
NOTE: Numbers might not add up due to rounding.

The Inferred Mineral Resources for the Adumbi, Manzako and Kitenge deposits (Imbo Project) as at April 17, 2020, totalled 2,503,000 oz of gold (30,650,000 t grading 2.54 g/t Au) and are summarised in Table 6.8. For the purposes of this report, no modelling work was carried out on the Kitenge and Manzako deposits by Minecon. Reference was therefore made to the RPA 2014 technical report on the estimates reported for Kitenge and Manzako.

Table 6.8: Inferred Mineral Resources for the Imbo Project
(Effective Date: April 17, 2020)

Deposit	Tonnage (t)	Grade (g/t Au)	Contained Gold (oz)
Adumbi	28,970,000	2.35	2,190,000
Kitenge	910,000	6.60	191,000
Manzako	770,000	5.00	122,000
TOTAL	30,650,000	2.54	2,503,000
NOTE: Numbers might not add up due to rounding.

By April 2021, six additional core holes totalling 2,557.25 m had been drilled, with the initial focus in areas within the pit shell where insufficient drilling had been undertaken. The significant intersections obtained from this drilling programme on the Adumbi deposit resulted in the open-pit Inferred Mineral Resources increasing by 44 % to 3.15 Moz of gold as of April 27, 2021.

Table 6.9 summarises this Adumbi Inferred Mineral Resource based on an in-situ block cut-off at 0.68 g/t Au for oxide and transition materials and 0.72 g/t Au for fresh material, and constrained within a US$1,500/oz optimised pit shell.

Table 6.9: Adumbi Deposit Inferred Mineral Resource by Material Type
(Effective Date: April 27, 2021)

Material Type	Tonnage (t)	Grade (g/t Au)	Contained Gold (oz)
Oxide	4,623,000	2.24	333,000
Transition	3,674,000	2.53	299,000
Fresh	33,019,000	2.38	2,521,000
TOTAL	41,316,000	2.37	3,153,000
NOTE: Numbers might not add up due to rounding.

This mineral resource assessment was undertaken by Loncor's independent geological consultants Minecon. The updated estimate for Adumbi was based on the additional drilling and a review of the Adumbi deposit including remodelling, grade estimation, and considering the CIM requirement for mineral resources to have "reasonable prospects for economic extraction".

As a result of the increased mineral resource at Adumbi, the total Inferred Mineral Resource of the Imbo Project as of April 27, 2021, stood at 3.466 Moz of gold (42.996 Mt grading 2.51 g/t Au) and is summarised in Table 6.10.

Table 6.10: Inferred Mineral Resource for the Imbo Project
(Effective Date: April 27, 2021)

Deposit	Tonnage (t)	Grade (g/t Au)	Contained Gold (oz)
Adumbi	41,316,000	2.37	3,153,000
Kitenge	910,000	6.60	191,000
Manzako	770,000	5.00	122,000
TOTAL	42,996,000	2.51	3,466,000
NOTE: Numbers might not add up due to rounding.

7 GEOLOGICAL SETTING AND MINERALISATION

7.1 REGIONAL GEOLOGY

Most of the northeastern corner of the DRC is underlain by an Archean Basement, called the Upper-Congo Granitoid Complex or Bomu Craton, formerly known as the Upper-Zaïre Granitoid Massif. This basement is covered by Lower and Upper Kibalian rocks, Neo-Archean in age, that consist of volcano-sedimentary formations with intercalations of quartzites and itabirites (banded iron formation (BIF)). The Kibalian rocks have been metamorphosed to greenschist facies and, in the project area, constitute the greenstone belt. The Neoproterozoic Lindian Supergroup occurs to the south of the area and consists of a sedimentary sequence with a thickness of more than 2,500 m. The rock types in the sequence are mainly arkoses, sandstones, quartzites, shales and conglomerates (see Figure 7.1).

The Upper Congo Granitoid Complex constitutes, together with associated metasediments and volcanics, the western part of the Nyanza-Kibali granite-greenstone terrain, which extends from northern Tanzania into the Central African Republic. The greenstone terrain is hosted within the Kibalian series, which outcrops in numerous zones surrounded by granitoids, the most important (i.e. Moto, Kilo, Mambasa, Ngayu and Isiro) are more than 100 km in strike length. They can be distinguished both by their shape and their lithological composition. Some of these zones constitute narrow belts (less than 10 km wide, 30 km to 60 km in length) made up of units which are isoclinally folded along subvertical axial planes and sub-horizontal fold axes. Others are more or less isometric and show a synclinorial tectonic style. The isoclinally folded unit possesses a metavolcanic to metasediment volumetric ratio (v:s) of approximately 1, that of the isometric exceeds three (up to 10).

An Upper Kibalian (v:s of approximately 1) overlies a Lower Kibalian (high v:s) in the belts of Moto and Ngayu. By extrapolating this relationship to other zones, it can be concluded that two generations of greenstones exist; the one forming narrow bands, rich in sedimentary rocks, belongs to the younger of the two generations. This distinction is also supported by geochronology. The Lower Kibalian of Ngayu and Moto is intruded by 2.8 Ga old tonalities and the Upper Kibalian by 2.45 Ga old granites. Most volcanics of the Lower Kibalian are akin to oceanic tholeiites while those from the upper division contain distinct andesitic members together with less typical tholeiites. Nowhere has the Lower Kibalian series been observed to be associated with high-grade gneissic rocks likely to represent their basement. The Upper Kibalian series, on the other hand, is typically associated both with the tonalite-Lower Kibalian association and with the gneissic series (i.e. the West-Nile Gneissic Complex), suggesting a different geodynamic setting for the two series.

The Ruwenzori tectonic episode (ca 2 Ga) strongly affected the southern flank of the Upper Congo Granitoid Complex, which resulted in the formation of shear belts cutting through the Kibalian zones, and in the cataclasis of the associated granitoids.

In the region bordering the Western Rift, NNE-SSW trending shear belts, ca 950 Ma, strongly reactivated parts of the West-Nile gneissic Complex. Parallel trending belts cutting through the Kibalian zone of the Kilo belt are probably linked to the same event. The tectonic episodes of ca 790 Ma and 700 Ma affected the northern flank of the Upper Congo Granitoid Complex and consequently the Kibalian zone of Moto. By reactivating the late-Archean suture between the West-Nile Complex and the Congo Granitoid Complex, these episodes contributed to the present shape of the Moto zone.

Gold is the only commodity to have been extracted commercially in the Ngayu belt. Several years ago, Rio Tinto assessed the BIF as a potential source of iron ore, but although haematite-rich zones of good grade were reportedly drilled, tonnage was below the economic requirement. Diamonds are recovered by artisanal miners from the Ngayu River; the source of the stones is unknown but is probably outside the area under discussion. No other mineral occurrences of potential significance are known.

The majority of the gold occurrences within the Ngayu belt are located close to the contact of the BIF. Historically, only two deposits were exploited on a large scale by previous owners, namely Yindi and Adumbi.

Several styles of gold mineralisation have been identified in the Ngayu belt and are summarised below:

  Shear-zone hosted gold
  Mineralisation of shears within the BIF, or on the BIF contacts, leading to quartz veining and sulphidation of the BIF and immediate wall rock, e.g. Adumbi, and Makapela Reef 2.
  Mineralisation of shears within basalts and schists (and to a much lesser extent intermediate intrusives), resulting in discrete auriferous quartz veins with limited wall rock mineralisation, e.g., Makapela Reef 1, and the Yindi vein field.
  Disseminated mineralisation in the BIF

Sulphidation of the BIF by fluids utilising nearby cross-cutting and parallel structures, such as thrusts and shears e.g., Yindi BIF-hosted mineralisation and Nagasa Anomaly 1. This style of mineralisation has the potential to form deposits of very large size, e.g., Geita in Tanzania.

  Sheeted veins

Shear zones resulting in auriferous sheeted quartz veins and veinlets developing mainly parallel to the foliation and forming packages over widths of up to 40 m, often with disseminated mineralisation between the veins, e.g., Itali, Mondarabe.

  Elluvial/Colluvial deposits

Artisanal mining of weathered gold mineralisation preserved as elluvial or colluvial material is widespread throughout the belt, particularly in the Imva Fold area and Anguluku.

  Alluvial deposits
  Palaeoalluvial deposits are locally exploited by artisanal miners by digging pits to the basal gravel layer of old river channels, e.g., Nagasa, Mondarabe, Matete.
  Exploitation of modern alluvium is widespread throughout the Ngayu belt and is particularly common in the Imva Fold area.

Figure 7.1: Main Gold Projects and Prospects within the Ngayu Greenstone Belt

7.2 LOCAL GEOLOGY

The Imbo Project is located within the Upper Kibalian represented by the greenstone belt made up of metasediments and metavolcanics of greenschist facies, including the prominent BIF, which forms prominent ridges throughout the Ngayu Greenstone Belt.

Intruding all the basement formations are intrusive rocks consisting of possibly Late Proterozoic dolerite/diabase and doleritic gabbro and diorite. Quartz veins are predominantly associated with the Upper Kibalian. The Proterozoic Lindian metasedimentary rocks unconformably overlie the Kibalian rocks. Palaeozoic, Cenozoic, and Quaternary metasediments and alluvial sediments are locally present within the project area. The Karoo Formation comprises black shales, eluvial and alluvial deposits. Post-Karoo rocks are essentially represented by lateritic cuirasse. The simplified geology of the Imbo area is illustrated in Figure 7.2.

Gold is associated with sulphide mineralisation within the Archean Kibalian Formation of the Ngayu Greenstone Belt. Gold generally occurs with quartz veins; host rocks to the quartz veins include BIF, metasedimentary, and tuffaceous rocks.

Within the Imbo Project area, there is a strong association between gold mineralisation and the presence of the BIF, the BIF either constituting the host rock (e.g., Adumbi) or forming a significant part of the local stratigraphy in the Imbo Project area.

The BIF forms both physical and chemical traps for mineralising hydrothermal fluids as follows:

  Competency contrasts between the BIF and the interlayered rocks

When interlayered with incompetent lithologies such as the metasedimentary schists and volcaniclastics, the BIF constitutes relatively hard rock, more likely to develop brittle fracturing than the more ductile surrounding rocks. Also, shearing may preferentially take place in the schists, on the contact with the BIF. These fractures and shears can act as channel ways, focusing hydrothermal fluids into the chemically reactive BIF.

When interlayered with competent rocks such as massive basalts, the BIF units (especially if relatively thin like those at Makapela) may act as zones of weakness, along which shear and faults may propagate. Again, the tectonic fabric within the BIF can facilitate the flow of hydrothermal fluids.

  Sulphidation of magnetite

The iron-rich BIF is a chemically reactive rock, the main interaction with hydrothermal fluids involving the reduction of magnetite to pyrite, resulting in the precipitation of gold.

Mineralisation on the Imbo Project (PE9691) is known to occur at Bagbaie (referred to as Adumbi North), Adumbi, Kitenge, Manzako, Monde Arabe, Maipinji and Vatican (see Figure 7.2)

Figure 7.2: Imbo Project - Simplified Geology

7.3 PROPERTY GEOLOGY

Gold occurrences on the Imbo Project are hosted within quartz veins in the sheared Upper Kibalian Formation, which consist of chemical metasedimentary units including the BIF, clastic metasedimentary rocks assigned the field name "greywacke", and mafic volcanic flows. Adumbi, Kitenge and Manzako are the three main deposits within the Imbo Project with mineral resources and are separately discussed below.

7.3.1 Adumbi

Adumbi is currently the most explored deposit within the Imbo Project. Adumbi forms a topographic high (Adumbi Hill) and incorporates the Canal prospect, which is the southeastern continuation of Adumbi.

The published geological map and historical reports indicate that the Adumbi deposit is underlain by Upper Kibalian rocks with the dominant lithologies including a well bedded BIF unit, tuffaceous metasedimentary rocks (referred to as greywacke), black shale, and a mafic intrusion.

Based on examined drillholes, the rocks at Adumbi mainly comprise a subvertical sequence of metamorphosed clastic sediments (pelites, siltstones and greywacke) interbedded with units of BIF of varying width. The grade of metamorphism is probably lower greenschist facies, and the clastic units are petrographically classified as schists. Foliation is usually clearly defined in hand specimens although sedimentary features such as bedding are frequently preserved.

7.3.1.1 Lithological Units

Recent drilling and re-logging of the core at the Adumbi deposit display five distinct geological domains with the BIF unit attaining a thickness of up to 130 m in the central part (see Figure 7.3 and Figure 7.4). From northeast to southwest, these are as follows:

1. Hanging Wall Schists: dominantly quartz carbonate schist, with interbedded carbonaceous schist.

2. Upper BIF Sequence: an interbedded sequence of BIF and chlorite schist, 45 m to 130 m in thickness.

3. Carbonaceous Marker: a distinctive 3 m to 17 m thick unit of black carbonaceous schist with pale argillaceous bands.

4. Lower BIF Sequence: BIF interbedded with quartz carbonate, carbonaceous and/or chlorite schist in a zone 4 m to 30 m in thickness.

5. Footwall Schists: similar to the hanging wall schist sequence.

There is a higher-grade zone of gold mineralisation termed the "replaced rock zone" (RP zone) associated with alteration and structural deformation that has completely destroyed the primary host lithological fabric. The RP zone occurs in the lower part of the Upper BIF package and in the Lower BIF package, and transgresses the Carbonaceous Marker, located between the Upper and Lower BIF packages, both along strike and down dip (see Figure 7.4).

Figure 7.3: Adumbi Deposit - Geological Map

Figure 7.4: Adumbi Deposit - Geological Cross Section

Further details on the individual rock types are as follows:

7.3.1.1.1 Quartz Carbonate Schist

Fine- to medium-grained, pale grey to pale greenish grey schist, comprising subrounded, dark grey quartz grains up to 1.5 mm (probably remnant clastic grains) in a finer-grained matrix of quartz, white mica and carbonate (possibly ankerite). The carbonate forms irregular, elongated grains orientated parallel to the foliation. It is the most abundant rock in the Adumbi sequence.

Pyrite often occurs as irregularly distributed subhedral to anhedral crystals up to 10 mm across. In the core observed to date, the lack of associated hydrothermal alteration and the absence of pressure shadows and evidence of rotation indicate that the pyrite formed as porphyroblasts after the main deformation event. However, the technical report prepared by RPA refers to pressure shadows and rotated grains, so the possibility of earlier (possibly diagenetic) pyrite formation cannot be ruled out.

It is interpreted that the rock was probably originally a poorly sorted, calcareous, muddy, fine-grained arenite, possibly a greywacke.

7.3.1.1.2 Carbonaceous Schist

Very fine-grained, dark grey to black schist, consisting of carbonaceous material and (according to petrographic data) varying amounts of white mica. Quartz is rare. Banding due to variations in the proportion of white mica reflects the bedding in the original sediment. The nature of the carbonaceous material was not determined petrographically but based on samples of similar material from elsewhere in the Ngayu belt, it is probably amorphous carbon rather than graphite. The rock was probably originally a black shale formed in a deep marine environment. Pyrite porphyroblasts similar to those in the quartz carbonate schist, are irregularly distributed. Pyrite also occurs locally as very finely disseminated grains. The carbonaceous schist occurs as robust units up to several metres in width, but more frequently as thinner units interbanded with quartz-sericite schist. The carbonaceous schist however also occurs (a) with white to pale grey siliceous bands, which probably represent recrystallised chert, and (b) interbanded with whitish, soft, very fine-grained argillaceous material, which could possibly represent thin layers of volcanic ash.

7.3.1.1.3 Banded Iron Formation (BIF)

The BIF consists of black, fine-grained magnetite-rich bands alternating with white to pale buff chert. The width of the magnetite bands is variable, ranging from laminae only a few millimetres wide, to bands up to about 10 cm across.

The BIF at Adumbi is distinctly different to that seen elsewhere in the Ngayu belt, which comprises either (a) a thinly bedded rock, with magnetite laminae separated by quartz-rich bands of similar width, or (b) a more massive magnetite-rich rock with poorly defined banding.

7.3.1.1.4 Chlorite Schist

A fine-grained rock, superficially similar to the carbonaceous schist in hand specimens, but with a dark greenish tinge and a lack of bedding, that occurs interbanded with the BIF in the central part of the deposit, rarely forming units greater than 3 m in thickness. It forms more massive units up to 14 m in width, but is locally finely interbedded with quartz carbonate schist, indicating a sedimentary rather than volcanic origin. In places the chlorite schist is distinctly magnetic, probably due to the presence of finely disseminated magnetite.

7.3.1.1.5 Banded Chert

This rock type is not widespread, occurring in the Canal zone in the SE of the prospect, in units up to 4 m in width. It superficially resembles the BIF, but the dark bands comprise fine-grained clastic sedimentary material instead of chemically precipitated magnetite.

7.3.1.1.6 Dolerite

Mafic intrusive rock, massive (not deformed), dark greenish in colour, fine- to medium-grained with localised irregular veins and veinlets of quartz carbonate.

7.3.1.2 Interpretation of the Adumbi BIF Package

The gold mineralisation at Adumbi is directly related to the chemical and physical properties of the BIF package. The geological interpretation from the drill intersections demonstrates that the mineralised BIF increases in thickness with depth (see Figure 7.5). The above thus confirms the existence of significant underground potential at Adumbi. Further drilling is recommended to unearth this potential.

Figure 7.5: Adumbi Deposit - Interpretation of BIF Package

7.3.2 Kitenge

The Kitenge deposit is situated approximately 4 km southeast of the Adumbi deposit, and it may be a strike extension of the shear zone structure that hosts the Adumbi deposit but left laterally fault offset approximately 500 m to the northeast (see Figure 7.2). The Senegal prospect has been incorporated into the Kitenge deposit as it is the probable fault offset northwest continuation along strike of Kitenge.

7.3.2.1 Lithological Units

Lithological units within the Kitenge deposit area have been classified into three principal lithological packages (see Figure 7.6) as follows:

  Upper Schist Sequence: Characterised by quartz carbonate schist interbedded with subordinate carbonaceous schist. In this sequence, beddings are clearly displayed in quartz carbonate schist in places where it is not interbedded with carbonaceous schist. Typical carbonaceous schist also forms part of this sequence.
  Middle Schist Sequence: Dominant quartz carbonate schist, fine- to medium-grained, generally massive and weakly foliated. Most of the gold mineralised zone, characterised by quartz veining, shearing and sulphide mineralisation, occurs in this sequence.
  Lower Schist sequence: Very similar to the Upper Schist sequence with quartz carbonate schist dominating over carbonaceous schist.

Figure 7.6: Kitenge Deposit - Surface Geological Map

The main rock type at the Kitenge deposit is quartz carbonate schist, identical to that at Adumbi. Bands of carbonaceous schist up to a few metres in width occur in places.

A summary of the rock types occurring in the re-logged Kitenge holes is as follows:

  Quartz carbonate schist
  Carbonaceous schist
  Quartz carbonate schist with interbanded carbonaceous schist
  Carbonaceous schist with interbanded quartz carbonate schist
  Quartz porphyry
  Quartz veins

Except for the quartz porphyry, the rest are as described under the Adumbi lithologies (see 7.3.1.1).

Quartz porphyry is a greenish grey, medium-grained intrusive igneous rock composed mainly of quartz phenocrysts embedded in a fine siliceous matrix. This unit is not widespread and was only intersected in one hole (SKDD0028) located in the SE of the central part of the drilled area in the Kitenge deposit. The quartz porphyry occurs as a narrow unit with an approximate width of 40 cm. A well-defined fine-grained chill margin is developed at the quartz porphyry contacts with the country rock and below it is extensive ankerite alteration, bleaching and quartz veining in association with strong shearing and isolated low-grade mineralisation. Although it has not been established to have associations with gold mineralisation at Kitenge, its presence in association with shearing and the aforementioned alteration might be of geological importance as elsewhere, intrusive rocks have been recorded to be a source of hydrothermal fluids associated with gold mineralisation.

7.3.2.2 Hydrothermal Alteration

Hydrothermal alteration at Kitenge is associated with the shear zones. The alteration comprises pervasive bleaching, with chlorite preferentially developed along the shear planes. Quartz veins are also present and are usually developed parallel to the shear fabric. They are typically white or grey, glassy, and vary from veinlets to robust veins up to 1.90 m in width. Disseminated euhedral crystals of dolomite are also present in the alteration zones, usually associated with quartz veins.

Sulphides are irregularly distributed as stringers and disseminated grains, and consist of pyrite, arsenopyrite and rare pyrrhotite. The sulphides occur in variable proportions and constitute up to 20 % of the rock.

The main styles of hydrothermal alteration at the Kitenge deposit are associated with clearly defined zones of shearing and comprise the following:

  Pervasive and disseminated ankerite
  Dolomite as disseminated crystals and patches associated with quartz veins
  Sulphides comprising pyrite, pyrrhotite, arsenopyrite and rare chalcopyrite
  Bleaching, which is in most cases associated with shearing
  Quartz as irregular and foliation parallel veins, locally with visible gold

7.3.3 Manzako

The Manzako deposit is located approximately 1.5 km northeast of Kitenge (see Figure 7.2). This includes the previously named Lion prospect, which is now considered to be the southeastern portion of Manzako and incorporates a series of subparallel shear structures.

7.3.3.1 Lithological Units

The main lithological unit within the Manzako deposit is basalt, with some dolerite intrusive (see Figure 7.7).

Figure 7.7: Manzako Deposit - Geological Map

7.3.3.1.1 Basalt

Two categories of the basalt unit identified are as follows:

  Unaltered, greenish, fine-grained, amygdaloidal basalt.
  Altered, grey, fine-grained, sheared, bleached and silicified basalt. The altered basalt in places has angular to subrounded secondary quartz crystals, interpreted to represent highly sheared and brecciated vein quartz, which locally may resemble clastic sedimentary rock.

7.3.3.1.2 Dolerite

The dolerite is dark green, fine to medium grained, and is locally weakly magnetic. In places, the dolerite has sharp contacts with the basalt, but elsewhere the contacts are gradational. Where the contacts are gradational, the dolerite probably represents the more slowly cooled, central parts of thicker basalt flows, rather than intrusive bodies. This is a common feature at the basalt-hosted Makapela deposit in the north of the Ngayu belt. The main occurrence of dolerite is in the SE of the deposit where it appears to be intrusive with a general N-S orientation and is traceable for approximately 200 m along strike (see Figure 7.6). The average width of the dolerite is approximately 25 m.

The Manzako mineralised structures appear to be fairly uniform in strike and dip and are subparallel to the controlling structures at Adumbi and Kitenge, i.e. approximately parallel to the lithological strike. The detailed work on the RP zone at Adumbi has, however, shown that the main structure does undulate and cross-cut strike at acute angles.

7.3.3.2 Hydrothermal Alteration

The main styles of hydrothermal alteration noted in the re-logged drillholes at Manzako are associated with clearly defined zones of shearing and comprise the following:

  Pervasive haematite
  Sulphides comprising pyrite, arsenopyrite and rare pyrrhotite
  Bleaching, which is in most cases associated with shearing
  Quartz as irregular and foliation parallel veins
  Tourmaline occurring as patches
  Epidote occurring as patches
  Sphalerite associated with haematite

7.4 MINERALISATION

Gold mineralisation at Adumbi is generally associated with quartz and quartz-carbonate pyrite ± pyrrhotite ± arsenopyrite veins in a BIF horizon.

In the central part of the Adumbi deposit, three main zones of gold mineralisation are present (see Figure 7.3 and Figure 7.4):

1. Within the Lower BIF Sequence

2. In the lower part of the Upper BIF Sequence (Zones 1 and 2 are separated by the Carbonaceous Marker, which is essentially unmineralised)

3. A weaker zone in the upper part of the Upper BIF Sequence

Gold mineralisation at Kitenge is associated with zones of shearing with strong quartz veining, higher grades being associated with relatively abundant sulphides and particularly the presence of arsenopyrite (see Figure 7.8).

Figure 7.8: Kitenge Deposit - Cross Section through Drillholes SKDD0002 and SKDD0025

Gold mineralisation at Manzako is associated with quartz veining within shear zones, with associated sulphides especially arsenopyrite, and pervasive haematite. The continuity of mineralisation along strike and down dip is erratic; the best developed zones (see Figure 7.9) are the following:

  Zone 1: 450 m strike length, located in the NW of the deposit
  Zone 2: 450 m strike length, parallel to and 25 m south of Zone 1
  Zone 3: 100 m strike length, located in the SE of the deposit and proximal to dolerite intrusions
  Zone 4: 400 m strike length, located in the SE of the deposit

Figure 7.9: Manzako Deposit - Cross Section through Drillholes SMDD0017 and SNDD0038

7.4.1 2020 to 2021 Drill Assay Results

The significant mineralised intercepts from LADD001, LADD003, LADD004, LADD006, LADD007, LADD008, LADD009, LADD012, LADD013, LADD014, LADD015, LADD016, LADD017, LADD018, LADD019, LADD021, LADD022, LADD023, LADD024 and LADD025 are presented in Table 7.1.

Table 7.1: Significant Mineralised Intercepts from Completed Drillholes.

Borehole Identification (BHID)	From (m)	To (m)	Intercept Width (m)	Grade (g/t Au)
LADD001	202.58	223.35	20.77	1.72
LADD001	231.27	237.17	5.9	1.89
LADD001	251.27	258.6	7.33	5.8
LADD001	295.25	298.7	3.45	2.1
LADD001	301.62	321.95	20.33	2.47
LADD001	Including 317.11	321.95	4.84	5.4
LADD003	224.55	235	10.45	3.88
LADD003	253.5	286.8	33.3	3.25

Borehole Identification (BHID)	From (m)	To (m)	Intercept Width (m)	Grade (g/t Au)
LADD003	Including 253.50	259.2	5.7	7
LADD003	Including 277.73	286.8	9.07	5.11
LADD004	429	457	28	3.26
LADD004	Including 432.00	436.9	4.90	6.96
LADD004	Including 450.62	454.15	3.53	8.3
LADD004	473.8	478.4	4.60	2.07
LADD004	505.85	526.15	20.3	2.83
LADD004	Including 506.85	513.4	6.55	4.64
LADD004	Including 523.85	526.15	2.30	7.25
LADD006	299.37	302.25	2.88	2.64
LADD006	308	309	1	21.2
LADD006	322.1	337.3	15.2	1.67
LADD006	353.35	357.85	4.5	3.25
LADD007	99.95	107.8	7.85	1.45
LADD007	540.62	596.05	55.43	2.76
LADD007	Including 583.60	596.05	12.45	8.11
LADD007	607.9	611.27	3.37	4.61
LADD008	235.05	278.15	43.1	1.68
LADD008	291.8	298.9	7.1	1.34
LADD008	305.15	305.93	0.78	21.8
LADD008	323.8	338.78	14.98	3.62
LADD008	Including 335.75	338.78	3.09	13.28
LADD009	559.76	564.76	5	3.17
LADD009	581.9	614.05	32.15	6.17
LADD009	Including 599.05	600.51	1.46	94.77
LADD009	629.56	644.92	15.36	3.73
LADD009	Including 632	637.89	5.89	6.56
LADD009	650.5	657.95	7.45	1.48
LADD012	784.35	797.8	13.45	3.63
LADD012	Including 784.35	786.35	2	9.56
LADD012	806.3	810.35	4.05	4.73
LADD013	394.06	401.1	7.04	2.68
LADD013	418.65	438.65	20	4.21
LADD013	Including 419.75	430.75	11	6.91
LADD013	452.3	469.6	17.3	2.48
LADD013	Including 457.35	465.55	8.2	4.71
LADD014	670	681.8	11.8	2.97
LADD014	Including 670	673.53	3.53	6.44
LADD015	24.43	31.5	6.07	1.77
LADD016	672.85	680.94	8.09	1.9

Borehole Identification (BHID)	From (m)	To (m)	Intercept Width (m)	Grade (g/t Au)
LADD016	731.51	757.1	25.59	2.39
LADD016	Including 737.18	743.27	6.09	4.78
LADD016	Including 749.67	752.56	2.89	4.98
LADD016	672.85	680.94	8.09	1.9
LADD017	45.55	62.7	17.15	1.9
LADD017	92.68	118.45	25.77	6.24
LADD017	Including 100.76	110.05	9.29	9.68
LADD017	Including 112.95	118.45	5.5	9.75
LADD018	93.34	113.7	20.36	0.93
LADD018	152.48	178.2	25.72	2.26
LADD019	4.57	11.6	7.03	2.13
LADD021	75.21	88.17	12.96	2.09
LADD021	99.74	106	6.26	1.09
LADD021	144.78	160.51	15.73	5.28
LADD021	Including 144.78	149.78	5	13.7
LADD022	20.5	42	21.5	2.23
LADD022	Including 25.5	34	8.5	4.23
LADD023	227.1	261.73	34.63	3.12
LADD023	Including 231.65	237.4	5.75	7.23
LADD023	Including 248.1	255.25	7.15	5.55
LADD023	270.43	300.25	29.82	1.77
LADD024	216.15	227.65	11.5	3.47
LADD024	Including 224.1	227.65	3.55	7.79
LADD024	235.97	253.75	17.78	3.2
LADD025	258.38	266	7.62	1.16
LADD025	279.5	286.35	6.85	3.44
LADD025	301.1	311.57	10.47	1.74
LADD025	321.6	336.2	14.6	2.11
LADD025	342.65	361.75	19.1	4.11
LADD025	Including 349	357.75	8.75	5.4

NOTES:

1. It is estimated that the true widths of the mineralised sections for the drillholes are as follows:
LADD001 (82%), LADD003 (80%), LADD004 (81%), LADD006 (95%), LADD007 (89%), LADD008 (62%), LADD009 (82%), LADD012 (86%), LADD013 (85%), LADD014 (78%), LADD015 (65%), LADD016 (69%), LADD017 (71%), LADD018 (75%), LADD019 (65%), LADD021 (73%), LADD022 (58%), LADD023 (76%), LADD024 (77%), and LADD025 (78%) of the intercepted widths given in this table.

2. Drillholes LADD002, LADD005, LADD008, LADD010, and LADD011 were discontinued before intersecting the mineralised zone.

7.4.2 Relationship Between Sulphides ± Silicification and Gold Grades

An exercise was undertaken to establish the relationship between gold values and sulphides (pyrite, pyrrhotite and arsenopyrite)/silicification. This was done for Drillholes LADD001 (from 130.80 m to 360.30 m), LADD003 (from 107.00 m to 309.20 m), LADD004 (from 418.50 m to 566.30 m), LADD006 (from 252.00 m to 395.35 m), LADD007 (from 490.20 m to 647.75 m), LDD008 (from 224.00 m to 365.35 m), LADD009 (from 552.76 m to 689.30 m), LADD012 (740.00 m to 948.30 m) and LADD013 (360.75 m to 485.80 m) as presented below.

Table 7.2 presents varying intensities of sulphide types in combinations with various degrees of silicification within the mineralised zones in LADD001, and the corresponding gold grades.

Table 7.2: Relationship between Sulphides ± Silicification and Gold Grades in LADD001

Composition	Observation	Typical Gold Grades	Sample No.
Pyrite only:
High % of pyrite + moderate silicification	Weak gold values	0.63 g/t	62861
Pyrite + Pyrrhotite:
High % of pyrite + pyrrhotite + strong silicification	High gold values	10.40 g/t	62859
Low % of pyrite + pyrrhotite + strong silicification	Low gold values	0.19 g/t	62841
Pyrite + Arsenopyrite:
High % of pyrite + arsenopyrite + strong silicification	High gold values	10.50 g/t	62808
Low % of pyrite + arsenopyrite + strong silicification	Low gold values	0.10 g/t	62761
Pyrite + Pyrrhotite + Arsenopyrite:
High % of pyrite + pyrrhotite + arsenopyrite + strong silicification	High gold values	14.70 g/t	62919
Medium % of pyrite + pyrrhotite + arsenopyrite + strong silicification	Medium gold values	3.52 g/t	62931
Low % of pyrite + pyrrhotite + arsenopyrite + strong silicification	Low gold values	0.43 g/t	62946

Figure 7.10 displays the relationship between sulphides ± silicification and gold grades in Drillhole LADD001.

595070
595120
192750
192700
(py + po + ap) high % sulphide + strong silicification = high gold value
From 130.80m
(py + po + ap) high % sulphide + strong silicification = high gold value
(py + po + ap) medium % sulphide + moderate silicification = medium gold value
(py + po + ap) low % sulphide + high silicification = low gold value
RHS Bar Plot
Au
Scale = 3.00/cm
Lower Cut = 0
Upper Cut = 20
< 0.5
0.5 - 1.0
1.0 - 2.0
2.0 - 3.0
> 3.0
EOH: 360.30m
LADD001
(py + po + ap) low % sulphide + high silicification = low gold value
LHS Bar Plot
Silica Intensity
Scale = 3.00/cm
Lower Cut = 0
Upper Cut = 20
< 10.0
LHS Profile
Pyrrhotite %
Scale = 3.00/cm
Lower Cut = 0
Upper Cut = 20
< 8.0
LHS Profile
Arsenopyrite%
Scale = 3.00/cm
Lower Cut = 0
Upper Cut = 20
< 4.0
LHS Profile
Pyrite %
Scale = 3.00/cm
Lower Cut = 0
Upper Cut = 20
< 20.0
Scale 1:600
0
12
24
36

Figure 7.10: Relationship between Sulphides ± Silicification and Gold in Drillhole LADD001

Table 7.3 presents varying intensities of sulphide types in combinations with various degrees of silicification within the mineralised zones in LADD003, and the corresponding gold grades.

Table 7.3: Relationship between Sulphides ± Silicification and Gold Grades in LADD003

Composition	Observation	Typical Gold Grades	Sample No.
Silicification only
Moderate silicification	Low gold values	0.04 g/t	63112
Pyrite only:
Low % of pyrite + moderate silicification	Low gold values	0.09 g/t	63084
Medium % of pyrite + weak silicification	Low gold values	0.98 g/t	63096
Medium % of pyrite + moderate silicification	Medium gold values	1.27 g/t	63010
Pyrite + Pyrrhotite:
Low % of pyrite + pyrrhotite + weak silicification	Low gold values	0.02 g/t	63136
Medium % of pyrite + pyrrhotite + weak silicification	High gold values	4.71 g/t	63194
Pyrite + Arsenopyrite:		8.07 g/t	63119
High % of pyrite + arsenopyrite + strong silicification	High gold values	8.07 g/t	63119
Pyrite + Pyrrhotite + Arsenopyrite
Moderate % of pyrite + pyrrhotite + arsenopyrite + moderate silicification	Medium gold values	2.72 g/t	63127
High % of pyrite + pyrrhotite + arsenopyrite + strong silicification	High gold values	5.78 g/t	63121

Figure 7.11 displays the relationship between sulphides ± silicification and gold grades in Drillhole LADD003.

595160
595210
192680
192630
192580
N
py hight %+moderate silicification =high gold value
From 107.00m
(py+ap) low % + moderate silicification=low gold value
Moderate silicification = low gold value
(py+ap+po) high % sulphide+ strong silicification= high gold value
(py+po+ap) high % sulphide+ strong silicification = high gold value
EOH: 309.20m
LADD003
RHS Bar Plot
Au
Scale = 3.00/cm
Lower Cut = 0
Upper Cut = 20
< 0.5
0.5 - 1.0
1.0 - 2.0
2.0 - 3.0
> 3.0
0 12 24 36
Scale 1:600
LHS Bar Plot
Silica_Intensity
Scale = 3.25/cm
Lower Cut = 0
Upper Cut = 20
< 10.0
LHS Profile
Arsenopyrite%
Scale = 3.25/cm
Lower Cut = 0
Upper Cut = 20
< 8.0
LHS Profile
Pyrrhotite %
Scale = 3.25/cm
Lower Cut = 0
Upper Cut = 20
< 8.0
LHS Profile
Pyrite %
Scale = 3.25/cm
Lower Cut = 0
Upper Cut = 20
< 7.5

Figure 7.11: Relationship between Sulphides ± Silicification and Gold in Drillhole LADD003

Table 7.4 presents varying intensities of sulphide types in combinations with various degrees of silicification within the mineralised zones in LADD004, and the corresponding gold grades.

Table 7.4: Relationship between Sulphides ± Silicification and Gold Grades in LADD004

Composition	Observation	Typical Gold Grades	Sample No.
Silicification only
Weak silicification	Low gold values	0.24 g/t	63315
Pyrite only:
Low % of pyrite + weak silicification	Low gold values	0.03 g/t	63322
Low % of pyrite + moderate silicification	Low gold values	0.15 g/t	63303
Pyrite + Pyrrhotite:
Low % of pyrite + pyrrhotite + moderate silicification	Low gold values	0.34 g/t	63271
Medium % of pyrite + pyrrhotite + weak silicification	Medium gold values	1.41 g/t	63247
Medium % of pyrite + pyrrhotite + moderate silicification	Medium gold values	1.37 g/t	63326
Medium % of pyrite + pyrrhotite + strong silicification	Medium gold values	2.14 g/t	63286
High % of pyrite + pyrrhotite + weak silicification	High gold values	6.79 g/t	63301
Pyrite + Pyrrhotite + Arsenopyrite
Medium % of pyrite + pyrrhotite + arsenopyrite + moderate silicification	High gold values	3.36 g/t	63335
High % of pyrite + pyrrhotite + arsenopyrite + weak silicification	High gold values	4.73 g/t	63332
High % of pyrite + pyrrhotite + arsenopyrite + moderate silicification	High gold values	5.86 g/t	63354
High % of pyrite + pyrrhotite + arsenopyrite + strong silicification	High gold values	8.52 g/t	63334

Figure 7.12 displays the relationship between sulphides ± silicification and gold grades in Drillhole LADD004.

Figure 7.12: Relationship between Sulphides ± Silicification and Gold in Drillhole LADD004

Table 7.5 presents varying intensities of sulphide types in combinations with various degrees of silicification within the mineralised zones in LADD006, and the corresponding gold grades.

Table 7.5: Relationship between Sulphides ± Silicification and Gold Grades in LADD006

Composition	Observation	Typical Gold Grades	Sample No.
Silicification only:
Weak silicification	Low gold values	0.07 g/t	63437
Moderate silicification	Low gold values	0.11 g/t	63431
Pyrite only:
Low % of pyrite + weak silicification	Low gold values	0.18 g/t	63490
Low % of pyrite + moderate silicification	Low gold values	0.32 g/t	63485
Medium % of pyrite + moderate silicification	Low gold values	0.69 g/t	63420
Pyrrhotite only:
Low % of pyrrhotite + weak silicification	Low gold values	0.27 g/t	63495

Composition	Observation	Typical Gold Grades	Sample No.
Pyrite + Pyrrhotite:
Low % of pyrite + pyrrhotite + weak silicification	Low gold values	0.45 g/t	63422
Low % of pyrite + pyrrhotite + strong silicification	Low gold values	0.12 g/t	63498
Medium % of pyrite + pyrrhotite + moderate silicification	Medium gold values	1.34 g/t	63492
Medium % of pyrite + pyrrhotite + moderate silicification	High gold values	6.57 g/t	63489
Medium % of pyrite + pyrrhotite + strong silicification	Low gold values	0.79 g/t	63415
Pyrite + Arsenopyrite:
Medium % of pyrite + arsenopyrite + strong silicification	Medium gold values	2.45 g/t	63556
High % of pyrite+ arsenopyrite + strong silicification	High gold values	4.73 g/t	63354
Pyrite + Pyrrhotite + Arsenopyrite:
High % of pyrite + pyrrhotite + arsenopyrite + strong silicification	Medium gold values	2.12 g/t	63418
High % of pyrite + pyrrhotite + arsenopyrite + strong silicification	High gold values	4.92 g/t	63519

Figure 7.13 displays the relationship between sulphides ± silicification and gold grades in Drillhole LADD006.

594990
595040
(py+po+ap) high % sulphides + strong silicification = medium gold value
(py+po) low % sulphides + moderate silicification = low gold value
(py+po) medium % sulphides + strong silicification = medium gold value
From 252.00 m
Moderate silicification = low gold value
192820
(py+po+ap) high % sulphides + strong silicification = high gold value
(py+ap) high % sulphides + strong silicification = high gold value
(py+po) medium % sulphides + weak silicification = high gold value
(py+po) low % sulphides + moderate silicification = medium gold value
192770
EOH: 395.35 m
LHS Bar Plot
Scale = 2.50/cm
Lower Cut = 0
Upper Cut = 20
0 5
< 10.0
LHS Profile
Pyrite %
Scale = 2.50/cm
Lower Cut = 0
Upper Cut = 15
0 5
< 15.0
RHS Bar Plot
Au
Scale = 2.50/cm
Lower Cut = .01
Upper Cut = 22
0 5
< 0.5
0.5 - 1.0
1.0 - 2.0
2.0 - 3.0
> 3.0
LHS Profile
Arsenopyrite %
Scale = 2.50/cm
Lower Cut = 0
Upper Cut = 20
0 5
< 10.0
LHS Profile
Pyrrhotite %
Scale = 2.50/cm
Lower Cut = 0
Upper Cut = 10
0 5
< 10.0
0 10 20 30
Scale 1:500

Figure 7.13: Relationship between Sulphides ± Silicification and Gold in Drillhole LADD006

Table 7.6 presents varying intensities of sulphide types in combinations with various degrees of silicification within the mineralised zones in LADD007, and the corresponding gold grades.

Table 7.6: Relationship between Sulphides ± Silicification and Gold Grades in LADD007

Composition	Observation	Typical Gold Grades	Sample No.
Silicification only:
Weak silicification	Low gold values	0.02 g/t	63661
Moderate silicification	Low gold values	0.98 g/t	63704
Strong silicification	Low gold values	0.08 g/t	63709
Pyrite only:
Low % of pyrite + weak silicification	Low gold values	0.01 g/t	63648
Low % of pyrite + moderate silicification	Low gold values	0.22 g/t	63703
Medium % of pyrite + moderate silicification	Medium gold values	2.80 g/t	63705
High % of pyrite + moderate silicification	Medium gold values	1.56 g/t	63726
Pyrrhotite only:
Low % of pyrrhotite + weak silicification	Low gold values	0.14 g/t	63682
Pyrite + Pyrrhotite:
Low % of pyrite + pyrrhotite + weak silicification	Low gold values	0.01 g/t	63648
Medium % of pyrite + pyrrhotite + moderate silicification	Medium gold values	2.20 g/t	63659
High % of pyrite + pyrrhotite + moderate silicification	Medium gold values	1.56 g/t	63726
Pyrite + Arsenopyrite:
Low % of pyrite + arsenopyrite + weak silicification	Low gold values	0.54 g/t	63758
High % of pyrite + arsenopyrite + strong silicification	High gold values	6.17 g/t	63710
Pyrite + Pyrrhotite + Arsenopyrite:
Medium % of pyrite + pyrrhotite + arsenopyrite + weak silicification	High gold values	3.96 g/t	63759
Medium % of pyrite + pyrrhotite + arsenopyrite + moderate silicification	Medium gold values	2.04 g/t	63660
High % of pyrite + pyrrhotite + arsenopyrite + strong silicification	High gold values	8.63 g/t	63767

Figure 7.14 displays the relationship between sulphides ± silicification and gold grades in Drillhole LADD007.

595120
595180
595240
(py+po+ap) medium % sulphide + strong silicification = medium gold values
Low % py + moderate silicification = low gold values
Moderate silicification = low gold values
From 490.20m
192660
Medium % py + moderate silicification = medium gold values
(py+ap) high % sulphide + strong silicifcation = high gold values
192600
(py+po+ap) low % sulphide + weak silicification = low gold values
EOH: 647.75 m
(py+ap+po) high % sulphide + strong silicification = high gold values
192540
RHS Bar Plot
Au
Scale = 2.00/cm
Lower Cut = 0
Upper Cut = 25
< 0.5
0.5 - 1.0
1.0 - 2.0
2.0 - 3.0
> 3.0
LHS Bar Plot
Silica Intensity
Scale = 2.00/cm
Lower Cut = 0
Upper Cut = 20
< 10.0
LHS Profile
Arsenopyrite %
Scale = 2.00/cm
Lower Cut = 0
Upper Cut = 20
< 5.0
0 16 32 48
Scale 1:800
LHS Profile
Pyrrhotite %
Scale = 2.00/cm
Lower Cut = 0
Upper Cut = 20
< 8.0
LHS Profile
Pyrite %
Scale = 2.00/cm
Lower Cut = 0
Upper Cut = 20
< 15.0

Figure 7.14: Relationship between Sulphides ± Silicification and Gold in Drillhole LADD007

Table 7.7 presents varying intensities of sulphide types in combinations with various degrees of silicification within the mineralised zones in LADD008, and the corresponding gold grades.

Table 7.7: Relationship between Sulphides ± Silicification and Gold Grades in LADD008

Composition	Observation	Typical Gold Grades	Sample No.
Silicification only:
Weak silicification	Low gold values	< 0.01 g/t	63884
Pyrite only:
Low % of pyrite + weak silicification	Low gold values	0.02 g/t	63953
Low % of pyrite + moderate silicification	Low gold values	0.02 g/t	63918
Medium % of pyrite + weak silicification	Low gold values	0.41 g/t	63894
Medium % of pyrite + moderate silicification	Low gold values	0.36 g/t	63898
Medium % of pyrite + strong silicification	Low gold values	0.96 g/t	63897
Pyrite + Pyrrhotite:
Low % of pyrite + pyrrhotite + strong silicification	Medium gold values	1.19 g/t	63908
Medium % of pyrite + pyrrhotite + weak silicification	Low gold values	0.02 g/t	63893
Medium % of pyrite + pyrrhotite + moderate silicification	Medium gold values	1.06 g/t	63921
High % of pyrite + pyrrhotite + strong silicification	High gold values	3.33 g/t	63899
Pyrite + Arsenopyrite:
Medium % of pyrite + arsenopyrite + moderate silicification	Medium gold values	1.04 g/t	63886
Pyrrhotite + Arsenopyrite:
Low % of pyrite + arsenopyrite + strong silicification	Medium gold values	1.30 g/t	64012
Pyrite + Pyrrhotite + Arsenopyrite:
Low % of pyrite + pyrrhotite + arsenopyrite + weak silicification	Low gold values	0.16 g/t	63906
Low % of pyrite + pyrrhotite + arsenopyrite + moderate silicification	Low gold values	0.78 g/t	63997
Low % of pyrite + pyrrhotite + arsenopyrite + strong silicification	Low gold values	0.38 g/t	64024
Medium % of pyrite + pyrrhotite + arsenopyrite + weak silicification	Medium gold values	1.76 g/t	63944
High % of pyrite + pyrrhotite + arsenopyrite + moderate silicification	Medium gold values	1.52 g/t	63925
Medium % of pyrite + pyrrhotite + arsenopyrite + strong silicification	Medium gold values	2.56 g/t	63976
High % of pyrite + pyrrhotite + arsenopyrite + strong silicification	High gold values	6.28 g/t	63914

Figure 7.15 displays the relationship between sulphides ± silicification and gold grades in Drillhole LADD008.

Figure 7.15: Relationship between Sulphides ± Silicification and Gold in Drillhole LADD008

Table 7.8 presents varying intensities of sulphide types in combinations with various degrees of silicification within the mineralised zones in LADD009, and the corresponding gold grades.

Table 7.8: Relationship between Sulphides ± Silicification and Gold Grades in LADD009

Composition	Observation	Typical Gold Grades	Sample No.
Silicification only:
Weak silicification	Low gold values	0.04 g/t	64174
Moderate silicification	Low gold values	˂ 0.01 g/t	64048
Pyrite only:
Low % of pyrite + weak silicification	Low gold values	0.08 g/t	64064
Medium % of pyrite + weak silicification	Medium gold values	1.50 g/t	64077
Medium % of pyrite + moderate silicification	Medium gold values	2.62 g/t	64113
Pyrrhotite only:
Low % of pyrrhotite + weak silicification	Low gold values	0.06 g/t	64080

Composition	Observation	Typical Gold Grades	Sample No.
Pyrite + Pyrrhotite:
Low % of pyrite + pyrrhotite + weak silicification	Low gold values	0.03 g/t	64051
Medium % of pyrite + pyrrhotite + weak silicification	Low gold values	0.48 g/t	64059
Medium % of pyrite + pyrrhotite + strong silicification	High gold values	5.06 g/t	64116
Pyrite + Pyrrhotite + Arsenopyrite:
Medium % of pyrite + pyrrhotite + arsenopyrite + weak silicification	High gold values	3.12 g/t	64084
Medium % of pyrite + pyrrhotite + arsenopyrite + moderate silicification	High gold values	9.13 g/t	64170
High % of pyrite + pyrrhotite + arsenopyrite + moderate silicification	High gold values	4.18 g/t	64055
High % of pyrite + pyrrhotite + arsenopyrite + strong silicification	High gold values	17.5 g/t	64153

Figure 7.16 displays the relationship between sulphides ± silicification and gold grades in Drillhole LADD009.

Figure 7.16: Relationship between Sulphides ± Silicification and Gold in Drillhole LADD009

Table 7.9 presents varying intensities of sulphide types in combinations with various degrees of silicification within the mineralised zones in LADD012, and the corresponding gold grades.

Table 7.9: Relationship between Sulphides ± Silicification and Gold Grades in LADD012

Composition	Observation	Typical Gold Grades	Sample No.
Silicification only:
Weak silicification	Low gold values	0.07 g/t	64386
Moderate silicification	Low gold values	0.02 g/t	64603
Strong silicification	Low gold values	0.02 g/t	64576
Pyrite only:
Low % of pyrite + weak silicification	Low gold values	˂ 0.01 g/t	64357
Low % of pyrite + moderate silicification	Low gold values	˂ 0.01 g/t	64352
Low % of pyrite + strong silicification	Low gold values	0.19 g/t	64594
Pyrrhotite only:
Low % of pyrrhotite + moderate silicification	Low gold values	0.22 g/t	64672
Pyrite + Pyrrhotite:
Low % of pyrite + pyrrhotite + weak silicification	Low gold values	0.04 g/t	64332
Low % of pyrite + pyrrhotite + moderate silicification	Low gold values	0.14 g/t	64573
Medium % of pyrite + pyrrhotite + weak silicification	Low gold values	0.04 g/t	64116
Medium % of pyrite + pyrrhotite + strong silicification	Low gold values	0.02 g/t	64350
High % of pyrite + pyrrhotite + moderate silicification	Low gold values	0.04 g/t	64617
Pyrite + Arsenopyrite:
Low % of pyrite + arsenopyrite + weak silicification	Low gold values	0.05 g/t	64381
Medium % of pyrite + arsenopyrite + moderate silicification	Low gold values	0.69 g/t	64390
Pyrrhotite + Arsenopyrite:
Low % of pyrrhotite + arsenopyrite + moderate silicification	Low gold values	0.28 g/t	64674
Pyrite + Pyrrhotite + Arsenopyrite:
Medium % of pyrite + pyrrhotite + arsenopyrite + weak silicification	Low gold values	0.84 g/t	64355
Medium % of pyrite + pyrrhotite + arsenopyrite + moderate silicification	Low gold values	0.03 g/t	64346
High % of pyrite + pyrrhotite + arsenopyrite + moderate silicification	High gold values	16 g/t	64370
High % of pyrite + pyrrhotite + arsenopyrite + strong silicification	High gold values	10 g/t	64397

Figure 7.17 displays the relationship between sulphides ± silicification and gold grades in Drillhole LADD012.

Figure 7.17: Relationship between Sulphides ± Silicification and Gold in Drillhole LADD012

Table 7.10 presents varying intensities of sulphide types in combinations with various degrees of silicification within the mineralised zones in LADD013, and the corresponding gold grades.

Table 7.10: Relationship between Sulphides ± Silicification and Gold Grades in LADD013

Composition	Observation	Typical Gold Grades	Sample No.
Silicification only:
Weak silicification	Low gold values	0.33 g/t	64508
Strong silicification	Low gold values	0.06 g/t	64472
Pyrite only:
Low % of pyrite + weak silicification	Low gold values	< 0.01 g/t	64415
Low % of pyrite + moderate silicification	Low gold values	0.04 g/t	64417
Low % of pyrite + strong silicification	Low gold values	0.09 g/t	64466
Medium % of pyrite + moderate silicification	Low gold values	0.40 g/t	64533
Pyrite + Pyrrhotite:
Low % of pyrite + pyrrhotite + weak silicification	Low gold values	0.03 g/t	64469

Composition	Observation	Typical Gold Grades	Sample No.
Low % of pyrite + pyrrhotite + moderate silicification	Low gold values	0.03 g/t	64427
Medium % of pyrite + pyrrhotite + moderate silicification	Medium gold values	1.22 g/t	64506
Medium % of pyrite + pyrrhotite + weak silicification	Low gold values	0.67 g/t	64522
High % of pyrite + pyrrhotite + strong silicification	Low gold values	0.8 g/t	64471
Pyrite + Arsenopyrite
Low % of pyrite + arsenopyrite + weak silicification	Low gold values	0.12 g/t	64447
Medium % of pyrite + arsenopyrite + moderate silicification	Medium gold values	2.13 g/t	64487
Pyrite + Pyrrhotite + Arsenopyrite:
Medium % of pyrite + pyrrhotite + arsenopyrite + moderate silicification	Medium gold values	1.33 g/t	64457
High % of pyrite + pyrrhotite + arsenopyrite + moderate silicification	High gold values	4.46 g/t	64509
High % of pyrite + pyrrhotite + arsenopyrite + strong silicification	High gold values	6.09 g/t	64461

Figure 7.18 displays the relationship between sulphides ± silicification and gold grades in Drillhole LADD013.

Figure 7.18: Relationship between Sulphides ± Silicification and Gold in Drillhole LADD013

7.4.3 Range of Classifications

The range of classifications used are shown in Table 7.11.

Table 7.11: Range of Classification of Sulphides, Silicification and Gold Grades

Sulphides	Silicification	Gold Values
≤ 1%: low percentage	Weak	Au ≤ 1.0 g/t: low gold value
> 1 % to ≤ 5%: medium percentage	Moderate	1.0 g/t < Au ≤ 3 g/t: medium gold value
> 5%: high percentage	Strong	Au > 3.0 g/t: high gold value

As evidenced from the above, a direct relationship exists between gold values and the percentage of sulphide mineralisation and the intensity of silicification. Some of the composition assemblages are absent within the sampled zones, for instance a high percentage of pyrite only + strong silicification etc. Pyrite is associated with all the assemblages; hence, it is difficult to have only a pyrrhotite + arsenopyrite + silicification composition.

In general, pyrite is the dominant sulphide followed by pyrrhotite, then arsenopyrite. When pyrite and pyrrhotite are associated with arsenopyrite, the gold values are very significant, compared to when pyrite is associated with pyrrhotite only. Silica is associated with the highest degree of hydrothermal alteration within the zones and serves as a marker of mineralisation; however, without sulphides, the gold values are insignificant.

Specks of visible gold, generally within fractures, are present in white to grey, glassy, weak to moderately brecciated quartz veins (with variable widths from a few centimetres up to 1 m), with low percentages of sulphide, mainly localised within the RP zone in some drillholes. Thus, a low percentage of py + ap + str qv = high gold values (21.20 g/t gold in sample No. 63500 in LADD006).

7.4.4 Visible Gold (VG)

Visible gold was logged in Drillhole LADD001 in a 5.6 m RP zone (highly silicified with 1.5 % pyrite, 1 % arsenopyrite, and 0.5 % pyrrhotite) logged from 251.30 m. In the unsplit core, four spots of visible gold were identified at 255.60 m, and between 256.2 m and 256.3 m (see Figure 7.19 a and b). Upon splitting the core, three specks of visible gold were identified from 256.10 m to 256.13 m and at 256.54 m (see Figure 7.19 c and d).

a) VG at 255.60 m in unsplit core	b) VG between 256.2 m and 256.3 m in unsplit core

c) VG between 256.10 m and 256.13 m in split core	d) VG at 256.54 m in split core

Figure 7.19: Visible Gold in Unsplit Core and Split Core

Four specks of visible gold were also logged in Drillhole LADD026 within the interval 593.26 m to 594.84 m (see Figure 7.20 a and b).

a) VG in quartz vein within RP zone at 593.26 m

b) VG in quartz vein within RP zone at 594.71 m

Figure 7.20: Visible Gold in Drillhole LADD026

7.5 STRUCTURES

Gold mineralisation within the Adumbi deposit is related to the northwest trending shear zones, which dip steeply towards the northeast and which, in some parts of the area, seem to utilise the competency contrast between two lithologies, namely the BIF-chert and the tuffaceous-greywacke metasedimentary rocks.

This mineralisation occurs over a strike length of 2 km in a zone approximately 100 m wide to a depth of approximately 560 m. The continuity of the mineralisation appears to be oriented vertically close to the wall rocks of the BIF. The strike orientation of the BIF is northwest-southeast, which is parallel to the trend of the Upper Kibalian rocks. The BIF is interpreted to have a steep, near-vertical dip. A series of north-northwest striking faults appear to dislocate the BIF, and it is interpreted that these faults have a strike-slip component, resulting in an apparent thickening of the BIF in the central part of Adumbi.

Structural logging for the Kitenge holes is limited due to the lack of orientated core. However, some observed structural features include zones of strong shearing associated with extensive ankerite alteration, bleaching, quartz veining and isolated low-grade gold mineralisation in Drillhole SKDD0028. These zones are very important as gold mineralisation in Kitenge is mostly associated with these zones especially when there is a relative high content of sulphides and, in particular, the presence of arsenopyrite

Structural logging for the Manzako holes is limited due to the lack of orientated core. Quartz veining within the shear zones control the mineralisation.

7.5.1 Imbo Project Structural Data Analysis

Structural data compilation and interpretation for the Imbo Permit was undertaken to collate all the available data from recent and previous mapping programmes, domain the data sets, and plot and interpret the data using Dips software. The objectives were to

  Interpret the structural framework of the Imbo Permit on a regional and prospect scale, and to determine the regional and local structural controls on the distribution of gold mineralisation.
  Use this in conjunction with geophysical and geochemical data to
  Prioritise new prospect areas for follow-up.
  Investigate potential extensions in the vicinity of known mineralisation.

Data was collated from the following sources:

  Structural readings taken since March 2014, which are recorded in database format and plotted in plan
  Integration of the underground mapping data gathered by N. Hewson from Adumbi
  Earlier structural data extracted from maps

Once all the future drill cores are oriented, it would be possible for structural measurements to be taken and integrated with the structural data from other sources.

A total of 1,046 measurements (bedding, foliations and quartz veins) covering the Adumbi West, Adumbi, Canal, Senegal, Kitenge and Manzako deposits were compiled from the above-mentioned sources. These measurements were taken using a strike (right)/dip convention. Plans showing foliation, bedding and quartz veins with inserts of respective stereonet plots are presented in Figure 7.21.

In general, the stereonet plots for the available data on the Imbo Project show that quartz veins are generally subparallel to the foliation and bedding with average orientations of 311°/78°, 315°/81° and 316°/80°, respectively. This conforms well to the regional trend that is well defined in the geophysical data of the Imbo Project. It can also be noted that stereonet plots for bedding show two major planes which define a fold oriented 317°/07°, a possible regional fold representing an early folding event of the Imbo Project.

NOTE: Geology, stereonet plot for bedding (A), foliation (B), quartz veins (C), drillhole traces and location of targets/prospects.

Figure 7.21: Imbo Project - Bedding, Foliation and Quartz Veins with Stereonet Plots

A further analysis of the structural data involved domaining the data on the basis of deposits/targets and its association with the known mineralisation within the deposit/ target. This was done with the aim of assisting in a detailed structural interpretation on a deposit/target scale. Details for Adumbi, Kitenge-Senegal and Manzako are provided below.

7.5.1.1 Adumbi Deposit

Most of the existing structural data for Adumbi is from underground mapping with some additional data from regional mapping that commenced in March 2014. Figure 7.22 to Figure 7.24 show bedding, foliations and quartz veins plotted on plans with the inserts of the respective stereonet plots.

Stereonet plots for bedding show two major planes oriented 315°/81° and 137°/84° defining a shallow northwesterly plunging fold (316°/07°), see Figure 7.22. The geometry of this fold does not conform to the architectural behaviour of the Adumbi mineralisation described in this section due to the fact that this fold possibly represents an earlier folding event that has been mostly over-printed by the later shear-related folding. This is further emphasised by the fact that most of the bedding measurements were taken in the areas that are not in the strongly folded and deformed zones.

It is observed that foliations are generally parallel to bedding (see Figure 7.23), with average orientations of 314°/79° and 315°/81°, respectively, while the quartz veins have a general relatively less northerly orientation of 309°/79°.

Figure 7.24 also shows the stereonet plot for the Adumbi quartz veins, which have two major planes oriented 309°/79° and 125°/83° defining a linear structure that is shallowly plunging to the southeast. It is not known if the intersection of these quartz vein major planes is associated with the mineralising event, but it is doubtful as it is known from previous interpretation that mineralisation at Adumbi is characterised by steep plunging shoots.

595200
595400
N
SADD0029
SADD0025
SADD0022
SADD0017
SADD0044
SADD0035
SADD0036
SADD0019
SADD0020
SADD0037
SADD0015
SADD0028
SADD0003
SADD0016
SADD0021
SADD0039
SADD0026
SADD0004
SADD0043
SADD0038
SADD0034
SADD0033
SADD0024
SADD0032
SADD0008
192600
192400
192200
N
W
E
S
GEOLOGICAL LEGEND
Banded Iron Formation
Carbonaceous Schists
Quartz Carbonate Schists
Undifferentiated Schists
Shear Zone
Aplite Dyke
bed
0 15 30 60 90 120
Meters
1:2,500

Figure 7.22: Adumbi Deposit - Geology from Underground Mapping Bedding Planes (Insert of Stereonet Plot for Bedding)

595200
595400
N
SADD0029
SADD0025
SADD0044
SADD0035
SADD0036
SADD0022
SADD0017
SADD0019
SADD0020
SADD0037
SADD0015
SADD0003
SADD0016
SADD0028
SADD0021
SADD0039
SADD0026
SADD0004
SADD0043B
SADD0043
SADD0038
SADD0034
SADD0033
SADD0024
SADD0032
SADD0008
192600
192400
192200
N
W
E
S
GEOLOGICAL LEGEND
Banded Iron Formation
Carbonaceous Schists
Quartz Carbonate Schists
Undifferentiated Schists
Shear Zone
Aplite Dyke
fol
0 15 30 60 90 120
Meters
1:2,500

Figure 7.23: Adumbi Deposit - Geology from Underground Mapping Bedding Planes (Insert of Stereonet Plot for Foliation)

595200
595400
N
192600
192400
192200
SADD0029
SADD0025
SADD0044
SADD0022
SADD0017
SADD0035
SADD0036
SADD0019
SADD0020
SADD0037
SADD0015
SADD0003
SADD0028
SADD0016
SADD0021
SADD0039
SADD0026
SADD0004
SADD0043B
SADD0043
SADD0038
SADD0034
SADD0033
SADD0024
SADD0032
SADD0008
N
W
E
S
GEOLOGICAL LEGEND
Banded Iron Formation
Carbonaceous Schists
Quartz Carbonate Schists
Undifferentiated Schists
Shear Zone
Aplite Dyke
QV
0 15 30 60 90 120
Meters
1:2,500

Figure 7.24: Adumbi Deposit - Geology from Underground Mapping, Quartz Veins (Insert of Stereonet Plot for Quartz Veins)

For a better understanding of the structural behaviour along strike and across the Adumbi mineralisation, the structural data was domained, and stereonet plots for bedding in selected domains (blocks labelled 1 to 4) were inserted as shown in Figure 7.25.

The stereonet plot for bedding in Domain 1 shows two major planes oriented 316°/82° and 137°/82° that define a northwesterly shallow plunging fold (316°/04°), possibly representing the earlier folding event of the Imbo Project.

Bedding in Domain 2 shows two major planes oriented 317°/79° and 351°/76°, defining a northeasterly, steeply plunging fold (087°/76°).

Bedding in Domain 3 shows three major planes oriented 318°/79°, 162°/81° and 013°/81°, defining folds that are trending 063°/78°, 330°/51° and 177°/58°.

Bedding in Domain 4, which covers the area of no shearing or deformation, shows a major plane oriented 319°/83°, representing a regional trend of the Imbo Project.

Folds defined in Domains 2 and 3 are possibly shear-related folds and are probably minor folds that represent a major fold which is partially exposed in Adumbi. Underground mapping suggests that the fold axes of these minor folds are parallel to the Adumbi shear zone and that the shear zone possibly represents the axial plane of a major fold.

Figure 7.25: Adumbi Deposit - Geology from Underground Mapping (Inserts of Stereonet Plots for Selected Domains (Blocks 1 to 4))

7.5.1.2 Kitenge and Senegal

The Kitenge and Senegal deposit is located southeast of the Canal area. Gold mineralisation is hosted in quartz veins within sheared and altered metasediments, mainly quartz carbonate schist, and the structure is interpreted as a faulted structure of Adumbi.

The stereonet plot for foliation attitudes indicates an average orientation of 318°/79° (see Figure 7.26, Insert 3), which is generally similar to the regional trend. Due to a lack of quartz and bedding measurements, no stereonet plots were produced.

1
2
3
N
191000
190000
189000
598000
599000
GEOLOGICAL LEGEND
Dolerite
Quartz Porphyry
QuartzVeins
Silicified Zone
Carbonaceous Schists
Upper Schist
Middle Schist
Lower Schists
Kitenge shear zone
fol
Drill hole traces
0 45 90 180 270 360
Meters

Figure 7.26: Adumbi Deposit - Geology Foliations (Inserts of Stereonet Plots for Foliations at Senegal, Kitenge and Senegal-Kitenge Area)

7.5.1.3 Manzako

The current interpretation shows that the mineralised structure in Manzako is different from the Adumbi-Canal-Senegal-Kitenge structure.

Gold mineralisation in the Manzako deposit is hosted in quartz veins emplaced within sheared basalt.

It is observed that Manzako has two distinct foliation trends orienting at 316°/78° and 148°/76°, respectively. The intersection lineation plunges shallowly to the northwest (see Figure 7.27, Insert 1). There are few quartz measurements; the available data suggests quartz veins cross cuts foliations at 302°/81° (see Figure 7.27, Insert 2).

600000
601000
N
191000
190000
189000
1
2
GEOLOGICAL LEGEND
Dolerite
QuartzVeins
Basalt
fol
QV
Drill hole traces
0 45 90 180 270 360
Meters

Figure 7.27: Manzako Deposit - Geology, Foliations, Quartz Veins (Inserts of Stereonet Plot for Foliations and Quartz Veins)

In summary, the following are observations derived from the structural analysis of the Imbo Project:

  Presence of regional fold (Imbo fold), which plunges shallowly to the northwest (07°/316°).
  Regionally, foliations are subparallel to beddings.
  Possible presence of shear-related tight fold at Adumbi area, indicated by steeply plunging folds adjacent to mineralised structure.
  Presence of two structures which intersect at Adumbi and split in the NW and SE of Adumbi in the Mabele Mokonzi-Mambo Bado and Canal areas, respectively.
  Foliations and mineralised quartz vein trends at Vatican have generally fewer northerly orientations in comparison to those at Adumbi.

7.5.2 Structural Interpretation from 2020 to 2021 Drilling Programme at Adumbi

The structural interpretation to date from the drillholes completed during the 2020 to 2021 drilling programme at Adumbi is presented below.

7.5.2.1 Bedding

The stereonet plot for bedding for 2,820 poles from LADD001, LADD003, LADD004, LADD006, LADD007, LADD008, LADD009, LADD012, LADD013, LADD014, LADD015, LADD016, LADD017, LCDD001, LADD018, LADD019, LADD020, LADD021, LADD022, LADD023, LADD024, LADD025 and LADD026 shows a plane oriented at 314°/88° dipping NE (see Figure 7.28), which confirms the general trend of the Adumbi formation which is NW-SE and dips to the NE.

Other poles, however, plot 134°/89°, dipping to the SW, thus representing folding.

Figure 7.28: Stereonet Plot for Bedding Planes from Completed 2020 to 2021 Drillholes

7.5.2.2 Foliation

It is observed that foliations for 3,245 poles from LADD001, LADD003, LADD004, LADD006, LADD07, LADD008, LADD009, LADD012, LADD013, LADD014, LADD015, LADD016, LADD017, LCDD001, LADD018, LADD019, LADD020, LADD021, LADD022, LADD023, LADD024, LADD025 and LADD026 are generally parallel to bedding with an average orientation of 314°/87° (see Figure 7.29). Like bedding, other foliation poles plot 135°/89°, with a subvertical limb dipping to the SW, representing folding.

Figure 7.29: Stereonet Plot for Foliation Planes from Completed 2020 to 2021 Drillholes

7.5.2.3 Quartz Veins

The stereonet plot for 1,827 poles of quartz veins from LADD001, LADD003, LADD004, LADD006, LADD007, LADD008, LADD009, LADD012, LADD013, LADD014, LADD015, LADD016, LADD017, LCDD001, LADD018, LADD019, LADD020, LADD021, LADD022, LADD023, LADD024, LADD025 and LADD026 is generally oriented 313°/85°, which is almost parallel to the bedding/foliation (see Figure 7.30). However, the plot of quartz veins has a relatively less northerly orientation. A few post-mineralisation quartz veins are observed cutting across both bedding and foliation, and in some cases, they are suspected to have displaced the mineralisation.

Figure 7.30: Stereonet Plot for Quartz Veins from Completed 2020 to 2021 Drillholes

7.5.2.4 Bedding/Foliation Intersection Lineation

The bedding/foliation intersection lineation is 00° at 133° (see Figure 7.31). If the foliation is axial planar, then this intersection lineation approximates a fold axis.

Figure 7.31: Stereonet Plot for Intersection Lineation of Bedding and Foliation from Completed 2020 to 2021 Drillholes

7.5.2.5 Foliation/Quartz Vein Intersection Lineation

The foliation/quartz vein intersection lineation is 26° at 315° (see Figure 7.32).

Figure 7.32: Stereonet Plot for Intersection Lineation of Foliation and Quartz Veins from Completed 2020 to 2021 Drillholes

The structural interpretation from the recent drilling programme thus supports the general Adumbi formation.

8 DEPOSIT TYPES

Gold deposits within the Imbo Project are associated with the globally important Neo-Archean orogenic gold deposits, examples of which are found in most Neo-Archean cratons around the world. Gold mineralisation is associated with the epigenetic mesothermal style of mineralisation. This style of mineralisation is typical of gold deposits in Neo-Archean greenstone terranes and is generally associated with regionally metamorphosed rocks that have experienced a long history of thermal and deformational events. These deposits are invariably structurally controlled.

Mineralisation in this environment is commonly of the fracture and vein type in brittle fracture to ductile dislocation zones. At the Adumbi deposit, the gold mineralisation is generally associated with quartz and quartz-carbonate-pyrite ± pyrrhotite ± arsenopyrite veins in a BIF horizon.

Examples of similar type gold deposits to Adumbi include Geita in Tanzania, Kibali in northeastern DRC, Tasiast in Mauritania, Homestake (U.S.A.), Lupin (Canada) and Moro Velho in Brazil.

9 EXPLORATION

This section includes a summary of the exploration work completed within the Imbo licence area during the 2020/21 exploration phase. The past exploration activity on the Imbo Project was originally summarised in the RPA NI 43-101 technical report entitled "Technical Report on the Somituri Project, Imbo Licence, Democratic Republic of the Congo" and dated February 28, 2014 (available from SEDAR at www.sedar.com).

9.1 SUMMARY OF PRE-2014 EXPLORATION

Kilo's main objectives for conducting exploration on the Imbo Project were to

  Enhance the understanding of the extent and style of the mineralisation in order to successfully conduct diamond drilling, leading to Mineral Resource estimates for Adumbi, Manzako, and Kitenge.
  Optimise the deposit models and exploration strategies to be applied in delineating other potential deposits within the Imbo Project.

Initial exploration in the Imbo Project in 2010 concentrated on the Adumbi deposit. The exploration techniques employed included soil sampling, geological mapping, and sampling of existing adits, trenching, and diamond drilling. Localities of historical and active artisanal mining operations provided guidance for the initial exploration activities.

9.1.1 Soil Sampling

A total of 9,246 soil samples (including quality assurance/quality control (QA/QC) samples) were collected over an area of 63 km², covering the Kitenge, Manzako, Canal, Vatican, Monde Arabe, and Adumbi deposits and prospects (see Table 9.1). Sample spacing over the Manzako deposit was 20 m × 80 m, and elsewhere it was 320 m × 20 m, with some infills at 160 m × 20 m. All soil samples were collected at a vertical depth of 1 m.

Table 9.1: Summary of Soil Sampling by Kilo on the Imbo Project

Year	No. of Soil Samples
2010	1,230
2011	3,282
2012	4,206
2013	528
Total	9,246

Analytical Solutions Ltd (ASL) compiled a report on the soil geochemistry of the Imbo Project in October 2013 and concluded as follows:

  Multi-element data mirrors the lithological interpretation based on the airborne magnetic and radiometric survey.
  There is limited mechanical or chemical dispersion of the medium sampled.
  Six gold anomalous areas were delineated underlain by metavolcanic rocks and void of historical or artisanal exploitation.

  Two gold anomalous areas were delineated underlain by metasedimentary rocks (and possibly some iron formation rocks) that warrant follow-up exploration.
  Elements usually considered "immobile" are reasonably well digested by aqua regia in deeply weathered soils allowing reliable lithological interpretation.

9.1.2 Geological Mapping

Geological mapping in 2010 was focused on areas of historical gold exploitation and active artisanal mining activities. Approximately 8.4 km² covering the Adumbi, Kitenge, Manzako, Adumbi North and the Vatican Prospects was mapped.

Lithological contacts and shear zones within the metasediments at Adumbi, as well as exposure of weathered or oxidised BIF and chert units on the top of Adumbi Hill, were mapped.

There was limited outcrop at Kitenge; nonetheless, multiple quartz veins within the Kitenge shear zone were mapped.

Mapping at Manzako identified a northwest-southeast trending shear zone (over 2 km strike length) hosting a number of existing adits and narrow open pits trending parallel to the strike direction of the shear zone.

Mapping at Bagbaie, Vatican and Monde Arabe identified a northwest-southeast trending quartz vein hosted shear zone with artisanal workings.

9.1.3 Trenching

Trenching was undertaken in order to evaluate near-surface gold mineralisation and to provide lithological information to determine the strike extent of the mineralisation and gold-bearing host rocks.

In all, 44 trenches totalling 4,753 m were excavated over the Adumbi, Kitenge and Manzako deposits from 2010 through to 2012. This comprised 23 trenches for 2,745 m at Adumbi, 6 trenches for 878 m at Kitenge and 15 trenches for 1,130 m at Manzako. Table 9.2 summarises some significant trench intercepts at Adumbi, Kitenge and Manzako.

Table 9.2: Summary of Significant Trench Intercepts at Adumbi, Kitenge and Manzako

Trench ID	From (m)	To (m)	Intercept Width (m)	Grade (g/t Au)
SATR002	23.95	24.95	1	1.50
SATR004	0	13.5	13.5	1.18
	15	20.3	5.3	1.64
SATR005	73.3	79.2	5.9	2.06
SATR006	0	3	3	1.18
	4.9	15.8	10.9	0.96
	29.1	43.5	14.4	2.17
SATR007	3.3	8.8	5.5	5.15
SATR008	0	7.5	7.5	1.87

Trench ID	From (m)	To (m)	Intercept Width (m)	Grade (g/t Au)
	59.5	63.5	4	1.38
SATR009	25.6	29	3.4	0.91
SATR010	7.7	12.7	5	1.03
	21.4	30.2	8.8	1.86
SATR013	26.1	38	11.9	1.64
SATR014	64.3	66.9	2.6	1.59
SATR015	21.8	25.8	4	1.48
SATR017	40.6	45	4.4	1.65
SATR018	10.4	13.1	2.7	4.02
	63.3	68.7	5.4	0.98

9.1.4 Underground Exploration

Accessible adits and underground workings were geologically mapped and sampled at Adumbi; however, those at Kitenge and Manzako were not readily accessible.

In 2010, Kilo geologists sampled four historical adits at Adumbi totalling 609 m and generated 549 horizontal channel samples (including QA/QC samples).

In 2012, a Kilo contract geologist mapped and sampled three additional adits and two crosscuts at Adumbi. He also mapped the four adits sampled in 2010 and other mine workings where accessible.

In all, a total of 907 m was sampled to generate 843 channel samples. Significant underground sample results at Adumbi are presented in Table 9.3. None of the other historical underground mine workings on the Imbo Project were geologically mapped or sampled by Kilo.

Table 9.3: Significant Underground Sample Results at Adumbi

Adit ID	From (m)	To (m)	Intercept Width (m)	Grade (g/t Au)
SAAD001	101	109	8	2.63
	113	154	41	1.31
SAAD002	97.5	107.5	10	2.06
SAAD003	155.5	159.5	4	1.66
SAAD006	29	31	2	2.12
	111	114	3	2.37
	119	123	4	2.47

9.1.5 Airborne Geophysical Survey

Kilo contracted New Resolution Geophysics (NRG) from South Africa to complete a high-resolution, helicopter-mounted, XPlorer magnetic and radiometric survey for the Imbo Project. The survey was conducted from April 12 to 15, 2012, over 1,416 km at a line spacing of 100 m by 1,000 m orientated at 040° to 220°. NRG produced plots of the following:

  Total field gradient enhanced magnetics
  First vertical derivative magnetics
  Reduced to pole magnetics
  Analytic signal
  Four-channel normalised singular value deviation (NASVD) processed radiometric data (total count, potassium, uranium and thorium)
  Calculated digital terrain

The magnetic survey delineated a number of linear anomalies characterised by demagnetisation. In addition, a BIF was delineated over a strike length of 2 km from the demarcated northwestern limit of the Adumbi-Canal gold deposit. The total field and radiometric data was utilised by Kilo in the compilation of the structural and lithological interpretation for the Imbo Project.

9.2 POST-2014 TO 2020 EXPLORATION

Following the Inferred Mineral Resource of 1.675 Moz of gold outlined in February 2014 by RPA on three separate deposits, Adumbi, Kitenge and Manzako (see Figure 7.2), RPA made a number of recommendations on Adumbi, which were subsequently undertaken during the period 2014 to 2018. The following subsections outline the work carried out during the period.

9.2.1 Soil Sampling

In 2017, a soil sampling programme (area of 1.5 km × 5 km, on a 40 m × 160 m grid) was planned east of the Imbo River with the objective of further investigating the bulk leach extractable gold (BLEG) and rock chip anomalies identified in 2015. This however was not carried out as planned due to security concerns in the area.

In April 2020, soil sampling commenced in the Imbo East Prospect.

9.2.2 Regional BLEG Survey

A BLEG survey was carried out over the Imbo Project between March and June 2015. BLEG sampling is a regional geochemical technique involving the analysis of stream sediments with the objective of defining areas of gold anomalism for more detailed follow-up. It has the advantage of reliably assessing large tracts of ground relatively quickly and cost effectively.

The main objective of the programme by Kilo was to assess the parts of the Imbo Project not covered by grid mapping and soil geochemistry, in particular the area to the east of the Imbo River where no groundwork has been carried out. However, in order to compare results in these areas with zones of known mineralisation, the whole of the licence area was covered (see Figure 9.1).

The survey was conducted in two stages, Phases 1 and 2, covering the areas to the west and east of the Imbo River, respectively.

Figure 9.1: Location of BLEG Catchment Areas and Sampling Sites on the Imbo Project

9.2.2.1 Sample Selection

The drainages, catchment boundaries and sampling sites were delineated in Target® using a 5 m colour elevation image and hydrography vector map produced from Landsat data by Photosat in Toronto (see Figure 9.2). A 2 m topographic contour map, also generated by Photosat, was used where necessary (see Figure 9.2, insert).

A total of 166 drainage catchments were defined with a total area of 113 km², resulting in an average catchment size of 0.68 km². Universal Transverse Mercator (UTM) coordinates for the selected sample sites were derived from Target® and transferred to the hand-held GPS instruments used by the sampling teams.

NOTE: Insert shows detail and 2 m contours.

Figure 9.2: Imbo Project - Location of BLEG Catchment Areas, Sampling Points and Drainage Channels on the 5 m Image

9.2.2.2 Sampling Procedure and Sample Preparation

Phases 1 and 2 were carried out by two sampling teams, each consisting of a geologist accompanied by a field assistant and four labourers. The Phase 1 sampling sites were all accessed from the Adumbi base camp while four fly camps were established east of the Imbo River to facilitate Phase 2.

BLEG samples were collected according to the protocol detailed below:

  The sampling teams navigated to each site by handheld GPS.
  At the sampling site, the geologist recorded the characteristics of the stream and alluvial material, any sources of contamination such as artisanal workings and settlements, and mapped/sampled any outcrop in the vicinity. All the data was transferred to an electronic database in the base camp.
  Using plastic scoops, approximately 200 g of the finest sediment fraction (mud) was collected from the top of the stream bed, at about 15 places along the stream, within 20 m of the planned site.

  The material collected was transferred into a single plastic bucket, the bucket was filled with water, and the contents were swirled and allowed to stand for 15 s.
  The mud suspension was then passed through a 1 mm nylon mesh into a second plastic bucket to remove organic debris, leaving any sand and silt as a residue in the bottom of the first bucket.
  Pre-prepared Magnafloc® solution was then gradually added to the mud suspension until flocculation of the mud could be seen.
  After allowing the flocculated mud to stand for several minutes, excess water was decanted from it.
  The flocculated mud slurry was then poured into a pre-marked calico bag, allowing most of the remaining water to drain through the bag.
  As and when necessary, the calico bag was gently squeezed to further reduce the water content.
  The weight of the wet sample was recorded; a minimum of 3 kg is required to provide 1 kg of dry sample.
  Field duplicates were collected at every fifth sampling site. The 33 field duplicate samples were collected in exactly the same way as the original samples, from the same stretch of stream, and given independent sample numbers.
  Back at the camp, the samples were air dried for several days, with frequent agitation by hand to prevent caking.
  Final drying to remove any remaining moisture was done by placing samples in the laboratory oven for 12 h at 80 °C.
  Final disaggregation of the clay particles was carried out by gently rolling with a bottle.
  1 kg of each sample was weighed and transferred into marked geochemical sample packets and sealed in plastic bags for despatch. Standards (1 per 50 samples) and blanks (2 per 50 samples), gaps for which had been left in the sampling sequence, were inserted at this stage.

At these localities, standard stream sediment samples were also taken, for comparison with the BLEG data. A total of 166 BLEG samples were collected for both Phases 1 and 2, in addition to 33 field duplicate samples. In addition, 33 stream sediments plus 33 field duplicates were collected during the exercise.

The original and duplicate BLEG samples were assayed as follows:

  No additional sample preparation was required.
  Au, Ag, Cu and Pd by cyanide leach bottle roll on 1 kg, with reporting limits for Au of 1 ppb to 10,000 ppb (Method Au-CN12).
  A suite of 53 elements by aqua regia digestion of the 0.5 g of sample, and analysis by ICP-MS and ICP-AES (Method ME-MS41L).

The original and duplicate stream sediment samples were dried and disaggregated at the camp, and were submitted to the laboratory for analysis as follows:

  Sieve to −180 micron (80 mesh).
  Conduct a fire assay of the − 180 micron (80 mesh) fraction for Au, using a 50 g charge (Method Au-AA24).

  Conduct a test for a suite of 53 elements by aqua regia digestion of the 0.5 g of sample, and analysis by ICP-MS and ICP-AES (Method ME-MS41L).

A summary of the sample types, number of samples, and analytical methods is given in Table 9.4.

Table 9.4: Summary of Sample Types and Analytical Methods, Phases 1 and 2

Sample Type	No. of Samples			Analytical Methods
	Phase 1	Phase 2	Total
BLEG	76	90	166	Bottle Roll (Au) Multi-Element ICP
BLEG - Field Duplicate	15	18	33	Bottle Roll (Au) Multi-Element ICP
Stream Sediment	15	18	33	Sieve to −80 mm mesh Fire Assay (Au) Multi-Element ICP
Stream Sediment - Field Duplicate	15	18	33	Sieve to −80 mesh Fire Assay (Au) Multi-Element ICP

9.2.2.3 BLEG Sampling Results

All the BLEG sample results (Au bottle roll) are as plotted in Figure 9.3. The map illustrates the spatial distribution of the individual gold values.

Figure 9.3: Phase 1 and 2 BLEG Results for Au showing Catchments Recommended for Follow-Up

9.2.2.3.1 Gold

The gold values for all the catchment areas are shown in Figure 9.3, which highlights the annotation of the anomalies. The following observations could be made:

  A close spatial relationship exists between the catchments with higher gold values and the known mineralisation at the Adumbi, Kitenge, Manzako and Monde Arabe prospects. It should be noted, however, that mining during colonial times, followed by intense artisanal activity over several decades, has probably increased the amount of gold released into the associated drainages. It should not be assumed, therefore, that lower-order anomalies elsewhere are not significant in terms of mineralisation potential.
  In the Phase 1 area, anomalous values of 62 ppb Au and 108 ppb Au were returned for Catchments 21 and 13, respectively. These catchments are not completely covered by the current soil sampling grid and are recommended for follow-up work.
  Catchment 48 returned a value of 324 ppb Au, significantly higher than the sample from the catchment upstream (185 ppb Au), which probably represents downstream distribution of gold from the Canal and Vatican prospects. Additional work in Catchment 48 is recommended.

  Other catchments in the Phase 1 area, to the north and south of the current soil sampling grid, have a low gold mineralisation potential, and no further work is recommended in these areas.
  In the Phase 2 area, the gold data clearly indicates a southeastern extension of the Adumbi/Kitenge/Manzako mineralised zone, over a strike of at least 7 km. Anomalous values in this area range from 51 ppb Au to 719 ppb Au, the highest value occurring in a catchment in the Esio area immediately northwest of several colonial adits.
  Catchments in the northern part of the Phase 2 area generally returned background gold values, although weakly anomalous values of 12 ppb Au to 18 ppb Au occurred in some areas associated with alluvial diggings and a rock chip sample of BIF grading 1.69 g/t Au. Mineralisation in this area seems to be less well developed and more sporadic than in the zone to the south, and it is recommended that follow-up work should be concentrated in the southern zone at this stage.

A comparison of the BLEG and stream sediment samples indicates that, for samples with > 50 ppb Au, both methods provide similar results. However, for samples with < 50 ppb Au, the BLEG samples provide more consistent data, with less analytical scatter. The multi-element ICP data for original and field duplicates shows good correlations for both methods. However, correlation coefficients are slightly higher for the BLEG samples, indicating a lower nugget effect. It is therefore recommended that, for future regional surveys, BLEG sampling should be employed with gold analysis by bottle roll, rather than stream sediment sampling with gold analysis by fire assay.

The analytical results of the standards, blanks and field duplicates conclude that (a) the sampling method successfully produced representative samples with a low nugget effect and very good repeatability, and (b) the laboratory produced accurate and precise results, with no significant analytical error or bias.

9.2.2.3.2 Multi-Elements

In all, 52 elements were analysed in addition to gold and can be classified into the following groups: (a) elements associated with gold mineralisation, (b) elements preferentially associated with the metasedimentary terrain, (c) elements preferentially associated with the metavolcanic terrain, and (d) elements with no apparent association. This grouping is summarised in Table 9.5.

Table 9.5: Association of Elements in the Phase 1 and 2 BLEG Survey Areas

Association	Elements
Gold Mineralisation	Ag, As, Bi (weak), Hf (weak), Hg, Pb (weak), Th (weak), W (weak), Zr (weak)
Metasedimentary Terrain	Ce, Cs, K, La, Mo, Rb, Se, Sr, Ti, U
Metavolcanic Terrain	Al, Ca, Co, Cr, Cu, Fe, Ga, In, Li, Mg, Mn, Ni, P, Sb, Sc, Ti, V, Y, Zn
No Apparent Association	Ba, Be, Cd, Ge, Na, Nb, Pd, S, Sn, Te

9.2.2.4 Conclusion

To the west of the Imbo River, outside the known mineralisation in the Adumbi, Kitenge and Manzako areas, the most significant Au anomalies are as follows:

  Catchment 13 (108 ppb Au, 346 ppm As) located 3 km NW of Adumbi
  Catchment 21 (62 ppb Au, 790 ppm As) located 2 km NE of Adumbi
  Catchment 48 (324 ppb Au, 234 ppm As) located 3.5 km S of Adumbi

To the east of the Imbo River, anomalous Au values occur in a zone trending NW-SE over a strike of 7 km, which appears to be the strike extension of the Adumbi/Kitenge/Manzako mineralised trend. Maximum Au and As values for the BLEG samples are 719 ppb and 140 ppm, respectively. The anomalous zone covers an area of colonial and artisanal mining activity, with rock chip samples taken during the BLEG survey grading up to 15.1 g/t.

The current survey has enabled the Imbo Project to be geochemically sampled reliably, quickly, and cost effectively. It has been of particular importance in assessing the mineralisation potential of areas not previously explored on the ground, i.e. outside the soil grid to the west of the Imbo River, and the whole area east of the Imbo River.

The data quality and effectiveness of the BLEG technique are supported by the multi-element results, which correlate well with the distribution of metavolcanic and metasedimentary rocks, interpreted from the geophysical data.

9.2.2.5 Recommendation

It is recommended that

  Follow-up exploration should be prioritised in the zone of anomalous BLEG samples in the southern part of the Phase 2 block, commencing in the central part near the Esio workings, and extending along strike to the NW and SE.
  Second priority follow-up work should incorporate the three anomalous catchments to the west of the Imbo River, which lie outside the current soil grid. The As value for Catchment 21 is very high at 790 ppm and should be the initial focus.
  Work on the above anomalies should initially comprise soil sampling in areas of residual overburden (or auger drilling where the overburden is suspected to be transported) initially on 160 m spaced lines.
  Similar drainage sampling surveys should be carried out on Adumbi Holdco's other licences in the Ngayu belt. Sampling should be done by the BLEG method with Au analysis by bottle roll, rather than on non-flocculated samples by fire assay.

9.2.3 Geological Mapping

Mapping and channel sampling of workings in the Adumbi, Adumbi West and Adumbi Hill areas were undertaken, and a summary of the work completed is shown in Table 9.6 and Figure 9.4. Mapping was carried out on 50 m spaced lines, and in addition to lithological and structural data, various physical features such as old and active workings, tracks, streams and settlements were captured.

Part of the objective of mapping Adumbi Hill was to be able to correlate the surface geology, workings, adits and other surface information with that known from the drilling and other existing data including recently surveyed adits and workings.

Mapping in the area to the west of Adumbi Hill exposed several abandoned and active workings including trenches, artisanal pits, adits and some outcrops found along cross lines. These features are concentrated around the Mabele Mokonzi area located in the eastern part of the Mambo Bado artisanal camps, the western part of Adumbi Hill, Kananga located to the northeast of the grid, and a small part of Adumbi East Hill. A large riverine swamp being drained by the Adumbi River is the locus of moderate alluvial activity by artisanal miners.

Three zones of BIF were inferred based on a rare outcrop and float, and occur within a sequence of quartz carbonate, carbonaceous and chlorite schists. Quartz veins up to 45 cm wide occur within the schist and are being exploited by artisanal miners. In the vicinity of these veins, the host rocks contain weak to moderate foliation parallel quartz veinlets, patches of limonite, and may also display disseminated crystals of pyrite and boxworks.

Rock chip sampling was also carried out in tandem with the geological mapping exercise. A total of 267 samples were collected for assay.

Table 9.6: Summary of Mapping and Pitting Programmes in the Adumbi and Adumbi West Areas

Month	Activity							Number of Samples
	Gridding	Trench		Pit		Other Channels
		Number	Metres	Number	Metres	Number	Metres	Rocks	Trench	Regolith Pit	Other Channels
Mar 2014	0.00	0	0.00	0	0.00	0	0.00	0	0	0	0
Apr 2014	0.00	0	0.00	0	0.00	0	0.00	0	0	0	0
May 2014	0.00	0	0.00	0	0.00	0	0.00	0	0	0	0
Jun 2014	16.00	0	0.00	4	10.10	0	0.00	56	0	14	0
Jul 2014	39.64	0	0.00	0	0.00	0	0.00	55	0	0	0
Aug 2014	6.64	1	206.00	0	0.00	0	0.00	8	32	0	0
Sep 2014	21.20	0	70.60	0	0.00	0	0.00	44	34	0	0
Oct 2014	24.00	0	103.40	0	0.00	0	0.00	56	8	0	0
Nov 2014	24.00	0	0.00	0	12.90	0	0.00	5	0	0	0
Dec 2014	13.00	1	0.00	5	0.00	0	0.00	4	0	20	0
Total 2014	144.48	0	380.00	9	23.00	0	0.00	228	74	34	0
Jan 2015	7.00	0	0.00	0	0.00	19	143.10	8	0	0	140
Feb 2015	0.00	0	0.00	17	57.45	13	66.30	7	0	73	71
Mar 2015	0.00	0	0.00	26	67.60	4	19.55	14	0	91	26
Apr 2015	0.00	0	0.00	0	0.00	16	86.60	10	0	0	109
Total 2015	7.00	0	0.00	43	125.05	52	315.55	39	0	164	346
Total 2014 to 2015	151.48	1	380	52	148.05	52	315.55	267	74	198	346

Figure 9.4: Geological Map of Adumbi and Adumbi West Areas showing Artisanal Activities

9.2.4 Trenching

Re-excavation of an 850 m long colonial trench was commenced in August 2014, aimed at exposing lithologies for lithostructural mapping purposes. Selective sampling was also carried out in places where a significant alteration was observed (see Figure 9.5). Trenching was however suspended in September 2014 due to continued sidewall collapse and repeated cleaning and clearing efforts required after heavy rainfalls.

A total 301 m was cleaned/reopened, and 74 samples were collected. Sampling was not carried out where no significant alteration was observed, or where the trench was deemed unsafe.

The main lithologies observed are quartz carbonate schist and chlorite schist, totally oxidised with weak foliation parallel veins of quartz ranging from 0.5 cm to 25 cm wide. The BIF unit targeted was not intersected, and no major altered or sheared zones were encountered prior to suspending the programme. The foliation and quartz veins have an average strike of 310° and dip mostly at approximately 70° to the NE.

TRENCH: ADUMBI WEST 001
PAGE:
SCALES
RIGHT WALL

X: 593252 Y: 182634 Z: 674m
AZIMUTH: 040°
LENGTH: 676m

N
040°
R2: Transported Soil
23 m
20m
51556
51554
51553
Red brown oxidized Interbedded Quartz Carbonite Schist With Red brown Chlorite Schist Intercalation
15m
R2: With rounded fragments of Quartz and fine red brown matrix
51552
10m
51551
Yellow brown oxidized Quartz Carbonite Schist with Red brown Chlorite Schist intercalation
5M
Red Brown Quartz carbonite schist
0m

LOGGED BY: ZM

SAMPLED BY ZM

Figure 9.5: Adumbi West Prospect - Trench Mapping and Sampling

9.2.5 Pitting

A total of 52 pits on selected induced polarisation (IP) lines at 80 m intervals were dug in the Adumbi West, Adumbi South, Vatican and Senegal areas. The pits were designed to assist with the interpretation of responses from the underlying soil geochemistry and IP signatures, and to further the understanding of regolith patterns and distribution in these areas and the wider Imbo Project area. All the pits were vertically channelled, with the different regolith horizons and saprolite sampled separately.

The pit logging showed that many of the previous soil samples would have been taken within the transported horizon, despite being sampled at a depth of 1 m. Although the current programme suggests that some of the transported material may be proximal, this is not always the case. The possibility therefore exists that the soil results are locally (a) giving false anomalies, or (b) not detecting the underlying mineralisation.

The pitting programme demonstrated the complexity of the regolith in the Adumbi area and supports the conclusion from the radiometric and ICP data that a large proportion of the area is overlain by transported soil.

9.2.6 Topographical Survey

All the Adumbi drillhole collars, trenches and accessible adits and adit portals were accurately surveyed, and the data appropriately georeferenced. In addition, all the accessible underground excavations and workings were accurately surveyed.

Survey work commenced in late July 2014. Coordinates were based on the existing reference control points, which were corrected and re-fixed by a consulting surveyor from Map Africa, RSA. The three control beacons are located inside the Adumbi base camp and have the final adopted coordinate system as shown in Table 9.7, UTM (Zone 35 North) based on WGS 84.

Table 9.7: Adumbi Prospect Survey Control Points

PID	East-UTM	North-UTM	Elevation	Code
14MRSCM	596523.35	191570.88	649.6	10IPIC
14SCM1	596620.47	191457.32	644.39	10IPIC
14SCM2	596669.84	191500.62	646.41	10IPIC

9.2.6.1 Drill Collar Survey

The drillholes were surveyed by measuring the collar position on the concreted surface as shown in Figure 9.6. All the Adumbi and Canal drillholes (with the exception of abandoned holes) were surveyed, and all the data was saved in Loncor's survey computer.

Figure 9.6: Adumbi Deposit - Survey of Drillhole Collars

The old and new drill collar positions are shown in plan view in Figure 9.7. The following maximum differences are seen between the data sets: X = 11.20 m, Y = 10.90 m, and Z = 52.55 m.

595100
595400
595700
596000
193000
192700
192400
192100
191800
191500
191200
N
0
300
Metres

Figure 9.7: Comparison of Drillhole Collar Locations using Old and New Survey

9.2.6.2 Adit Survey

All the known adits in the Adumbi deposit were surveyed by DGPS R10 and total station S3 DR. These included the seven adits which were sampled and used for resource calculations (see Figure 9.8).

595000
595200
595400
192800
192800
N
SAAD0006
SAAD006
SAAD0005
SAAD005
SAAD0007
SAAD007
192600
SAAD0004
SAAD004
SAAD0003
SAAD000
192400
192400
SAAD0001
SAAD001
192200
192200
SAAD0002
SAAD002
0
100
Metres
595000
595200
595400

Figure 9.8: Adumbi Deposit - Adit Locations Map

The survey measurements were taken by fixing the entrance (portal) of the adits, followed by surveys inside the adits of the floor, roof, and side walls wherever possible (see Figure 9.9). Intersection points in the adits of crosscuts, reef drives, etc. were also surveyed, in order to aid the georeferencing of the existing underground geological maps.

Figure 9.9: Adumbi Deposit - Adit Surveying

All the final survey coordinates for the Adumbi adits were saved in Loncor's survey computer.

Following the accurate surveying of the 10 historical adits and appropriate georeferencing, the 796 adit samples (1,121 m in total), when applied, should have positive implications on the data spacing and classification of any future mineral resources.

9.2.6.3 Trench Survey

Surveys were carried out by locating the outlines and elevation in order to determine the shape and the original ground surface along the excavated trench. Some trenches however were damaged, either by backfilling or artisanal activities, and therefore made it difficult to accurately determine the original positions.

With the Adumbi drillhole collars, trenches, and accessible adits/portals as well as accessible underground excavations and workings now accurately surveyed and the data appropriately georeferenced, the new and improved quality of the exploration data will have positive implications on potential future classifications of the mineral resources.

9.2.7 Underground Exploration

The only underground exploration activity undertaken during the post-2014 exploration campaign was the surveying and georeferencing of the adits.

9.2.8 Airborne Geophysics Survey

IP and LiDAR (light detection and ranging) were the only geophysical surveys conducted during the post-2014 exploration campaign.

9.2.9 Induced Polarisation (IP) Surveys

An initial pole-dipole (PDP) orientation survey was undertaken over the known mineralisation, the results of which warranted a systematic PDP survey of sections in other prospective areas in order to generate drilling targets, in particular the Adumbi West prospect.

The IP equipment and operators, who were on loan from another company for three months, arrived on site on October 17, 2015, to commence the programme, which was completed on June 16, 2016.

9.2.9.1 Pole-Dipole Methodology

Unlike gradient array surveys, which measure near-surface resistivity and chargeability responses, the PDP method delivers greater depth penetration and cross-sectional data.

The PDP array is conceptually straight forward and works by applying an electric current to the earth using two electrode pots: the moving electrode pot, located 50 m from the starting point, and the infinity pot, which remains stationary and is located 2 km south of the starting point (transmitter). The moving electrode pot moves along the survey line, keeping a distance of 50 m from the infinity pot, and readings at the receiver are taken at 50 m intervals.

The receiver is connected to a series of eleven electrode pots via a multi-conductor electrical cable along the survey line. The transmitter and generator are fixed permanently at a convenient location in the centre of the survey lines. The electrical wires are connected to the transmitter and transmit current to the ground when connected to the electrode pot. The receiver simultaneously records the primary voltage, resistivity, and chargeability of the underlying rock formations.

9.2.9.2 Pole-Dipole Survey

Three lines were selected for survey at Adumbi (AWL02, AEL02, and AEL06). This array covered the central part of the main Adumbi deposit and is considered to be the most representative of the Adumbi styles of mineralisation. In each case, lines were extended to the southwest beyond the known subsurface geology, to cover a broad untested geochemical anomaly striking parallel to the regional trend of approximately 310° to 315°.

9.2.9.3 Pole-Dipole Results

The chargeability and resistivity data is presented in 3D in Figure 9.10). A high-chargeability structure is present in the Adumbi area, and is coincident with the mineralised zone. However, in the Canal and Mabele Mokonzi areas, the mineralisation appears to follow a different structure which is situated in the footwall and hanging wall of the high-chargeability structure, respectively.

Significant observations from the new data are summarised in Figure 9.11, and include the following:

  The Adumbi mineralised structure is again associated with a resistivity low, a feature noted on all the other lines to the southeast, to the end of the Canal zone.
  There are elevated chargeability values in the interpreted position of the high-chargeability structure, similar in tenor to the other lines from Adumbi to Canal.
  A high-chargeability anomaly is present on Lines AWL13 and AWL 17, which is coincident with the Adumbi South magnetic lineament, interpreted to be a continuation of the Kitenge structure. There is a coincident resistivity high on Line AWL17.
  Extremely high chargeability values occur towards the SW end of Line AWL17. However, there is no trace of elevated chargeability values on strike to the SE on Line AWL13, and the cause of the anomaly is unknown.
  Lines AWL59 to AWL67 confirm the earlier observations that the metabasalt terrain is characterised by lower chargeability and resistivity values than the metasediments.

593500
594000
X
594500
594000
X
594500
Y
193000
193500
594000
X
594000
594500
X
594600
595000
192500

A

593500
594000
X
594500
594000
X
594800
Y
193000
193500
594000
X
594000
594500
X
594600
595000
192500

B

A Chargeability

B Resistivity

Green Mineralised Zone 2

Purple Mineralised Zone 3

Black Carbonaceous Marker

Figure 9.10: Pole-Dipole Voxels for Adumbi and Adumbi West

Adumbi Trend
High Chargeability Structure
Kitenge/Adumbi South Trend
Pumzika
Dieu Merci
Mambo Bado Fault
Mambo Bado 1
500 m
N
Basalt contact from radiometrics
Mabele Mokonzi
AWL13
AWL09
Adumbi
Mambo Bado 2
Km 51 Fault
Unknown chargeability high – no strike continuity
Chargeability high coincident with Adumbi South mag lineament
Canal
A
Adumbi Trend
High Chargeability Structure
Kitenge/Adumbi South Trend
Generally lower
Pumzika
Dieu Merci
Mambo Bado Fault
Mambo Bado 1
500 m
N
Basalt contact from radiometrics
Mabele Mokonzi
AWL13
AWL09
Resistivity low corresponds with Adumbi-Mabele Mokonzi mineralized zone (same as other lines)
Adumbi
Mambo Bado 2
Km 51 Fault
Resistivity high coincident with Adumbi South mag lineament
Canal
B

A Chargeability

B Resistivity

Figure 9.11: Pole-Dipole Results and the Adumbi, Mabele Mokonzi and Adumbi West Areas, Overlain on the Magnetics (Reduced-to-Pole)

9.2.10 Gradient Array Data

Given the fact that the sectional PDP IP data proved to be very useful in the structural interpretation of the Adumbi area, a gradient array IP was planned in order to provide chargeability and resistivity data in plan view. The gradient array surveys were carried out on 1 km × 1 km blocks, with a 50 m line spacing and a station spacing of 25 m along the lines. The layout of the gradient array grid, transmitter, injection points, receiver and electrodes (pots) is shown in Figure 9.12.

Figure 9.12: Gradient Array IP Layout

The gradient array (GA) survey was completed, and processed data was received from Spectral Geophysics (see Figure 9.13).

NOTE: Drillhole collars in blue

Figure 9.13: IP Coverage on the Imbo Project

Chargeability and resistivity maps of the GA data are shown in Figure 9.14A and Figure 9.14B, respectively. The chargeability map shows a prominent high associated with the Adumbi and Canal mineralisation, stretching from the Mambo Bado fault in Block 4 to the Vatican fault in Block 1. The continuity of the chargeability high into Block 2 is disrupted by the Vatican fault and its associated splays but is clearly defined in Block 3 in the hanging wall of the Kitenge mineralisation.

A
Block 4
Mambo Bado
Vatican
Block 5
Adumbi
Block 1
Canal
Camp
Block 2
Block 3
N
1 km
Kilenge
B

A Chargeability

B Resistivity

Figure 9.14: Gradient Array IP Maps for the Adumbi-Kitenge Area

The resistivity map shows a low associated with the best-developed section of the Adumbi mineralisation, but unlike the PDP resistivity data, this does not continue southeastwards into Canal. The other patchy resistivity lows (see Figure 9.15B) are not associated with known mineralisation and are probably lithological in origin. A linear resistivity high is present immediately southwest of the Adumbi low, which appears to extend to Canal and continue up to the Vatican fault. If this represents the same continuous zone, it supports the hypothesis that Canal does not represent the direct strike extension of Adumbi. The Kitenge prospect is associated with a GA resistivity high and is possibly the faulted equivalent of the Canal zone.

The main GA chargeability and resistivity features are overlain on the PDP data in Figure 9.15A and Figure 9.15B, respectively. Although there is a broad correlation between the two data sets, there are clear discrepancies. For example, in the Canal area, the chargeability high from the GA diverges from the high defined by the PDP sections, and in the northwest of Block 4, there is a clear displacement between the GA and PDP chargeability highs. For the resistivity data, the most obvious discrepancy is in the Canal area, where the mineralisation is represented by a well-defined low in the PDP sections, but as a relative high on the GA map.

The differences between the two data sets are principally due to the fact that the GA layout measures the IP properties of the rocks at relatively shallow depths below surface (approximately 40 m to 70 m) whereas the PDP array provides a profile of the IP response to a depth of approximately 200 m. In areas of relatively deep weathering, the GA will respond to the shallower saprolite, compared to the deeper parts of the PDP profile where minerals such as sulphides are unoxidised. It is therefore concluded that in moderately to deeply weathered areas with poor exposure, the GA is a useful tool for generating a basic map to assist with the early stages of exploration. The PDP array is more suitable for locating chargeability and resistivity anomalies for drill testing and assisting with the more detailed structural interpretation of the area.

It is recommended that, in future, all IP data be assessed by a geophysical consultant to confirm and expand upon the current in-house interpretations.

Block 4
Block 5
Block 1
Block 2
Block 3
N
1 km
A
Block 4
Block 5
Block 1
Block 2
Block 3
N
1 km
B

A Chargeability

B Resistivity

Figure 9.15: Gradient Array Anomalies Superimposed on the PDP at the 500 m RL

9.2.11 LiDAR Survey

Per RPA's recommendation, a LiDAR survey was completed over Adumbi by Southern Mapping of South Africa. The survey was carried out from January 17 to January 24, 2020, as part of a large programme covering the Ngayu Kibali areas encompassing the Imbo Project area (see Figure 9.16).

NOTE: The surveyed project areas are approximately 48.749 ha.

Figure 9.16: Imbo Project - Locality Map

The topographical survey was undertaken to produce rectified colour images and a digital terrain model (DTM) of the surveyed project area. The survey was carried out using an aircraft-mounted LiDAR system that scanned the ground below with a 125 kHz laser frequency rate, resulting in a dense DTM of the ground surface and objects above the ground. Digital colour images were also taken from the aircraft and rectified to produce colour orthophotos of the surveyed project area. The survey was flown at a height of approximately 750 m and ortho images with a 7 cm pixel resolution were produced.

The following equipment was used:

  Aircraft:  Cessna F406 (ZS-SSY)

  LiDAR Scanner: Optech Orion M300 (12SEN306)
  Camera: iXU RS-1000 Phase One

Ground control points were placed and surveyed by Loncor, and their coordinate values were used for the vertical and horizontal checks on the full aerial LiDAR survey. The coordinate system is in WGS 84 UTM 35N.

The following information was supplied to Loncor following completion of the survey:

  CAD design files in Microstation DGN, DWG and DXF format showing the following:
  Orthophoto tiles (1,400 m × 1,400 m) and LiDAR point block (1,500 m × 1,500 m) layout
  Contours at 0.5 m, 1 m and 2 m intervals
  The surveyed project area with boundaries
  The contours have been smoothed and are merely an aesthetic representation of the ground shape.
  Ortho-rectified aerial images in ECW (enhanced compression wavelet) format with a 7 cm pixel resolution
  Full LiDAR points in LAS1.4 format with the feature classes shown in Table 9.8
  The LiDAR survey report by Southern Mapping of South Africa

Table 9.8: LiDAR Classification Values

Classification Value	Meaning
1	Unclassified
2	Ground
3	Low Vegetation (0.5 m to 2 m)
4	Medium Vegetation (2 m to 5 m)
5	High Vegetation (> 5 m)

All the above data is in the WGS 84 UTM35N coordinate system, with orthometric heights as calculated in TerraScan using the EGM1996 and EGM2008 geoidal models.

The LiDAR data will be interpreted to aid in structural and regolith mapping.

9.2.12 Relative Density (RD) Measurements

RD measurements on the Adumbi drill core were previously determined by ALS Chemex in Johannesburg and by an analytical laboratory in Vancouver as shown in Figure 9.17; however, major discrepancies existed between the two data sets, and in many cases the reported RD values were very different from what was expected from the drilled lithologies. RPA questioned the reliability of one or both data sets and advised a comprehensive review of the results.

Figure 9.17: Comparison of Relative Densities from Laboratories for Drillhole SADD0019

Given the critical role reliable RD values play in resource estimation and mine planning, it was deemed necessary to carry out systematic measurements on all the Adumbi drill core. All RD measurements were undertaken on site following the summarised procedure below:

  Measure the RD at 1 m intervals in the mineralised zones.
  Measure the RD at 2 m intervals outside the mineralised zones.
  To avoid sampling bias, take the first piece of core after the metre mark weighing > 200 g.
  Dry all the samples completely in an oven, before coating with varnish to prevent water absorption during weighing.
  Take the measurements using an Archimedes balance, using the sample weights in air and water.
  QC procedures involve re-weighing after water immersion to ensure that the varnish coating has been effective, and that no significant absorption of water has taken place. Disregard any measurements where > 1 % water has been absorbed, and repeat the procedure using the next piece of core in the core tray.

A total of 5,385 samples were collected, 25 of which failed the QC criteria due to the fact that they were highly friable and could not be properly sealed with varnish.

The RD programme was thus completed, with a total of 5,360 measurements taken. The average RDs for all the oxide, transition and sulphide zone samples are shown in Table 9.9, and the measurements for mineralised (≥ 0.5 g/t Au) and unmineralised (< 0.5 g/t Au) rock are compared in Table 9.10. The average oxide, transition and sulphide zone RDs for mineralised rock are 2.45, 2.82 and 3.05, respectively.

Table 9.9: Summary of all RD Measurements on Adumbi Core

Type	Total	Pass	Fail	% Fail	RD All	RD Pass	RD Fail
Oxide	1,406	1,384	22	1.56	2.26	2.26	2.38
Transition	829	826	3	0.36	2.59	2.59	2.34
Sulphide	3,150	3,150	0	0	2.91	2.91	-
Total	5,385	5,360	25	0.46	2.69	2.69	2.38

Table 9.10: Summary of RD Measurements in Mineralised and Unmineralised Rock

Type	Mineralised		Unmineralised
	No. of Samples*	RD	No. of Samples*	RD
Oxide	297	2.45	882	2.26
Transition	178	2.82	601	2.54
Sulphide	796	3.05	1,953	2.83
* Excludes samples which were not assayed

The RD figures used by RPA for their 2014 NI 43-101 report were 1.8, 2.2, and 3.0 for the oxide, transition and sulphide zones, respectively. These were based on readings taken by Kilo staff using a water immersion method (no details provided), but only seven readings were taken in the oxide zone. It is also apparent from the re-logging exercise that the previous determinations of the oxide, transition and sulphide zone boundaries were very inaccurate. As a result, the base of complete oxidation (BOCO) used by RPA is up to 75 m too shallow (see Figure 9.18), which has resulted in an insignificant oxide resource in RPA's estimate for Adumbi (29,000 oz Au).

Figure 9.18: Comparison of the RPA Oxidation Levels with the Current Study

The average RD values for mineralised rock are 2.45, 2.82, and 3.05 for the oxide, transition and fresh material, respectively. The large differences between these figures and those used by RPA (i.e. 1.8, 2.2, and 3.0) are mainly due to the fact that (a) only seven oxide samples were previously used to derive the average RD for the oxide zone, and (b) the previous logging of the oxide and fresh rock boundaries were very inaccurate.

The values of 2.45 and 2.90 are relatively high compared to saprolite and saprock in general (see Table 9.11). However, the mineralisation at Adumbi is mostly in the BIF, which when oxidised consists of iron oxides interbanded with unweathered chert, rather than the leached, clay-rich assemblage of typical saprolite.

Table 9.11: Average RDs for the Different Lithologies at Adumbi

Lithology	Logging Code	Oxide RD			Transition RD			Sulphide RD
		No.	RD Mineralised	RD Unmineralised	No.	RD Mineralised	RD Unmineralised	No.	RD Mineralised	RD Unmineralised
Banded Chert	BCH	2	2.35	2.40	28	2.86	2.93	27	3.11	3.04
Banded Iron Formation	BIF	508	2.45	2.54	226	2.88	2.83	775	3.12	3.10
Carbonaceous Schist	CBS	76	2.32	2.20	51	2.47	2.52	261	2.94	2.89
Carbonaceous Marker	CBS-AS	7	2.52	2.48	20	2.81	2.53	70	3.03	2.89
Chlorite Schist	CS	28	2.22	2.62	65	2.88	2.91	231	3.08	3.01
Interbedded Carbonate Schist and Quartz Carbonate Schist	IQCS and ICQS	131	2.34	2.11	97	2.53	2.40	445	2.94	2.78
Quartz Carbonate Schist	QCS	549	2.49	2.04	278	2.48	2.31	1,078	2.92	2.77
Quartz Vein	QV	55	2.55	2.54	40	2.66	2.58	137	2.84	2.79
Replaced Rock	RP	49	2.38	-	25	2.89	3.00	95	3.08	3.02

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The increase in the sample population, coupled with the application of a more rigid RD determination procedure based on recommendations from the RPA 2014 NI 43-101, indicates that the new RD measurements from both mineralised and unmineralised material and from the various material types and lithological units have improved the confidence in the RD determination to be applied to any resource estimates (see Table 9.12). Table 9.13 indicates a positive variance between the previous model RD and the reviewed work for the oxide and transition materials.

Table 9.12: Average RD Measurements for Mineralised Zones 1, 2, 3 and 4
(RP Zone not yet separated)

Type	Average RD
	Zone 1	Zone 2	Zone 3	Zone 4
Oxide	2.48	2.41	2.57	2.48
Transition	3.01	2.90	2.80	2.71
Sulphide	3.08	3.09	3.00	3.04

Table 9.13: Summary of Previous and Reviewed Mineralised Average RD Measurements

Material Type	RD used in Previous RPA Model	Additional RD Determinations	RD Variance (%)
Oxide	1.80	2.45	36.1
Transition	2.20	2.82	28.2
Sulphide	3.00	3.05	1.7

9.3 2020 TO 2021 EXPLORATION

During the period 2020 to 2021, exploration activities planned for the Imbo Project covered Imbo East.

The programme focused on soil sampling in tandem with geological mapping and sampling of rock chips from outcrops and floats, trenching and channel sampling. A total of 245 rock chip samples, 2,157 soil samples (including field duplicates) from 77.50 km, 126 trench samples from 421.90 m, and 134 channel samples from 175.10 m were collected (see Table 9.14).

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Table 9.14: Summary of Imbo East Exploration Statistics (2020 to 2021)

Month	Activity							Number of Samples
	Gridding (km)	Trench		Adit		Other Channels		Soil	Rocks	Trench	Adit	Other Channels
		Number	Metres	Number	Metres	Number	Metres
Jan 2020	0	0	0	0	0	0	0	0	13	0	0	0
Feb 2020	0	0	0	0	0	9	71	0	39	0	0	73
Mar 2020	31.64	0	0	0	0	4	12.6	634	39	0	0	13
Apr 2020	39.44	0	0	0	0	0	0	1,269	122	0	0	0
May 2020	0	2	225	0	0	6	44.80	0	2	56	0	24
Jun 2020	0.96	5	196.90	0	0	8	46.70	26	19	70	0	24
July 2020	0	0	0	0	0	0	0	0	0	0	0	0
Aug 2020	0	0	0	0	0	0	0	0	0	0	0	0
Sept 2020	0	0	0	0	0	0	0	0	0	0	0	0
Oct 2020	0	0	0	0	0	0	0	0	0	0	0	0
Nov 2020	2.60	0	0	0	0	0	0	71	8	0	0	0
Dec 2020	0	0	0	0	0	0	0	0	0	0	0	0
Total 2020	74.64	7	421.90	0	0	27	175.10	2,000	242	126	0	134
2021	2.86	0	0	0	0	0	0	157	3	0	0	0
Total	77.50	7	421.90	0	0	27	175.10	2,157	245	126	0	134

Analytical results have been received for all soil samples from the completed 5.4 km × 2.3 km grid, east of the Imbo River where soil samples were collected every 40 m on lines 160 m apart. Geological mapping, soil geochemical, rock chips and channel sampling of old colonial trenches and artisanal workings have outlined four significant mineralised trends - Esio Wapi, Museveni, Mungu Iko and Paradis - approximately 8 km to 10 km southeast of the Adumbi deposit (see Figure 7.2 and Figure 9.19).

At Esio Wapi, the soil geochemical results have outlined a number of +130 ppb Au in soil anomalies with a maximum value of 2,230 ppb Au over a 1.9 km long mineralised trend (see Figure 9.19). Channel sample results from old colonial workings included 19.80 m grading 1.58 g/t Au (open to the northeast), 8 m grading 1.11 g/t Au, and 5.0 m grading 1.65 g/t Au in brecciated BIF and metasediment. Individual rock sample values included 15.10 g/t and 7.88 g/t Au in the quartz veins, 6.39 g/t and 3.08 g/t Au in the BIF, and 9.06 g/t, 7.91 g/t and 3.24 g/t Au in the metasediments.

On the Paradis trend, the soil sample results have outlined a broad 1.0 km trend (+130 ppb Au) with a maximum value of 1,070 ppb Au. Significant channel samples along the Paradis trend include 6.8 m grading 5.44 g/t Au (open to the southwest) in metasediments with quartz veins. Individual rock sample values included 22.40 g/t, 5.84 g/t, and 2.31 g/t Au in the quartz veins.

On the Museveni mineralised trend, anomalous soil samples and artisanal workings occur over a strike of 3.2 km with a maximum value of 5,850 ppb Au in the soils. Channel samples from the artisanal workings include 6.0 m grading 4.37 g/t Au and 1.40 m grading 62.10 g/t Au and represent high-grade quartz veins in the metasediment. Individual rock sample values included 53.90 g/t, 32.80 g/t, and 32.60 g/t Au in the quartz veins and 18.10 g/t Au in the metasediment.

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On the Mungu Iko trend, soil samples have outlined a 3.1 km long mineralised trend (+130 ppb Au) with a maximum value of 1,540 ppb Au. Individual rock sample values include 12.30 g/t and 3.50 g/t Au in the brecciated BIF, 14.20 g/t, 4.81 g/t, and 3.68 g/t Au in the metasediments, and 1.97 g/t Au in the quartz veins. Further mapping is required to determine whether the eastern part of the Mungu Iko trend represents a faulted extension of the Esio Wapi trend.

Situated approximately 9 km from the key deposit of Adumbi on the eastern part of the Imbo Project, additional infill soil sampling, augering and channel sampling will be undertaken at Esio Wapi, Paradis, Museveni and Mungu Iko to better define these mineralised trends prior to outlining drill targets.

Figure 9.19: Soil Geochemical Trends with Colonial/Artisanal Workings and Channel Samples

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10 DRILLING

10.1 PRE-2014 DRILLING

Historical work on the Imbo Project included three diamond drillholes completed by BRGM in 1980. Neither this drilling nor any historical trenching or underground sampling by Belgian explorers and operators has been included in the Kilo drillhole databases.

As of November 15, 2013, Kilo had completed 167 diamond drillholes totalling 35,400 m on the Imbo Project (see Table 10.1).

Table 10.1: 2010 to 2013 Drill Programme Summary of Imbo Project

Year	Prospect or Deposit	No. of Holes Drilled	Metres Drilled
2010	Adumbi	31	6,301
2010	Canal	1	304
2010	Kitenge	5	1,716
2010	Manzako	3	1,016
2010	Monde Arabe	1	302
2010 Subtotal		41	9,639
2011	Adumbi	18	2,859
2011	Canal	4	470
2011	Kitenge	4	789
2011	Vatican	3	843
2011	Manzako	2	276
2011 Subtotal		31	5,237
2012	Canal	3	387
2012	Kitenge	28	6,101
2012	Senegal	2	420
2012	Manzako	18	3,641
2012	Lion	1	204
2012 Subtotal		52	10,753
2013	Kitenge	20	5,581
2013	Senegal	4	772
2013	Manzako	19	3,420
2013 Subtotal		33	9773
Prospect or Deposit Subtotal:	Adumbi (including Canal)	57	10,321
	Kitenge (including Senegal)	63	15,379
	Manzako (including Lion)	43	8,555
	Monde Arabe	1	302
	Vatican	3	843
TOTAL		167	35,400
NOTES: 1. Excludes 63.4 m in SADD0023A as deflection to SADD0023 2. Numbers might not add up due to rounding.

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The 2010 and 2011 drilling campaigns were carried out under contract with Senex SPRL, a DRC subsidiary of the drilling company Geosearch, utilising two helicopter-portable Longyear 38 diamond drill rigs. Drilling commenced with PQ-sized drill rods (to produce an 85 mm diameter core). Once the upper weathered zone and fractured formations had been drilled, the drill rod was reduced to HQ-sized core (63 mm diameter core) through the transition zone from highly weathered and/or oxidised units to fresh unweathered competent rocks. The fresh rock was drilled with NQ-sized drill rods, producing a 48 mm diameter core. The drill site preparation was generally completed manually, although a bulldozer was used on accessible sites. Rehabilitation of the sites was carried out by Senex SPRL. Concrete markers were erected on all the drillhole collars.

From 2012, drilling was performed by Congo Core ETS, a DRC based drilling company, utilising two Zinex A-5 drill rigs (Kilo's bulldozer was used for all rig movements). Drilling commenced with HQ-sized drill rods and was reduced to NQ-sized drill rods in the fresh rock. The drill site preparation was generally completed by bulldozer. Rehabilitation of the drill sites was carried out by Kilo and Congo Core ETS. Concrete markers were erected on all the drillhole collars.

Core recovery was generally exceptionally good (> 95%) in the mineralised sections and unweathered rock while recovery in the saprolite dropped to approximately 50%.

Table 10.2 summarises the significant drill intercepts for the Adumbi deposit.

Table 10.2: Significant Drill Intercepts from the Adumbi Deposit

BHID	From (m)	To (m)	Intercept Width (m)	True Width (m)	Grade (g/t Au)
SADD0001	151.6	155.6	4	3.9	2.34
	166.6	173.5	6.9	5.27	3.67
	200	227.6	27.6	20.37	2.56
SADD0003	124.75	159.55	34.8	22.23	3.05
	169.75	176.75	7	5.03	2.78
	245.75	259.25	13.5	10.11	2.89
SADD0004	145.2	152.77	7.57	4.89	3.35
	162.6	180.1	17.5	13.65	6.42
	267.75	271.15	3.4	2.67	4.08
SADD0005	116.3	126.8	10.5	6.62	2.99
	130.5	162.5	32	29.11	2.45
	177.55	193.88	16.33	11.49	1.44
SADD0008	178.8	183.1	4.3	3.24	3.07
SADD0011	18.6	25.8	7.2	4.54	2.33
SADD0015	30.3	38.5	8.2	7.07	1.35
	125.75	135.73	9.98	7.48	1.38
	148.86	169.7	20.84	16.4	4.95
SADD0016	0.5	61.6	61.1	21.19	2.09
	86.95	136.8	49.85	25.51	4.29
SADD0017	165.2	174.15	8.95	6.3	1.33

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BHID	From (m)	To (m)	Intercept Width (m)	True Width (m)	Grade (g/t Au)
	266.7	309.6	42.9	34.2	3.78
	316.44	329.19	12.75	10.07	2.05
SADD0019	87.4	93.6	6.2	4.94	2.26
	174.58	183.78	9.2	8.46	1.54
	189.1	244.1	55	34.7	1.11
	251.94	257.13	5.19	3.91	3.67
SADD0021	9.5	16.7	7.2	5.61	2.58
	45.33	55.46	10.13	7.1	1.76
	62.9	76.4	13.5	9.81	2.52
SADD0022	140.72	145.55	4.83	2.7	1.42
	157.1	163.04	5.94	3.97	1.28
	198.46	220.7	22.24	14.85	1.31
	242.8	272.5	29.7	21.62	3.50
SADD0024	8.2	15.3	7.1	4.51	2.37
SADD0025	30	48.85	18.85	13.34	2.59
SADD0026	155.34	186	30.66	20.7	5.52
	203.5	208.1	4.6	3.61	5.87
SADD0027	113.9	120.8	6.9	4.99	1.12
	140.5	151.35	10.85	7.68	1.31
	161.3	181.7	20.4	14.9	1.26
	191	224.09	33.09	24.64	1.81
	236.9	239.7	2.8	2.06	2.86
SADD0028	146.35	174.7	28.35	19.39	1.49
	222	251.22	29.22	21.84	2.22
SADD0029	22.23	42.3	20.07	16	1.40
SADD0030	101.7	112.83	11.13	7.66	1.81
	123.17	142.3	19.13	14.16	2.12
	205.06	214.01	8.95	6.3	11.55
SADD0031	19.4	39.5	20.1	13.41	1.42
	57.3	60.3	3	2.28	31.40
SADD0034	107.7	126	18.3	12.29	6.26
	138.4	142	3.6	2.12	4.23
SADD0035	24.4	41.9	17.5	11.75	2.16
SADD0037	89	99.15	10.15	6.39	1.34
SADD0038	71.8	80.4	8.6	5.52	5.70
SADD0039	104.9	116.9	12	8.65	3.93
	147.9	152.8	4.9	3.88	3.87
SADD0041	21.9	25	3.1	2.21	3.34
	159.88	165.68	5.8	3.61	4.23
SADD0042	247.9	249.9	2	1.87	2.48
SADD0043	33.3	53.45	20.15	12.67	1.66
SADD0044	93.16	103.9	10.74	7.4	7.23

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BHID	From (m)	To (m)	Intercept Width (m)	True Width (m)	Grade (g/t Au)
	108	132.64	24.64	17.31	1.83
SADD0045	124.45	127.1	2.65	1.92	2.55
SADD0047	56.46	59.7	3.24	2.36	3.05
	102.95	105.5	2.55	1.68	11.81
SADD0049	64.2	84.21	20.01	8.35	4.22
	89.83	94.37	4.54	1.89	3.78
	109.11	139.53	30.42	13.82	1.29
	227.37	231	3.63	2.06	3.47
SCDD0001	33.4	46	12.6	7.97	7.71
SCDD0002	120.9	123	2.1	1.52	2.54
SCDD0003	51.75	54.75	3	1.79	3.71
	61.6	63.8	2.2	1.48	3.05
SCDD0004	59	65.35	6.35	4.61	4.08
SCDD0006	78.1	83.6	5.5	3.83	2.47
	86.25	97.7	11.45	6.93	3.26

Table 10.3 and Table 10.4 show the significant intercepts for the Kitenge and Manzako deposits, respectively.

Table 10.3: Significant Drill Intercepts from the Kitenge Deposit

Hole ID	From (m)	To (m)	Intercept Width (m)	Grade (g/t Au)
SKDD0001	30.00	36.00	6.00	2.46
SKDD0003	133.50	136.80	3.30	6.71
SKDD0004	116.95	119.05	2.10	3.94
SKDD0017	100.15	105.84	5.69	1.62
SKDD0018	70.85	72.72	1.87	28.08
SKDD0019	46.19	48.65	2.46	3.42
SKDD0021	78.20	84.00	5.80	42.24
SKDD0022	71.35	74.30	2.95	9.19
SKDD0024	189.92	192.00	2.08	1.97
SKDD0027	149.65	150.95	1.30	3.31
SKDD0029	112.24	116.88	4.64	1.09
SKDD0030	152.70	160.50	7.80	11.47
SKDD0031	114.07	116.55	2.48	4.23
SKDD0035	167.70	168.55	0.85	118.09
SKDD0045	219.20	221.60	2.40	2.75
SKDD0051	245.62	247.60	1.98	10.00
SKDD0053	258.81	261.00	2.19	17.24
SKDD0054	103.54	109.36	5.82	2.21

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Hole ID	From (m)	To (m)	Intercept Width (m)	Grade (g/t Au)
SKDD0057	178.10	179.25	1.15	31.48
SSDD0001	14.50	17.80	3.30	2.49
SSDD0005	92.45	93.15	0.70	48.75
NOTE: Interval thickness can be taken as indicative of the true thickness as the deposit is vertical to subvertical.

Table 10.4: Significant Drill Intercepts from the Manzako Deposit

Hole ID	From (m)	To (m)	Intercept Width (m)	Grade (g/t Au)
SMDD0002	25.15	25.9	0.75	7.93
	94.6	99	4.4	10.08
SMDD0003	147.5	149.8	2.3	2.71
	217.43	218.8	1.37	5.49
	236.8	243.36	6.56	6.25
	282.43	284.05	1.62	5.84
SMDD0004	19.3	30.5	11.2	4.96
SMDD0005	114.68	115.8	1.12	1.26
	118.3	128.34	10.04	1.24
SMDD0008	74.85	77.85	3.8	168.2
SMDD0009	83.55	87.85	4.3	43.04
SMDD0014	54.25	57.95	3.7	2.29
	100.2	102.1	1.9	7.34
	179.15	180.3	1.15	12.46
SMDD0016	180.8	182.3	1.5	5.12
SMDD0017	81	83.7	2.7	6.68
	103.75	112.9	9.55	2.72
SMDD0018	126.83	129.4	4.07	17.25
	142.35	143	0.65	6.72
SMDD0019	183.3	184.45	1.15	8.54
SMDD0020	53.81	56.7	2.89	2.69
	100.15	102.15	2	23.46
SMDD0021	45.55	47.35	1.8	2.1
SMDD0022	109.55	111.7	2.15	3.34
SMDD0023	65.3	72	6.7	3.99
	38.45	41.5	3.05	3.39
SMDD0024	43	43.8	0.8	3.42
	73.05	73.45	0.4	11.4
SMDD0025	68.1	70.9	2.8	3.77
SMDD0026	83.5	86.25	2.75	6.52
SMDD0027	164.12	166.2	2.08	7.15

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Hole ID	From (m)	To (m)	Intercept Width (m)	Grade (g/t Au)
SMDD0028	65.05	66.55	1.5	1.54
	91.16	94.75	3.59	5.99
SMDD0029	16.34	19.3	2.96	3.54
	25.95	26.9	0.95	2.38
	34.95	37.95	3	3.19
	58.11	58.61	0.5	6.1
	67.55	68.1	0.55	67.5
SMDD0034	67.05	67.75	0.7	3.98
	149.6	150.15	0.55	9.98
	172.6	173.23	0.63	355.24
SMDD0035	87.17	88.2	1.03	15.24
	58.2	64.34	6.14	2.56
SMDD0039	189.8	193.1	3.3	6.54

10.1.1 Collar Surveys

Drillhole collar locations were determined in the field with a handheld Garmin 60CSx GPS (WGS 84 UTM Zone 35N coordinates) by Kilo geologists. A compass was used to establish a line oriented with respect to magnetic north to indicate the drillhole azimuth. Once the drill rig was moved onto the drill pad and set up, the orientation of the drillhole was verified with a clinometer and compass by a geologist.

Drillhole, trench, and adit portal elevations at Adumbi were derived from a satellite DTM as handheld GPS elevations were notoriously inaccurate due to the thick jungle canopy.

In the summer of 2013, Young, Stuart & Associates (YSA) of South Africa was appointed by Kilo to establish survey control points at the Adumbi base camp and conduct a tachometric survey of drillholes, section lines, baselines and trenches in the Imbo Project area.

10.1.2 Drillhole Downhole Survey

During the 2010 and 2011 drilling campaigns, downhole survey data was collected at 15 m intervals using a FlexIT survey tool with a digital readout. Since 2012, downhole survey data has been collected at 15 m intervals using a Reflex EZ TRAC survey tool with a digital readout. The data was digitally stored and downloaded by Kilo geologists to a Kilo computer.

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10.1.3 Drillhole Database

RPA received and conducted an extensive review and validation of the drillhole database, which was in an MS Excel format, and concluded the following:

  Adumbi Drillhole Database:
  Contains 87 records consisting of 57 diamond drillholes, 20 surface trenches, and 10 underground channel sample lines (represented as drillholes in the database), totalling 12,616 m. Drilling accounts for 82 % of the total length.
  Contains 9,672 samples encompassing 12,495 m for 7,812 assays above the detection limit.
  Kitenge Drillhole Database:
  Contains 69 records consisting of 63 diamond drillholes, 5 surface trenches, and 1 road cutting (represented as drillholes in the database), for a total of 16,268 m. Kilo drilling accounts for 95 % of the total length.
  Contains 12,140 samples encompassing 14,557 m for 9,356 assays above the detection limit.
  Manzako Drillhole Database:
  Contains 58 records consisting of 43 diamond drillholes, and 15 surface trenches, for a total of 9,698 m. Drilling accounts for 88 % of the total length.
  Contains 7,154 samples encompassing 9,000.84 m for 4,143 assays above the detection limit.

10.2 2014 TO 2017 DRILLING

10.2.1 Planning

A drilling programme was planned to test the gold-in-soil and magnetic anomalies at the Adumbi South, Adumbi West and Kitenge Extension targets, the locations of which are shown in Figure 10.1. The planned programme comprised 63 drillholes totalling approximately 8,900 m and was carried out by Orezone Drilling SARL based in Watsa in the DRC.

The programme employed one track-mounted rig (commencing at Adumbi South) and one man-portable rig (commencing at Kitenge Extension). Drilling was initially on a single-shift basis for approximately one week, and then changed to double shifts.

Drillhole collar coordinates were determined using Target software, and the sites were pegged in the field using a handheld GPS (± 5 m accuracy).

The holes were planned to be drilled to an average downhole depth of 140 m (maximum of 167 m) and are inclined at −50°. All cores were orientated to facilitate structural interpretation, and half-core sampling was done based on geological features with a maximum sample length of 1 m. Samples were submitted for fire assay to SGS Mwanza, with whom a new contract was negotiated in August 2016.

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Figure 10.1: Location of Drill Targets on the Imbo Project (Adumbi South, Adumbi West and Kitenge Extension)

10.2.1.1 Adumbi South Target

The planned programme comprised 20 drillholes totalling 3,085 m, on 7 traverses at a spacing of 160 m along strike. The target lies 480 m to the south the Adumbi deposit and is defined by a 1.4 km long magnetic anomaly that appears to be demagnetised in places, and a > 200 ppb gold-in-soil anomaly. This target had similar geomorphological features to those of Adumbi West in that it occurs in a topographical low and is variably covered by transported soil with little to no lithological exposure. The nature of the gold-in-soil anomaly and the associated magnetic feature at Adumbi South was very similar to that associated with the Canal zone, which is thought to be the southeastern extension of the Adumbi mineralisation.

10.2.1.2 Adumbi West Target

The programme comprised 26 drillholes totalling 3,367 m, on 10 traverses at a spacing of 160 m along strike. This target lies to the west of the Adumbi deposit and is believed to be the faulted extension of Adumbi. It occurs in a topographical low, and for the most part is covered by transported material varying in depth from 30 cm to > 3 m. The target is defined by a 1.7 km long linear magnetic anomaly and a coincident and linear gold-in-soil anomaly with values of 50 ppb to 1,000 ppb. This magnetic feature is like that which defines the BIF at the Adumbi deposit.

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10.2.1.3 Kitenge Extension Target

The programme comprised 17 drillholes totalling 2,435 m, on 7 traverses at a spacing of 320 m along strike. The target lies to the northwest of the Kitenge deposit and is defined by an approximately 2 km long magnetic feature with a coincident gold-in-soil anomaly with values from 50 ppb to 450 ppb. The magnetic feature has similar characteristics to that at the Canal and Adumbi South targets.

10.2.2 Drilling

The standard procedure required drill rig personnel to place the recovered drill core into metal core trays labelled at the drill site with the drillhole number. End-of-run markers were placed in the core tray between the end and start of each recovered drill run. Information on core recovery, depth of the run, stickup length, and ground conditions were recorded for each run and inspected by the rig geologists. The core was transported from the drill site by vehicle or helicopter to the core yard facility at the Adumbi base camp.

Prior to logging and sampling, the drill core was digitally photographed in order to maintain a permanent record. All the drill core photographs were downloaded into the project database, retained in company computers on site and at the corporate office in Toronto, Canada.

A total of 5,132 m from 34 holes were drilled.

10.2.3 Core Logging

Logging procedures included an initial visual assessment of the core with zones of good and poor mineralisation noted. This was then followed by geological logging of the lithology, alteration, structure, oxidation, mineralisation, general rock description, and magnetic susceptibility. The rock description recorded colour and approximate mineral assemblage. The drill data was summarised in cross section and also displayed in Strater log software.

10.2.4 Sampling and Assaying

One-metre sample lengths (adjusted for lithology) were marked on the core in the mineralised horizons during logging. The sample depths for each sample were entered into a sample ticket book, which contained removable duplicate sample ticket tags. The core sample numbers and sample intervals were written onto pre-printed diamond drill log forms. Each marked sample was split along its length by trained staff using a dedicated drill core diamond saw. The core was broken at the sample position marks using a geological pick. The sampling lengths were reduced, when necessary (e.g. where lithological contacts or core size changes were encountered), with the bottom/top end of the sample being approximately 2 cm from the contact. One half of the core was replaced in the core tray, and the remaining half was placed in a plastic sample bag, in which the sample number was folded in along the open end of the bag, which was then closed using a stapler. Sample tags were placed in the core tray at the position of the bottom end where samples had been obtained. A brick was sawn ("brick cleaning") after each sample had been split to ensure that no cross-contamination took place between samples.

All the core samples were sent to the SGS Laboratory in Mwanza for assaying. The core samples were then crushed down to −2 mm and split with one half of the sample pulverised down to 90 % passing 75 µm. Gold analyses were carried out on 50 g aliquots by fire assay. In addition, checks assays were also carried out by the screen fire assay method to verify high-grade sample assays obtained by fire assay. Internationally recognised standards and blanks were inserted as part of Loncor's internal QA/QC analytical procedures.

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10.2.5 Core Re-Logging of All Core

Per RPA's recommendations in 2014, re-logging of all the core by Loncor in Q1 2020 identified major differences between the depths of the base of complete oxidation (BOCO) and the top of fresh rock (TOFR) and the depths used by RPA in the 2014 model. In the RPA model, the BOCO was negligible and the TOFR corresponded approximately to the re-logged BOCO. The deeper levels of oxidation that were observed during the re-logging exercise has had positive implications for the Adumbi project with respect to ore type classification and associated metallurgical recoveries and mining and processing cost estimates.

The re-logging exercise defined the presence of five distinct geological domains in the central part of the Adumbi deposit where the BIF unit attains a thickness of up to 130 m. From northeast to southwest, these are as follows:

1. Hanging Wall Schists: dominantly quartz carbonate schist, with interbedded carbonaceous schist.

2. Upper BIF Sequence: an interbedded sequence of BIF and chlorite schist, 45 m to 130 m in thickness.

3. Carbonaceous Marker: a distinctive 3 m to 17 m thick unit of black carbonaceous schist with pale argillaceous bands.

4. Lower BIF Sequence: BIF interbedded with quartz carbonate, carbonaceous and/or chlorite schist in a zone 4 m to 30 m wide.

5. Footwall Schists: similar to the hanging wall schist sequence.

In the central part of Adumbi, three main zones of gold mineralisation are present (see Figure 10.2):

  Within the Lower BIF Sequence
  In the lower part of the Upper BIF Sequence (Zones 1 and 2 are separated by the Carbonaceous Marker, which is essentially unmineralised)
  A weaker zone in the upper part of the Upper BIF Sequence

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Figure 10.2: Plan of the Interpreted Mineralised Zones

10.2.6 Analytical Results

Sample results for the drilling at Adumbi South, Adumbi West and Kitenge Extension demonstrate that the gold mineralisation was confined to narrow and/or low-grade zones. The most significant intersections from the programme were as follows:

  Adumbi South:
  1.00 m at 3.85 g/t in ASDD003
  Adumbi West:
  1.45 m at 8.53 g/t in AWDD002
  Kitenge Extension:
  2.90 m at 1.05 g/t in SKDD0060
  1.60 m at 10.52 g/t in SKDD0063
  1.00 m at 3.08 g/t in SKDD0065
  7.36 m at 1.31 g/t in SKDD0070
  0.80 m at 23.90 g/t in SKDD0065

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The results indicated little economic potential at Adumbi South, Adumbi West or Kitenge Extension and hence no further drilling was planned.

RPA recommended additional drilling at Adumbi to test the down dip/plunge extent of the mineralisation. In 2017, four deeper core holes were drilled below the previously outlined RPA Inferred Resource over a strike length of 400 m and to a maximum depth of 450 m below surface. All four holes intersected significant gold mineralisation in terms of widths and grade and are summarised Table 10.5.

Table 10.5: Summary of Significant Drill Intercepts from the 2017 Adumbi Deep Hole Drilling

Borehole	From (m)	To (m)	Intercept Width (m)	True Width (m)	Grade (g/t Au)
SADD0050	434.73	447.42	12.69	10.67	5.51
SADD0051	393.43	402.72	9.29	6.54	4.09
SADD0052	389.72	401.87	12.15	7.01	3.24
	419.15	428.75	9.60	5.54	5.04
SADD0053	346.36	355.63	9.27	5.70	3.71
	391.72	415.17	23.45	14.43	6.08

The above drilling results, which are shown on the longitudinal section (see Figure 10.3), indicate that the gold mineralisation is open along strike and at depth.

Figure 10.3: Longitudinal Section of Adumbi Showing the Down Dip/Plunge, Potential and Proposed Drillholes

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10.3 2020 TO 2021 DRILLING

This section summarises the drilling activities completed on the Adumbi deposit during the Loncor 2020 to 2021 drilling programme.

Following Minecon's review of the Imbo Project, accompanied by an Independent NI 43-101 Technical Report dated April 17, 2020, a recommendation was made to drill 12 diamond core holes totalling 6,250 m at the Adumbi deposit (see Figure 10.3). This was aimed at outlining additional mineral resources to the reported 2.5 Moz at the Imbo Project (Inferred Mineral Resources of 30.65 Mt grading 2.54 g/t Au).

The drillholes were planned on the 220° azimuth with varying inclinations, and to a maximum depth of 710 m. These holes were subsequently reviewed and prioritised to establish a preferred sequence of drilling as shown in Table 10.6.

Table 10.6: Initial Planned Adumbi Diamond Drillholes with Sequence of Drilling

BHID	UTM-Easting	UTM-Northing	End of Hole (EOH) (m)	Planned PQ (m)	Planned HQ (m)	Planned NQ (m)	Sequence of Drilling
ADDP001	595128	192925	350	100	200	50	5
ADDP002	595165	192971	470	100	200	170	8
ADDP003	595206	193028	600	100	200	300	7
ADDP004	595173	192790	360	100	200	60	1
ADDP005	595270	192910	600	100	200	300	3
ADDP006	595275	192715	350	100	200	50	2
ADDP007	595413	192888	670	100	200	370	4
ADDP008	595522	192765	600	100	200	300	10
ADDP009	595566	192819	710	100	200	410	9
ADDP010	595500	192483	350	100	200	50	6
ADDP011	595581	192580	540	100	200	240	12
ADDP012	595620	192632	650	100	200	350	11
TOTAL			6,250	1,200	2,400	2,650

The drilling contract was awarded to Orezone Drilling, following a tendering process. Orezone Drilling had previously drilled the four deep holes on the Adumbi deposit in 2017.

Drilling commenced in October 2020 with a Sandvik DE 710 rig (see Figure 10.4), initially drilling a 12 h day shift and later switched to a 12 h double shift. A second rig, an Atlas Copco CS14, was mobilised to site and commenced drilling on November 10, 2020, on the double shift (see Figure 10.5).

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Figure 10.4: Sandvik DE 710 Rig, Drilling LADD001

Figure 10.5: Atlas Copco CS 14 Rig, Drilling LADD004

10.3.1 Drillhole Nomenclature

A new drillhole nomenclature (LADD00X) was adopted as part of this drilling campaign. Thus, the Borehole ID LADD00X refers to Loncor Adumbi Diamond Drillhole 00X, where 00X is the hole number.

10.3.2 Downhole Survey

The downhole survey was initially done with Reflex EZ Trac equipment at every 30 m, and reports were submitted to the rig geologist at the end of every survey. These were plotted progressively to determine any hole deflections and their possible impact on the objectives of the drilling programme. However, following a few discrepancies that were noticed in the survey readings, a recommendation was made to replace the Reflex EZ Trac survey equipment with a Gyro unit to avoid any possible effects of the magnetic properties of the BIF unit on the readings. Subsequently, a Sprint-IQ gyro was used for the subsequent drillholes.

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10.3.3 Core Orientation and Structural measurements

Reflex Act ll orientation survey equipment was used for core orientation at every run of 3 m in competent material to aid in structural measurements. The surveys were verified by the rig geologist at the end of each run and marked as either reliable or unreliable.

Structural measurements taken during the routine logging were from bedding, foliation, and quartz veins (see Figure 10.6, Figure 10.7 and Figure 10.8) whereas structural measurements from the lithological contacts, joints and shears have been captured in detail under a separate geotechnical logging programme.

Figure 10.6: Bedding in BIF Unit of LADD001, from 153.20 m to 153.45 m

Figure 10.7: Foliation in QCS Unit of LADD003, from 100.80 m to 101.02 m

Figure 10.8: Quartz Veining in QCS Unit of LADD001, from 340.67 m to 340.87 m

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All the structural measurements were taken using a kenometer, which measures alpha (α) and beta (β) angles using the bottom of hole line (BOHL as reference (see Figure 10.9).

Figure 10.9: Use of a Kenometer to Measure Alpha (α) and Beta (β) Angles of an Oriented Core

These readings were then converted to the "strike/dip right" convention using the Dips Software. The converted combined structural measurements for LADD001, LADD003, LADD004, LADD006, LADD007, LADD008, LADD009, LADD012, LADD013, LADD014, LADD015, LADD016, LADD017, LCDD001, LADD018, LADD019, LADD020, LADD021, LADD022, LADD023, LADD024, LADD025 and LADD026 were plotted on a stereographic net to aid in interpretation. The structural interpretation for the above completed drillholes is presented in Section 7.5.

10.3.4 Rig Monitoring, Core Recovery and RQD Measurements

The rig geologist monitors the daily drilling activities to ensure that the quality of the core is not compromised. Once the core is placed on the angle iron by the driller, the geologist checks the orientation survey and marks the appropriate BOHL on the core, indicating whether the survey is reliable, unreliable or no survey at all. A solid black line is used to mark a reliable survey, a broken line to indicate an unreliable survey, and a dotted line to indicate where no survey was conducted. All these lines are marked with an arrow pointing to the downhole of the core. The BOHL is marked with a black permanent marker. After transferring the core from the angle iron into the appropriately labelled core tray (either PQ, HQ or NQ), the driller's metres are indicated with yellow labelled plastic blocks (see Figure 10.10). Any core losses are recorded, and the location marked with a labelled wooden block. The percentage core recovery is measured as well as the rock quality designation (RQD). Quick lithological logging is done at the rig site and any alterations/mineralisation recorded. All the core recovered during the shift, except for the last half-filled box, is transported to the camp core shed during the day.

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Figure 10.10: Core Tray showing BOHL, Metre Marks and Driller's Metre Blocks

10.3.5 Drillhole Collar Survey

All completed drillholes were surveyed using the global navigation satellite system (GNSS) Trimble R10. The survey data was derived from reference control points (see Table 10.7) located within the Adumbi base camp (established since 2014) as survey control points with UTM (Zone 35 North) based on the Datum WGS 84 coordinate system (see Figure 10.11).

Table 10.7: Adumbi Deposit Survey Control Coordinate Points in UTM

Point ID	Easting	Northing	Elevation	Code
14MRSCM	596523.35	191570.88	649.6	10IPIC
14SCM1	596620.47	191457.32	644.39	10IPIC
14SCM2	596669.84	191500.62	646.41	10IPIC

Figure 10.11: Trimble R10 GNSS Survey Control Points and Rover Receiver Surveying Drillhole Collar

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Figure 10.12 presents the planned and completed drillholes and access roads for the 2020 to 2021 drilling programme.

DRILL HOLES WITH ACCESS ROAD
LADD016
LADD026
LADD009
ADINF0016
ADFIN0014
LADD007
LADD012
LADD023
LADD020
LADD014
LADD018
LADD017
ADFIN0015
LADD025
LADD021
LADD008
LADD024
LADD022
LADD019
Monde Arabe Mining Village
Road going to PK 51
Road from Adumbi Base Camp
LCDD001
Mbudji Mayi
LCDD002
Legend
Adumbi DD holes Completed
Adumbi DD Planned holes
Drilling Holes Site Track
_10m_contours
150 Meters
Author: Steven NRL

Figure 10.12: Adumbi Planned and Completed Drillholes with Access Roads

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The 24 completed holes (totalling 10,071.44 m) drilled at Adumbi during 2020 to 2021 and covered by this report are detailed in Table 10.8.

Table 10.8: Drill Collars of Adumbi Completed Boreholes

BHID	Prospect	Easting (m)	Northing (m)	RL (m)	Azimuth (°)	Inclination (°)	End Depth (m)
LADD001	Adumbi	595172	192791	685.20	220	−65	360.30
LADD003	Adumbi	595273	192712	704.97	220	−57	309.20
LADD004	Adumbi	595271	192911	660.28	220	−70	566.30
LADD006	Adumbi	595127	192924	678.64	218	−58	395.35
LADD007	Adumbi	595413	192882	680.21	218	−68	647.75
LADD008	Adumbi	595496	192483	689.75	218	−65	365.35
LADD009	Adumbi	595306	192945	667.60	218	−75	689.30
LADD012	Adumbi	595565	192814	714.58	217	−75	948.30
LADD013	Adumbi	595160	192971	667.25	218	−72	485.80
LADD014	Adumbi	595523	192764	718.22	217	−72	772.93
LADD015	Adumbi	595112	192722	717.83	220	−49	168.50
LADD016	Adumbi	595232	193063	659.07	217	−75	867.95
LADD017	Adumbi	595158	192699	716.96	219	−46	147.40
LCDD001	Canal	595539	192065	640.44	40	−51	196.10
LCDD002	Canal	595796	191955	656.61	220	−50	163.50
LADD018	Adumbi	595186	192735	710.00	219	−45	204.66
LADD019	Adumbi	595476	192350	711.86	221.7	−50	151.40
LADD020	Adumbi	595422	192770	698.94	221	−45	433.80
LADD021	Adumbi	595413	192499	728.00	219.28	−49	219.10
LADD022	Adumbi	595378	192429	748.00	220	−56	149.50
LADD023	Adumbi	595256	192808	677.00	221	−50	377.55
LADD024	Adumbi	595574	192452	670.75	222	−49	352.80
LADD025	Adumbi	595499	192606	690.50	219	−48	393.60
LADD026	Adumbi	595206	193028	658.00	217	−72	705.00
Total							10,071.44

10.3.6 Core Logging

Upon receipt of the core at the camp core shed, the senior geologist proceeds with systematic core logging (see Figure 10.13). The logging procedures include an initial visual assessment of the core with zones of good and poor mineralisation noted. This is then followed by geological logging with separate log sheets capturing lithology, alteration, structure, geotechnical, oxidation, mineralisation, general rock description and magnetic susceptibility. The rock description records colour and approximate mineral assemblage. The drill data is then summarised in cross section and displayed in Strater log software. A typical Strater log for LADD023 is displayed in Figure 10.14 to Figure 10.20.

The BOCO and the TOFR for each drillhole are measured and recorded. Those for LADD001 were measured at 59.70 m (BOCO) and 71.03 m (TOFR).

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Figure 10.13: Senior Geologists Logging Core from LADD001

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Borehole No: LADD023
Prospect : Adumbi
UTM East :595255.7
UTM North :192807.7
Elevation (mamsl) : 677
Depth (m) 377.55 Inc: -50 ° Azim: 221 °

ADUMBI MINING SA

Prospect: Adumbi

Depth (m)
Oxidation
Lithology
Au g/t
Au g/t
0.00
5.00
10.00
15.00
Sample No.
Sulphide %
0.00
5.00
10.00
Pyrite
Pyrite Habit
Pyrrhotite
Pyrrhotite Habit
Arsenopyrite
Arsenopyrite Habit
Quartz
Silicification
Ankerite
Dolomite
Chlorite
Tourmaline
Limonite
Other Alteration
0
10
20
30
40
50
60
O
TS
QCS
CBS
QCS
IQCS
CBS
QCS
IQCS

Date Started : 6-Aug-21
Date Completed : 24-Aug-21
Logged By : P Zamukulu
Scale = 1 : 200

Page 1 of 7

Figure 10.14: Strater Log for LADD023 - Page 1

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Borehole No:	**LADD023**
Prospect :	Adumbi
UTM East :595255.7	
UTM North :192807.7	
Elevation (mamsl) :	677
Depth (m) 377.55 Inc: -50 ° Azim: 221 °	

ADUMBI MINING SA

Prospect: Adumbi

ADUMBI MINING SA

Depth (m)
Oxidation
Lithology
Au g/t
Au g/t
0.00
5.00
10.00
15.00
Sample No.
Sulphide %
0.00
5.00
10.00
Pyrite
Pyrite Habit
Pyrrhotite
Pyrrhotite Habit
Arsenopyrite
Arsenopyrite Habit
Quartz
Silicification
Ankerite
Dolomite
Chlorite
Tourmaline
Limonite
Other Alteration
60
70
80
90
100
110
120
P
QCS
CBS
QCS
CBS
QV
ICQS
QCS
CBS
QCS
IQCS
QCS
CBS
QCS
IQCS
QCS
IQCS

Date Started : 6-Aug-21
Date Completed : 24-Aug-21
Logged By : P Zamukulu
Scale = 1 : 200
Page 2 of 7

Figure 10.15: Strater Log for LADD023 - Page 2

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Borehole No: LADD023

Prospect : Adumbi

UTM East :595255.7

UTM North :192807.7

Elevation (mamsl) : 677

Depth (m) 377.55 Inc: -50 ° Azim: 221 °

ADUMBI MINING SA

Prospect: Adumbi

Depth (m)
Oxidation
Lithology
Au g/t
Au g/t
0.00
5.00
10.00
15.00
Sample No.
Sulphide %
0.00
5.00
10.00
Pyrite
Pyrite Habit
Pyrrhotite
Pyrrhotite Habit
Arsenopyrite
Arsenopyrite Habit
Quartz
Silicification
Ankerite
Dolomite
Chlorite
Tourmaline
Limonite
Other Alteration
120
130
140
150
160
170
180
QCS
ICQS
QCS
ICQS
IQCS
QCS
IQCS
QCS
IQCS
QCS
CBS
QCS
QCS
ICQS
QCS
CBS
QCS
CBS

Date Started : 6-Aug-21

Date Completed : 24-Aug-21

Logged By : P Zamukulu

Scale = 1 : 200

Page 3 of 7

Figure 10.16: Strater Log for LADD023 - Page 3

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Borehole No: LADD023

Prospect : Adumbi
UTM East :595255.7
UTM North :192807.7
Elevation (mamsl) : 677
Depth (m) 377.55 Inc: -50 ° Azim: 221 °

ADUMBI MINING SA

Prospect: Adumbi

Depth (m)
Oxidation
Lithology
Au g/t
Au g/t
0.00
5.00
10.00
15.00
Sample No.
Sulphide %
0.00
5.00
10.00
Pyrite
Pyrite Habit
Pyrrhotite
Pyrrhotite Habit
Arsenopyrite
Arsenopyrite Habit
Quartz
Silicification
Ankerite
Dolomite
Chlorite
Tourmaline
Limonite
Other Alteration
180
190
200
210
220
230
240
U
QCS
IQCS
QCS
ICQS
QCS
QCS
QV
RP
0.03 71180
0.08 71181
0.06 71183
2.03 71184
0.06 71185
0.01 71186
0.03 71187
0.02 71188
0.03 71190
0.02 71191
0.04 71192
0.02 71193
0.02 71194
0.49 71196
0.87 71197
0.92 71198
0.96 71199
2.26 71200
0.02 71201
0.81 71202
5.21 71203
4.27 71204
7.12 71206
8.07 71207
6.21 71208
11.7 71209
0.99 71210
2.89 71211
2.23 71212

Date Started : 6-Aug-21
Date Completed : 24-Aug-21
Logged By : P Zamukulu
Scale = 1 : 200

Page 4 of 7

Figure 10.17: Strater Log for LADD023 - Page 4

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Borehole No:	**LADD023**
Prospect :	Adumbi
UTM East :	595255.7
UTM North :	192807.7
Elevation (mamsl) :	677
Depth (m) 377.55	Inc: -50 ° Azim: 221 °

ADUMBI MINING SA

Prospect: Adumbi

Depth (m)
Oxidation
Lithology
Au g/t
Au g/t
0.00
5.00
10.00
15.00
Sample No.
Sulphide %
0.00
5.00
10.00
Pyrite
Pyrite Habit
Pyrrhotite
Pyrrhotite Habit
Arsenopyrite
Arsenopyrite Habit
Quartz
Silicification
Ankerite
Dolomite
Chlorite
Tourmaline
Limonite
Other Alteration
240
250
260
270
280
290
300
QCS
BIF
QCS
RP
QCS
BIF
QCS
QV
QCS
BIF
QCS
ICQS
BIF
QCS
BIF
QCS
CBS
QCS
IQCS
CBS
IQCS
QCS
IQCS
CBS-AS
CBS-AS
RP
CBS-AS
IQCS
0.28
0.43
0.32
1.64
2.53
0.9
0.62
1.68
2.2
8.83
7.23
3.42
6.83
4.8
5.01
0.36
6.74
0.77
1.93
4.56
1.22
0.72
0.5
0.11
0.34
1.96
0.02
0.05
0.02
0.79
1.36
0.02
0.06
0.02
0.01
0.02
0.64
1.14
0.16
0.05
1.74
2.99
0.42
0.04
0.04
5.65
0.69
0.59
0.07
0.15
1.78
0.08
0.91
0.05
1.23
0.36
0.58
0.15
3.83
3.94
0.04
0.04
0.09
0.13
11.9
6.87
0.38
3.95
2.91
1.23
0.17
0.01

Date Started : 6-Aug-21 Logged By : P Zamukulu Scale = 1 : 200 Page 5 of 7

Date Completed : 24-Aug-21

Figure 10.18: Strater Log for LADD023 - Page 5

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Borehole No:	**LADD023**
Prospect :	Adumbi
UTM East	595255.7
UTM North	192807.7
Elevation (mamsl) :	677
Depth (m)	377.55 Inc: -50 ° Azim: 221 °

ADUMBI MINING SA

Prospect: Adumbi

Depth (m)
Oxidation
Lithology
Au g/t
Au g/t
0.00 5.00 10.00 15.00
Sample No.
Sulphide %
0.00 5.00 10.00
Pyrite
Pyrite Habit
Pyrrhotite
Pyrrhotite Habit
Arsenopyrite
Arsenopyrite Habit
Quartz
Silicification
Ankerite
Dolomite
Chlorite
Tourmaline
Limonite
Other Alteration
300
310
320
330
340
350
360
CBS
BIF
ICQS
CBS
BIF
ICQS
CBS
BIF
BIF
BIF
CBS
ICQS
CBS
QCS
ICQS
QCS
ICQS
RP
CBS
IQCS
QCS
IQCS
QCS

Au g/t	Sample No.
2.25	71295
0.1	71296
0.07	71297
0.02	71298
0.52	71299
0.03	71300
0.05	71301
1	71303
3.69	71304
0.15	71306
0.01	71307
0.03	71308
0.16	71309
0.25	71310
0.15	71311
2.58	71312
0.15	71313
0.23	71314
0.02	71315
0.03	71317
0.01	71318
0.13	71319
0.13	71320
0.01	71321
0.02	71323
1.94	71324
0.19	71325
0.14	71326
0.16	71327
0.09	71328
<0.01	71329
<0.01	71330
0.14	71331
3.87	71332
0.06	71333
0.02	71335
0.03	71336
0.03	71337
2.16	71338
0.02	71339
0.01	71340
1.03	71342
2.11	71343
2.21	71344
0.97	71345
0.02	71346
<0.01	71347
0.01	71348
0.1	71349
0.01	71351
0.04	71352
0.01	71353
0.01	71354
0.02	71355
0.03	71356
0.26	71357
1.65	71359
0.36	71360
0.04	71361
0.02	71362

Date Started : 6-Aug-21

Date Completed : 24-Aug-21

Logged By : P Zamukulu

Scale = 1 : 200

Page 6 of 7

Figure 10.19: Strater Log for LADD023 - Page 6

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Borehole No: LADD023

Prospect : Adumbi

UTM East :595255.7

UTM North :192807.7

Elevation (mamsl) : 677

Depth (m) 377.55 Inc: -50 ° Azim: 221 °

ADUMBI MINING SA

Prospect: Adumbi

Depth (m)
Oxidation
Lithology
Au g/t
Au g/t
Sample No.
Sulphide %
Pyrite
Pyrite Habit
Pyrrhotite
Pyrrhotite Habit
Arsenopyrite
Arsenopyrite Habit
Quartz
Silicification
Ankerite
Dolomite
Chlorite
Tourmaline
Limonite
Other Alteration
360
370
ICQS
QCS
IQCS
QCS
IQCS
CBS
QCS
IQCS

Date Started : 6-Aug-21

Date Completed : 24-Aug-21

Logged By : P Zamukulu

Scale = 1 : 200

Page 7 of 7

Figure 10.20: Strater Log for LADD023 - Page 7

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A summary of the lithological units intercepted within the mineralised package and the composition of the alteration mineral assemblage of each drillhole is captured as presented in Table 10.9 for LADD025.

Table 10.9: Summary of the Lithological Units Intercepted within the Mineralised Package of LADD025 and Composition of the Alteration Mineral Assemblage

BHID	Lithology			Alteration and Mineralisation	Sampling
	From (m)	To (m)	Code		From	To	No. of Samples
LADD025	146.35	158.65	CBS/QCS	Weakly pervasive silica, moderate irregular veins of quartz-carbonate, moderate patchy chlorite, weak patchy dolerite, 0.5 % disseminated pyrite, 0.25 % disseminated pyrrhotite	71364 71372	71370 71377	13
LADD025	158.65	171.00	QCS/CBS/BIF	Moderately pervasive silica, weak irregular veins of quartz-carbonate, weak patchy chlorite, 0.25 % disseminated pyrite, 0.25 % disseminated pyrrhotite	71379 71387 71394	71385 71392	14
LADD025	171.00	174.00	QCS	Moderately pervasive silica, weak patchy dolomite and chlorite	71395	71397	3
LADD025	174.00	177.9	QCS	Moderately pervasive silica, patchy chlorite, patchy ankerite, patchy dolomite, irregular veins of quartz, 0.5 % disseminated pyrite, 1 % disseminated pyrrhotite	71399 71520	71400 71521	4
LADD025	177.90	179.20	QCS	Moderately pervasive silica, strong irregular veins of quartz, weak patchy ankerite, 2.5 % disseminated pyrite	71523	71524	2
LADD025	179.20	180.80	QCS	Weakly pervasive silica, weak irregular veins of quartz-carbonate, weak patchy ankerite, 0.25 % disseminated pyrite	71525	71526	2
LADD025	180.80	190.52	QCS/CBS/BIF	Moderately pervasive silica, moderate irregular veins of quartz-carbonate, weak patchy chlorite, 1 % disseminated pyrite, 0.25 % disseminated pyrrhotite, traces of arsenopyrite	71527 71533	71531 71538	11
LADD025	201.55	205.17	QCS/CBS-AS	Moderate foliation parallel veins of quartz-carbonate, 1 % disseminated pyrite, 0.25 % disseminated pyrrhotite	71539 71541	71544	5

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BHID	Lithology			Alteration and Mineralisation	Sampling
	From (m)	To (m)	Code		From	To	No. of Samples
LADD025	211.52	215.75	QCS/BIF	Weakly pervasive silica, moderate irregular veins of quartz-carbonate, weak patchy ankerite and chlorite, 0.5 % disseminated pyrite, 0.25 % disseminated pyrrhotite	71545 71547	- 71550	5
LADD025	215.75	221.62	QCS/BIF	Weakly pervasive silica, weak irregular veins of quartz, moderate patchy chlorite, traces of pyrite and pyrrhotite	71551 71557	71555 -	6
LADD025	221.62	230.10	BIF/QCS	Moderately pervasive silica, moderate irregular veins of quartz-carbonate, weak patchy chlorite, 1 % disseminated pyrite, 1 % disseminated pyrrhotite, 0.25 % disseminated arsenopyrite	71558 71566	71564 71569	11
LADD025	230.10	236.42	IQCS/ BIF	Moderately pervasive silica, weak foliation parallel veins of quartz-carbonate, weak patchy chlorite	71570 71574	71572 71577	7
LADD025	236.42	252.30	BIF/QCS	Weakly pervasive silica, weak patchy dolomite, weak patchy chlorite, 0.75 % disseminated pyrite, 1 % disseminated pyrrhotite, traces of arsenopyrite	71578 71583 71593 71597	71581 71591 71595 71599	19
LADD025	252.30	254.05	IQCS	Weakly pervasive silica, moderate patchy dolomite, moderate patchy chlorite,	71600	71601	2
LADD025	254.05	263.50	QCS/BIF	Moderately pervasive silica, moderate irregular veins of quartz, weak patchy ankerite, dolomite and chlorite, 1.5 % disseminated pyrite, 2 % disseminated pyrrhotite, 0.5 % disseminated arsenopyrite	71603 71614	71612 71615	12
LADD025	263.50	266.00	RP	Strongly pervasive silica, weak patchy dolomite, weak patchy chlorite, 6 % disseminated pyrite, 4 % disseminated pyrrhotite, 3 % disseminated arsenopyrite	71617	71619	3
LADD025	266.00	277.57	QCS/CBS/BIF	Weakly pervasive silica, weak patchy dolomite, weak patchy chlorite, 0.25 % disseminated pyrite, 0.5 % disseminated pyrrhotite	71620 71630	71628 71634	14
LADD025	277.57	279.50	IQCS	Moderately pervasive silica, weak patchy dolomite, weak patchy chlorite, 0.5 % disseminated pyrite, 0.5 % disseminated pyrrhotite	71635	71636	2

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BHID	Lithology			Alteration and Mineralisation	Sampling
	From (m)	To (m)	Code		From	To	No. of Samples
LADD025	279.50	284.50	IQCS/CBS-AS/QCS	Moderately pervasive silica, weak patchy dolomite, weak patchy chlorite, weak irregular veins of quartz, 2 % disseminated pyrite, 1.25 % disseminated pyrrhotite,	71638	71643	6
LADD025	284.50	286.35	RP	Strongly pervasive silica, 3 % disseminated pyrite, 4 % disseminated pyrrhotite, 3 % disseminated arsenopyrite	71644 71646		2
LADD025	286.35	299.40	QCS/CBS/BIF	Moderately pervasive silica, weak patchy carbonate, weak patchy chlorite, weak irregular veins of quartz, 0.75 % disseminated pyrite, 1 % disseminated pyrrhotite	71647 71657 71665	71655 71663	17
LADD025	299.40	304.85	QCS/BIF/RP	Moderately pervasive silica, weak patchy carbonate, weak patchy chlorite, weak irregular veins of quartz, 2 % disseminated pyrite, 2 % disseminated pyrrhotite, 1.5 % disseminated arsenopyrite	71666 71672	71670 71673	7
LADD025	304.85	305.95	RP	Strongly pervasive silica, 5 % disseminated pyrite, 10 % disseminated pyrrhotite, 5 % disseminated arsenopyrite	71674		1
LADD025	305.95	310.95	QCS	Strongly pervasive silica, weak patchy carbonate, weak patchy chlorite, weak irregular veins of quartz, 1.5 % disseminated pyrite, 3 % disseminated pyrrhotite, 1 % disseminated arsenopyrite	71675 71680	71678 71681	6
LADD025	310.95	321.60	QCS/CBS-AS	Weak irregular veins of quartz-carbonate, weak patchy carbonate and dolomite, weak patchy chlorite, 1 % disseminated pyrite, 1 % disseminated pyrrhotite	71682 71690	71688 71693	11
LADD025	321.60	325.00	CBS-AS/RP	Strongly pervasive silica, 7 % disseminated pyrite, 4 % disseminated pyrrhotite, 5 % disseminated arsenopyrite	71695	71698	4
LADD025	325.00	333.95	QCS/CBS/BIF	Moderately pervasive silica, weak patchy dolomite, weak patchy chlorite, 1 % disseminated pyrite, 2.5 % disseminated pyrrhotite, 5 % disseminated arsenopyrite	71699 71703 71710	71701 71708	10
LADD025	333.95	336.20	RP	Strongly pervasive silica, weak patchy chlorite, 5 % disseminated pyrite, 10 % disseminated pyrrhotite, 2 % disseminated arsenopyrite	71711	71713	3

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BHID	Lithology			Alteration and Mineralisation	Sampling
	From (m)	To (m)	Code		From	To	No. of Samples
LADD025	336.20	342.65	CBS-AS/ICQS	Weakly pervasive silica, weak patchy dolomite, weak patchy chlorite, weak foliation parallel veins of quartz-carbonate, 1 % disseminated pyrite, 1.5 % disseminated pyrrhotite, 0.25 % disseminated arsenopyrite	71714 71720	71718 71722	8
LADD025	342.65	345.10	BIF/RP	Strongly pervasive silica, 2 % disseminated pyrite, 3.5 % disseminated pyrrhotite, 1.5 % disseminated arsenopyrite	71723	71725	3
LADD025	345.10	348.20	QCS/CBS	Weakly pervasive silica, weak patchy chlorite, weak foliation parallel veins of quartz, 0.25 % disseminated pyrite, 0.25 % disseminated pyrrhotite	71726	71729	4
LADD025	348.20	351.18	RP	Strongly pervasive silica, weak patchy dolomite, 7.5 % disseminated pyrite, 7.5 % disseminated pyrrhotite, 3.5 % disseminated arsenopyrite	71731 71734	71732	3
LADD025	351.18	355.20	BIF	Moderately pervasive silica, weak patchy chlorite, weak patchy dolomite, 3.5 % disseminated pyrite, 1.5 % disseminated pyrrhotite, 2 % disseminated arsenopyrite	71735	71739	5
LADD025	355.20	356.70	BIF	Weakly pervasive silica, 0.25 % disseminated pyrite, 0.5 % disseminated pyrrhotite	71740	71741	2
LADD025	356.70	359.90	QCS/BIF	Strongly pervasive silica, 3 % disseminated pyrite, 3 % disseminated pyrrhotite, 2 % disseminated arsenopyrite	71742	71745	4
LADD025	359.90	361.75	ICQS	Moderately pervasive silica, weak patchy chlorite, weak patchy dolomite, 0.25 % disseminated pyrite, 1 % disseminated pyrrhotite	71746 71748		2
LADD025	361.75	367.00	QCS/CBS	Weakly pervasive silica, weak irregular veins of quartz, weak patchy carbonate	71749	71754	6

Lithological units intersected in the completed 2020 to 2021 drillholes are mainly quartz carbonate schist (QCS) intercalated carbonaceous schist (CBS), banded iron formation (BIF) with or without QCS intercalations, and the RP zone. Sulphide mineralisation comprising pyrite, pyrrhotite and arsenopyrite in varying proportions within the mineralised zones is the main alteration mineral assemblage. Strong silicification and seldom weak chlorite are present. Massive dolerite was intersected in the footwall of the mineralisation in Drillhole LADD012.

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Further descriptions of the individual rock types intersected in these drillholes are given below.

10.3.6.1 Quartz-Carbonate Schist (QCS)

Fine- to medium-grained, pale grey to pale greenish grey schist, comprising subrounded, dark grey quartz grains up to 1.5 mm (probably remnant clastic grains) in a finer-grained matrix of quartz, white mica, and carbonate (ankerite). The carbonate forms irregular, elongated grains orientated parallel to the foliation. It is the most abundant rock in the Adumbi sequence (see Figure 10.21).

It is interpreted that the rock was probably originally a poorly sorted, calcareous, muddy, fine- grained arenite, possibly a greywacke.

Figure 10.21: Quartz-Carbonate Schist, LADD014, 153.75 m to 154.00 m

10.3.6.2 Carbonaceous Schist (CBS)

Very fine-grained, dark grey to black schist, consisting of carbonaceous material and (according to petrographic data) varying amounts of white mica (see Figure 10.22). Quartz is rare. Banding due to variations in the proportion of white mica reflects the bedding in the original sediment. The nature of the carbonaceous material was not determined petrographically but based on samples of similar material from elsewhere in the Ngayu belt. It is probably amorphous carbon rather than graphite.

The rock was probably originally a black shale formed in a deep marine environment.

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Figure 10.22: Carbonaceous Schist, LADD012, 767.07 m to 767.27 m

10.3.6.3 Banded Iron Formation (BIF)

The BIF consists of black, fine-grained magnetite-rich bands alternating with white to pale buff chert. The width of the magnetite bands is variable, ranging from laminae only a few millimetres wide, to bands up to approximately 10 cm across (see Figure 10.23).

Figure 10.23: Banded Iron Formation, LADD013, 378.67 m to 378.87 m

10.3.6.4 Dolerite

Mafic intrusive rock, massive (not deformed), dark greenish in colour, medium-grained with localised irregular veins and veinlets of quartz-carbonate, intersected in the footwall of the mineralisation in Drillhole LADD012 (see Figure 10.24).

Figure 10.24: Dolerite, LADD012, from 939.20 m to 939.31 m

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10.3.6.5 Replaced Rock (RP)

The RP zone is believed to have resulted from a highly intense hydrothermal alteration. As observed in other drillholes at Adumbi, the main hydrothermally altered zones are associated with the BIF. The alteration assemblages vary in style and intensity, progressing from the distal to the proximal. These have been intercepted in Drillhole LADD013 as shown in Figure 10.25, Figure 10.26 and Figure 10.27. The three stages of hydrothermal alteration in the BIF unit in increasing order of intensity are described below.

Stage 1

Carbonate (ankerite) replaces the magnetite bands in the BIF. The bands assume a pale brownish orange colour and become weakly to non-magnetic (see Figure 10.25).

Figure 10.25: Distal Alteration: Ankerite Replacement of Magnetite, LADD013, 430.97 m to 431.12 m

Stage 2

Pyrite ± pyrrhotite ± arsenopyrite aggregates largely replace the magnetite bands, together with quartz ± ankerite (see Figure 10.26). The proportions of the sulphides vary significantly, often over short distances of a few centimetres; pyrite is usually present but may be subordinate to any pyrrhotite and arsenopyrite present. The chert bands appear to have undergone some recrystallisation and show patchy ankerite alteration; sulphides may be present locally although in much smaller amounts than in the replaced magnetite bands. The original banding of the BIF can still be discerned.

Figure 10.26: Magnetite Bands Totally Replaced by Sulphides and Quartz, LADD013, 426.18 m to 426.33 m

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Stage 3

Total recrystallisation and replacement of the BIF form an assemblage of sulphides and quartz (see Figure 10.27). Banding in the BIF is destroyed, and the original rock is unrecognisable. The proportion of sulphide varies, but averages approximately 26%. The sulphide species are pyrite, pyrrhotite and arsenopyrite, although the ratios vary significantly. This proximal assemblage is logged separately as the RP Zone, and it is generally associated with higher gold grades.

Figure 10.27: Proximal Alteration resulting in Complete Recrystallisation and Replacement of the BIF, LADD013, 425.07 m to 425.23 m

Figure 10.28 is a surface geological map showing traces of the cross-section lines through Drillholes LADD009 (AıA), LADD012 (BıB) and LADD025 CıC).

Figure 10.28: Adumbi Surface Geology Showing Section Lines through LADD009, LADD012 and LADD025

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Typical drillhole cross sections through LAD009, LADD012 and LADD025 are shown in Figure 10.29, Figure 10.30 and Figure 10.31, respectively.

Figure 10.29: Cross Section through Drillhole LADD009

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Figure 10.30: Cross Section through Drillhole LADD012

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Figure 10.31: Cross Section through Drillhole LADD025

10.3.7 Core Photography

After logging, the core is photographed before cutting and sampling. An improvised fixed environment (see Figure 10.32) has been fabricated to facilitate core photography. This comprises a wooden box (1.2 m high) designed with the length and width being a few centimetres longer and wider than the size of the core tray, painted all white inside and fitted with fluorescent lights to the roof. A small hole (the size of the lens of a digital camera) is created at the top of the box and fitted with a digital camera at 1 m height from the base where the core tray slots in.

Prior to photographing, the entire core is made wet to enhance the picture quality. Once the core tray is slotted into the box, the door is closed and the light switched on. The pre-set digital camera is switched on from the top and the photograph taken. This is done so that all the core photographs are taken under the same conditions and from a fixed height to enhance standard quality and merging for future digital logging.

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Figure 10.32: Improvised Fixed Environment for Core Photography

Each photograph covers one box of core, and the core is oriented in such a way that the metre marks and the BOHL are displayed.

Each photograph is saved on computer using the borehole number, tray, and from-to depths as the file name, e.g., LADD001-20-72-77 m.

10.3.8 Geotechnical Logging

Following Minecon's recommendation, geotechnical logging of the current drill core was undertaken by a dedicated senior geotechnical geologist. It is worth stating that all previous oriented core, including the four deep holes of 2017, was not logged geotechnically. However, it is appropriate to carry out geotechnical logging on the core before it is cut and sampled as such information is crucial for the current study and future feasibility studies, in particular, when it comes to the determination of pit slopes and other engineering studies.

The geotechnical logging was carried out according to the system employed by Steffen Robertson and Kirsten (SRK) UK. The data is stored on an MS Access database designed by SRK, which enables calculations such as rock mass rating (RMR) to be easily made. All the completed 2020 to 2021 drillholes were geotechnically logged.

Table 10.10 and Table 10.11 summarise the geotechnical information captured from LADD001.

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Table 10.10: Summary of Geotechnical Log of Drillhole LADD001 along Depth

BHID	From (m)	To (m)	Description by Crossing Depth
LADD001	0.00	1.00	Very moist, moderate brown soft intact, fine-grained hill wash material; transported
LADD001	1.00	25.90	Slightly moist, light grey, firm dense, fine- to medium-grained showing texture of bed rock, but highly weathered and completely oxidised with soil properties
LADD001	25.90	59.67	Light to dark grey, fine-grained units, moderately weathered, highly discoloured, medium-hard rock units with hardness of approximately 50 MPa and moderately fractured
LADD001	59.67	69.55	Dark grey units, fine-grained, slightly weathered and fractured, but showing difference from the fresh rock strength with hardness of approximately 100 MPa
LADD001	69.55	360.30	Unweathered intact rock units, very slightly fractured, no sign of staining, hard rock units generally above 150 MPa

Table 10.11: Hardness of Lithological Units

Code	Unit	Hardness Description of major Lithological Unit
QCS	Quartz Carbonate Schist	Strong and hard unit in original condition, estimated hardness approximately 200 MPa
BIF	Banded Iron Formation	Very strong when it is silicified and less fractured, hardness approximately 150 MPa
CBS	Carbonaceous Schist	Not very hard unless it has undergone strong silicification, which is usually observed in the area (hardness above 100 MPa) on fresh unit
QV	Quartz Vein	Strong small unit rarely banded with other units, hardness above 200 MPa when it is not fractured
CS	Chlorite Schist	The unit is strong when silicified, estimated hardness approximately 150 MPa
IQCS	Intercalation QCS and CBS	The unit is bedded with intercalation of two units (QCS and CBS), also hard when silicified, hardness approximately 200 MPa
RP	Replaced Rock	Hard unit and commonly highly silicified, estimated hardness above 200 MPa when not fractured

The rock units are slightly fractured (jointed), and most of the joints are cemented in the fresh zones, which makes the RMR value higher in unweathered zones.

The values of the hardness presented in Table 10.11 are based on field estimations by using a penknife, carbide scribe pen, and a geological hammer. Therefore, a uniaxial compressive strength (UCS) test will be useful for the standardisation of hardness of the rock units. As the geotechnical logging progresses, representative samples will be collected and recommended for the UCS test.

Table 10.12 is the automatically generated summary of the RMR report for LADD001. It is worth noting that the mining rock mass rating (MRMR) system and the mining adjustments highlighted in the table are the parameters applied in mining and depend on complex adjustments that cannot be defined based on only core logging.

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Table 10.12: RMR Report for LADD001

Lithology	Development MRMR							Downhole	Mining Adjustments
	Weathering	Min.	Average	Max.	Min.	Average	Max.	m	Downhole (m)	Weathering (%)	Orientation (%)	Stress (%)	Blasting (%)	Water (%)	Adjustment (%)
Banded Iron Formation	UW	52	67	100	0	0	0	58.67	16.0	0	0	0	0	0	0
Carbonaceous Schist	MW	23	29	37	0	0	0	22.25	6.1	0	0	0	0	0	0
Carbonaceous Schist	SW	30	32	39	0	0	0	3.23	0.9	0	0	0	0	0	0
Carbonaceous Schist	UW	39	59	100	0	0	0	25.14	6.9	0	0	0	0	0	0
Chlorite Schist	UW	60	60	60	0	0	0	1.71	0.5	0	0	0	0	0	0
Interbedded QCS and CBS	MW	30	33	43	0	0	0	4.90	1.3	0	0	0	0	0	0
Interbedded QCS and CBS	SW	30	32	33	0	0	0	4.50	1.2	0	0	0	0	0	0
Interbedded QCS and CBS	UW	37	55	70	0	0	0	41.80	11.4	0	0	0	0	0	0
Quartz Carbonate Schist	MW	27	32	37	0	0	0	7.93	2.2	0	0	0	0	0	0
Quartz Carbonate Schist	SW	27	27	27	0	0	0	2.15	0.6	0	0	0	0	0	0
Quartz Carbonate Schist	UW	40	63	100	0	0	0	149.99	40.9	0	0	0	0	0	0
Quartz Vein	UW	96	99	100	0	0	0	2.88	0.8	0	0	0	0	0	0
Replaced Rock	UW	56	71	100	0	0	0	17.02	4.6	0	0	0	0	0	0
MW Moderately Weathered SW Strongly Weathered UW Unweathered

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10.3.9 Core Cutting and Sampling

After logging, the geologist marks a line with a chinagraph pencil approximately 3 mm to the left of the BOHL in the downhole direction along which core cutting is done (see Figure 10.33). One-metre sample lengths (adjusted for lithology) are marked on the core in the mineralised horizons during logging. In homogeneous rock, the maximum sample interval is 1 m. The minimum sample interval is 0.3 m. The sample depths for each sample are entered into a sample ticket book, which contains removable duplicate sample ticket tags. The core sample numbers and sample intervals are written onto pre-printed diamond drill log forms. Each marked sample is split along its length by trained staff using a dedicated drill core diamond saw (see Figure 10.34). The core is broken at the sample position marks using a geological pick. The sampling lengths are reduced, when necessary (e.g. where lithological contacts or core size changes are encountered), with the bottom/top end of the sample being approximately 2 cm from the contact.

Figure 10.33: Marked Line in Red along which Core cutting is Done

Figure 10.34: Adumbi Mining Staff cutting Core from LADD001

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One half of the core is replaced in the core tray, and the remaining half is placed in a plastic sample bag, in which the sample number is folded in along the open end of the bag, which is then closed using a stapler (see Figure 10.35). Sample tags are placed in the core tray at the position of the bottom end where the sample is obtained. A brick is sawn ("brick cleaning") after each sample has been split to ensure that no cross-contamination takes place between samples.

Figure 10.35: Senior Geologist Sampling Core from LADD001

All the core samples collected are sent to the on-site sample preparation laboratory for pre-assay, after which 150 g of the pulverised material are placed in sample packets and shipped to the SGS Laboratory in Mwanza for wet chemistry assaying.

10.4 2020 TO 2021 DRILLING - MAMBO BADO

Mambo Bado 1 is located approximately at 1.5 km NW of the Adumbi deposit. Rock chip/channel samples collected from quartz veins and sheared metasediments returned very encouraging results as displayed in the surface map in Figure 10.36.

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Figure 10.36: Mambo Bado Plan Map showing Location of Planned Drillholes, Channel and Bedrock Workings

A preliminary interpretation based on the surface information seemed to point to a series of parallel NW-SE mineralised zones with variable widths. It was envisaged that drilling to test these mineralised trends would aid in understanding the subsurface geology as well as ascertain the mineralisation potential of this prospect area.

Based on the above encouraging results and the surface structural interpretation, a shallow diamond drilling programme on four sections was proposed to test the subsurface mineralisation (see Table 10.13).

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Table 10.13: Mambo Bado Planned Drillholes

Section	BHID	Easting	Northing	Azimuth (°)	Inclination (°)	Vertical Distance (m) to Mineralisation	EOH (m)	Targeted Mineralisation	Comments
Section 1	MDDP001	594463	193740	220	−55	55	130	8.40 m at 2.06 g/t in IWCH006	Open ended to both sides (NE and SW) along the main artisanal workings
								1.00 m at 1.00 g/t in ADWC010	Projected along the main artisanal workings
	MDDP003	594570	193869	220	−55	58	110	3.50 m at 0.96 g/t, including 2.20 m at 1.46 g/t in ADWC017	Open to the NE
								3.00 m at 1.78 g/t, including 2.00 m at 2.61 g/t in AWC018	Open to the SW
Section 2	MDDP004	594367	193785	220	−55	58	130	6.00 m at 3.62 g/t, including 1.00 m at 9.10 g/t in ADWC012	Open ended to both sides (NE and SW). Localised at 100 m NW of Section 1
Section 3	MDDP002	594296	193836	220	−55	60	95	1.80 m at 3.57 g/t in ADWC008	Open to the SW. Localised at 90 m NW of Section 2
								Soil anomaly up to 216 ppb
	MDDP005	594215	193761	220	−55	79	115	6.00 m at 1.98 g/t, including 2.00 m at 3.5 g/t and 2.00 m at 2.32 g/t in ADWC002	Open to both sides (NE and SW)
								Rock chips grading 6.96 g/t and 4.46 g/t
								Soil anomaly up to 103 ppb
Section 4	MDDP006	594109	193805	220	−55	62	100	3.40 m at 2.11 g/t in ADWC005	Open to both sides (NE and SW)
								4.60 m at 4.05 g/t, including 1.60 m at 9.24 g/t and 0.70 m at 5.20 g/t in ADWC001
								Rock chips grading 69.5 g/t, 24.70 g/t and 4.82 g/t
								Soil anomaly up to 124 ppb

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Drilling was planned to initially test two sections (± 200 m apart on the NE-SW trend) by drilling holes MDDP001 and MDDP002. An orientation survey was planned to be conducted on competent cores to aid in the structural interpretation of the subsurface geology.

While the drilling contractor Orezone Drilling was awaiting additional HQ rods to continue drilling the deeper core holes at Adumbi, the Atlas Copco rig (CS14 Rig 2) was moved to drill the first two shallow holes at Mambo Bado. Table 10.14 presents the collars of the completed drillholes.

Two main lithological units were intersected: a greenish metavolcanic rock (possibly basalt), and metasedimentary rock (QCS). The holes started in a reddish, fine-grained, massive to weakly foliated undifferentiated saprolite (possibly after metavolcanic rock), containing weak irregular veinlets and veins of quartz, weakly patchy limonite-silica, and 0.25 % boxworks. Artisanal miners are busy exploiting the quartz veinlets within this saprolite.

Table 10.14: Drill Collars of Mambo Bado Completed Boreholes

BHID	Prospect	Easting (m)	Northing (m)	RL (m)	Azimuth (°)	Inclination (°)	End Depth (m)
LBDD001	Mambo Bado	594463	193740	671	220	−55	218.7 0
LBDD002	Mambo Bado	594296	193836	678	220	−55	143.50
Total							362.20

Assay results from drillholes LBDD001 and LBDD002 did not return encouraging results. The significant results from LBDD002 are presented in Table 10.15.

Table 10.15: Significant Mineralised Intercepts from Drillhole LBDD002

Borehole Number	From (m)	To (m)	Intersected Width (m)	Grade (g/t Au)
LBDD002	23.70	24.70	1.00	4.10
LBDD002	111.90	113.90	2.00	1.61

Based on these initial drilling results, Mambo Bado has been downgraded, and no further drilling is planned.

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11 SAMPLE PREPARATION, ANALYSES AND SECURITY

11.1 SAMPLE PREPARATION AND ANALYSES

The sample preparation and analyses for samples from 2010 to 2013, which were undertaken by the ALS Chemex laboratory, have been outlined in the RPA 2014 NI 43-101 Technical Report.

During the 2014 to 2017 exploration activity, sample preparation and analyses were outsourced to the SGS laboratory in Mwanza, Tanzania (which is independent of Loncor). The SGS laboratory operates a quality system that is accredited in accordance with ISO/IEC 17025:2017 and SANAS (South African National Accreditation System). The SGS laboratory acted as an umpire laboratory even while ALS Chemex was the principal laboratory; hence, correlational studies between the two laboratories have been undertaken.

For the 2020 to 2021 drilling programme carried out by Loncor, the ALS Chemex sample preparation facility on site was recommissioned by Minecon's laboratory technical team and used for sample preparation. A full description of the laboratory has been outlined in the RPA 2014 NI 43-101 Technical Report.

Minecon's laboratory management personnel have been on site to render training to Loncor's laboratory staff and provide management services to the laboratory facility, and have continued to manage the facility from the recommission date in October 2020 to date. The laboratory is running efficiently and according to standard guidelines. Laboratory procedures have been documented and reviewed by Minecon senior management, and internal quality control measures have been taken. Based on the documentation and discussions with the laboratory management, Minecon's senior management does not have any concerns regarding the sample preparation for all Loncor samples.

Sample pulps are sent for analyses to SGS Mwanza, which serves as the primary laboratory. SGS is internationally accredited and utilises conventional sample preparation, sample analysis and associated quality control protocols.

11.1.1 Sample Preparation Procedure

Following from the Minecon April 17, 2020, NI 43-101 Technical Report, Minecon made some recommendations. One such recommendation was that "The Company should consider re-using the on-site sample preparation laboratory, which has been lying idle for some years since it will help with enforcing stricter QA/QC policing on the analytical laboratory, standards and ordinary samples will be in the same matrix thus making it more difficult for an external laboratory to detect it. Issues of duplicates will be better handled with a sample preparation laboratory. Some concerns about shortage of samples for other important studies could as well be managed as both coarse and pulp rejects in addition to the half or quarter cores will be available for use."

In managing the 2020 to 2021 exploration programme, Loncor agreed to recommission the on-site sample preparation laboratory. A full description of the on-site sample preparation laboratory has been outlined in the RPA 2014 NI 43-101 Technical Report.

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The key objective of the sample preparation laboratory is to ensure the prompt operation of a laboratory that processes samples to international standards using the best-known procedures and protocols and to ensure that adequate controls are in place for the effective and efficient operation of the facility.

The sample preparation laboratory is equipped with the necessary key sample preparation equipment, which together with the right procedures produce quality pulverised samples. Personnel with sample preparation experience have been recruited to operate the sample preparation laboratory. The pulps are dispatched to the SGS analytical laboratory in Mwanza for analysis. Producing pulps with a good turnaround time coupled with the reduction in cost of transporting whole samples, ensuring better QA/QC policing of the analytical laboratory, have all significantly impacted the efficiency of the exploration programme positively.

The SGS laboratory in Mwanza has sample preparation and analysis sections, which utilise the SGS standard procedures and control. SGS uses a laboratory information management system (LIMS) and has a QLAB system that is directly connected to the SGS laboratory network via the SGS laboratory information management system (SLIMS), which is used by SGS laboratories globally to generate client-specific reports and is the backbone of the SGS laboratory management and quality management systems. Typical samples sent to the SGS laboratory are accompanied by a sample submission form, which contains at least the following information:

  Company name and complete address
  Contact name
  Details for distribution of reports and invoices
  Method codes
  Instructions on sample preparation
  List or range of sample numbers

Once the samples are received at the SGS laboratory, the samples go through checking and reconciliation procedures, as listed below, followed by the SGS sample preparation procedure (SGS Code PRP87). The complete process includes the following:

  Checking samples
  Preparing sample reconciliation forms, which are sent to Loncor to confirm the quantities of samples received
  Weighing samples
  Drying field samples
  Crushing samples to 75 % passing 2 mm
  Splitting 1.5 kg by riffle splitter
  Pulverising 1.5 kg of 2 mm material to 90 % passing 75 µm in a ring and puck pulveriser
  Returning coarse and pulp rejects to Loncor upon request

Half of the drill core from Adumbi was sent to the SGS Mwanza laboratory while the other half core was stored at Loncor's core storage facility on site.

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11.1.2 Sample Analysis

Drill core, trench, adit, pit, rock chip and channel samples were analysed for gold at the SGS Mwanza laboratory using fire assay (FA) with flame atomic absorption spectrometry (AAS) to measure the gold (SGS Code FAA505), and the analyses were carried out on 50 g aliquots. The effective range for FAA505 is 0.01 ppm Au to 100 ppm Au. In addition, check assays were carried out by the screen fire assay method to verify higher-grade sample assays obtained by fire assay. Internationally recognised standards and blanks were inserted at the Adumbi sample preparation laboratory as part of internal QA/QC analytical procedures.

The pre-2014 sample analysis procedure by ALS Chemex Laboratory was described in the RPA 2014 NI 43-101 Technical Report.

11.1.3 BLEG Samples

All BLEG samples were sent to ALS Minerals in Ireland for analysis. The original and duplicate BLEG samples were assayed as follows:

  No additional sample preparation was required.
  Au, Ag, Cu and Pd were assayed by conducting a cyanide leach bottle roll test on up to 1 kg, with reporting limits for Au of 0.0001 ppm to 10 ppm (ALS Method: Au-CN12).
  A suite of 53 elements was assayed by aqua regia digestion of 0.5 g of the sample, and analysed by ICP-MS and ICP-AES (ALS Method: ME-MS41L).

11.1.4 Stream Sediments

The original and duplicate samples were dried and disaggregated at the camp, and were submitted to the laboratory for analysis as follows:

  Sieve to −180 micron (80 mesh).
  Conduct a fire assay of the −180 micron (80 mesh) fraction for Au, using a 50 g charge (ALS Method: Au-AA24).
  Conduct a test for a suite of 53 elements by aqua regia digestion of 0.5 g of the sample, and analysis by ICP-MS and ICP-AES (ALS Method: ME-MS41L).

11.2 QUALITY ASSURANCE AND QUALITY CONTROL

Quality assurance (QA) consists of evidence to demonstrate that the assay data has precision and accuracy within generally accepted limits for the sampling and analytical method(s) used to have confidence in the resource estimations. Quality control (QC) consists of procedures used to ensure that an adequate level of quality is maintained in the process of sampling, preparing and assaying exploration samples.

In general, QA/QC programmes are designed to prevent or detect contamination and allow analytical precision and accuracy to be quantified. In addition, a QA/QC programme can identify the overall sampling and assaying variability of the sampling method itself. The programme can also determine the reporting accuracy for clerical and data transfer errors.

Accuracy is assessed by reviewing assays of commercially available certified reference material (CRM) or in-house standards where available, and by check assaying at external alternative accredited laboratories (referee, umpire, or check samples). Precision or repeatability is assessed by processing duplicate samples from each stage of the analytical process from the primary stage of sample splitting, through the sample preparation stages of crushing/splitting, pulverising/splitting, and assaying. Control samples can also help identify possible mix-ups or mislabels during sample preparation.

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11.2.1 QA/QC Programme

Minecon has reviewed the QA/QC results for the Imbo Project, which includes the Adumbi, Kitenge and Manzako deposits. Kilo followed an industry-standard QA/QC programme with the regular submission of blanks and CRMs (standards) into the sample stream. However, there were no records of duplicates.

RPA, in their study in 2014, reviewed the QA/QC of the project data from 2010 to 2013, involving 33,230 field samples made up of adit, trench and drillhole samples, and provided a comprehensive report in their 2014 NI 43-101 Technical Report. The database included a total of 163 drillholes totalling 34.32 km of drilling. A summary of the QA/QC as provided by RPA is shown in Table 11.1.

Table 11.1: Summary of RPA 2014 QA/QC Review of the Database

Blanks		Field Duplicates	CRMs (Standards)		Referee Samples
Number	Number or Percentage of Failures	Number	Number	Number or Percentage of Failures	Number
1,107	5 or 0.5%	139	858	82 or 10%	296

RPA made the following comments in their 2014 NI 43-101 Technical Report:

"RPA considers an overall CRM (Commercial Reference Material or Standard) failure rate of 2% to be acceptable. The Kilo inserted CRMs have a 10% failure rate which raises serious concerns with regard to precision at the assay laboratory and/or inadequate homogenization of the commercial standard. The CRM failures have not been re-assayed. RPA recommends that if a batch of samples has a CRM failure rate of over 2%, it should be re-assayed as a whole. In addition, RPA recommends that greater care be taken when naming a standard and sufficient material is supplied for assay."

Kilo, as part of the 2014 exploration programme, followed up on RPA's recommendations.

The standards and blanks results were interrogated with a view to identifying analytical batches or parts of batches that had failed the QC criteria and warranted re-assay. The failed samples from Adumbi were then prioritised, and re-assays were carried out at the SGS Mwanza laboratory.

This section of the report describes the QC criteria adopted by the exploration team and presents the re-assay results for Adumbi and discusses its implications. Table 11.2 provides a summary of the drill core samples, standards and blanks submitted for assay from the Adumbi, Kitenge and Manzako deposits in the pre-2013 drilling programme. Table 11.3 shows the standards submitted with the Kilo drill core samples.

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Table 11.2: Summary of Drill Core Samples, Standards and Blanks Submitted for Assay from the Adumbi, Kitenge and Manzako Deposits

Deposit	Samples	Standards		Blanks
		No.	%	No.	%
Adumbi	9,121	221	2.4	338	3.7
Kitenge	12,141	402	3.3	495	4.1
Manzako	7,176	230	3.2	265	3.7
Total	28,438	853	3.0	1,098	3.9

Table 11.3: Standards Submitted with Kilo Drill Core Samples

Standard	Au Grade (ppm)	Deposit
OxE101	0.607	Adumbi, Kitenge, Manzako
OxE74	0.651	Adumbi, Kitenge, Manzako
OxJ95	2.337	Kitenge, Manzako
OxJ64	2.366	Adumbi, Kitenge, Manzako
SJ39	2.641	Kitenge, Manzako
OxL93	5.841	Adumbi, Kitenge, Manzako
OxL63	5.865	Adumbi, Kitenge, Manzako
OxN49	7.635	Adumbi

To determine whether an analytical result for a particular standard lies within acceptable limits, data was inserted into an MS Excel spreadsheet dedicated to that standard. A standard control sheet, unique for each standard, generates charts based on control limits defined on the same general basis. The control limits are defined as 3 × SD (med mr) above and below the mean. The "SD (med mr)" is the standard deviation based on the median moving range and provides a more robust estimate than other straight standard deviation calculations.

Every laboratory-reported grade for an inserted standard is plotted on the standard control sheet that corresponds to the specific standard.

The standard control sheet shows the standard assay results and control limits in graph format, as shown in Figure 11.1. Standards that fall outside the defined tolerance are considered to have failed. In this performance chart, the last two samples can be seen to plot outside the control limits indicated by the red lines.

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Figure 11.1: Standard Control Sheet Showing Assay Values, Mean and Control Limits for Standard OxN49

To ensure that the extent of failure is properly determined, samples that fall between the passing standard before the failed standard and the passing standard after the failed standard are selected for investigation.

The laboratory is then instructed to re-assay the samples between the first accepted standard above the failure to the first accepted standard below the failure, together with the three standards. The re-assay results for the standards are then assessed by means of the standard control sheet, and if accepted, the sample results are also accepted and entered into the project database. If any of the re-assayed standards are rejected, the procedure is repeated.

11.2.2 Accepting or Rejecting Assay Data using Standard Results

After using the standard control sheet to determine whether to accept or reject the assay result for a standard, the information is used to annotate the laboratory assay spreadsheet. As shown in the example in Figure 11.2, the accepted standard assays are highlighted in green, and the rejected standard assays are highlighted in red. This assists the process of selecting which samples are re-assayed by the laboratory as outlined in Section 11.2.1.

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Annotated assay results sheet showing the samples selected for re-assay based on a rejected standard	Results sheet with re-assay results, showing that all the results can be accepted

Figure 11.2: Assay and Re-Assay Results Sheets

11.2.3 Blanks

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Theoretically, a blank will have a gold content below the analytical detection limit, which at most laboratories is 0.01 g/t (10 ppb) for a standard fire assay with a 50 g charge. However, instrumental and analytical errors may occur, and accidental contamination by gold-bearing material is possible, any of which may give a result above the detection limit.

For the current exercise, an upper limit of 0.03 g/t (30 ppb) Au was used for blanks, i.e., results > 0.03 g/t were rejected. The failed blank and associated samples were re-assayed, using the same principles as for failed standards.

The review resulted in the need for up to 3,820 samples representing 13.4 % of the entire drilling database for Adumbi, Kitenge and Manzako to go through another QC process. Of this total number of samples, 1,014 were from the Adumbi deposit and represented 11.1 % of the entire Adumbi database. The preferred samples to be selected for the resubmissions were pulp rejects from the original samples submitted. However, efforts made at Kilo's storage facility at Beni to retrieve the 1,014 samples as pulps yielded only 616 (61%) pulps. For the rest of the samples, 382 (38%) quarter cores were taken from the remaining half cores that were in Kilo's storage facility. The remaining 16 (1%) samples could not be obtained as the hole (SADD0017) from which they were from had already been quartered for metallurgical studies.

The Adumbi samples were renumbered for resubmission to an umpire laboratory other than SGS for analysis. Emphasis was put on using similar analytical methods (50 g fire assay charge with AAS finish) as for the original samples by ALS. The samples were submitted with an insertion of 12 % of quality control material, made up of 8 % international standards and 4 % blanks.

Once the re-assayed results were received, the Kilo team undertook assessment of both the standards and blanks using the same criteria outline above.

Once all the checks were done and the new re-assayed values were determined as passed, they were compared to the earlier assays for the samples in the earlier database. The comparison in terms of correlational studies was made differently for samples submitted as pulps and those submitted as quarter cores on different grade ranges. In conclusion, the results of the pulps correlated very well with those for the original samples whereas those for the quarter cores showed some variation. The lesser correlation between the results comparing results from quarter cores with those from pulps of an earlier half core was expected as it is a known function of volume variance as well as nugget effect.

On the basis of these observations, the Kilo team assessed the impact of substituting the new re-assayed results on the mineralisation intercepts affected in terms of both widths and overall composited intercept grades, and they concluded that it was not worth replacing the old results in the database with the new ones, as they would not have any significant impact on the overall intercept widths and grades.

Minecon is of the opinion that as the re-assays all passed the QA/QC test, they should be used to replace the old results, and the process should not have ended with the correlation exercise. The resubmitted samples, even for the quarter cores, were submitted with an entire set of samples, including pulp splits from the original half core which went through QA/QC checks and passed; hence, they should have replaced the old sample results. The re-assaying exercise affected at least seven holes, namely SADD0001, SADD0004, SADD0005, SADD0010, SADD0011, SADD0012 and SADD0017, which went through the mineralised zones and impacted the interpretation; hence, replacing the old results with the new ones was necessary.

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11.3 2014 TO 2017 QA/QC PROGRAMME

During the 2014 to 2017 exploration programme, the team continued with more stringent QA/QC protocols of inserting 8 standards and 4 blanks in every 100 samples submitted, i.e. 12 % QA/QC samples. It is worth noting that between 2010 and early 2011, Kilo submitted CRMs at a rate of 4 CRMs in a sample batch of 200.

The QA/QC database for the period 2014 to 2017 includes quality control samples inserted into samples collected from diverse sampling methods. Samples included BLEG, rock chip, pit, trench, channel and diamond drillhole samples. A total of 5,973 samples were submitted to the analytical laboratory for assaying. Table 11.4 provides a summary of the samples submitted during the period. A total of 525 standards and 289 blanks were inserted during the period, and the summarised performance of these QA/QC materials is as shown in Table 11.5 to Table 11.12.

Table 11.4: Summary of the Samples in the 2014 to 2017 Exploration Period

Number of Samples						Total
BLEG	Rock Chip	Pit	Trench Channels	Other Channels	DD
216	419	198	74	355	4,531	5,793

Colonial adits that had earlier been sampled were resurveyed but not resampled.

Of the 380 m of colonial trenches re-opened, 72.2 m of portions with good alteration known to be associated with mineralisation were sampled, yielding 74 samples.

The drilling data count included 998 samples from the pre-2014 drilling programme, which were sent for re-assay.

The quality control material introduced with these samples included 525 standards and 289 blanks. The rate of standards and blanks usage per the number of samples submitted was 9.1 % and 4.9%, respectively. During the 2014 to 2015 period, 171 standards were inserted, and in the 2016 to 2017 period, 354 standards were inserted. Diamond drilling of a total of 38 holes (6,907.64 m) was undertaken during the 2016 to 2017 period on several prospects under the Imbo Licence, including Adumbi West, Kitenge Extension, Adumbi South and the four Adumbi deep holes. Table 11.5 summarises the drilling undertaken during the period.

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Table 11.5: Summary of Drilling Undertaken in 2016 to 2017

Prospect	Number of Holes Drilled	Metres
Adumbi West	11	1,555.45
Kitenge Extension	14	2,169.60
Adumbi South	9	1,406.64
Adumbi Deep	4	1,775.95
TOTAL	38	6,907.64

A summary of the performance of the QA/QC materials inserted in all the exploration activities undertaken from 2014 to 2017 is shown in Table 11.6.

Table 11.6: Summary of Performance of QA/QC Materials Inserted in 2014 to 2017

Blanks		CRMs (Standards)
Number	Number or Percentage of Failures	Number	Number or Percentage of Failures
289	7 or 2.4%	525	30 or 5.7%

The source, type and other properties of the standards used are shown in Table 11.7.

Table 11.7: Source, Type, and Grade of Various Standards used in 2014 to 2017

CRM ID	Source	Material Type	Expected Grade (ppm)	95 % Confidence Interval
OxA89	Rocklabs	Oxide	0.084	0.0025
OxE106	Rocklabs	Oxide	0.606	0.004
OxG99	Rocklabs	Oxide	0.932	0.006
OxG98	Rocklabs	Oxide	1.017	0.006
Oxi96	Rocklabs	Oxide	1.802	0.012
HiSilK2	Rocklabs	Sulphide	3.474	0.034
SK62	Rocklabs	Sulphide	4.075	0.045
HiSilP1	Rocklabs	Sulphide	12.05	0.130
OxP91	Rocklabs	Oxide	14.82	0.100
SQ48	Rocklabs	Sulphide	30.25	0.170

The standards used by Kilo considered both a broad grade range and different material types, oxides and sulphides, which Minecon considers good practice. The distribution of the standards across the various prospects is shown in Table 11.8.

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Table 11.8: Distribution of Standards Across the Imbo Project

Prospect	HiSilK2	HiSilP1	OxG98	Oxi96	OxP91	SK62	SQ48	OxA89	OxE106	OxG99	Total
Adumbi Deep	14	11	12	15	11	12	11				86
Adumbi (2014 DD Re-Assays)	19			19			18	18	19		93
Adumbi West (2014 to 2015)	14			12		4	13	11	13		67
Adumbi West (2017)	6	9	12	12	11	10	9				69
Adumbi South	6	13	19	13	11	10	13				85
Kitenge Extension	1	8	7	15	11	15	12				69
Imbo West (BLEG)								3	3	2	8
Ngazi (PE9692)	4	4	4	3	3	4	5				27
Dhahabu (PE9595)	1	1	2	1		1					6
Nane (PE140)			1	1							2
Gambi (PE137)		1			1						2
Vatican	1			2			1				4
Kitenge Senegal	1			1		1	2		2		7
TOTAL	67	47	57	94	48	57	84	32	37	2	525

A total of 4.9% (30) of standards and 2.4% (7) of blanks failed at the first submission. The overall performance of the standards is summarised in Table 11.9. Table 11.10 shows the summary of the performance of the standards across the prospects.

Table 11.9: Summary of Overall Performance of Standards Used

CRM Performance	CRM ID										TOTAL
	HiSilK2	HiSilP1	OxG98	Oxi96	OxP91	SK62	SQ48	OxA89	OxE106	OxG99
Number of Times Used	67	47	57	94	48	57	84	32	37	2	525
Number of Passes	61	45	52	89	46	55	81	30	34	2	495
Number of Failures	6	2	5	5	2	2	3	2	3	0	30
Percentage Failure	9.0	4.3	8.8	5.3	4.2	3.5	3.6	6.3	8.1	-	5.7

Table 11.10: Summary of Overall Performance of Standards by Prospects

Prospect	CRM Performance
	Number of Times Used	Number of Passes	Number of Failures	Percentage Failure
Adumbi Deep	86	82	4	4.7
Adumbi (2014 DD Re-Assays)	93	83	10	10.8
Adumbi West (2014 to 2015)	69	66	3	4.3
Adumbi West (2017)	67	67	0	-

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Prospect	CRM Performance
	Number of Times Used	Number of Passes	Number of Failures	Percentage Failure
Adumbi South	85	81	4	4.7
Kitenge Extension	69	65	4	5.8
Imbo West (BLEG)	8	8	0	-
Ngazi (PE9692)	27	23	4	14.8
Dhahabu (PE9595)	6	5	1	16.7
Nane (PE140)	2	2	0	-
Gambi (PE137)	2	2	0	-
Vatican	4	4	0	-
Kitenge Senegal	7	7	0	-
TOTAL	525	495	30	5.7

Figure 11.3 to Figure 11.6 are standard control charts plotted for QA/QC analyses of the various standards used in the Imbo Project.

Figure 11.3: Standard Control Performance Chart for Oxi96, Imbo Project

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Figure 11.4: Standard Control Performance Chart for SK62, Imbo Project

Figure 11.5: Standard Control Performance Chart for HiSilP1, Imbo Project

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Figure 11.6: Standard Control Performance Chart for OxP91, Imbo Project

The basic statistics of the blanks submitted as part of the QA/QC process are summarised in Table 11.11.

Table 11.11: Basic Statistics of Blanks Submitted as Part of 2014 to 2017 QA/QC Programme

Field	No. of Samples	Minimum (ppm)	Maximum (ppm)	Range	Mean (ppm)	Variance	Standard Deviation
Au	288	0.005	0.09	0.090	0.014	0.000	0.011

11.3.1 Adumbi Deposit Standards Performance

Of the 525 standards inserted, 86 were inserted into the Adumbi drillhole samples submitted, which formed the core of the resource database for the Adumbi deposit.

The 86 standards represent 8 % of the 1,073 drillhole samples assayed. The summary of the standards used in the Adumbi deposit is given in Table 11.12. Table 11.13 provides a summary of the performance of the standards used for the Adumbi deposit.

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Table 11.12: Summary of Standards used in QA/QC Programme for Adumbi Deposit

CRM ID	Certified Grade (ppm)	No. of Samples	Minimum (ppm)	Maximum (ppm)	Range	Mean (ppm)	Variance	Standard Deviation (Std)	3Std
HiSilK2	3.474	14	3.44	3.60	0.16	3.503	0.002	0.040	0.120
HiSilP1	12.05	11	11.70	12.90	1.20	12.491	0.119	0.345	1.035
OxG98	1.017	12	0.98	1.19	0.21	1.033	0.003	0.050	0.150
Oxi96	1.802	15	1.75	1.85	0.10	1.813	0.001	0.025	0.074
OxP91	14.82	11	14.80	16.00	1.20	15.427	0.113	0.336	1.008
SK62	4.075	12	3.52	4.19	0.67	4.012	0.026	0.160	0.480
SQ48	30.25	11	29.40	32.40	3.00	30.873	0.893	0.945	2.835

Table 11.13: Summarised Performance of Standards Used in QA/QC Programme for Adumbi Deposit

CRM ID	Count	Certified Grade (ppm)	Number Passed	Number Failed	Comment
HiSilK2	14	3.474	13	1	No re-assay submitted
HiSilP1	11	12.05	11	0
OxG98	12	1.017	10	2	1 failed re-assayed other not re-assayed
Oxi96	15	1.802	15	0
OxP91	11	14.82	11	0
SK62	12	4.075	11	1	No re-assay submitted
SQ48	11	30.25	11	0
Total	86		82	4

Figure 11.7 to Figure 11.13 are standard control charts plotted for QA/QC analyses of the various standards used in the Adumbi deposit only.

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Figure 11.7: Standard Control Performance Chart for OxG98, Adumbi Deposit Only

Figure 11.8: Standard Control Performance Chart for Oxi96, Adumbi Deposit Only

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Figure 11.9: Standard Control Performance Chart for HiSilK2, Adumbi Deposit Only

Figure 11.10: Standard Control Performance Chart for SK62, Adumbi Deposit Only

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Figure 11.11: Standard Control Performance Chart for HiSilP1, Adumbi Deposit Only

Figure 11.12: Standard Control Performance Chart for OxP91, Adumbi Deposit Only

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Figure 11.13: Standard Control Performance Chart for SQ48, Adumbi Deposit Only

There was a re-assay request for one of the four Adumbi standards that failed: Sample Number 61775 (OxG98) failed, and the re-assay results passed the QC check so the re-assayed result was used in the database. There were however no re-assay requests for the other three samples that failed (62207 (SK62), 62174 (OxG98) and 61325 (HiSilK2)). For 62174 (OxG98) and 61325 (HiSilK2), the Kilo team were of the view that they had passed when considered within the range of the entire standards of their kind submitted for the entire Imbo Project, hence re-assaying was not necessary. Minecon is however of the opinion that, the domain to determine the passing of the standards should have been Adumbi specific and not the entire project samples. The failure of 3 standards out of the 86 standards submitted represents a 3.5 % failure, which, in Minecon's opinion, is not fatal, but the team should have requested re-assays. In the absence of the re-assayed result, Minecon carried out visual checks on the adjacent samples to the failed standards to determine the possible impact of the failure on these nearby samples. Though no clear related impact could easily be seen, Minecon recommended that these samples be retrieved and submitted for re-assay.

The overall performance of the standards does not exhibit any bias. The frequency of the insertion of QC materials is adequate to enable the data to be used for geological modelling and resource estimation.

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11.3.2 Blanks

Kilo, as part of their QA/QC programme, inserted blanks at a rate of 4 blank samples in every batch of 100 samples. The blanks sourced from Humac Laboratories Tanzania are stored at Adumbi in 50 × 20 L storage bins in a secured place.

As a way of checking the integrity of the stored blanks, the Kilo team collected blanks from 20 different bins, labelled them as normal samples, and submitted them to the SGS Mwanza laboratory for assaying. The results of the assays received are as shown in Table 11.14. All but one sample (Number 51255 from Bucket 18) returned results less or equal to 0.02 g/t, which is the accepted upper limit of a blank. The failed bucket was isolated, investigated, and not used as a blank.

Table 11.14: Results for Batch Testing of Blanks

Sample Number	Assay Result (ppm)	SGS Job No.	Kilo Batch No.	Description
51237	< 0.01	MW141778	Batch 005	Bucket No. 1
51238	< 0.01	MW141778	Batch 005	Bucket No. 2
51239	< 0.01	MW141778	Batch 005	Bucket No. 3
51240	< 0.01	MW141778	Batch 005	Bucket No. 4
51241	< 0.01	MW141778	Batch 005	Bucket No. 5
51242	< 0.01	MW141778	Batch 005	Bucket No. 6
51243	< 0.01	MW141778	Batch 005	Bucket No. 7
51244	< 0.01	MW141778	Batch 005	Bucket No. 8
51245	< 0.01	MW141778	Batch 005	Bucket No. 9
51246	< 0.01	MW141778	Batch 005	Bucket No. 10
51247	< 0.01	MW141778	Batch 005	Bucket No. 11
51248	0.01	MW141778	Batch 005	Bucket No. 12
51249	< 0.01	MW141778	Batch 005	Bucket No. 13
51250	< 0.01	MW141778	Batch 005	Bucket No. 14
51251	< 0.01	MW141778	Batch 005	Bucket No. 15
51252	0.02	MW141778	Batch 005	Bucket No. 16
51253	< 0.01	MW141778	Batch 005	Bucket No. 17
51254	0.09	MW141778	Batch 005	Bucket No. 18
51255	< 0.01	MW141778	Batch 005	Bucket No. 19
51256	< 0.01	MW141778	Batch 005	Bucket No. 20

Of the 289 blanks inserted, 7 returned grades above 0.03 g/t, which is Kilo's accepted upper limit for blanks grade. These 7 samples are indicated in blue in Table 11.15. The blanks reported minimum and maximum grades of 0.005 g/t and 1.19 g/t, respectively. One failed blank reported a grade of 1.19 g/t, which is not a typical grade for a blank. This was discarded after checking the grade of adjacent samples in the same batch (Batch 70, SGS Job Number MW141774), which reported lower grades than it or even blank grades. The sample before it reported a grade of 1.06 g/t, and the one after it was < 0.01 g/t. Minecon suspects that this could have been due to sample swapping and not contamination. Therefore, although it has been included in the list of failed blanks, it has been discarded in any calculations or plots. Kilo made re-assay requests for some of the other failed blanks. The failure of 7 blanks represents a 2.4 % failure, which Minecon considers satisfactory. Table 11.15 displays the results of the failed blanks. Figure 11.14 shows a performance chart of all the blanks inserted in the 2014 to 2017 programme.

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Table 11.15: Results of Failed Blanks

Sample Number	Assay Result (ppm)	SGS Job No.	Kilo Batch No.	Prospect
61540	0.03	MW170761	Batch 076	Adumbi Deep
61990	0.03	MW171154	Batch 081	Adumbi Deep
56309	0.03	MW142179	Batch 009	Adumbi Pre-2014 Cores Re-Assays
56334	0.03	MW142179	Batch 009	Adumbi Pre-2014 Cores Re-Assays
56709	0.04	MW142183	Batch 013	Adumbi Pre-2014 Cores Re-Assays
57034	0.04	MW142186	Batch 016	Adumbi Pre-2014 Cores Re-Assays
56687	0.08	MW142182	Batch 012	Adumbi Pre-2014 Cores Re-Assays
57087	0.09	MW142192	Batch 019	Adumbi Pre-2014 Cores Re-Assays
57298	0.03	MW162448	Batch 041	Adumbi South
57824	0.03	MW162451	Batch 044	Adumbi South
59248	0.03	MW170400	Batch 059	Adumbi West
59374	0.03	MW170401	Batch 060	Adumbi West
59398	0.03	MW170401	Batch 060	Adumbi West
59916	0.03	MW170595	Batch 069	Adumbi West
61166	0.03	MW170597	Batch 071	Adumbi West
51982	0.07	MW150667	Batch 033	Adumbi West
51254	0.09	MW141778	Batch 005	Adumbi West
51162	1.19	MW141774	Batch 001	Adumbi West
66890	0.03	MW171641	Batch 092	Ngazi
NOTE: The values in blue indicate failed blanks.

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Figure 11.14: Performance Chart of all Blanks Inserted in the 2014 to 2017 Programme

It was however noted that a further 12 samples returned with a grade of 0.03 g/t (see Table 11.15), this could have sent the percentage of failed blanks to 6.6%. Minecon considers an upper limit of 0.02 g/t as tolerable for blanks. Minecon therefore recommended that any blank reporting a grade of greater than 0.02 g/t be flagged as failed and a re-assay request made for the sample and three adjacent samples before and after the failing blank. This recommendation was implemented during the 2020 to 2021 drilling programme. After checking the neighbouring samples of the failing blanks, Minecon does not think that there was any significant cross-contamination of the samples during the sample preparation process.

Minecon also recommended that re-assay requests be sent for all failed blanks. Upon receipt of re-assayed results, a decision could be made on whether to replace the results of adjacent samples in the database. Minecon noted that there were approximately 12 extra blanks listed as inserted, for which there were no results provided in the database. These blanks were investigated with respect to their adjacent samples.

11.3.3 Duplicates

The Kilo QA/QC programme did not include the submission of any duplicates. For drill cores, half cores were sent to the SGS Mwanza laboratory for preparation and assaying, and Kilo decided to keep the other half for further studies including metallurgical studies.

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Duplicates are vital in QA/QC programmes as they assist in determining the repeatability or variability even at the local stage (nugget effect) inherent with sampling the same interval and detecting sample number mix-ups and even sample swapping.

Minecon recommended that Loncor incorporate the use of duplicates in the QA/QC programme. The recommendation was implemented during the 2020 to 2021 drilling programme. Duplicates were inserted at a rate of 1 in any 50 samples submitted. In the same way that standards of variable grade ranges are used to monitor the laboratory precision in various grade ranges, the duplicates selected were within the potential mineralised zones with varying grade ranges, to test the repeatability of grades in a wider range of grades. Duplicate samples were labelled in a disguised manner so that the analytical laboratory could not detect that they were duplicates. Duplicate samples were field (core, trench or underground), coarse (crushed reject), or pulp (pulverised reject) duplicates.

11.3.4 Inter-Laboratory Checks

For the period 2014 to 2017, Kilo did not submit any samples for inter-laboratory or refereeing checks. Inter-laboratory checks are essential in comparing the repeatability of grades of different splits of the sample by different laboratories. In the pre-2014 exploration programme period, Kilo sent approximately 296 Kitenge and Manzako pulps to the SGS Johannesburg laboratory for referee or umpire checks.

Now that Loncor is using the SGS Mwanza laboratory as the main laboratory, ALS Chemex was selected as the umpire laboratory. The umpire laboratory uses the same analytical method that the principal laboratory employed to facilitate comparison of the results obtained from the two different laboratories.

11.3.5 Review of External Laboratory Internal QA/QC Programme

The SGS Mwanza laboratory uses standards, blanks, duplicates and replicates as part of their internal QA/QC checks. The frequency of the QC materials usage is as follows:

  2 standards samples inserted in a batch of 50 samples
  1 preparation blank (prep process blank) inserted in a batch of 50 samples
  1 reagent blank inserted in a batch of 50 samples
  1 weighed replicate in every 50 samples
  1 preparation duplicate (re-split) in every 50 samples

Minecon has reviewed the internal QC reports submitted by the SGS laboratory during the period that they processed Kilo's samples and finds them all in order. Hence, there is no evidence of contamination or lack of precision in the laboratory processes.

A diverse grade range of standards from low-grade through medium to the higher-grade standards was used, and they all passed the QA/QC protocol. In addition, all the blanks inserted by SGS during the period passed, and no grade above 0.02 g/t was reported.

Duplicate correlation graphs showed high repeatability of results with a high correlation co-efficient in the 0.999 ranges.

Replicates also confirmed good repeatability.

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11.4 SECURITY OF SAMPLES

For the period 2014 to 2017, the Kilo exploration team submitted all the samples to the SGS Mwanza laboratory for both sample preparation and chemical analysis. No employee, officer, director, or associate of Kilo carried out any sample preparation on samples from the Imbo exploration programme.

The drill core was transported from the drill site, by a Kilo vehicle or helicopter, to the secure core yard facility at the Adumbi base camp. Initially, all the samples collected for assaying were retained in a locked secure shed until they were dispatched by a Kilo vehicle to the administrative office in Beni. A commercial freight-forwarding agent then transported the samples from Beni to the SGS Mwanza Laboratory for sample preparation and analysis.

Dispatch forms accompany the samples from the field to the laboratory for analysis to verify each step of the process and to ensure that all samples are accounted for. The SGS laboratory sends sample reconciliation forms upon receipt of any batch of samples sent by Kilo through the forwarding agents to be sure that no sample losses or reduction occurs. All the half core was indexed and stored at the secured core storage facility at the Adumbi base camp.

11.5 2020 TO 2021 QA/QC PROGRAMME

During the 2020 to 2021 exploration programme, Loncor initiated enhanced QA/QC protocols. In a batch of 100 samples, 8 standards, 2 blanks and 2 duplicates were inserted, equivalent to 12 % of control samples. These control materials were inserted into all types of samples that were collected and processed during the period, prior to being dispatched to the SGS Mwanza laboratory for analysis.

All the analytical results received from SGS were subjected to Loncor's internal QA/QC checks. These included checking their performance with respect to the inserted control materials, made up of international CRMs, blanks, and duplicates. Batches that passed the checks were released to the database geologist for further verification and capturing into the validated master assay database. Per practice, batches that fail the internal QA/QC checks are subject to either partial or full re-assay requests, depending on the cause and extent of the failure. The re-assayed results are re-subjected to the same internal QA/QC checks. Only results that pass the QA/QC checks are entered into the master database.

By mid-October 2021, 7,675 samples had been received for processing at the sample preparation laboratory. A total of 8,020 samples were processed by the sample preparation laboratory. The processed samples included control samples such as blanks and other laboratory efficiency monitoring samples. A total of 8,743 samples of various forms, including QA/QC resubmissions, were dispatched to the SGS Mwanza laboratory for analysis during the period. These included 1,042 control samples, 708 standards, 205 blanks and 129 duplicates. The shortfall in duplicates was as a result of the delay in starting the introduction of the collection of duplicates. This represents an overall QA/QC percentage of 11.9 % with respect to the samples processed by the sample preparation laboratory by mid-October 2021.

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Table 11.16: Summary of Samples sent to the Sample Preparation Laboratory for Processing

Number of Samples			Total
DD	Soils	Others
4,748	2,586	341	7,675

At the time of compiling this report, 26 core holes totalling 10,433.64 m had been drilled since the start of the 2020 to 2021 drilling campaign. Twenty-four holes were drilled at Adumbi-Canal and two holes were drilled at Mambo Bado (see Table 11.17).

Table 11.17: Summary of Drilling Undertaken in 2020 to 2021

Prospect	Number of Holes Drilled	Metres
Adumbi	22	9,711.84
Canal	2	359.60
Mambo Bado	2	362.20
TOTAL	26	10,433.64

The performance of the QA/QC materials, based on the results received to date for the 2020 to 2021 exploration programme, is summarised in Table 11.18.

Table 11.18: Summary of Performance of QA/QC Materials Inserted in 2020 to 2021

Blanks		CRMs (Standards)
Number	Number or Percentage of Failures	Number	Number or Percentage of Failures
205	3 or 1.5%	708	14 or 2.0%

The source, type and other properties of the standards inserted are shown in Table 11.19.

Table 11.19: Source, Type, and Grade of Various Standards used in 2020 to 2021

CRM ID	Source	Material Type	Expected Grade (ppm)	95 % Confidence Interval
OxA89	Rocklabs	Oxide	0.084	0.0025
OxE106	Rocklabs	Oxide	0.606	0.004
OxG99	Rocklabs	Oxide	0.932	0.006
HiSilK2	Rocklabs	Sulphide	3.474	0.034
SK62	Rocklabs	Sulphide	4.075	0.045
HiSilP1	Rocklabs	Sulphide	12.05	0.13
SQ48	Rocklabs	Sulphide	30.25	0.17
OXC109	Rocklabs	Oxide	0.201	0.002
SE44	Rocklabs	Sulphide	0.606	0.006

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CRM ID	Source	Material Type	Expected Grade (ppm)	95 % Confidence Interval
SE114	Rocklabs	Sulphide	0.634	0.005
SG115	Rocklabs	Sulphide	1.017	0.005
SJ111	Rocklabs	Sulphide	2.812	0.021

The standards used by Loncor considered both a broad gold grade range and various material types: oxide and sulphide. The grade range is generally selected to match the sample types submitted, which Minecon considers good practice. The distribution of the standards across the various prospects is shown in Table 11.20.

Table 11.20: Distribution of Standards Across the Imbo Project

Project/Area	HiSilK2	HiSilP1	OXE106	OXG99	SE114	SE44	SG 115	SJ111	SK62	SQ48	OXA89	OXC109
Adumbi	86	72	1	7	56	11	52	55	87	32
Imbo East			40	35							42	41
Imbo West			13	12							14	11
Mambo Bado	5	3				4			6	1
Laboratory			7	5							6	4
TOTAL	91	75	61	59	56	15	52	55	93	33	62	56

A total of 2.0% (14) of standards and 1.5% (3) of blanks failed at the first submission. The overall performance of the standards is summarised in Table 11.21.

Table 11.21: Summary of Overall Performance of Standards Used

CRM Performance	CRM ID
	HiSilK2	HiSilP1	OXE106	OXG99	SE114	SE44	SG 115	SJ111	SK62	SQ48	OXA89	OXC109
Number of Times Used	91	75	61	59	56	15	52	55	93	33	62	56
Number of Passes	90	75	60	57	56	15	50	51	91	33	61	55
Number of Failures	1	0	1	2	0	0	2	4	2	0	1	1
Percentage Failure	1.10	-	1.64	3.39	-	-	3.85	7.27	2.15	-	1.61	1.79

Figure 11.15 to Figure 11.18 are standard control charts plotted for QA/QC analyses of the various standards used in the Imbo Project.

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Figure 11.15: Standard Control Performance Chart for HiSilK2, Imbo Project

Figure 11.16: Standard Control Performance Chart for SK62, Imbo Project

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Figure 11.17: Standard Control Performance Chart for HiSilP1, Imbo Project

Figure 11.18: Standard Control Performance Chart for SQ48, Imbo Project

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The basic statistics of the blanks submitted as part of the QA/QC process are summarised in Table 11.22.

Table 11.22: Basic Statistics of Blanks Submitted as Part of 2020 to 2021 QA/QC Programme

Field	No. of Samples	Minimum (ppm)	Maximum (ppm)	Range	Mean (ppm)	Variance	Standard Deviation
Au	205	0.005	0.07	0.065	0.01	0	0.007

11.5.1 Adumbi Deposit Standards Performance

Of the 708 standards inserted, 459 were inserted into the Adumbi drillhole samples submitted, which formed the core of the resource database for the Adumbi deposit.

The 459 standards represent 9.6 % of the 4,746 samples assayed in relation to the Adumbi drillhole samples assayed. The summary of the standards used in the Adumbi deposit is given in Table 11.23. Table 11.24 provides a summary of the performance of some of the standards used for the Adumbi deposit.

Table 11.23: Summary of Standards used in QA/QC Programme for Adumbi Deposit

CRM ID	Certified Grade (ppm)	No. of Samples	Minimum (ppm)	Maximum (ppm)	Range	Mean (ppm)	Variance	Std	3Std
HiSilK2	3.474	86	0.01	4.04	4.03	3.394	0.168	0.410	1.229
HiSilP1	12.05	72	0.02	13.2	13.18	11.829	2.257	1.502	4.507
OXG99	0.932	7	0.91	0.96	0.05	0.933	0.000	0.019	0.057
SK62	4.075	87	2.08	4.95	2.87	3.981	0.115	0.339	1.018
SQ48	30.25	32	28.6	32.1	3.5	30.713	0.808	0.899	2.697
OXE106	0.606	1	0.59	0.59	0	0.590	-	-	-
SE44	0.606	11	0.59	0.63	0.04	0.615	0.000	0.010	0.030
SE114	0.634	56	0.5	0.75	0.25	0.624	0.002	0.042	0.125
SG 115	1.017	52	0.82	1.17	0.35	0.988	0.004	0.059	0.178
SJ 111	2.812	55	2.4	3.33	0.93	2.789	0.028	0.168	0.504

Table 11.24: Summarised Performance of Standards Used in QA/QC Programme for Adumbi Deposit

CRM ID	CRM Grade (ppm)	Count	Number Passed	Number Failed	Comment
HiSilK2	3.474	91	90	1	Re-assay returned 0.01 g/t, re-submitted Sample 82428 in Batch 191AD returned 3.45 g/t
HiSilP1	12.05	75	75	0
OXE106	0.606	61	60	1	Initial failure reporting 0.41 g/t passed upon re-assay
OXG99	0.932	59	57	2	1 swap between standard and sample resolved after re-assay in Batch 142LB

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CRM ID	CRM Grade (ppm)	Count	Number Passed	Number Failed	Comment
					Other failed standard in Batch 140IW passed on re-assay
SE114	0.634	56	56	0
SE44	0.606	15	15	0
SG 115	1.017	52	50	2	Initial failures reporting 0.82 g/t passed upon re-assay
SJ111	2.812	55	51	4	All initial failures resolved via re-assay in their batches
SK62	4.075	93	91	2	Initial failure returned slightly higher than 2SD but within 3SD, result used
					Failed sample passed using acceptable AuR (gold assay replicate from SLIMS) value after inspecting adjacent samples
SQ48	30.25	33	33	0

Figure 11.19 to Figure 11.22 are standard control charts plotted for QA/QC analyses of the various standards used in the Adumbi deposit only.

Figure 11.19: Standard Control Performance Chart for HiSilK2, Adumbi Deposit Only

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Figure 11.20: Standard Control Performance Chart for SK62, Adumbi Deposit Only

Figure 11.21: Standard Control Performance Chart for HiSilP1, Adumbi Deposit Only

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Figure 11.22: Standard Control Performance Chart for SQ48, Adumbi Deposit Only

Though the results for some batches originally sent by SGS showed failure of some of the standards as per Loncor's internal QA/QC protocols, re-assay requests were promptly sent to SGS selecting the failed standards together with samples on either side of the failed sample up to the passing standards before and after the samples for re-assaying. In almost all the cases, the re-assayed results returned grades within the accepted tolerance. In such cases, the results that accompanied the passed standard were used in the database.

For batch number 137AD, the initial results issued by SGS for sample numbers 63020 and 63021 were as follows: 63020, a standard HiSilP1 (with a certified grade of 12.05 g/t), was assigned a grade of 0.02 g/t; and 63021, a normal field sample, was assigned a grade of 12.1 g/t. This suggests a swap of the two samples, possibly during the assaying process. A re-assay request was sent to SGS, and the re-assayed result confirmed the swap. The standard was now assigned the new grade of 11.9 g/t and the normal sample a grade of 0.01 g/t. There was also a re-assay request sent for the failed standard HiSilK2 (certified grade 3.474 g/t), submitted as Sample Number 62843 in batch 128AD together with other samples initially considered failed standards to the next passing standard above and below the standard. The re-assayed result still reported a grade of 3.71 g/t, which is within tolerable limits with the accumulated standards submission. For Sample Number 71008, a standard HiSilK2 (certified grade 3.474 g/t) inserted in Batch 191AD, SGS initially reported a grade of 0.01 g/t, but upon a re-assay request they reported 3.45 g/t, which is within the acceptable range.

In the absence of the re-assayed result, Minecon carried out visual checks on the adjacent samples to the failed standards to determine the possible impact of the failure on these nearby samples. Though no clear related impact could easily be seen, Minecon recommended that these samples be retrieved and submitted for assaying as part of the inter-laboratory checks, and most of these samples were accordingly included in the samples selected for inter-laboratory checks.

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The overall performance of the standards does not exhibit any bias. The frequency of the insertion of QC materials is adequate to enable the data to be used for geological modelling and resource estimation.

11.5.2 Blanks

Loncor, as part of its QA/QC programme, inserted blanks at a rate of 4 blanks in every batch of 100 samples. This was reviewed to 2 blanks in every 100 samples with the introduction of duplicates in the QA/QC protocols.

The blanks sourced from Humac Laboratories Tanzania are stored at Adumbi in 50 × 20 L storage bins in a secured place.

As a way of checking the integrity of the stored blanks, the Loncor team collected blanks from 20 different bins, labelled them as normal samples, and submitted them to the SGS Mwanza laboratory for assaying. Routinely, the integrity of the blanks was tested by fetching representative samples from each bucket and submitting them for assaying to ensure that they were reporting blank grades, which Loncor has fixed at less or equal to 0.02 g/t.

An attempt has also been made to acquire some blanks from nearer sources like Beni for use as barren material for testing.

During the 2020 to 2021 period, representative samples from some of the purchased blanks were fetched from buckets and prepared by the sample preparation laboratory, and pulps of these were submitted to SGS for analysis.

The results of the assays received are as shown in Table 11.25.

From the results in Table 11.25, 31 out of the 46 buckets tested returned grades of less than or equal to 0.02 g/t. These were considered potentially useful for barren granites and were separated from the rest, which were discarded.

Table 11.25: Results for Batch Testing of Blanks

Sample Number	Assay Result (ppm)	MW Batch	Loncor Batch No.	Description
81201	0.05	MW202297	BATCH 132IE	B3
81202	0.04	MW202297	BATCH 132IE	B8
81203	0.03	MW202297	BATCH 132IE	B9
81205	0.03	MW202297	BATCH 132IE	B12
81206	0.02	MW202297	BATCH 132IE	B13
81207	0.02	MW202297	BATCH 132IE	B14
81208	0.03	MW202297	BATCH 132IE	B15
81209	0.02	MW202297	BATCH 132IE	B16
81210	0.04	MW202297	BATCH 132IE	B17

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Sample Number	Assay Result (ppm)	MW Batch	Loncor Batch No.	Description
81211	0.02	MW202297	BATCH 132IE	B18
81212	0.02	MW202297	BATCH 132IE	B19
81213	0.01	MW202297	BATCH 132IE	B20
81214	0.02	MW202297	BATCH 132IE	B21
81215	0.02	MW202297	BATCH 132IE	B22
81216	0.01	MW202297	BATCH 132IE	B23
81217	0.02	MW202297	BATCH 132IE	B24
81218	< 0.01	MW202297	BATCH 132IE	B25
81219	0.02	MW202297	BATCH 132IE	B26
81220	0.02	MW202297	BATCH 132IE	B27
81221	0.02	MW202297	BATCH 132IE	B28
81222	0.02	MW202297	BATCH 132IE	B29
81223	0.02	MW202297	BATCH 132IE	B30
81224	0.02	MW202297	BATCH 132IE	B31
81225	0.02	MW202297	BATCH 132IE	B32
81226	0.02	MW202297	BATCH 132IE	B33
81227	< 0.01	MW202297	BATCH 132IE	B34
81228	0.02	MW202297	BATCH 132IE	B35
81229	0.05	MW202297	BATCH 132IE	B36
81231	0.03	MW202297	BATCH 132IE	B37
81232	0.03	MW202297	BATCH 132IE	B38
81233	0.03	MW202297	BATCH 132IE	B39
81234	0.03	MW202297	BATCH 132IE	B40
81235	0.02	MW202297	BATCH 132IE	B41
81236	0.02	MW202297	BATCH 132IE	B42
81237	0.03	MW202297	BATCH 132IE	B43
81238	0.02	MW202297	BATCH 132IE	B44
81239	0.04	MW202297	BATCH 132IE	B45
81240	0.02	MW202297	BATCH 132IE	B46
81242	0.03	MW202297	BATCH 132IE	B47
81243	0.01	MW202297	BATCH 132IE	B48
81244	0.03	MW202297	BATCH 132IE	B49
81245	0.02	MW202297	BATCH 132IE	B50
81246	0.02	MW202297	BATCH 132IE	B51
81247	0.02	MW202297	BATCH 132IE	B52
81248	0.02	MW202297	BATCH 132IE	B53
81249	< 0.01	MW202297	BATCH 132IE	B54

For the 2020 to 2021 exploration QA/QC programme, out of the 205 blanks inserted, 3 returned grades above 0.02 g/t, which is Minecon's recommended ceiling for blanks. The blanks reported a minimum of 0.005 g/t and a maximum of 0.07 g/t.

It is worth noting that at the sample preparation laboratory, blanks are introduced into the sample processing process like any ordinary sample and thus go through the entire sample processing process that any other sample goes through. This ensures, in a way, that there is a check for cross-contamination within the sample preparation process.

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The 3 blanks that failed out of 205 blanks represent 1.5 % of the blanks, which is considered satisfactory by Minecon.

Though the initial assay results that SGS reported had 14 sample grades above 0.02 g/t Au, a request for re-assay of the failed blanks and three adjacent samples on each side of the blank was made. The re-assay results that SGS reported showed that 11 of the samples passed as blanks leaving only 3 samples as true failures. Thus, the additional assaying beyond the initial report did not introduce further blank failures.

Of the three blanks that failed (sample numbers 67966 (0.03 g/t), 66598 (0.09 g/t) and 63369 (0.03 g/t) from batches 127IW, 139IW and 145AD, respectively), two of the samples failed again. Inspection of the results of the adjacent samples around Sample Number 63369 showed a grade lower than 0.03 g/t thus ruling out any possible cross-contamination. For Sample Number 66598, the samples around it reported relatively higher grades than it did, so cross-contamination cannot be completely ruled out.

Figure 11.23 shows the performance chart of all the blanks inserted for QC purposes in the 2020 to 2021 programme. Table 11.26 shows the results of the failed blanks.

Figure 11.23: Performance Chart for All Blanks Inserted in the 2020 to 2021 Programme

Table 11.26: Results of Failed Blanks

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Sample Number	Assay Result (ppm)	SGS Job No.	Loncor Batch No.	Prospect
66598	0.09	MW202438	139IW	Imbo West
66598	0.07	MW202438	139IW Re-assay	Imbo West
67966	0.03	MW202292	127IW	Imbo West
63369	0.03	MW210120	145AD	Adumbi
63369	0.03	MW210121	145AD Re-assay	Adumbi

11.5.3 Duplicates

Following from Minecon's recommendations in the April 17, 2020, NI 43-101 Technical Report on the need for duplicates to be included in Loncor's QA/QC programme, collection of duplicates was introduced into the process at the sample preparation phase in the sample preparation laboratory.

Duplicates are vital in QA/QC programmes as they assist in determining the repeatability or variability even at the local stage (nugget effect) inherent with sampling the same interval and detecting sample number mix-ups and even sample swapping. Duplicates are collected and inserted at a rate of 1 in every 50 samples.

Duplicates, like standards, are used to monitor the laboratory precision in various grade ranges; the duplicates selected should be within the potential mineralised zones with varying grade ranges to test the repeatability of grades in a wider range of grades. Duplicate samples can be field (core, trench or underground), coarse (crushed reject), or pulp (pulverised reject) duplicates.

The duplicates used in the QAQC report are second pulp splits collected at predetermined points during the sample preparation process. They are given different numbers from the original samples and submitted within the same batch to the assay laboratory for analysis.

Figure 11.24 shows the original versus duplicate sample assay plots inserted for QC in the 2020 to 2021 programme.

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Figure 11.24: Original Versus Duplicate Assay Plots for Duplicates Inserted in the 2020 to 2021 Programme

The chart shows a good correlation between the original samples and their duplicates. This indicates a high repeatability of results with a high correlation co-efficient in the 0.98 region.

11.5.4 Inter-Laboratory Checks

Loncor submitted samples for inter-laboratory checks on a routine basis to ALS Chemex, RSA, which is independent of the company, which acts as the umpire laboratory to the primary laboratory, SGS Mwanza. Duplicate pulp samples covering the entire grade range were selected and dispatched to ALS. Loncor dispatched two batches of 200 samples each, including quality control materials for the same analytical method, for the first half of 2021, and another two batches were sent for the second half of 2021 later.

The initial results obtained have been checked and compared with the results obtained from SGS Mwanza. A comparison was done for the entire sample grade range and plotted as a chart (see Figure 11.25). The chart shows a generally good correlation between the assay results provided by the two analytical laboratories. To determine any potential bias in the higher-grade results (ore), the data was subsequently divided into less than 1.0 g/t and greater than 1.0 g/t. The mean absolute relative difference (MARD) has been calculated for the separated data. Table 11.27 shows the inter-laboratory comparison: SGS Mwanza vs ALS Chemex, RSA.

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Figure 11.25: 2021 Inter-Laboratory Assay Comparison: SGS_MWZ vs ALS

Table 11.27: Inter-Laboratory Comparison: SGS Mwanza vs ALS Chemex, RSA

Au < 1.0 g/t	SGS MWZ	ALS_RSA	Au >1.0 g/t	SGS MWZ	ALS_RSA
Count	99	99	Count	88	88
Minimum (g/t)	0.005	0.005	Minimum (g/t)	1.05	1
Maximum (g/t)	0.93	1	Maximum (g/t)	70.20	67.00
Mean (g/t)	0.19	0.18	Mean (g/t)	6.46	6.23
Standard Deviation	0.23	0.24	Standard Deviation	8.99	8.70
MARD %	3.51		MARD %	3.55

The results obtained do not show any significant differences or bias between the results reported by the two analytical laboratories even though for the period covered by the results, SGS appears to be reporting slightly higher grades than ALS. Upon receipt and analysis of subsequent results, further studies will be conducted to determine periodic trends.

11.5.5 Sample Preparation Laboratory External Independent Audit

The Adumbi on-site sample preparation laboratory was successfully audited by SGS in September 2021.

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11.5.6 Review of External Laboratory Internal QA/QC Programme

The SGS Mwanza laboratory uses standards, blanks, duplicates and replicates as part of its internal QA/QC checks. The results of the standards and blanks used are reported below the results of the samples submitted by Loncor in their respective batches.

The frequency of the QC materials usage is as follows:

  2 standards in a batch of 50 samples
  1 preparation blank (prep process blank) in every 50 samples
  1 reagent blank in every 50 samples
  1 weighed replicate in every 50 samples
  1 preparation duplicate (re-split) in every 50 samples

Minecon has reviewed the batch-by-batch results submitted by SGS and also the internal QC reports that SGS submitted during the period that they processed the Loncor samples. All the QA/QC materials performances are in order. Hence, there is no evidence of contamination or lack of precision in the laboratory processes.

A diverse grade range of standards from a broad grade range of 0.19 g/t Au to 16.2 g/t Au and standards of different material matrices were used by SGS Mwanza during the period under review. All except one of the standards passed their three standard deviation tolerance from the mean limit (SGS internal QA/QC protocol). In addition, all 231 blanks inserted by SGS during the period passed, reporting no grade above 0.02 g/t. Table 11.28 is a summary of the QC materials used by SGS Mwanza and the grade ranges reported.

Table 11.28: QC Materials Inserted by SGS in Samples Analysed for Loncor in 2020 to 2021

QC Material Type	Count	Minimum (g/t)	Maximum (g/t)
Blank	231	< 0.01	0.02
Standard	453	0.19	16.2

Replicates also confirmed good repeatability.

The umpire laboratory ALS Chemex RSA, used for inter-laboratory analysis, also used their internal QC material with the Loncor samples that they analysed and provided results which showed that all the materials passed their internal QA/QC protocols.

11.6 RECOMMENDATIONS

Minecon recommends the following:

  Loncor should continue with the process of umpire check on the SGS results. Although the process has commenced, more routine (quarterly) inter-laboratory check will be required to enhance the quality control process.
  Loncor should continue with the routine independent audit of the sample preparation laboratory by external auditors to maintain standards and adopt new ideas.

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12 DATA VERIFICATION

Additional information regarding the Imbo Project with respect to data verification is set out in Minecon's technical report dated April 17, 2020, entitled "Independent NI 43-101 Technical Report, on the Imbo Project, Ituri Province, Democratic Republic of the Congo" (available from SEDAR at www.sedar.com).

The information in this section relates to Loncor's current exploration programme at Adumbi.

12.1 SITE VISIT

A site visit was carried out by Daniel Bansah, Chairman and Managing Director of Minecon, from February 12 to 20, 2020. Christian Bawah was also on site for a period of eight weeks from October to November 2020. Mr Bawah was accompanied by Peter Kersi, a contributing engineer to this report. Also on the trip were the following Minecon geologists and other technical personnel: Bel Mapendo, chief geologist, Patient Zamakulu, senior geologist, and three of Minecon's laboratory technical and operational staff.

Tasks undertaken during the visit included a technical inspection of the site, an inspection of the old drill core, a review of all the technical work carried out from 2014, including work carried out following RPA's 2014 recommendations but not limited to the sampling and drill site protocols and security, as well as QA/QC issues and the ALS Minerals on-site sample preparation facility.

Gordon France, Minecon's Database, GIS and IT Manager, visited the Adumbi site for seven weeks from June to July 2021. The scope of work during the visit was to ensure that the Adumbi database was migrated onto a centralised data repository (the Century Database System).

In September 2021, Mr Bansah undertook another visit to the Adumbi site. During the visit, he spent time reviewing all the field geological activities undertaken on the Adumbi deposit, the geological logging and sampling procedures, including the sampling preparation protocols carried out in the sample preparation laboratory. Mr Bansah also reviewed the geological interpretation work carried out by Minecon's site team.

The Minecon team worked in collaboration with Fabrice Matheys, Loncor's General Manager and geologist with +25 years of experience in the DRC and the African region.

The following list summarises Minecon's site visit comments with reference to the CIM Exploration Best Practices Guidelines:

  Qualified Person - Loncor's General Manager, Fabrice Matheys, is a very experienced geologist with many years of DRC exploration experience, particularly on the Ngayu Greenstone Belt.
  Geological Concept - Loncor has developed a robust geological deposit and structural model that will guide future exploration from target generation, drilling and evaluation. A review of the results of the holes drilled in Adumbi in 2020 to 2021 confirms the down-plunge extension of the mineralisation.
  On-Site Sample Preparation and QA/QC Controls - The on-site sample preparation laboratory was originally set up and managed by ALS Minerals with the requisite standards but was not operational for the 2013 to 2017 exploration programme. Minecon provided the needed technical skills and management to provide guidelines to recommission the on-site sample preparation laboratory and provided the needed skills to improve the QA/QC procedures to align with Industry Standards. An analysis was carried out by the SGS Mwanza analytical laboratory in Tanzania. As part of the audit trail, SGS Mwanza carried out an independent audit of the sample preparation laboratory in September 2021.

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  Data Capturing and Standard Operating Procedure - In Minecon's opinion, Loncor has a comprehensive procedural manual SOP for all data capture. Minecon has worked with Loncor, and all the Loncor data is currently being migrated into a centralised database management system (FUSION), which is more secure than the storage of data in MS Excel format.
  Core Photographs - Minecon has developed a modified platform that allows core photographs to be taken from a fixed location with a stationary camera with enhanced and consistent resolution.
  Sampling - Sampling procedures are appropriate to the deposit style. Samples are collected under the supervision of key technical personnel who are trained by the QP. Key personnel understand why they employ the various sampling methods. Duplicate sampling has been introduced to raise the QA/QC measures to best industry standards.
  Drilling - Drilling procedures are appropriate to the deposit style. Core recovery in the weathered profile (oxide) is poor. For the extension and deep drilling programme, the mineralised zones were intersected at a depth which has competent rocks, and excellent recoveries were achieved. For future infill drilling, an appropriate RC rig will be secured to manage the shallow infill holes.
  Sample Security - Sample storage and sample security procedures are found to be robust and appropriate.
  Database Management Audit - Minecon identified some minor issues with the MS Excel database that was used for the previous modelling and resource estimation. The migration of the database into a more secured platform and the training and mentoring of the database administrator have improved the security of the database. Periodic independent database audits by external technical consultants are recommended to ensure that the database is in good order and that minor data issues can be identified and fixed. Following the external audit of the database, a compliance certificate can be issued.
  Health, Safety, Environment and Community (SHEC) - SHEC procedures currently in place on site need improvements, and site-based protocols and reporting should be better structured. The personal protective equipment (PPE) is adequate for this level of exploration programme on site. Steps should be taken to systematically backfill all the open trenches. Minecon also recommends a structured and a more routine engagement with the community and other stakeholders including government structures even though community relations at local, district, provincial and central government level appear good.

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12.2 DRILLHOLE, TRENCH AND ADIT DATA

Currently, all the forms of project data that were stored in MS Excel and other data formats are being migrated into a secured industry standard database system, FUSION.

The Datamine Studio RM version 1.6.8.7.0. (Datamine) software has been applied by Minecon on the modelling data for verification, validation and manipulation of the Adumbi drillholes, adit and trench data using the inherent verification, validation and manipulation protocols within the Datamine software.

Prior to the mineral resource updates, Minecon's technical personnel consistently carried out verification and validation exercises, including "from and to intervals" and "end of hole depths". The lithological description of two of the zones on one hole was reviewed with site geologists and was modified to conform to the lithology of that section from the drill core.

Statistical manipulation of the uploaded assay data from the submitted databases showed that several samples reported Au grades of 0. Further checks need to be done to verify these as analytical laboratories do not report 0 g/t Au.

12.3 INDEPENDENT AUDIT AND WITNESS SAMPLING

Minecon independently reviewed and audited the Adumbi database. During the audit, Minecon identified that the majority of the resource database was stored on MS Excel data sheets and was in good order, and only minor data issues were identified. All the data that was flagged as having minor issues was isolated and corrected before being released and added to the database. Minecon is currently assisting Loncor to migrate the cleaned-up data into a centralised database repository system, FUSION.

No independent witness sampling was carried out on the six new holes as Minecon technical personnel were involved in the sampling process. On the previous samples, Minecon also did not carry out any independent witness sampling. For this, Minecon has relied on the previous independent witness samples collected and analysed during RPA's site visit of 2013 and concurs with the conclusions of that study.

12.4 DISCUSSION

Minecon is currently supporting Loncor to migrate all the cleaned-up data sets into an industry standard secured centralised database repository and management system. This will ensure data security and will minimise potential data errors.

A full-time database administrator has been employed by Loncor at the Adumbi site to manage the database. Minecon's database manager is helping to train the database administrator using a customised front-end application that has been designed for data entry, reporting, and viewing via open database connectivity (ODBC), which utilises the data validation procedures from the central database. All the other geological software databases on site will be linked to retrieve information from a centralised repository.

Validated assay data from the assay certificates will be imported directly from the laboratory. This task can be undertaken only by fully trained and authorised network users.

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12.5 RECOMMENDATIONS

Minecon is happy with the speed of the migration of the database into the industry-standard secured centralised database repository and management system but recommends that the implementation and training process be expanded to other Loncor technical personnel and not just the database administrator.

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13 MINERAL PROCESSING AND METALLURGICAL TESTING

13.1 INTRODUCTION

The recent (2021) metallurgical test work on the Adumbi deposit was carried out at Maelgwyn Mineral Services Africa (MSA) in South Africa. The test work programme was developed for Loncor by SENET.

Previous metallurgical test work was conducted on oxide and sulphide ore at the Wardell Armstrong International (WAI) laboratory, and the test work findings are in the following reports/documents:

  WAI, August 2011, "Characterization Testwork on Samples of Gold Ore from Adumbi Deposit, Democratic Republic of Congo", Report Number MM584.
  WAI, October 2011, "Optimization Testwork on Samples of Gold Ore from Adumbi Deposit, Democratic Republic of Congo", Report Number MM601.
  WAI, December 2011, "Flotation and Leach Optimization Testwork on Samples of Gold Sulphide Ore from Adumbi Deposit, Democratic Republic of Congo", Report Number MM626.
  RPA, February 2014, "Technical Report on the Somituri Project Imbo Licence, Democratic Republic of the Congo - NI 43-101".

13.2 SUMMARY

Historical metallurgical test work conducted in 2011 on oxide and fresh ore indicated the following:

  Comminution Bond ball work index (BBWi) test work indicated that the oxide and fresh ores are medium hard with BBWi values of 10.46 kWh/t and 11.76 kWh/t, respectively.
  Both the oxide and fresh ores respond well to gravity concentration.
  The oxide ore is free milling.
  The fresh ore contains both refractory and non-refractory gold.
  Further metallurgical test work was performed on the refractory fresh sample to try to improve gold recovery. The results were as follows:
  The ore responded well to flotation, giving 96 % gold recovery to a rougher concentrate.
  Fine milling the flotation concentrate to 80 % passing 10 µm with oxygen sparging gave a low gold extraction of 18.4%.
  Use of kerosene and lead nitrate did not improve gold extraction.
  Roasting (an aggressive oxidation process) was not effective and increased gold extraction on the flotation concentrate to 63.2 % only.

The most recent test work was conducted in 2021 on oxide, transition and fresh samples. Table 13.1 shows a summary of the test work results.

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Table 13.1: Summary of the Test Work Results

Parameter		Oxide	Transition	Fresh
				Fresh RP	Fresh BIF
Ore Characterisation	Specific Gravity (SG) - SENET	2.85	3.07	3.09	3.17
	SG - OMC	2.70	2.80	2.90
	As (ppm)	2,133	4,443	12,877	7,008
	Ag (g/t)	0.87	1.10	0.07	0.08
	Bulk Density	1.80	-	3.00
	Au (g/t)	1.34	3.25	-	-
Comminution	BBWi (kWh/t) - SENET	11.58	13.6	14.6
	BBWi (kWh/t) - OMC	11.8	13.7	14.2
	Bond Rod Work Index (BRWi)	-	-	-
	Uniaxial Compressive Strength (UCS)	-	-	-
	Crushability Work Index (CWi)	-	-	-
	Abrasion Index (Ai) (g) - SENET	0.1899	0.2519	0.3560
	Ai (g) - OMC	0.19	0.25	0.34
Gold Recovery	Proposed Process Route	Gravity + CIL	Gravity + CIL	Gravity + CIL	Gravity + CIL
	Gravity Recovery (%)	36.82	31.58	29.61	31.66
	Intensive Leach Reactor (ILR) (%)	96.25	94.61	83.53	85.19
	CIL on Gravity Middlings and Tailings (G M&T) (%)	89.05	88.23	75.34	63.25
	Overall Recovery - Gravity + Leach (%)	91.70	90.24	77.77	70.20
	Gold Recovery (used for Mining and Process Design) (%)	90.76	87.53	80.10	89.83
	Cyanide Consumption (kg/t)	0.87	1.19	1.45	0.91
	Lime Consumption (kg/t)	3.09	4.85	2.00	4.11
	Rougher Flotation Recovery (% Au)	-	95.52	93.03	85.13
	Rougher Mass Pull (% w/w)	-	16.83	26.59	21.76
	Rougher Flotation Recovery (% S)	-	95.52	93.03	85.13
	As-is Leach on Float Concentrate - Oxygen Sparging (%)	-	90.32	61.42	65.81
	Ultrafine Grinding (UFG) (12 µm) Leach on Float Concentrate - Oxygen Sparging (%)	-	91.27	75.53	66.74
	As-is Leach on Float Tailings - Oxygen Sparging (%)	-	86.89	73.19	66.36
	Overall Gold Recovery - Gravity - Flotation - Cyanidation (%)	-	91.77	77.73	72.57

The Adumbi ore responded well to gravity. Gravity followed by cyanidation on the oxide and transition ores gave good overall gold recoveries of 91.70 % and 90.24%, respectively. However, the fresh RP and BIF gave lower gold recoveries of 77.77 % and 70.20%, respectively. Due to the low recoveries on the fresh RP and BIF, flotation was investigated to try and improve gold recoveries. Flotation on the transition, fresh RP and BIF showed rougher flotation recoveries of 95.52%, 93.03 % and 85.13%, respectively.

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The flotation concentrate samples generated were not sufficient to enable further processing routes such as

  Fine milling followed by leaching with oxygen addition
  Fine milling followed by partial oxidation using high shear reactors and leaching
  Albion process
  Pressure oxidation
  Bio leaching
  Roasting

These recovery processes will be investigated during the next phase of the project to optimise the gold recovery in the transition and fresh ore types

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14 MINERAL RESOURCE ESTIMATES

14.1 APPROACH

The Adumbi three-dimensional updated model was constructed by Minecon in collaboration with on-site geologists using cross-sectional and horizontal flitch plans of the geology and mineralisation to assist in constraining the 3D geological model. The mineralisation model was constrained within a wireframe at a 0.5 g/t Au cut-off grade. Grade interpolation was undertaken using the following:

  2 m sample composites capped at 18 g/t Au to improve the reliability of the block grade estimates. Capping affected approximately 1 % of the samples.
  Ordinary Kriging to interpolate grades into the block model.
  Relative densities of 2.45 for oxide, 2.82 for transition and 3.05 for fresh rock applied to the block model for tonnage estimation.

After grade interpolation, Minecon used visual inspection in sections and plan views, together with other validation methods, to ensure that the resultant model reflected the drilling database used.

To constrain the depth extent of the geological model and any mineral resources, an open pit was constructed for the Adumbi deposit based on the following pit optimisation parameters:

  A gold price of US$1,600/oz
  A block size of 16 m × 16 m × 8 m
  A 32 m minimum mining width and a maximum of 4 m of internal waste was applied
  A mining dilution of 100 % of the tonnes at 95 % of the grade
  An ultimate pit slope angle of 45°
  Metallurgical recoveries of 91 % for oxide, 88 % for transition and 90 % for sulphide (based on diagnostic metallurgical test work as part of the study)
  An average reference mining cost of US$3.29/t mined
  An average processing cost of US$14.63/t for oxide, US$16.30/t for transition and US$18.43/t for sulphide
  An average general and administration cost of US$4.20/t
  Mineral resources were estimated at a block cut-off grade of 0.52 g/t Au for oxide, 0.57 g/t Au for transition and 0.63 g/t Au for fresh material, constrained by a US$1,600/oz optimised pit shell
  Transport of gold and refining costs equivalent to 4.5 % of the gold price
  No additional studies on depletion by artisanal activity have been undertaken since the RPA 2014 study, and the same total amount of material was used by Minecon

All the blocks with grades above the cut-off grade within the Whittle open-pit shell truncated at the surface by the topography were reported as open-pit mineral inventory. Historical mining based on estimates used in the RPA 2014 NI 43-101 technical report was depleted from the final resource estimates as there have been no further studies undertaken on depletion by artisanal mining since the RPA 2014 NI 43-101 technical report.

The definitions for Mineral Resource categories used in this estimate are consistent with those set out in S-K 1300 and in the CIM 2014 Definition Standards as incorporated in NI 43-101.

14.2 RESOURCE DATABASE

A total of 73 diamond drillholes made up of 46 re-logged, 4 holes drilled in 2017, and the 23 newly drilled holes in the 2020 to 2021 drilling programme were used in the updated mineral resource estimate. These holes totalled 20,806.97 m and provided 12,415 assays, which were used in the Adumbi mineralisation and geological interpretation, and resource model creation. A 24th hole, LADD0026, was also drilled up to 705 m. Hole LADD0026 had very good intercepts when the results were received. Assays for Hole LADD0026 were not used in the resource modelling due to the delay in receiving the results for this hole. However, the geological data captured for this hole, coupled with the team's understanding of the mineralisation controls at Adumbi, assisted in defining the geometry of the orebody and lithological model in the vicinity of the hole. The holes drilled in the 2020 to 2021 programme were drilled with the initial focus in areas within the pit shell where insufficient drilling had been undertaken to outline mineral resources. The upper parts were infilled at closer spacing in order to upgrade portions of the mineral resources into a higher confidence category. Later drilling has been and is being undertaken at depth below the open-pit shell to outline potential underground mineral resources. The ongoing exploration programme intersected significant grades that supported the down-dip/plunge extension of the mineralisation.

Table 14.1 shows some of the significant intercepts from the holes drilled in 2020 to 2021 which have been incorporated into the current model.

Table 14.1: Significant Intercepts from Drillholes Drilled in 2020 to 2021

Borehole	From (m)	To (m)	Intercept Width (m)	Grade (g/t Au)
LADD001	202.58	223.35	20.77	1.72
LADD001	231.27	237.17	5.9	1.89
LADD001	251.27	258.6	7.33	5.8
LADD001	295.25	298.7	3.45	2.1
LADD001	301.62	321.95	20.33	2.47
LADD001	Including 317.11	321.95	4.84	5.4

LADD003	224.55	235	10.45	3.88
LADD003	253.5	286.8	33.3	3.25
LADD003	Including 253.50	259.2	5.7	7
LADD003	Including 277.73	286.8	9.07	5.11

LADD004	429	457	28	3.26
LADD004	Including 432.00	436.9	4.90	6.96
LADD004	Including 450.62	454.15	3.53	8.3
LADD004	473.8	478.4	4.60	2.07
LADD004	505.85	526.15	20.3	2.83

Borehole	From (m)	To (m)	Intercept Width (m)	Grade (g/t Au)
LADD004	Including 506.85	513.4	6.55	4.64
LADD004	Including 523.85	526.15	2.30	7.25

LADD006	299.37	302.25	2.88	2.64
LADD006	308	309	1	21.2
LADD006	322.1	337.3	15.2	1.67
LADD006	353.35	357.85	4.5	3.25

LADD007	99.95	107.8	7.85	1.45
LADD007	540.62	596.05	55.43	2.76
LADD007	Including 583.60	596.05	12.45	8.11
LADD007	607.9	611.27	3.37	4.61

LADD008	235.05	278.15	43.1	1.68
LADD008	291.8	298.9	7.1	1.34
LADD008	305.15	305.93	0.78	21.8
LADD008	323.8	338.78	14.98	3.62
LADD008	Including 335.75	338.78	3.09	13.28

LADD009	559.76	564.76	5	3.17
LADD009	581.9	614.05	32.15	6.17
LADD009	Including 599.05	600.51	1.46	94.77
LADD009	629.56	644.92	15.36	3.73
LADD009	Including 632	637.89	5.89	6.56
LADD009	650.5	657.95	7.45	1.48

LADD012	784.35	797.8	13.45	3.63
LADD012	Including 784.35	786.35	2	9.56
LADD012	806.3	810.35	4.05	4.73

LADD013	394.06	401.1	7.04	2.68
LADD013	418.65	438.65	20	4.21
LADD013	Including 419.75	430.75	11	6.91
LADD013	452.3	469.6	17.3	2.48
LADD013	Including 457.35	465.55	8.2	4.71

LADD014	670	681.8	11.8	2.97
LADD014	Including 670	673.53	3.53	6.44

LADD015	24.43	31.5	6.07	1.77

Borehole	From (m)	To (m)	Intercept Width (m)	Grade (g/t Au)
LADD016	672.85	680.94	8.09	1.9
LADD016	731.51	757.1	25.59	2.39
LADD016	Including 737.18	743.27	6.09	4.78
LADD016	Including 749.67	752.56	2.89	4.98
LADD016	672.85	680.94	8.09	1.9

LADD017	45.55	62.7	17.15	1.9
LADD017	92.68	118.45	25.77	6.24
LADD017	Including 100.76	110.05	9.29	9.68
LADD017	Including 112.95	118.45	5.5	9.75

LADD018	93.34	113.7	20.36	0.93
LADD018	152.48	178.2	25.72	2.26

LADD019	4.57	11.6	7.03	2.13

LADD021	75.21	88.17	12.96	2.09
LADD021	99.74	106	6.26	1.09
LADD021	144.78	160.51	15.73	5.28
LADD021	Including 144.78	149.78	5	13.7

LADD022	20.5	42	21.5	2.23
LADD022	Including 25.5	34	8.5	4.23

LADD023	227.1	261.73	34.63	3.12
LADD023	Including 231.65	237.4	5.75	7.23
LADD023	Including 248.1	255.25	7.15	5.55
LADD023	270.43	300.25	29.82	1.77

LADD024	216.15	227.65	11.5	3.47
LADD024	Including 224.1	227.65	3.55	7.79
LADD024	235.97	253.75	17.78	3.2

LADD025	258.38	266	7.62	1.16
LADD025	279.5	286.35	6.85	3.44
LADD025	301.1	311.57	10.47	1.74
LADD025	321.6	336.2	14.6	2.11
LADD025	342.65	361.75	19.1	4.11
LADD025	Including 349	357.75	8.75	5.4

Borehole	From (m)	To (m)	Intercept Width (m)	Grade (g/t Au)

NOTES:
1. Core holes LADD002 and LADD005 were discontinued before intersecting the mineralised zone.
2. Core hole LADD026, which reported 22.03 m grading 5.11 g/t Au (including 14.70 m grading 7.19 g/t Au) and
     11.20 m grading 4.93 g/t Au, was not included in the current mineral resource update due to timing.
3. It is estimated that the true widths of the mineralised sections for the drillholes are as follows:
 LADD001 (82%), LADD003 (80%), LADD004 (81%), LADD006 (95%), LADD007 (89%),
 LADD008 (62%), LADD009 (82%), LADD012 (86%), LADD013 (85%), LADD014 (78%),
 LADD015 (65%), LADD016 (69%), LADD017 (71%), LADD018 (75%), LADD019 (65%),
 LADD021 (73%), LADD022 (58%), LADD023 (76%), LADD024 (77%) and LADD025 (78%) of the
      intercepted widths given in this table.

The database included nine resurveyed adits with a total length of 1,121 m yielding 868 assayed samples. Trench and adit data has been used to support the geological and mineralisation interpretation and in the grade interpolation process. All 73 drillholes intersected the interpreted mineralisation, within which 4,740 samples (38.2 % of all drillhole assays) were selected by the mineralisation wireframe.

Table 14.2 shows some basic statistics of the number of samples in the database that informed the interpretation, and the number of each type of sample that has been captured in the mineralisation wireframe.

Table 14.3 shows a simple count of the distribution of mineral intercepts over the various lithologies at Adumbi.

Table 14.2: Basic Statistics of All Adumbi Samples and Selected Samples within Wireframe Model

Field	No. of Samples	Min. (g/t)	Max. (g/t)	Mean (g/t)	Variance	Logvar	Cov	Description
Au	14,403	0.01	170	0.84	13	4.45	4.3	All Adumbi DD log samples
Au	4,740	0.01	170	2.17	31	2.97	2.56	Selected Adumbi DD samples within ore wireframe
Au	1,731	0.01	90	2.11	18	2.32	2.01	Selected Adumbi DD samples, composited 2 m uncapped
Au	1,731	0.01	18	1.97	7.35	2.29	1.38	Selected Adumbi DD samples, composited 2 m capped at 18 g/t
Au	868	0	12.4	0.29	0.7	3.57	2.87	All Adumbi resurveyed adit log samples
Au	1,010	0	12.8	0.37	0.82	2.04	2.42	All Adumbi trench log samples
Au	264	0.02	12.8	0.98	2.43	1.7	1.58	Selected Adumbi trench samples within ore wireframe
Au	130	0	12.4	0.79	2.39	2.49	1.97	Selected Adumbi resurveyed adit samples within ore wireframe

Table 14.3: Distribution of Mineral Intercepts over Various Lithologies at Adumbi

Description	Lithology
	BIF	QCS	RP	CBS	CS	QV	IQCS	CBS-AS	ICQS	BCH
Intercept Count	1,851	772	592	412	394	207	181	160	135	42

14.3 BULK DENSITY

Minecon applied the revised relative densities of 2.45 for oxide, 2.82 for transition, and 3.05 for fresh rock to the block model for tonnage estimation.

Additional information regarding the Imbo Project with respect to the determination and application of bulk density is set out in Minecon's technical report dated April 17, 2020, and entitled "Independent National Instrument 43-101 Technical Report on the Imbo Project, Ituri Province, Democratic Republic of the Congo" (available from SEDAR at www.sedar.com).

Table 14.4 shows the relative density measurements used for the Minecon resource estimation.

Table 14.4: Relative Density used for Minecon Resource Estimation

Type	Mineralised		Unmineralised
	No. of Samples*	Relative Density	No. of Samples*	Relative Density
Oxide	297	2.45	882	2.26
Transition	178	2.82	601	2.54
Sulphide	796	3.05	1953	2.83
* Excludes samples which were not assayed

14.4 WIREFRAME AND 3D MODELLING

Wireframe models of the geological domains aided in the interpretation and modelling of the mineralisation and grade continuity studies as well as to constrain the block model interpolation. A joint team of Minecon resource evaluation personnel and on-site geologists undertook the interpretation of the various zones, which aided the creation of the Adumbi model. The software used to build the model was Datamine. The mineralisation is structurally controlled. Other models, including the redox surfaces and the digital terrain, were modelled using the triangulation tools available in Datamine.

14.4.1 Geological Wireframe and Modelling

A lithological model was created and used to guide the mineralisation modelling. In creating the lithological model, drillhole logging data for Hole LADD0026 (for which assay data was not available at the time of the modelling process) was used to assist in defining the geometry within the vicinity of the hole. Figure 14.1 is a 3D view of the Adumbi deposit lithological model.

Figure 14.1: Adumbi Deposit - 3D of Lithological Model

It is worth noting that, all the major lithologies contained some level of mineralisation but with variable average grades, some of which were below the mineralisation cut-off grade.

The primary Adumbi database was made up of a combination of drillholes and trenches, and the resurveyed adits were desurveyed in the Datamine software and plotted. Geological and mineralisation interpretation was undertaken in both sections and flitches by Minecon's combined technical team.

Interpretation of the Adumbi mineralisation was developed using a 0.5 g/t Au sample cut-off. Cross sections were generated on a 040 bearing along a mineralisation trending 130°. Section lines were on drill fences spaced between 60 m and 95 m, with an average spacing of 75 m. The interpretations were digitised in Datamine software, and strings were snapped to drillholes. Where necessary, a simplification of the mineralised outlines was undertaken using assay values lower than the cut-off grade of the material to ensure geological continuity, tolerating up to 4 m of internal waste. Three main mineralised zones (Zones 1, 2 and 3) were observed in the Adumbi central area (counting the zones from the footwall). Whilst digitising the ore perimeter strings, Zone 2 was split into two zones named 2U and 2L, thus making a total of four zones. This split was necessary to avoid the inclusion of wider than 4 m internal low-grade bands. Zones 1 and 2 are separated by the carbonaceous marker, which is essentially unmineralised. Generally, Zone 1 is within the Lower BIF sequence, Zone 2 is in the lower part of the Upper BIF Sequence, and Zone 3 is a weaker zone in the upper part of the Upper BIF Sequence. Figure 14.2 is a section through Boreholes SADD0005, 0049, 0053, LADD0015, 001, 004 and 009 showing the 2020 to 2021 interpreted ore outlines.

Towards the southeastern end around the Canal prospect, there is another footwall-mineralised zone thus making five main zones. Figure 14.3 is a flitch at RL560 showing the ore outline interpretation.

The trench and adit information was used to assist with the up-dip continuity of the interpretation where drillhole information was lacking but trench or adit data indicated the continuity of the mineralisation. Down-dip extrapolations beyond the limits of drilling were done to ensure consistency in shape and orientation with due consideration to available geological knowledge. In such instances, up to 100 m extensions were done on some sections, and to ensure continuity along strike extrapolations were 40 m. All the digitised strings were linked to create the 3D mineralised wireframe. The strike length of the mineralised wireframe is 2.3 km. Figure 14.4 is a 3D view of the Adumbi mineralisation wireframe.

Figure 14.2: Sections through SADD0005, 0049, 0053, LADD0015, 001, 004 and 009 showing 2020-21 Interpreted Mineralised Outlines

Figure 14.3: Flitch at RL560 showing Interpreted 2021 Ore Outline

Figure 14.4: 3D View of Adumbi Mineralisation Wireframe

14.4.2 Digital Terrain Model

At Adumbi, Minecon used 10 m interval contours to generate a DTM in Datamine software.

This DTM model was used for the geological modelling and model depletion for the estimation of resources.

14.4.3 Redox Surfaces and Modelling

The BOCO and TOFR surface models were created from each of the 73 drillholes by digitising them in cross sections and wireframing to create models for each surface. The previous surface models were refined by the new information from the extra 18 holes drilled in the 2020 to 2021 programme. There were minor modifications as a result of the newly drilled holes but no significant impact. The digitised surface interpretation strings from each of the sections were linked to create wireframe surfaces in Datamine.

Figure 14.5 shows a typical section of the location of redox surfaces used by Minecon in the April 2021 model compared with the updated November 2021 redox surfaces.

Figure 14.5: Sections through Adumbi Model showing Relative Location of Redox Surfaces used by Minecon in April 2021 vs November 2021

14.5 ASSAY CAPPING

To avoid undue influence of random anomalous high grades on the resource determination, Minecon prepared histograms, probability plots and other graphs and used these to study the various grade distributions of the selected samples. Selected samples within the Adumbi mineralisation wireframe were composited to 2 m. The assay grades appear reasonably independent of sample length (see Figure 14.6) and thus allow for capping based on grades. A suitable capping of 18 g/t Au of the selected samples was applied after studying the distribution from the histogram (see Figure 14.7), frequency log grade graph (see Figure 14.8) and probability plot (see Figure 14.9) to improve the reliability of the block grade estimates.

Figure 14.6: Plot of Adumbi Selected Sample Grades vs Sample Lengths

Figure 14.7: Histogram of Selected Au Distribution

Figure 14.8: Frequency vs Log Grade Plot of Selected Samples

Figure 14.9: Probability Plot of all the Selected Gold Assays

The application of the capping significantly reduced the noise in the assay grade database as seen in the significant drop of both the variance and co-efficient of variation (see Table 14.5). The 18 g/t Au capping affected 18 samples (1%) of the composited samples. Most of the samples affected by capping were in Zone 2 (BIF mineralised zone), though their concentration in Zone 2 suggests that they could be real and not discrete such that capping was utilised as a conservative control. It is worth noting also that the Adumbi gold grades do not show any direct correlation with the sample length, so capping is permissible. Minecon did further reviews on the impact of using a lower cap on the resource but decided to use the 18 g/t Au cap as lower capped grades affected a greater number of samples and thus impacted the overall resource.

Table 14.5: Descriptive Statistics of Selected and 2 m Composite and Capped Samples within Mineralised Zones

Field	No. of Samples	Min. (g/t)	Max. (g/t)	Mean (g/t)	Variance	Logvar	Cov	Description
Au	4,740	0.01	170	2.17	30.96	2.97	2.56	Selected Adumbi DD samples within ore wireframe
Au	1,731	0.01	90	2.11	17.98	2.32	2.01	Selected Adumbi DD samples, composited 2 m uncapped
Au	1,731	0.01	18	1.97	7.35	2.29	1.38	Selected Adumbi DD samples, composited 2 m capped at 18 g/t
Au	868	0	12.4	0.29	0.70	3.57	2.87	All Adumbi resurveyed adit log samples
Au	130	0	12.4	0.79	2.39	2.49	1.97	Selected Adumbi resurveyed adit samples within ore wireframe
Au	264	0.02	12.8	0.98	2.43	1.70	1.58	Selected Adumbi trench samples within ore wireframe
Au	92	0.01	24.1	2.21	10.11	3.29	1.44	All Zone 5 2 m composite samples
Au	442	0.01	23.8	2.61	12.21	3.65	1.34	All Zone 1 2 m composite samples
Au	636	0.01	62.4	2.20	22.19	2.18	2.15	All Zone 2L 2 m composite samples
Au	351	0.01	90	1.83	28.26	2.27	2.9	All Zone 2U 2 m composite samples
Au	135	0.01	7.59	1.21	1.85	2.60	1.13	All Zone 3 2 m composite samples
Au	92	0.01	18	2.15	7.58	3.27	1.28	All Zone 5 2 m composite capped at 18 g/t samples
Au	442	0.01	18	2.55	10.10	2.24	1.25	All Zone 1 2 m composite capped at18 g/t samples
Au	636	0.01	18	1.98	8.06	2.13	1.43	All Zone 2L 2 m composite capped at 18 g/t samples
Au	351	0.01	18	1.59	4.67	2.22	1.36	All Zone 2U 2 m composite capped at 18 g/t samples
Au	135	0.01	7.59	1.21	1.85	2.60	1.13	All Zone 3 2 m composite capped at 18 g/t samples

14.6 ASSAY INTERVAL COMPOSITING

The dominant sample length in the Adumbi drillhole database is 1 m. Figure 14.10 shows the select sample length versus count. The mean sample length is 0.75 m. Approximately 70 % of the selected samples had sample lengths in the range 0.5 m to 1.5 m. Minecon applied 2 m down-the-hole sample compositing to reduce the variability of the data for samples selected within the mineralised wireframe. Compositing of the selected samples was restricted to the individual zones within the wireframe. The restrictions ensured that the geological and mineralisation definition was maintained. The minimum composite length was set to 1 m. The Datamine compositing parameter (MODE) was set to Value 1 to ensure that every sample fitted into one of the composites. The descriptive statistics of the samples selected within the mineralisation prior to compositing and after compositing are shown in Table 14.6. A histogram of the resulting 2 m composite lengths at MODE=1 is illustrated in Figure 14.11.

Figure 14.10: Select Sample Length vs Count

Table 14.6: Descriptive Statistics of Selected Samples within Mineralised Zones from Wireframes

Field	No. of samples	Min. (g/t)	Max. (g/t)	Mean (g/t)	Variance	Logvar	Cov	Description
Au	222	0.01	26.80	2.64	20.02	3.51	1.69	All Zone 5 samples
Au	1,242	0.01	80.20	2.76	24.36	2.99	1.79	All Zone 1 samples
Au	1,779	0.01	170.00	2.15	44.24	3.07	3.09	All Zone 2L samples
Au	939	0.01	117.00	1.80	31.95	2.67	3.15	All Zone 2U samples
Au	350	0.01	13.30	1.28	2.85	2.11	1.32	All Zone 3 samples
Au	92	0.01	24.14	2.21	10.11	3.29	1.44	All Zone 5 2 m composite samples
Au	442	0.01	23.76	2.61	12.21	3.65	1.34	All Zone 1 2 m composite samples
Au	636	0.01	62.43	2.20	22.19	2.18	2.15	All Zone 2L 2 m composite samples
Au	351	0.01	90.01	1.83	28.26	2.27	2.90	All Zone 2U 2 m composite samples
Au	135	0.01	7.59	1.21	1.85	2.60	1.13	All Zone 3 2 m composite samples

Figure 14.11: Histogram of the resulting 2 m Composite Lengths at MODE=1

14.7 MINERALISATION CONTINUITY AND VARIOGRAPHY

For the variography analysis, Minecon used the selected samples within the mineralisation wireframe, composited into 2 m and capped at 18 g/t Au as input data into Datamine to generate and study the variograms in several directions: downhole, along strike, down-dip and cross structure. The capping was to aid in getting smoother variograms.

Variograms were re-modelled for mineralised zones with sufficient samples to support meaningful variograms, and the parameters obtained were applied to all the mineralisation. The nugget value derived from the downhole variogram was fixed at 0.17. A typical example of the variograms, the along strike variogram, is shown in Figure 14.12. Variograms will be reviewed as and when more drilling data becomes available in future.

Figure 14.12: Adumbi Variograms and Models in Different Directions

The parameters used in the volume model parameter file are as listed in Table 14.7.

Table 14.7: Variogram Model Parameters

VREFNUM	VANGLE1	VANGLE2	VANGLE3	VAXIS1	VAXIS2	VAXIS3	NUGGET	ST1
1	225	89	0	3	1	0	0.17	1

ST1PAR1	ST1PAR2	ST1PAR3	ST1PAR4	ST2	ST2PAR1	ST2PAR2	ST2PAR3	ST2PAR4
180	120	55	0.38	1	227	151	72	0.45

14.8 BLOCK MODELS

The Adumbi block model origin and block size are outlined in Table 14.8.

Table 14.8: Adumbi Block Model Origin and Block Size

Parameter	Easting	Northing	RL
Model Origin	594,200	191,200	−300
Parent Block Sizes (m)	4	4	4
Subcells	2	2	2

The model limits are in Table 14.9.

Table 14.9: Adumbi Model Limits

Field	Minimum	Maximum	Range
Easting	594,584	596,101	1,516
Northing	191,432	193,196	1,763
RL	−101	780	881

The orientation of the model is 135° along the strike of the mineralisation. The number of blocks in the various dimensions as per the above model limits are Easting (380), Northing (440) and vertical (220). The along strike length of the model is 2,300 m.

14.9 INTERPOLATION SEARCH PARAMETERS AND GRADE INTERPOLATION

The Adumbi deposit mineral resource was estimated by Minecon using Ordinary Kriging with the ellipsoidal search parameters as listed in Table 14.10.

Table 14.10: Ellipsoidal Search Parameters

DIST1	SDIST2	SDIST3	SANGLE1	SANGLE2	SANGLE3	SAXIS1	SAXIS2	SAXIS3
180	120	55	225	89	0	3	1	0

The search ellipsoid was aligned along the strike of the mineralisation with a long axis search range along the strike of 180 m, a down-dip search range of 120 m, and a cross-structure search range of 55 m based on the average ranges obtained from the principal direction through variography. The dip of the mineralisation is almost vertical and hence set to 89°.

A minimum of 2 samples and maximum of 24 samples were used to effect the grade interpolation. Zonal restriction was applied. A two times expansion of the search volume was utilised by setting the SVOLFAC to 2 to ensure that most blocks had grades interpolations into them.

A block model prototype (see Table 14.11) was prepared and used to fill the Adumbi closed-volume geological wireframe with cells.

Table 14.11: Adumbi Block Model Prototype

Parameter	Easting	Northing	RL
Model Origin	594,200	191,200	−300
Parent Block Sizes (m)	4	4	4
Number of Blocks in Different Directions	575	575	280

The surface topography DTM was used to trim the upper part of the model. Subcell splitting was used along other surfaces, including BOCO and TOFR, to preserve the shape of the mineralisation. Each cell of the prototype was uniquely assigned one of the three oxidation states. The wireframe interpretation of the various mineralised zones, though continuous, shows considerable variability in the local strike directions. The estimation process used the Dynamic Anisotropy optional feature of Datamine. True dip and dip azimuths were calculated from the wireframe triangles. These were then angle-estimated into the blocks using inverse distance squared interpolation (with adaption for circular data). Appropriate constraints were applied to avoid inappropriate angles from the edges of truncated wireframes. Block grades were estimated using Ordinary Kriging, which used the local orientation of the search ellipsoid. Grades were estimated into parent cells. Two passes were made for grade interpolation. Restrictions were employed so that only grades within particular zones influenced that zone grade interpolation. The BOCO and TOFR model surfaces were used to control the assignment of relative densities to the various material types in the model: oxide (2.45), transition (2.82) and fresh (3.05).

14.10 HISTORICAL AND ARTISANAL MINING DEPLETION

No additional studies on depletion by artisanal activity have been undertaken since the RPA study. Minecon has therefore subtracted the same amount of material reported as depletion by RPA in the 2014 studies from the final estimates, assuming that all the material is oxide. A total of 19,361 oz of gold, 457,000 t at a grade of 1.32 g/t was subtracted as depletion due to historical mining. Minecon was unable to verify depletion due to historical and artisanal mining activities.

It is important that further works be undertaken to help better estimate depletion due to historical and recent artisanal mining.

14.11 RESOURCE CLASSIFICATION

As per the requirements of S-K 1300 and NI 43-101:

A Mineral Resource is a concentration or occurrence of natural, solid, inorganic material, or natural solid fossilised organic material including base and precious metals, coal, and industrial minerals in or on the Earth's crust in such form and quantity and of such a grade or quality that it has "reasonable prospects for economic extraction."

Mineral Resources are classified into Measured, Indicated and Inferred categories (within the meaning of S-K 1300  and NI 43-101) based upon increasing geological confidence. In addition, resource classification within mineralisation envelopes are generally based on drillhole spacing, grade continuity, and overall geological continuity. The distance to the nearest composite, amount of extrapolation from last drillhole, number of samples used to interpolate grades into blocks, and the number of drillholes are also considered in the classification.

There is increased understanding of the geology and mineralisation controls of the Adumbi deposit following the technical works undertaken between 2010 and 2021.

The Adumbi Mineral Resource has been classified into Indicated and Inferred Resources. This was informed by improved confidence in the geological knowledge of the Adumbi deposit, well established mineralisation and geological continuity, increased drilling data density and increased reliability of the database, amongst other considerations.

In portions of the model where drilling data spacing consistency reaches 80 m, block cells estimated from sampling within a one-variogram range search ellipsoid, supported by positive Kriging efficiency (KEF), were identified and confined using sectional digitised strings. The strings were linked to form a wireframe surface which was used to select and flag confidence levels into the orebody. Cells falling within this wireframe surface were classified as Indicated and those falling within a two-variogram range, supported by adequate number of samples for valid local estimates and lying within the US$1,600/oz optimised pit shell, were classified as Inferred. Figure 14.13 shows a section through the model coloured on the KEF values and classified as Indicated and Inferred.

Figure 14.13: Section through Model Coloured on KEF Values and Classified as Indicated and Inferred Resource

14.12 CUT-OFF GRADE PARAMETERS

Minecon, in consultation with Loncor Management, employed a gold price of US$1,600/oz for in-pit optimisations to limit and constrain the Adumbi deposit in-pit resources.

Pit Optimisation Parameters

To constrain the depth extent of the geological model and any mineral resources, an open pit was constructed for the Adumbi deposit based on the following pit optimisation parameters:

  A gold price of US$1,600/oz
  A block size of 16 m × 16 m × 8 m
  A 32 m minimum mining width and a maximum of 4 m of internal waste was applied
  A mining dilution of 100 % of the tonnes at 95 % of the grade
  An ultimate pit slope angle of 45°
  An average mining cost of US$3.29/t mined
  Metallurgical recoveries of 91 % for oxide, 88 % for transition and 90 % for sulphide
  An average general and administration cost of US$4.20/t
  Mineral resources were estimated at a block cut-off grade of 0.52 g/t Au for oxide, 0.57 g/t Au for transition and 0.63 g/t Au for fresh material, constrained by a US$1,600/oz optimised pit shell
  Transport of gold and refining costs equivalent to 4.5 % of the gold price
  No additional studies on depletion by artisanal activity have been undertaken since the RPA 2014 study, and the same total amount of material was used by Minecon

The preliminary open-pit shell provided a constraint for the reported open-pit resources based on the S-K 1300 and NI 43-101 requirement for Mineral Resources to have "reasonable prospects for economic extraction".

All the model blocks with grades above the block cut-off grade of 0.52 g/t Au for oxide, 0.57 g/t for transition and 0.63 g/t Au for fresh material within the US$1,600/oz pit shell and truncated at the surface by the topography were reported as a mineral resource for Adumbi (see Figure 14.14).

Figure 14.14: Adumbi Model Section showing the US$1,500/oz April 2021 Inferred Resource Pit Shell and the US$1,600/oz November 2021 Pit Shell

The results of the Adumbi pit optimisation (see Figure 14.15) resulted in 1.88 Moz of gold (28.19 Mt grading 2.08 g/t Au) for the Indicated Mineral Resource and 1.78 Moz of gold (20.83 Mt grading 2.65 g/t Au) for the Inferred Mineral Resource constrained within the US$1,600/oz pit shell. Figure 14.16 shows the Adumbi model coloured by material type.

Figure 14.15: Adumbi Section showing Resource Model with Holes coloured on Grade and the US$1,500/oz April 2021 Pit Shell and the US$1,600/oz November Pit Shell

Figure 14.16: Adumbi Block Model coloured by Material Type: Oxide, Transition and Fresh

Figure 14.17 shows the 3D grade model illustrating the previous Minecon US$1,500/oz pit shell (April 2021) and the current US$1,600/oz pit shell (November 2021).

Figure 14.17: 3D Grade Model showing the April 2021 US$1,500/oz and
November 2021 US$1,600/oz Pit Shell

The grade-tonnage curves for the Adumbi mineral resources at various gold cut-offs are summarised in Table 14.12 and shown in Figure 14.18.

Table 14.12: Adumbi Mineral Resource Sensitivity by Cut-Off Grade

Block Cut-Off	Tonnage	Grade	Contained Gold
g/t Au	Mt	g/t Au	Moz
0.0	51.60	2.23	3.70
0.5	50.10	2.29	3.68
1.0	41.15	2.61	3.45
1.5	29.07	3.17	2.97
2.0	21.76	3.66	2.56
2.5	16.06	4.17	2.15
3.0	12.12	4.63	1.80

Figure 14.18: Grade-Tonnage Curve for Adumbi Mineral Resource

14.13 MODEL VALIDATION

Minecon carried out various block modelling validation procedures to check the robustness of the model. These included the following:

  Visual comparison of the block grades versus the composited grades used to interpolate the grades into the block in section and plan
  Statistical comparison
  Comparison of individual blocks and composite grades
  Model extent comparison
  Cross validation
  Check conducted on search ellipsoid orientations

A visual comparison of the block model grades with the adjacent composite drillhole grades that were used to interpolate grades into them showed a good correlation. Figure 14.19 to Figure 14.21 show Minecon's block model with the US$1,500/oz April 2021 Inferred Resource pit shell outline and the current November US$1,600/oz pit shell outline.

A statistical comparison of the mean grade of the block model with the mean composited grades of the selected samples within the mineralised wireframe showed a good correlation, suggesting that there was not much bias in the estimation process (see Table 14.13).

The model and wireframe extents compared well (see Table 14.14).

The overall volumes of the mineralised wireframe and the block model compared very well.

The cross-validation graph that was generated also showed that there was a good correlation between the means of the actual grades and the estimate grades, thus also supporting the estimation parameters used (see Figure 14.22).

All the blocks within the block model were checked to ensure that they have been assigned a reasonable grade, the appropriate density, and material type classification based on inputs used.

Checks were conducted on search ellipsoid orientations to ensure that it followed expected orientations during grade interpolation (see Figure 14.23).

Figure 14.19: Adumbi Deposit Model Flitch at RL560 Coloured on Grade US$1,500/oz April 2021 Pit Shell and US$1,600/oz November 2021 Pit Shell

Figure 14.20: Adumbi Model Section showing the US$1,500/oz April 2021 Inferred Resource Pit Shell and the US$1,600/oz November 2021 Pit Shell

Figure 14.21: Adumbi Section showing Resource Model with Holes Coloured on Grade and the US$1,500/oz April 2021 Pit Shell and the US$1,600/oz November Pit Shell

Table 14.13: Statistical Comparison of Block Model and Selected Samples within Wireframe

Field	No. of Samples	Min. (g/t)	Max. (g/t)	Mean (g/t)	Variance	Logvar	Cov	Description
Au	4,742	0.01	170	2.18	30.95	2.96	2.56	Selected Adumbi DD samples within ore wireframe
Au	1,731	0.01	90.01	2.11	17.98	2.32	2.01	Selected Adumbi DD samples, composited 2 m uncapped
Au	1,731	0.01	18	1.97	7.35	2.29	1.38	Selected Adumbi DD samples, composited 2 m capped at 18 g/t
Au	5,391,813	0.01	15.16	2.09	2.45	0.76	0.75	Block model samples

Table 14.14: Model vs Ore Wireframe Extent Comparison

Field	Block Model	Ore Wireframe	Difference	% Difference
	Minimum	Minimum
X	594,584	594,584	0.1	0.0
Y	191,433	191,429	3.0	0.0
Z	(101)	(101)	0.4	(0.4)
	Maximum	Maximum
X	596,101	596,102	−0.9	(0.0)
Y	193,196	193,198	−2.0	(0.0)
Z	780	780	0.0	(0.0)

Figure 14.22: Cross-Validation Graph

Figure 14.23: Search Ellipsoid Orientation for Grade Interpolation

14.14 MINERAL RESOURCE REPORTING

Minecon has prepared this Mineral Resource estimate for the Adumbi deposit, with a drillhole database cut-off date of October 10, 2021.

The Adumbi Mineral Resource estimate has an effective date of November 17, 2021. The resource is made up of the resources contained in the US$1,600/oz optimised pit with a block cut-off grade of 0.52 g/t Au for oxide, 0.57 g/t Au for transition and 0.63 g/t Au for fresh material. Table 14.15 summarises the Adumbi Mineral Resources. A total of 84.68 % of the Adumbi mineral resources are attributable to Loncor via its 84.68 % interest in the Imbo Project.

Table 14.15: Adumbi Deposit Indicated and Inferred Mineral Resources
(Effective Date: November 17, 2021)

Mineral Resource Category	Tonnage (t)	Grade (g/t Au)	Contained Gold (oz)
Indicated	28,185,000	2.08	1,883,000
Inferred	20,828,000	2.65	1,777,000
NOTES: 1. Mineral resources are not mineral reserves and do not have demonstrated economic viability. 2. Numbers might not add up due to rounding.

Table 14.16 summarises the Adumbi Indicated and Inferred category mineral resources in terms of material type.

Table 14.16: Adumbi Mineral Resources by Material Type
(Effective Date: November 17, 2021)

Material Type	Indicated Mineral Resource			Inferred Mineral Resource
	Tonnage (t)	Grade (g/t Au)	Contained Gold (oz)	Tonnage (t)	Grade (g/t Au)	Contained Gold (oz)
Oxide	3,169,000	2.05	208,000	458,000	3.39	49,000
Transition	3,401,000	2.51	274,000	280,000	2.74	24,000
Fresh (Sulphide)	21,614,000	2.02	1,400,000	20,089,000	2.64	1,703,000
TOTAL	28,185,000	2.08	1,883,000	20,828,000	2.65	1,777,000

NOTES:

1. Mineral resources were estimated at a block cut-off grade of 0.52 g/t Au for oxide, 0.57 g/t Au for transition and 0.63 g/t Au for fresh material constrained by a Whittle pit.

2. Mineral Resources for Adumbi were estimated using a long-term gold price of US$1,600/oz.

3. A minimum mining width of 32 m horizontal was used.

4. A maximum of 4 m internal waste was used.

5. Adumbi bulk densities of 2.45 for oxide, 2.82 for transition and 3.05 for fresh rock were used.

6. High gold assays were capped at 18 g/t Au for Adumbi, prior to compositing at 2 m intervals.

7. Numbers might not add up due to rounding.

The Imbo Project Indicated and Inferred Mineral Resource for the combined Adumbi, Manzako and Kitenge deposits now respectively totals 1.88 Moz of gold (28.19 Mt grading 2.08 g/t Au) and 2.09 Moz of gold (22.50 Mt grading 2.89 g/t Au). The total Inferred Resource is summarised in Table 14.17.

Table 14.17: Inferred Mineral Resource for the Imbo Project
(Effective Date: November 17, 2021)

Deposit	Tonnage (t)	Grade (g/t Au)	Contained Gold (oz)
Adumbi	20,828,000	2.65	1,777,000
Kitenge	910,000	6.60	191,000
Manzako	770,000	5.00	122,000
TOTAL	22,508,000	2.89	2,090,000

NOTES:

1. Mineral resources were estimated at a block cut-off grade of 0.52 g/t Au for oxide, 0.57 g/t Au for transition and 0.63 g/t Au for fresh material constrained by a Whittle pit.

2. Mineral Resources for Adumbi were estimated using a long-term gold price of US$1,600/oz.

3. A minimum mining width of 32 m horizontal was used.

4. A maximum of 4 m internal waste was used.

5. Adumbi bulk densities of 2.45 for oxide, 2.82 for transition and 3.05 for fresh rock were used. For Kitenge and Manzako, reference is made to the RPA Technical Report, where bulk densities of 1.7 for oxide, 2.2 for transition and 2.7 for sulphide material were used.

6. High gold assays were capped at 18 g/t Au for Adumbi, prior to compositing at 2 m intervals. For Kitenge and
      Manzako, reference is made to the RPA Technical Report where assays were capped at 50 g/t Au, prior to compositing at 2 m intervals.

7. Estimated historical mining has been removed.
8. Numbers might not add up due to rounding.

A total of 84.68% of the Imbo Project mineral resources are attributable to Loncor via its 84.68% interest in the Imbo Project. The resource estimates at Kitenge and Manzako, which were undertaken by RPA in its February 2014 NI 43-101 technical report, have not been reviewed in this study but are based on underground mining scenarios and at a cut-off grade of 2.70 g/t Au. Reference is made to the estimates reported for Kitenge and Manzako in the RPA February 2014 NI 43-101 technical report.

14.15 DISCUSSION

The 17 additional new holes that were completed before the start of the modelling targeted the following:

  Inferred Resources within the then US$1,500/oz limiting pit shell
  Plunge and depth extension of the mineralisation
  Confirming the geometry of the mineralised bodies at depth with increased confidence

Minecon's updated model for this estimate is deeper than the previous model, incorporating additional lower-grade material because of the improved modifying factors and lower breakeven grade and therefore producing a slightly lower grade block cut-off than the previous model. Minecon has completed a full review of the modifying factors used in developing the current estimates and updated them as appropriate based on the new drilling information. It is Minecon's view that the changes in the cost inputs to the modifying factors have limited influence on the estimation of block grades due to the fact that the lower breakeven grade (0.52 g/t Au for oxide, 0.57 g/t Au for transition and 0.63 g/t Au for fresh material), constrained within a US$1,600/oz optimised pit shell, impacted only volume estimation as more lower-grade blocks were captured in this evaluation than in the previous model.

The latest Mineral Resource for the Adumbi deposit represents an increase of 15%, with increased confidence in the resource as the limiting economic pit shell pushes significantly deeper in the fresh rock. The increased Mineral Resource at Adumbi is mostly in the fresh rock material. Reconciliation work between the previous Minecon model and the current estimate shows that the significant increase in the resources is due to the additional drilling programme intersecting certain additional higher-grade intersections at depth, which has resulted in material being transferred from the unclassified categories within the previous pit into the Inferred Mineral Resource category as well as bringing in material from the down plunge extension to the mineralisation.

In summary, for the Imbo Project, the mineral resources for the Adumbi, Manzako and Kitenge deposits now total 1,883,000 oz of gold (28,185,000 t grading 2.08 g/t Au) in the Indicated category and 2,090,000 oz of gold (22,508,000 t grading 2.89 g/t Au) in the Inferred category, a 15 % increase in the contained gold on the previous resource outlined by Minecon on April, 27, 2021, as well as a conversion of approximately 51.4 % of the Adumbi deposit resource into the higher confidence Indicated Resource category. A total of 84.68 % of the Imbo Project mineral resources are attributable to Loncor via its 84.68 % interest in the Imbo Project. The resource estimates at Kitenge and Manzako, which were undertaken by RPA in its February 2014 NI 43-101 technical report, have not been reviewed in this study and are based on underground mining scenarios and at a cut-off grade of 2.70 g/t Au. Reference is made to the estimates reported for Kitenge and Manzako in the RPA 2014 NI 43-101 technical report.

14.16 RECOMMENDATIONS FOR FURTHER WORK

There is significant additional resource potential at depth and along the strike extension to the southwest (Canal area) within the Adumbi deposit. Minecon recommends that an expanded drilling programme encompassing over 20 km of the planned infill and deep drilling be undertaken at Adumbi to unearth the full potential of the deposit and to advance the project up the value curve. The main recommendations include but are not limited to the following:

  At the Adumbi deposit, the gold mineralisation is still open at depth and along strike to the southwest. Minecon proposes that the deep drilling programme be expanded to delineate additional resources to the southwest (Canal area) of the deposit. Furthermore, infill drilling is required to increase the confidence of the Inferred Mineral Resources reported at this deposit into the Indicated and Measured categories.
  Along trend from Adumbi, the Manzako and Kitenge deposits have Inferred Mineral Resources of 313,000 oz of gold (1.68 Mt grading 5.80 g/t Au) and remain open along strike and at depth. An infill drilling programme of 5,000 m is proposed by Minecon.
  At a distance of 8 km to 13 km along the structural trend to the southeast across the Imbo river and within the Imbo Project, four prospects (Esio Wapi, Paradis, Museveni and Mungo Iko) have been outlined with soil, rock and trench geochemical sampling with similar host lithologies to those at Adumbi. An initial programme of 2,000 m of scout drilling is recommended on these four prospects to determine their mineral resource potential.
  Following from the above drilling programmes and with increased confidence in the mineral resources, Minecon recommends that a pre-feasibility study (PFS) be undertaken at Adumbi and other prospects within the Imbo Project. This would include undertaking
  Further metallurgical test work
  Open-pit and potential underground mining studies
  Improved metallurgical plant processing design
  Power studies
  Infrastructural studies
  Economic and financial studies
  Environmental and social impact study (ESIS)
  The additional drilling may include close spaced drilling clusters or crosses in three or four parts of the Adumbi deposit to confirm short-scale continuity of the mineralisation and to allow a conditional simulation to be completed if necessary. A total of 24,000 m of drilling (including 7,600 m reverse circulation (RC) drilling and 16,400 m of coring in the mineralised zone) is recommended by Minecon. This would include infill, deep and extension drilling, and further drilling for metallurgical and geotechnical studies.
  The proposed drilling programme should be undertaken in sequential phases: Priority 1 and 2. All the shallow holes will be undertaken using RC drilling. The deep holes (Priority 1) will be pre-collared with RC drilling and drilled off using core drilling. The Priority 2 holes will include slightly deep and shallow holes. The slightly deep holes will also be pre-collared with RC drilling and tailed off using core drilling while the shallow holes will be drilled by RC.

  Further studies should be undertaken to assist proper estimations of historical depletions and depletions by recent artisanal mining. This will allow for increased confidence in the estimates of the open cavities.
  Compilation of the geological and sampling database into a secure central repository database system and a move away from the storage of files in Microsoft Excel are also recommended. The creation of a central repository will ensure that the data has passed QA/QC validation and has replaced the old data set in the database with the appropriate paper trail to support any changes made.

The recommended infill, extension and deep drilling programme has the potential to significantly increase the Adumbi mineral resource with increased confidence for both open-pit and underground mining scenarios (see Figure 14.24).

Figure 14.24: Adumbi Deposit Long Section with Existing and Recommended Drillholes

15 MINERAL RESERVE ESTIMATES

No Mineral Reserves have been estimated for the Imbo Project.

16 ADJACENT PROPERTIES

In addition to the Imbo Project, there have been other mineral exploration activities in the Ngayu Greenstone Belt in recent times, and mineral resources have been defined within the belt. Since 2010, Loncor has been the largest permit holder in the Ngayu belt and has been exploring a number of prospects on its own since 2010 or in joint venture with Barrick Gold Congo SARL (formerly Randgold Resources Congo SARL) (Barrick) from 2016 to 2021 (see Figure 23.1). Rio Tinto had agreements with Loncor and Kilo Goldmines for iron ore in the Ngayu belt since 2010 and undertook initial exploration and some drilling, but terminated these agreements in 2015 due to limited exploration success.

Figure 23.1: Main Gold Projects and Prospects within the Ngayu Greenstone Belt

16.1 NGAYU BELT EXPLORATION (2010 TO 2016)

Loncor commenced its exploration activities in early 2010, and a base camp was established at Yindi. Due to its large landholdings for gold of 4,500 km2 at that time, it was decided to divide the exploration into two concurrent programmes:

  Assessment of areas of known gold mineralisation (Yindi and Makapela) with the potential to rapidly reach the drilling stage and provide a mineral resource. Soil sampling, augering, rock chip and channel sampling were carried out prior to diamond drilling.

  Regional programmes aimed at assessing the remainder of the large land package as quickly and cost effectively as possible, in order to identify and prioritise mineralised target areas for follow-up, and enable less-prospective ground to be relinquished with confidence. This programme mainly entailed a regional BLEG survey and detailed interpretation of regional aeromagnetic data, which were carried out under a technology consultation services agreement between Loncor and Newmont (a shareholder in Loncor), which was entered into in February 2011 (but is no longer in place).

During 2012, Loncor undertook more detailed aeromagnetic and radiometric surveys over priority target areas (i.e., Imva Fold area). Grids were established at the Yindi, Makapela, Itali, Matete, Nagasa, Mondarabe, Anguluku and Adumbi West prospects with airborne magnetic and radiometric surveys, geological mapping, stream sediment sampling, soil and rock sampling, trenching, augering, ground geophysical surveys (induced polarisation) and core drilling being undertaken. During the period of 2010 to 2013, Loncor undertook drilling programmes on a number of prospects in the Ngayu belt and outlined mineral resources at Makapela in the west of the belt.

Loncor holds 100 % of the Makapela project. After undertaking soil and channel sampling, a core drilling programme at Makapela was commenced in November 2010 with the objective of testing along strike and at depth the subvertical vein mineralised system being exploited by the artisanal miners at the Main, North and Sele Sele pits, which returned significant results from soil and channel sampling. Drill results at Makapela were announced by Loncor via a number of press releases in 2011 and 2012. Significant drill intersections included 7.19 m grading 64 g/t Au, 4.28 m at 32.6 g/t Au, 3.47 m grading 24.9 g/t Au, 4.09 m at 21.7 g/t Au and 4.35 m grading 17.5 g/t Au.

After conducting preliminary metallurgical test work in May 2012, Loncor announced a maiden mineral resource estimate for Loncor's Makapela prospect of 4.10 Mt grading 7.59 g/t Au (using a 2.75 g/t Au cut-off) for an Inferred Mineral Resource of 1.0 Moz of gold to a maximum vertical depth of 500 m below surface with gold mineralisation open at depth. The resource was updated in April 2013 when Loncor announced updated mineral resource estimates for Loncor's Makapela prospect of an Indicated Mineral Resource of 0.61 Moz of gold (2.20 Mt grading at 8.66 g/t Au) and an Inferred Mineral Resource of 0.55 Moz of gold (3.22 Mt grading at 5.30 g/t Au).

A total of 56 core holes (18,091 m) were completed in the vicinity of the Main and North pits, and 15 holes (3,594 m) were drilled at Sele Sele. In addition to the above resource drilling programme, a total of 12 holes (1,560 m) were drilled to locate potential extensions to the known reefs and new mineralised structures indicated by soil, rock chip and auger sampling. Several units of BIF are interlayered within basalts and range up to 13 m in thickness, although the width is generally less than 6 m. Quartz porphyry and quartz-feldspar porphyry dykes and sills are also present. In the vicinity of the mineralised zones, the intrusive units are generally no more than a few metres in width.

Three styles of gold mineralisation are present at Makapela:

  The first style contains quartz veins emplaced into shear zones within the basalt sequence. The best developed and economically significant vein (Reef 1) is exploited in the Main pit and consists of white quartz with irregularly distributed pyrite. Visible gold is quite common, occurring in 28 % of the intersections as isolated specks and small aggregates up to 2 mm across. Reef 1 has been intersected over a strike length of 480 m and to a vertical depth of 480 m, and dips to the WNW at 80° to 90°. It has an average true width of 2.15 m grading at 11.15 g/t Au. A characteristic of Reef 1 is the good geological continuity between drill sections. Although the width and grade are variable, the vein was present in almost all the holes, approximately in the expected position. The basalt-hosting Reef 1 shows intense hydrothermal alteration for several metres into the hanging wall and footwall.
  A second style contains strike-parallel mineralisation up to 6 m in width, which is closely associated with shearing within and on the margins of narrow BIF units. The most important zone (Reef 2) is exploited in the North pit. Visible gold is much less common than in Reef 1, occurring in 5 % of the intersections. Mineralisation in the Sele Sele pit, 2 km NNE of the North pit, has similar characteristics to those of Reef 2, and is interpreted to be on the same BIF unit. However, the Sele Sele zone is generally wider and of a lower grade than the North pit area, with the best intersection drilled being 15.68 m at 5.35 g/t Au. The mineralisation plunges to the SSE at approximately 40°.
  A third area of the Reef 2 style mineralisation occurs in the Bamako area where channel sampling returned an intersection of 4.60 m at 11.42 g/t Au. The mineralisation is associated with a 2 km long soil anomaly, and although the best intersection from preliminary drilling was of relatively low grade (3.60 m at 4.43 g/t Au), further work is warranted.

The deposit at Makapela is open down plunge, creating the prospect of drilling to below the current 500 m depth to extend the resources as well as potentially exploring for additional resources between the main target areas delineated and further along the regional structure. Loncor also considers it unlikely that all the mineralised bodies are outcropping, and a good potential exists for locating blind mineralised shoots along well-defined structures with an aggregate strike of over 5 km. Loncor is currently undertaking a feasibility study at Makapela as part of converting Makapela's exploration permit into an exploitation permit.

Besides Makapela, Loncor drilled other prospects during this period, and significant intersections were obtained at Yindi (21.3 m grading 3.3 g/t Au, 24.0 m grading 1.5 g/t Au and 10.3 m grading 4.1 g/t Au) and at Itali (38.82 m at 2.66 g/t Au, 14.70 m at 1.68 g/t Au and 3.95 m at 19.5 g/t Au)

At the end of 2013, due to a significant drop in the gold price, exploration was reduced, and no further drilling was undertaken at Ngayu.

16.2 NGAYU EXPLORATION (2016 TO 2021)

In January 2016, Loncor entered into a joint venture agreement with Barrick. This agreement provided for a joint venture (Joint Venture) between Loncor and Barrick with respect to exploration permits held by Loncor now covering 1,894 km2 of ground in the Ngayu belt and excluding certain parcels of land surrounding and including the Makapela and Yindi projects, which were retained by Loncor and did not form part of the Joint Venture (the Imbo Project is also not part of the Joint Venture). Under the joint venture agreement, Barrick managed and funded all exploration of the permit areas until the completion of a pre-feasibility study on any gold discovery meeting Barrick's investment criteria. Once the Joint Venture determined to move ahead with a full feasibility study, a special purpose vehicle (SPV) would be created to hold the specific discovery areas. Subject to the DRC's free carried interest requirements, Barrick would retain 65 % of the SPV with Loncor holding the balance of 35%. Loncor would be required, from that point forward, to fund its pro-rata share of the SPV in order to maintain its 35 % interest or be diluted.

In January 2017, Loncor announced preliminary results of the geophysical airborne survey undertaken by Randgold as part of its Joint Venture with Loncor (it is noted that Randgold and Barrick merged under Barrick's name in early 2019). A 10,013 line-kilometre helicopter-borne electromagnetic VTEM (versatile time domain electromagnetic) survey (JV Survey) was completed over the Ngayu belt. The JV Survey provided a valuable additional layer of geological information through mapping the conductivity nature of the belt. The new data assisted with resolving the lithological nature of the belt as well as assisting in identifying major structures and areas of structural complexity.

During 2020, the Barrick-Loncor joint venture ground increased to approximately 2,000 km2 with additional exploration permits and exploitation licences controlled by Loncor, as well as certain exploration permits held by Barrick, ceded into the Joint Venture.

By June 2020, several priority targets had been outlined by Barrick, including Anguluku, Bakpau, Medere (Itali), Mokepa and Yambenda, and two portable core rigs commenced scout drilling on these targets (see Figure 23.1). By May 2021, Barrick had completed 27 core holes (3,844 m) on several targets in the Ngayu belt, including Anguluku, Medere (Itali), Medere, Mokepa and Yambenda (see Figure 23.1). At Yambenda, four drill sections tested a 3.6 km portion of the 9.5 km long anomalous soil corridor. All the holes intersected mineralisation associated with WNW shear structures developed as a contact zone between BIF and volcano-sediments, including conglomerates (similar host rock assemblage found at Kibali mine). The best drill intercepts included 14 m grading 0.85 g/t Au in YBDD0001, 49 m grading 0.52 g/t Au and 14.5 m grading 1.38 g/t Au in YBDD0002, and 35.05 m at 0.60 g/t Au in YBDD0006. At Mokepa, six scout holes were drilled, with the best holes assaying 19 m grading 1.04 g/t Au in borehole ADDD0001 and 46.7 m grading 1.32 g/t Au in hole ADDD0002.

In May 2021, Barrick informed Loncor that it would not be continuing exploration on the Joint Venture ground. Loncor is assessing the results of the Joint Venture programme. In particular, the Mongaliema and Mokepa prospects, which are close to Makapela, are planned to be further investigated by Loncor. At Mongaliema, the target area is a west-northwest trending shear zone hosted within altered metasediments with cherty units near the contact of a dolerite intrusive. Pitting has demonstrated that much of the area is covered by thick transported cover which hinders near-surface exploration. Pitting was undertaken to the southwest of the trench, which graded 32 m at 1.37 g/t Au. Results from pits in excess of 5 m deep confirmed the southwestern extension beneath thick transported alluvial material, with an average high grade of 18.13 g/t Au from 11 samples. Further work is warranted from the results received to date at Mongaliema. Mongaliema will be evaluated to determine whether it has the resource potential to be combined with the nearby Makapela deposit.

In terms of producing gold mines, the Kibali Gold Mine, approximately 220 km northeast by air from the Imbo Project, is located within the Archean aged Moto greenstone belt and commenced gold production in September 2013. The mine is owned by Kibali Goldmines SA (Kibali), which is a joint venture company with 45 % owned by Barrick Gold, 45 % by AngloGold Ashanti, and 10 % by Société Minière de Kilo-Moto (SOKIMO). Barrick is the operator and in 2020, Kibali produced 808,134 oz of gold at an AISC of US$778/oz of gold. The mine is an open-pit and underground operation, and in 2020, 7.62 Mt of ore was processed at an average grade of 3.6 g/t gold and a metallurgical recovery of 90%. Kibali had Measured and Indicated Mineral Resources of 15.5 Moz of gold, Inferred Mineral Resources of 1.5 Moz and Proven and Probable ore reserves at the end of 2020 of 9.33 Moz (from Barrick Gold 2020 Annual Report).

17 OTHER RELEVANT DATA AND INFORMATION

The DRC covers 2,344,858 km2 of land in the centre of Africa, making it the twelfth largest country in the world, approximately two-thirds the size of Western Europe. With an estimated population of 89.50 million (2020), DRC is the fourth most populous country in Africa. Approximately 45 % of the population lives in cities, and the capital Kinshasa is by far the largest, with approximately 15 million inhabitants (2020). DRC has approximately 200 ethnic identities with approximately 45 % of the population belonging to the Kongo, Luba, Mongo and Mangbetu-Azande groups.

17.1 DRC POLITICAL AND ECONOMIC CLIMATE

The Belgian Congo gained independence from Belgium in June 1960. In 1971, the country was renamed Zaire. Following a rebellion started in mid-1996, President Mobutu Sese Seko was toppled in May 1997 by Laurent Désiré Kabila after 32 years of power and Zaire was renamed the Democratic Republic of the Congo. In 1998, a civil war broke out with the east and north of the country controlled by rebel factions allegedly supported by Rwanda and Uganda. In January 2001, Laurent Kabila was assassinated and succeeded by his son, Joseph Kabila. Whereas Laurent Kabila had a conflicted relationship with the international community, Joseph Kabila re-established various engagements and commenced overtures for peace. In June 2003, a formal peace agreement was signed and the country reunited through a transition government. In 2006, the first multi-party elections in 40 years were held, with Joseph Kabila winning the second voting round. Elections were held again in 2011 won by Joseph Kabila and in 2018 where Joseph Kabila was replaced by Felix Antoine Tshisekedi Tshilombo in a contested election.

The country is divided into 26 provinces, each with a governor and provincial parliament. The national parliament consists of a lower house where representatives are directly elected from the provinces, and a senate with members voted by provincial parliaments. The country is by and large unified and at peace. The east remains troubled by local ethnic rebellions which have little popular support. The main rebel group, the 23rd of March Movement (M23), consisted of army defectors grouped around leaders from the Kivu region bordering Rwanda, accused by the international community of supporting this group. The goals of M23 were unclear but were ostensibly motivated by control of natural resources in the area they occupy. In early November 2013, the M23 rebels were defeated by the Congolese army with support of a United Nations brigade consisting of soldiers from Tanzania and South Africa. The rebel group thereafter dissolved itself and said it was ready to disarm, demobilise and integrate into the Congolese army. Since the 1990s, the Allied Democratic Forces (ADF), an Islamic rebel group from Uganda, has operated in northeastern DRC and has been blamed for numerous civilian massacres and attacks against DRC security forces, triggering flights of refugees inside the DRC and across the border into neighbouring countries. Other smaller rebel groups are also present in the east, but have no popular support, and appear to have only guiding control of trade and commerce in areas they are established. Due to the country's lack of infrastructure, these groups remain fairly isolated. In April 2021, the government of the DRC declared a state of siege over the provinces of North Kivu and Ituri in an effort to end insecurity and restore peace in Eastern DRC. Lieutenant General Johnny N'Kashama Luboya was appointed governor of Ituri to oversee these operations.

Following the peace accords of 2003, the international community embarked on significant economic investment programmes via various bilateral and multilateral agreements, such as with the World Bank, the European Union (EU), and various other international institutions and individual countries. China in particular has committed significant funds and has undertaken various large infrastructure projects mostly focused on rehabilitation of the road network.

Since 2003, the United Nations Organization Stabilization Mission in the DRC (MONUSCO) has been addressing the threat posed by armed groups and advancing peace and stability in the DRC. The UN Security Council resolution 2502 (December 2019) authorised a troop ceiling of 14,000 military personnel to be stationed throughout the country, mostly in the east. Although its mandate is mostly for monitoring the stability of the country, MONUSCO was authorised by the UN Security Council in June 2013 to be reinforced by a brigade with a mandate under Chapter Seven to actively neutralise rebel groups. This brigade was mainly constituted of troops from Tanzania and South Africa. A major UN base is located in the city of Beni (North Kivu province).

With the installation of a transitional government in 2003 after peace accords, economic conditions slowly began to improve as the government reopened relations with international financial institutions and international donors, and the DRC government began implementing reforms. The country's GDP growth averaged 6 % from 2005 to 2017 while the inflation rate has averaged 17 % for the same period with a remarkable inflation rate of 1 % between 2012 and 2015. After reaching 5.8 % in 2018, economic growth slowed to 4.4 % in 2019, owing to the decline in commodity prices, particularly for cobalt and copper, which account for over 80 % of the country's exports. In 2020, the DRC experienced its first recession in 18 years as a result of the adverse impacts of the coronavirus pandemic (COVID-19) across the world. The DRC's real GDP contracted by 1.7 % in 2020 after increasing by 4.4 % in 2019, stemming from mobility restriction, constrained government spending, and weaker exports caused by the global economic downturn.

The banking sector has been reinforced over the past 15 years with a host of international banks, mostly of African origin, having established operations. There are currently 18 commercial banks in the DRC. The official currency is the Congolese franc, although approximately 90 % of banking deposits and lending are in US dollars, and the prices of some goods, services and financial activities are indexed to the US dollar. More progress is needed in developing banking payment systems and in facilitating the use of financial activities.

Communications have vastly improved, with several major multinational networks having established themselves in the DRC, and growth in the international aviation network attests to growing investment in the country. Mining, agriculture, telecommunications, and manufacturing are steadily growing and developing.

17.2 DRC COMMUNITY AND SOCIAL ASPECTS

Socio-economic conditions in the DRC are still profoundly affected by the years of conflict in the country. Much of the DRC's population continues to live on a subsistence basis, primarily from cultivation of crops such as cassava, or fishing and hunting. Health and education services are poor or non-existent in many areas, although steady investment and assistance through various international organisations and non-government organisations (NGOs) are slowly improving the situation in some areas. Although much of the country is still agrarian, various urban centres are being revitalised via domestic and foreign investments and offer professional opportunities. A growing number of the Congolese Diaspora are returning to the DRC to pursue opportunities deemed to be more lucrative than in their adopted countries.

17.3 STATUS OF THE DRC MINERALS INDUSTRY

The DRC has historically been a significant minerals producer, mostly of gold, diamonds, copper, cobalt, and tin. The industry was started by private investments during the colonial period from 1885 to 1960, resulting in some very large industrial mining complexes which established entire towns through the country such as Mbjui Mayi, Lubumbashi, Kolwezi, Likasi, and others.

After independence, many of the large mining operations were nationalised and suffered from mismanagement and lack of reinvestment, such has been the case of Gecamines (focused on copper and cobalt in the Haut Katanga and Lualaba provinces), Okimo (focused on gold in Ituri, Haut Uélé and Tshopo Provinces), Sakima (focused on tin in South Kivu, North Kivu and Maniema provinces), and others. Production in these parastatal mining corporations collapsed and by the late 1990s was virtually non-existent.

In 2002, the DRC adopted a new mining law (the "2002 Mining Code"), whose redaction was sponsored by the World Bank. In March 2018, the 2002 Mining Code was amended and a new mining law was enacted (the "2018 Mining Code"). Along with the 2003 peace agreement, the 2002 Mining Code became a catalyst for a massive influx of mining and exploration capital into the country, with an estimated eight billion dollars having been invested since 2004. Much of this capital was focused on joint ventures with Gecamines in the Katanga region, but other provinces also saw significant investments. In 2019, the DRC became the world's fourth largest copper producer, on a par with the United States of America and behind China, Peru and Chile. The world's highest-grade copper deposit, Kamoa-Kakula, achieved full production in 2021 by Ivanhoe Mines and Zijin Mining Group in the Katanga province. The DRC is also by far the world's largest producer of cobalt, accounting for roughly 60 % of global production. The DRC is also now a significant tin producer with the world's highest-grade tin mine at Mpama North in North Kivu Province being brought into production by Alphamin Resources in 2020.

In the Haut Uélé province, the Kibali deposit, discovered in 2003 and having achieved first production in September 2013, has since been developed into one of the world's largest gold mines and a significant catalyst for further exploration and development in the province. In 2019 and 2020, the Kibali mine (managed by Barrick Gold Corporation) produced a record 814,027 oz and 808,134 oz of gold, respectively, demonstrating the ability to successfully develop and operate a modern top-tier gold mine in one of the world's most remote and infrastructurally under-endowed regions. The Kibali mine, which is approximately 220 km from Loncor's Adumbi deposit, is now Africa's largest gold producer.

17.4 DRC MINERALS INDUSTRY POLICIES

Approximately 10 years after the DRC 2002 Mining Code was originally adopted, a revision process, which started in 2012, led to a bill that was finally approved by both houses in January 2018 and signed into law in March 2018.

A summary of the key changes introduced by the 2018 Mining Code is given below.

17.4.1 Available Mining Rights

Mining rights available under the 2018 Mining Code include the following:

  An exploration permit (PR), standardised to all minerals and granted for five years, renewable once for the same term
  A mining permit (PE), granted for 25 years, renewable for periods of up to 15 years

These mining rights can now only be granted to legal entities and not to natural persons.

17.4.2 Royalties and Taxes

An increase in royalties and taxes was among the principal innovations of the 2018 Mining Code, which include the following:

  Royalty rates increased from 2 % to 3.5 % for non-ferrous and base metals and from 2.5 % to 3.5 % for precious metals, while precious stones royalties increased from 4 % to 6 % and are calculated on the gross market value of the products.
  A special 10 % royalty was created on minerals deemed by the State to be "strategic substances", defined as minerals which, on the basis of the State's opinion of the prevailing economic environment, were of special interest given the critical nature of such mineral and the geo-strategical context. It is anticipated that the list would include cobalt, coltan, lithium and germanium, which have become leading mining commodities with the increased demand for electric vehicles and grid storage technology. DRC is a major global producer of these substances.
  While corporate income tax remained at a reduced rate of 30 % for mining companies, a new "super profits" tax of 50 % was created on excess profits, defined as profits made when a commodity exceeds by 25 % the price used in the bankable feasibility study.
  The holder of a PE (or a PR) in the DRC is subject to a tax on the surface area of the PE (PR) payable in Congolese francs at a rate equivalent to US$0.40/ha for the first year (US$0.20/ha for PRs); US$0.60/ha for the second year (US$0.30/ha for PRs); US$0.70/ha for the third year (US$0.35/ha for PRs); and US$0.80/ha for each subsequent year (US$0.40/ha for PRs).
  In addition to the surface area tax, the holders of a PE are subject to an annual area rights tax of the equivalent in Congolese francs of US$588.96/m2.The annual area rights tax for the holder of a PR is as follows: US$3.53/ha for the first two years; US$36.52/ha for each year following the first two years, and US$60.04/ha for every year of renewal of the PR.

17.4.3 Contracting Requirements

The 2018 Mining Code requires mining companies to comply with Local Law 17/001 of February 2017, requiring contractors to be Congolese and contracting companies to be owned by Congolese shareholders. While unclear, it is generally accepted that this means the Congolese contractor's company must be majority owned by Congolese shareholders. Furthermore, in concluding services contracts for mining activities (not including contracts for the sale of goods), priority must also be given to Congolese companies. In this regard, any services contracts concluded with a foreign company are subject to a 14 % tax on amounts paid under such contract.

17.4.4 Other Notable Amendments

Other notable amendments are as follows:

  The State's free-carried shareholding in the mining company was increased from 5 % to 10%, increased by 5 % each time the permit is renewed. Furthermore, at least 10 % of the capital must be owned by Congolese citizens, which is a development that has attracted industry concern.
  The exportation of raw minerals was forbidden, and mining permit holders must now present a plan for the refinement of their minerals to the mining authorities. A one-year derogation may be obtained if a company shows that it is impossible to transform the minerals locally.
  The requirements relating to State approvals for transfers, farm-outs and option contracts were expanded, including a new requirement that changes of control (including certain share transfers) in companies holding a mining permit are subject to State approval.
  Access to a documented state-studied deposit, secured by tender, will be subject to the payment to the State of an entry fee amounting to 1 % of the price paid for the tendered deposit.
  The stability period during which taxes and customs cannot be modified was reduced from 10 to 5 years. While existing mining rights are subject to the provisions of the new law, it is unclear to what extent existing mining agreements with stabilisation provisions will be affected.
  Companies must now establish a provision of 0.5 % of turnover for mine rehabilitation.

17.5 DRC POLITICAL RISK

The following is taken from Loncor's 2020 Annual Report on Form 20-F publicly filed by Loncor on SEDAR and EDGAR.

Loncor's projects are located in the DRC. Loncor's assets and operations are therefore subject to various political, economic and other uncertainties, including, among other things, the risks of war and civil unrest, hostage taking, expropriation, nationalisation, renegotiation or nullification of existing licences, permits, approvals and contracts, taxation policies, foreign exchange and repatriation restrictions, changing political conditions, international monetary fluctuations, currency controls and foreign governmental regulations that favour or require the awarding of contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. Changes, if any, in mining or investment policies or shifts in political climate in the DRC may adversely affect Loncor's operations or profitability. Operations may be affected in varying degrees by government regulations with respect to, but not limited to, restrictions on production, price controls, export controls, currency remittance, income taxes, foreign investment, maintenance of claims, environmental legislation, land use, land claims of local people, water use and mine safety. Failure to comply strictly with applicable laws, regulations and local practices relating to mineral rights could result in loss, reduction or expropriation of entitlements. In addition, in the event of a dispute arising from operations in the DRC, Loncor may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in Canada. Loncor also may be hindered or prevented from enforcing its rights with respect to a governmental instrumentality because of the doctrine of sovereign immunity. It is not possible for Loncor to accurately predict such developments or changes in laws or policy or to what extent any such developments or changes may have a material adverse effect on Loncor's operations. Should Loncor's rights or its titles not be honoured or become unenforceable for any reason, or if any material term of these agreements is arbitrarily changed by the government of the DRC, Loncor's business, financial condition and prospects will be materially adversely affected.

Some or all of Loncor's properties are located in regions where political instability and violence are ongoing. Some or all of Loncor's properties are inhabited by artisanal miners. These conditions may interfere with work on Loncor's properties and present a potential security threat to Loncor's employees. There is a risk that activities at Loncor's properties may be delayed or interfered with, due to the conditions of political instability, violence, hostage taking or the inhabitation of the properties by artisanal miners. Loncor uses its best efforts to maintain good relations with the local communities in order to minimise such risks.

The DRC is a developing nation emerging from a period of civil war and conflict. Physical and institutional infrastructure throughout the DRC is in a debilitated condition. The DRC is in transition from a largely state-controlled economy to one based on free market principles, and from a non-democratic political system with a centralised ethnic power base, to one based on more democratic principles. There can be no assurance that these changes will be effected or that the achievement of these objectives will not have material adverse consequences for Loncor and its operations. The DRC continues to experience instability in parts of the country due to certain militia and criminal elements. While the government and United Nations forces are working to support the extension of central government authority throughout the country, there can be no assurance that such efforts will be successful.

No assurance can be given that Loncor will be able to maintain effective security in connection with its assets or personnel in the DRC where civil war and conflict have disrupted exploration and mining activities in the past and may affect Loncor's operations or plans in the future.

HIV/AIDS, malaria and other diseases represent a serious threat to maintaining a skilled workforce in the mining industry in the DRC. HIV/AIDS is a major healthcare challenge faced by Loncor's operations in the country. There can be no assurance that Loncor will not lose members of its workforce or workforce man-hours or incur increased medical costs, which may have a material adverse effect on Loncor's operations.

The DRC has historically experienced relatively high rates of inflation.

18 INTERPRETATION AND CONCLUSIONS

18.1 INTRODUCTION

The Qualified Persons (QPs) note the following interpretations and conclusions based on the review of the information available for this technical report.

18.2 GEOLOGY AND MINERALISATION

The Imbo Project is found within the Ngayu Archean greenstone belt, one of a number of Archean-aged, granite-greenstone belts that extend from northern Tanzania, into northeastern DRC and then into the Central African Republic. These gold belts contain a number of major gold mines including Kibali (DRC) and Geita, North Mara and Bulyanhulu (Tanzania). Gold deposits within these belts are associated with the globally important Neo-Archean orogenic gold deposits, examples of which are found in most Neo-Archean cratons around the world.

Gold mineralisation in these greenstone belts is commonly of the fracture and vein type in brittle fracture to ductile dislocation zones. At the Adumbi deposit, the gold mineralisation is generally associated with quartz and quartz-carbonate-pyrite ± pyrrhotite ± arsenopyrite veins in a BIF unit. Examples of similar type BIF hosted gold deposits to Adumbi include the major Geita mine in Tanzania and Kibali mine in northeastern DRC.

Most of the gold occurrences within the Ngayu belt are located within or close to the contact of the BIF. Historically, only two deposits were exploited on any significant scale, Yindi and Adumbi, where gold mineralisation is found within the BIF units. Artisanal mining of weathered gold mineralisation preserved as alluvial, eluvial or colluvial material is widespread throughout the Ngayu belt. Within the Imbo Project area in the eastern part of the Ngayu belt, there is a strong association between gold mineralisation and the presence of the BIF, the BIF either constituting the host rock (e.g., Adumbi and Yindi) or forming a significant part of the local stratigraphy. The BIF forms favourable physical and chemical traps for mineralising hydrothermal fluids. Besides Adumbi, there are a number of smaller gold deposits (Kitenge and Manzako) and prospects within the Imbo Project.

18.3 EXPLORATION, DRILLING AND ANALYTICAL DATA COLLECTION IN SUPPORT OF MINERAL RESOURCE ESTIMATION

Systematic exploration has been conducted on the Adumbi deposit and Imbo Project area, including airborne LiDAR and geophysical surveys, gridding, geological mapping, soil, trench, adit and auger sampling together with a number of core drilling programmes. Sampling, sample storage, security, sample preparation and geochemical analyses and verification are considered appropriate for the resource estimate at Adumbi.

18.4 MINERAL RESOURCE METHODOLOGY AND ESTIMATION

The mineral resource estimate for Adumbi has been undertaken according to the requirements of S-K 1300 and NI 43-101. The data used for the resource estimate and methods employed are considered reasonable for the level of study for this Technical Report.

18.5 METALLURGICAL TEST WORK

For the Adumbi deposit, representative core sample composites were selected for metallurgical test work from a range of depths and along strike and for the various mineralised host lithologies and styles of mineralisation. These representative samples were then submitted to an independent metallurgical laboratory for diagnostic test work to determine metallurgical recovery estimates using appropriate processing routes. The metallurgical test work undertaken is considered appropriate for the level of this study.

18.6 OPEN-PIT OPTIMISATION AND MINERAL INVENTORY

The Mineral Inventory Statement undertaken on the Adumbi deposit is reported in accordance with S-K 1300 and NI 43-101 requirements. The Adumbi Mineral Inventory for the various material types (oxide, transition and fresh) contained within the Adumbi practical pit designs consists of 1.883 Moz (28.185 Mt grading 2.08 g/t Au) of Indicated mineral resources and 1.777 Moz (20.828 Mt grading 2.65 g/t Au) of Inferred mineral resources.

Pit optimisation assumptions and parameters used to constrain the depth extent of the geological model to generate the mineral inventory of the open pit for the Adumbi deposit are considered appropriate for its location and infrastructural setting with appropriate metallurgical recoveries used from the test work and a gold price of US$1,600/oz, which is below current levels.

In the QP's opinion, the parameters used in the Mineral Resource to Mineral Inventory conversion process are reasonable.

18.7 POSSIBLE RISKS AND UNCERTAINTIES TO THE FUTURE DEVELOPMENT OF ADUMBI

Considering Adumbi is at an early stage of development, with PFS and FS required before the project can advance to the development stage, a number of risks have been outlined below:

  Risks to the resource estimate resulting from future drilling
  Risks related to the interpretations of mineralisation geometry and continuity in the mineralised zones
  Future metallurgical test work yielding results that vary from the current test work undertaken with lower metallurgical recoveries
  Delays in progressing the project due to security problems

The future economic study will aim to reduce the risks and uncertainties associated with future development of Adumbi.

19 RECOMMENDATIONS

Based on the positive results of the updated Mineral Resource, further work is warranted at Adumbi to advance the project up the value curve by completing follow-up work on the project. A number of opportunities have been identified to increase the mineral resources and enhance and increase the economics and financial returns at Adumbi. It is recommended that Loncor follow up on these opportunities, which include the following:

  Increasing and Upgrading Mineral Resources at Adumbi and within the Imbo Project

There is excellent exploration potential to further increase the mineral resources at Adumbi and within the Imbo Project. At Adumbi, the mineralised BIF host sequence increases in thickness below the open-pit shell, and wide-spaced drilling has already intersected grades and thicknesses amenable to underground mining. Further drilling is required to initially outline a significant underground Inferred Mineral Resource which can then be combined with the open-pit mineral resource so that studies can be undertaken for a combined open-pit and underground mining scenario at Adumbi. It is also recommended that infill drilling be undertaken in the deeper part of the open-pit shell to upgrade the current Inferred resources into the Indicated category.

Minecon recommends that any deep boreholes at Adumbi be initially drilled and cased by a reverse circulation (RC) rig and followed up in the mineralised zone with a core rig. This drilling procedure should reduce the metreage unit costs and time to complete the drilling at Adumbi.

Besides increasing the resource base, a combined open pit/underground project could increase grade throughput and reduce strip ratios with the higher grade, deeper mineral resources being mined more economically by underground mining methods, which could increase annual gold production and drive down operating costs. Minecon also recommends that further studies should be undertaken to assist in estimating historical depletions and depletions by recent artisanal mining.

Additional deposits and prospects occur close to Adumbi and have the potential to add mineral resources and feed to the Adumbi operation. Along trend from Adumbi, the Manzako and Kitenge deposits have Inferred Mineral Resources of 303,000 oz of gold (1.68 Mt grading 5.80 g/t Au) and remain open along strike and at depth. Further drilling is warranted on these two deposits.

Along the structural trend, 8 km to 13 km to the southeast across the Imbo River and within the Imbo Project, four prospects (Esio Wapi, Paradis, Museveni and Mungo Iko) with similar host lithologies to Adumbi have been outlined with soil, rock and trench geochemical sampling. An initial shallow scout drilling programme should be undertaken on these four prospects to determine their mineral resource potential.

A total of 24,000 m of drilling (including 7,600 m RC drilling and 16,400 m of coring in the mineralised zone) is recommended by Minecon. This would include infill, deep and extension drilling. The proposed drilling programme should be undertaken in two sequential phases:

  Phase 1: Deep holes outside the pit outline will be pre-collared with RC drilling and completed in the mineralised zone using core drilling.
  Phase 2. Infill, moderately deep and shallow holes within the pit outline will be drilled, with the deeper holes pre-collared with RC drilling and tailed off using core drilling while the shallow holes are drilled by RC.
  Additional Mineral Resources within the Ngayu Greenstone Belt

Additional feed for the Adumbi processing plant could also come from Loncor's 100 % owned high-grade Makapela deposit, where Indicated Mineral Resources of 2.20 Mt grading 8.66 g/t Au (614,200 oz of gold) and Inferred Mineral Resources of 3.22 Mt grading 5.30 g/t Au (549,600 oz of gold) have been outlined to date, with the high-grade material being able to be transported economically to Adumbi.

  Additional geotechnical investigations:
  Additional geotechnical investigations including drilling are recommended to optimise and potentially steepen pit slopes especially for the competent fresh BIF host rock which could reduce the strip ratio and thereby lower mining costs at Adumbi.
  An in-depth analysis of the waste rock should be conducted to ascertain whether it can be utilised for construction of the TSF embankment.
  Further metallurgical test work:
  Additional metallurgical test work, including additional flotation and petrographic studies, is recommended to confirm recoveries

Minecon estimates that the recommended drilling and other studies will cost approximately US$17.551 million and take 12 months to complete. As part of this work plan, it is recommended that a PFS be undertaken to outline updated mineral resources and ore reserves. The recommended scope and budget are detailed in Table 26.1.

Table 26.1: Proposed Budget for Follow-Up Work on the Adumbi Deposit and Imbo Project

Description	Amount (US$)
Adumbi drilling to outline Inferred Resources below pit shell (10 boreholes totalling 7,400 m DD and 2,600 m RC)	2,716,000
Adumbi drilling within pit shell to upgrade Inferred Resources into the Indicated category (51 drillholes totalling 6,600 m DD and 6,400 m RC)	3,972,000
Imbo East scout drilling on four prospects (1,600 m - 12 boreholes)	360,000
Sample preparation and geochemical analysis	740,000
Metallurgical test work and petrographic studies	510,000
Monitoring of water levels at Ngayu and Imbo rivers	180 000
Modelling Mineral Resource/Reserve Estimation	175,000

Description	Amount (US$)
Geotechnical drilling	100,000
Environmental and Social Impact Assessment (ESIA) - PFS Level	390,000
Independent engineering Studies -PFS	500,000
Salaries and wages	2,404,000
Management fees	360,000
Camp support (security, travel, camp, communications, vehicle, etc.)	3,378,000
Capital equipment	171,000
Subtotal	15,956,000
Contingency (10%)	1,595,000
Total	17,551,000

20 REFERENCES

Analytical Solutions Ltd, 2013. Imbo Project, DRC Soil Geochemistry, Prepared on behalf of Kilo Goldmines Ltd., October 2013.

AngloGold Ashanti Limited, 2013. 2012 Annual Integrated Report, March 19, 2013.

Arizi, Dr N., Smith, Dr A. L. and Prof Muya Wa Bitanko, D., 2010. Mongbwalu Cultural Heritage Specialist Study. Report Prepared for Ashanti Goldfields Kilo S.A.R.L. September 2010.

Banro Corporation, 2013. Twangiza Project, available at http://www.banro.com/s/Twangiza.
asp?ReportID=307249, accessed October 28, 2013.

BHP-UTAH Minerals International, 1989. Report on Kitenge-Adumbi and Yindi. Internal unpublished report, January 1989.

BRGM, 1982. Report on Kitenge-Adumbi 1982 Mission, Republic of Zaire, Report of the Bureau of Geological and Mineral Research. No. 81 KIN 002, 1982.

Browne S.E.; Fairhead J.D. ,1983. Gravity Study of the Central African Rift System: A Model of Continental Disruption: 1. The Ngaoundere and ABU Gabra Rifts In: P. Morgan and B.H. Baker (Editors), Processes of Continental Rifting. Tectonophysics, 94: 187-203.

Bugeco, 1988. Gold potential in the Ngayu Mining District Haut Zaire; the Adumbi and Yindi Old Mines. Unpublished report prepared for ZAFRIMINES, August 1988.

Deblond, A., and Tack, L., 2000. Updated Geological Framework of the Democratic Republic of Congo (DRC) in Central Africa. Unpublished draft of the Royal Museum for Central Africa (Tevuren) Brussels, 2000.

Hewson, N., March 2012. Adumbi Underground Mapping Report (internal Kilo report) dated March 2012.

Kilo Goldmines, 2013. Geographical Background Data, Internal Reports, November 2013.

Kilo Goldmines, 2013- 2017. Internal Monthly Reports, from 2014 to 2017.

Minecon Resources and Services Limited, 2020. Independent NI 43-101 Technical Report on the Imbo Project, Ituri Province, Democratic Republic of the Congo. Effective Date: April 17, 2020.

Minecon Resources and Services Limited, 2021. Updated Resource Statement and Independent NI 43-101 Technical Report on the Imbo Project, Ituri Province, Democratic Republic of the Congo. Effective Date: April 27, 2021.

Mwana Africa, 2013. Press Release October 2, 2013 Zani-Kodo Project. Retrieved from: http://www.mwanaafrica.com/investors-and-media/latest-news.

Randgold Resources Limited, 2011. Randgold BMO February 2011 Presentation, http://www.randgoldresources.com/randgold/action/media/downloadFile?media_fileid- 6939.

Randgold Resources Limited, 2018. Technical Report on the Kibali Gold Mine, Democratic Republic of the Congo, Report for NI 43-101, Effective Date: December 31, 2017.

Roscoe Postle Associates Inc. February 28, 2014. Technical Report on the Somituri Project Imbo Licence, Democratic Republic of the Congo; NI 43-101 Report. Effective Date: December 31, 2013.

Royal Museum for Central Africa (RMCA), 2007. Contribution to Adumbi - Kitenge Project (République Démocratic du Congo). Unpublished report prepared for Kilo Goldmines Ltd by The Royal Museum for Central Africa, Department of Geology and Mineralogy, Leuvensesteenweg, 13, B-3080-

SENET, 2009. Twangiza Gold Project: Updated Feasibility Study, NI 43-101 Technical Report. South Kivu Province, Democratic Republic of Congo. Report produced for Banro Corporation. July 2009.

SRK, 2011. Mongbwalu Project: Final Environmental Impact Study and Management Plan of the Project. Volume 1: EIS and EMPP Report. Report produced for Ashanti Goldfields Kilo S.A.R.L. December 2011.

SRK, 2012. Namoya Gold Project: Resettlement Action Plan. Maneima Province, Democratic Republic of Congo. Report produced for Banro Corporation. November 2012.

Tervuren, March 2007. Schlüter, T, 2006. Geological Atlas of Africa - Second Edition. Springer Berlin, January 2008.

The Mineral Corporation, 2012. Updated Mineral Resource Estimate of the Adumbi Prospect, Orientale Province, Democratic Republic of Congo, No C-KIL-ADU-1071-775, filed on SEDAR/available at www.sedar.com April 2012 as amended 8 February 8, 2013.

Vancouver Petrographics Ltd, 2013. Report No. 120669, Prepared for Kilo Goldmines Ltd, September 2013.

Venmyn Rand, 2012. Updated National Instrument 43-101 Independent Technical Report on the Ngayu Gold Project, Orientale Province, Democratic Republic of the Congo. Report prepared for Loncor Resources Inc. by Venmyn Rand (Pty) Ltd. May 2012.

Wardell Armstrong International (WAI), August 2011. Characterization Testwork on Samples of Gold Ore from Adumbi Deposit, Democratic Republic of Congo, Report Number MM584.

Wardell Armstrong International (WAI), October 2011. Optimization Testwork on Samples of Gold Ore from Adumbi Deposit, Democratic Republic of Congo, Report Number MM601.

Young, Stuart & Associates Inc., 2013. KGL Somituri Project, Survey Report.

DATE AND SIGNATURE PAGE

This report was prepared for Loncor Gold Inc. by Minecon Resources and Services Limited. This report, the effective date of which is November 17, 2021, is compliant with S-K 1300 and NI 43-101. The qualified persons (within the meaning of S-K 1300 and NI 43-101) for the purposes of this report are Daniel Bansah and Christian Bawah who have signed below.

Signed on April 29, 2022

(signed) "Daniel Bansah"	(signed) "Christian Bawah"
Daniel Bansah	Christian Bawah
MSc (MinEx), MAusIMM (CP), FWAIMM, MGhIG	BSc (Hons) Geology, MBA (Finance), MAusIMM (CP), MMCC, FWAIMM, MGhIG
Chairman and Managing Director	Director, Geology and Mineral Exploration
Minecon Resources and Services Limited	Minecon Resources and Services Limited
Accra, Ghana	Accra, Ghana

CERTIFICATE OF QUALIFIED PERSON - DANIEL BANSAH

I, Daniel Bansah, do hereby certify that

1. I reside at No. 8, Kweku Mensah Street, Adjiringanor, Accra, Ghana. Box CT 4096 Cantonments, Accra, Ghana.

2. I am a graduate with a Master of Science with Distinction in Mineral Exploration gained from the University of Leicester, UK, in 1998, and I have practised my profession continuously since July 1988.

3. I am a Fellow of the West African Institute of Mining, Metallurgy and Petroleum (Membership Number 074), a chartered professional member of the Australasian Institute of Mining and Metallurgy (Membership Number 208213), and a professional member of the Ghana Institute of Geoscientists (Membership Number 188).

4. I am the Chairman and Managing Director of Minecon Resources and Services Limited, a firm of consulting geology, mining and petroleum engineers.

5. I have experience with precious metal deposits and resource estimation techniques. I have worked as a geologist for over 30 years since my graduation. My relevant experience for the purposes of the technical report to which this certificate is attached (the "Technical Report") is as follows:

  Reviewed various reports as a consultant on numerous exploration and mining projects in Ghana and the African region for due diligence studies.
  Head of Projects and Operations (from 2013 to 2018) with a Canadian gold mining company exploring and developing world-class gold assets in northeastern DRC and responsible for the management of two operating gold mines, two advanced exploration projects, and an extensive regional exploration portfolio with over 16 prospective targets.
  Vice President - Exploration (2007 to 2013) with a Canadian gold exploration and development company, exploring and developing world-class gold assets in northeastern DRC and responsible for the management of two development gold projects, two advanced exploration projects and an extensive regional exploration portfolio with over 16 prospective targets.
  Group Mineral Resources Manager (from 2004 to 2007) with a Canadian gold exploration company exploring world-class gold assets in northeastern DRC and responsible for mineral resource development and management.
  Group Mineral Resources Manager (from 1998 to 2004) with a Ghanaian gold mining, development and exploration company, with 7 world-class operations and an extensive development and exploration portfolio in 17 African countries, and responsible for mineral resource and mineral reserve development, auditing, management and training.
  Senior Mineral Resources/Senior Geologist Exploration/Project Geologist/Geologist (from 1989 to 1998) with a Ghanaian gold mining, development and exploration company, with 7 world-class operations and an extensive development and exploration portfolio in 17 African countries, and responsible for the mineral resource modelling and grade estimation and mineral exploration project management.

6. I have read the definition of "qualified person" set out in S-K 1300 and NI 43-101 and certify that by reason of my education, affiliation with a professional organization and past relevant work experience I fulfil the requirements to be a "qualified person" for the purposes of S-K 1300 and NI 43-101.

7. I am responsible for Sections 1 to 5 and Sections 11 to 20 of the Technical Report.

8. I have visited the Imbo Project including the Adumbi deposit, many times, with the most recent visit being in September 2021.

9. I am independent of Loncor Gold Inc. as described in Section 1.5 of NI 43-101.

10. I have not had any prior involvement with the property which is the subject of the Technical Report.

11. I have read S-K 1300 and NI 43-101, and the Technical Report has been prepared in compliance with S-K 1300 and NI 43-101, and in conformity with generally accepted international mining industry practices.

12. At the effective date of the Technical Report, to the best of my knowledge, information and belief, the Technical Report contains all scientific and technical information that is required to be disclosed to make the Technical Report not misleading.

Dated the 29th day of April, 2022.

(Signed) "Daniel Bansah"

____________________________

DANIEL BANSAH

MSc (MinEx), MAusIMM (CP), FWAIMM, MGhIG

Chairman and Managing Director

Minecon Resources and Services Limited

CERTIFICATE OF QUALIFIED PERSON - CHRISTIAN BAWAH

I, Christian Bawah, do hereby certify that

1. I reside at K506 Nii Obaayoo Street, Adjiringanor, East Legon, Accra, Ghana. Box YK 431 Kanda, Accra, Ghana.

2. I am a graduate with a Master of Business Administration with Merit in Finance gained from the University of Leicester Business School, UK, in 2013, a holder of a Mine Managers Certificate of Competency from the Inspectorate Division of the Minerals Commission of Ghana in 2012, and a Bachelor of Science (Honours) in Geology with Physics from the University of Ghana in 1994. I have practised my profession as a geologist continuously since August 1994.

3. I am a chartered professional member (in Geology) of the Australasian Institute of Mining and Metallurgy (Membership Number 227522), a Fellow of the West African Institute of Mining, Metallurgy and Petroleum (Membership Number 1377), and a professional member of the Ghana Institution of Geoscientists (Membership Number 189).

4. I am the Executive Director, Geology and Mineral Exploration of Minecon Resources and Services Limited, a firm of consulting geology, mining and petroleum engineers.

5. I have considerable experience in gold exploration techniques in Africa, as well as mining project development and operations. I have worked in the mining industry for over 26 years since my graduation. My relevant experience for the purposes of the technical report to which this certificate is attached (the "Technical Report") is as follows:

  Have been involved with geological consultancy work and have reviewed various reports on numerous exploration and mining projects in Ghana and the African region for due diligence studies.
  General Manager (from 2013 to 2018) with a Canadian gold mining, exploration and development company exploring, developing and operating world-class gold assets in northeastern DRC and responsible for overseeing the redesign and completion of project development, commissioning, and running the operations.
  Deputy General Manager (2012 to 2013) with a Canadian gold mining, exploration, and development company, exploring, developing, and operating world-class gold assets in northeastern DRC and responsible for mining operations, mining geology and near mine exploration.
  Mineral Resources Manager (from 2011 to 2013) with a Canadian gold mining, and exploration and development company exploring, developing, and operating world-class gold assets in northeastern DRC and responsible for mineral resource development and management, mining production geology, mine to mill reconciliation, and near mine exploration.
  Chief Geologist (from 2007 to 2011) with a Canadian gold mining and exploration and development company exploring world-class gold assets in northeastern DRC and responsible for exploration from grass roots through scoping, pre-feasibility and full-feasibility studies. Was part of the project development team during the mine construction.
  Senior Project Geologist (from 2004 to 2007) with a Canadian gold exploration company exploring world-class gold assets in northeastern DRC and responsible for setting up and running two of the company's key exploration projects.
  Exploration Geologist (from 1996 to 2004) with a Ghanaian gold mining, development and exploration company, with 7 world-class operations and an extensive development and exploration portfolio in 17 African countries and supervised exploration projects in Ghana, Mali Côte d'Ivoire, and Guinea.
  Geologist (from 1995 to 1996) with a Ghanaian gold mining and exploration company, a global multinational precious metal producer presently the largest gold producer in Ghana. Was involved with near mine exploration activities.

  Teaching/Research Assistant (from 1994 to 1995) with the Geology Department of the University of Ghana, and was responsible for students' tutorials and practical lessons, filing of mapping exercises, and assisting lectures with research work.

6. I have read the definition of "qualified person" set out in S-K 1300 and NI 43-101 and certify that by reason of my education, affiliation with a professional organization and past relevant work experience I fulfil the requirements to be a "qualified person" for the purposes of S-K 1300 and NI 43-101.

7. I am responsible for Sections 6 to 10 of the Technical Report.

8. I visited the Imbo Project including the Adumbi deposit, from October 8 to November 27, 2020.

9. I remotely managed and reviewed drilling activities on site from November 28, 2020, to end November 2021.

10. I am independent of Loncor Gold Inc. as described in Section 1.5 of NI 43-101.

11. I have not had any prior involvement with the property which is the subject of the Technical Report.

12. I have read S-K 1300 and NI 43-101, and the part of the Technical Report that I am responsible for has been prepared in compliance with S-K 1300 and NI 43-101, and in conformity with generally accepted international mining industry practices.

13. At the effective date of the Technical Report, to the best of my knowledge, information and belief, the part of the Technical Report that I am responsible for contains all scientific and technical information that is required to be disclosed to make the Technical Report not misleading.

Dated the 29th day of April, 2022.

(Signed) "Christian Bawah"

____________________________

CHRISTIAN BAWAH

BSc (Hons) Geology, MBA (Finance), MAusIMM (CP), MMCC, FWAIMM, MGhIG

Director, Geology and Mineral Exploration

Minecon Resources and Services Limited